Form 10-K405, Exhibit 13
period 1996-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 1997-03-27
CIK 1005177

                    ML JWH Strategic Allocation Fund L. P.
                    (A Delaware Limited Partnership)
                    and Joint Venture

                    Consolidated Financial Statements for the
                    Period from July 15, 1996 (Commencement
                    of Operations) to December 31, 1996
                    and Independent Auditors' Report

To:    The Limited Partners of ML JWH Strategic Allocation Fund L.P.

We are pleased to provide you with the first annual report for ML JWH Strategic Allocation Fund L.P. (the "Fund" or the "Partnership"). The Fund began trading on July 15, 1996, and its Net Asset Value ("NAV") per Unit increased 23.16% from its initial NAV per Unit of $100.00 at the inception of trading to the December 31, 1996 NAV per Unit of $123.16.

Set forth below is a report from John W. Henry & Company, Inc. ("JWH") addressing performance for 1996. This report is included for the convenience of the Fund's investors and may not reflect the opinions or recommendations of the General Partner.

1996 proved to be a profitable year for the Fund. We continue to work diligently with the Trading Advisor to meet the Fund's objective of achieving, through speculative trading, substantial capital appreciation over time. We look forward to 1997 and the trading opportunities it may bring.

                                   Sincerely,
                                   John R. Frawley, Jr.
                                   President and Chief Executive Officer
                                   Merrill Lynch Investment Partners Inc.
                                   (General Partner)




                          Report of the Trading Advisor
                          John W. Henry & Company, Inc.

1996 marked an excellent beginning for the Fund. For limited partners, gains were considerable as the Fund's investment programs outperformed the major stock markets of the world. The Worldwide Bond Program capitalized both on rising interest rates in the U.S. and falling rates elsewhere, demonstrating one of the key benefits of investing in futures -- the potential to profit from rising or declining markets.

Trading began on July 15 amid sharp declines in U.S. and global stock markets. The U.S. dollar weakened against most major currencies as investors fled U.S. assets in search of safe havens overseas. Investors remained cautious through August, unwilling to take positions prior to key central bank policy meetings and economic reports slated at month end. Performance was mixed in July and August, with some investment programs benefiting from the soaring energy markets while others reflected the difficult trading environments for global interest rates and currencies. Changing weather patterns buffeted agricultural commodity markets.

By September, a combination of global economic and political developments reduced the level of volatility in major interest rate and currency markets. Chief among these was the decision by the U.S. Federal Reserve Board's policy making committee to keep interest rates at current levels. Convinced that European nations seeking membership in the European Monetary Union would continue to keep rates low, investors turned again to higher yielding U.S. dollar-denominated assets. Foreign central banks were heavy buyers of U.S. bonds. The U.S. dollar strengthened. Performance was strong in all markets.

All of the Fund's investment programs recorded strong performance in October. Sound economic fundamentals kept the U.S. dollar strong against most major currencies. The one exception was the British pound, which soared against the dollar as a result of positive economic indicators. Many global bourses broke new records during the month. Cash flooded the bond and equity markets in October and November. Positions in global interest rates and currencies resulted in gains.

By year-end, however, most markets were experiencing seasonal illiquidity and were becoming highly volatile. Early in December, JWH completed a significant reduction in leverage in some investment programs to reduce investor's exposure to that volatility and to help them experience a greater retention of the substantial profits made in the second half of 1996.

As the Fund begins its first full calendar year of operation, stock market performance and volatility are reaching new heights and investors are growing more concerned about their traditional investments. In these uncertain times, there may be good profit opportunities for the Fund, and it may offer a source of particularly valuable portfolio diversification.

INDIVIDUAL INVESTMENT PROGRAMS

Original Investment Program

Substantial gains were realized, reflecting profitable positions in global interest rate, currency and energy markets. These gains offset losses in agricultural commodities, stock indices and metals. In the currency markets, positions in the Japanese yen were particularly profitable as the Japanese currency continued to weaken against the U.S. dollar, reflecting Japan's weak economic recovery and the relative strength of the U.S. economy. The Bank of England's surprise decision to hike a key interest rate added to the buoyancy of the British pound; positions in the pound also resulted in strong gains. The Japanese Government bond reached new highs following elections which kept the fiscally conservative Liberal Democratic Party in power. Solid gains were recorded in Japanese Government bond positions. In the energy sector, crude oil prices were supported by continuing concerns about worldwide inventory shortages.

Global Financial Portfolio

Strong performance reflected profitable positions in global interest rate, currency and energy markets. In the currency sector, strong gains were achieved in Japanese yen and British pound positions with smaller profits in the Swiss franc. Despite jawboning during the year from Japanese officials determined to end the yen's weakening position against the U.S. dollar, the yen continued to decline against the dollar and other major currencies. The Swiss franc was pushed downward in global trading reflecting the Swiss government's concern over the health of the nation's key export business. Except for the U.S. 30-year bond, positions in all other bond markets were profitable. Positions in crude oil benefited from continuing concerns about shrinking world inventories.

Financial and Metals Portfolio

The program benefited from strong performance in global interest rate markets and smaller gains in currencies and metals. These gains offset losses in stock indices. Positions in Japanese Government bond, German, French, and Italian bonds, and Australian 10-year bonds and 3-year notes were profitable as economic reports and central bank policy decisions in key nations overcame market uncertainties, and higher yielding markets attracted investors. Currency markets reflected economic fundamentals as well as political developments, particularly the progress of the planned European Monetary Union. Profitable positions in British pound, Swiss franc and Japanese yen offset losses in Australian dollar. Moderate inflation worldwide and the weakening status of gold in the world monetary system drove prices down; positions in the precious metal were profitable.

G-7 Currency Portfolio

Solid performance was achieved. Leaders of the G-7 industrialized nations continued to support a strong U.S. dollar, if not a stronger dollar, despite jawboning by certain Japanese government officials. Leaders focused on economic fundamentals which, for some, included meeting the criteria for membership in the European Monetary Union (EMU); a stronger dollar would benefit their economies. The British pound benefited from its relative immunity to any EMU controversies. During the period, strong gains were posted from long pound cross rates against the Japanese yen (up 6.4% in October) and German mark.

Global Diversified Portfolio

Positions in global interest rates and energy markets were the key drivers to a strong performance. Smaller gains were realized in currencies and metals. Losses in stock indices and agricultural commodities were offset by these gains. Except for the Euro dollar and U.S. 30-year bonds and 10-year notes, positions in all other bond markets traded were profitable. In currency markets, the British pound seemed to know no bounds as strong economic fundamentals pushed the sterling to new heights against a strong U.S. dollar. Positions in gold were profitable, as the precious metal fell steadily from high levels earlier in the year. Changing weather patterns created volatile and trend less trading patterns in agricultural commodities.

Dollar Program

Solid gains were realized as the U.S. dollar continued its climb upward against most major currencies. The strong dollar reflected both sound economic fundamentals and new interest among foreign investors in U.S. dollar-denominated assets. The strength of the dollar was defied only by that of the British pound, which assumed safe haven status against the German mark and other more volatile currencies of nations involved in the EMU debates. The Swiss franc tumbled, slipping from its traditional status of strength, under pressure from a Swiss government concerned with export growth.

Worldwide Bond Program

The program recorded gains in most markets traded as global economic and political developments reduced the volatility exhibited in global interest rate markets in the second quarter of the year. The decision of the U.S. Federal Reserve Board's policy making committee to keep rates at current levels and the continuing efforts of candidate nations for the EMU to keep rates low set the course for investors for the balance of the year. Higher yielding assets such as those offered in the U.S. Treasury market proved a strong attraction for central banks and other investors who, by year end, were bidding in record numbers at U.S. auctions of 10-year Treasury notes.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P. THIS ANNUAL REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS, AS SUPPLEMENTED, AND A RECENT MONTHLY REPORT FOR THE FUND. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION CONCERNING RISK FACTORS, PERFORMANCE AND OTHER MATERIAL ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. THIS ANNUAL REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. THE FUND'S SINGLE-ADVISOR MULTI-STRATEGY APPROACH IS NOT ANTICIPATED TO PROVIDE THE SAME LEVEL OF RISK CONTROL AS IS COMMONLY EXPECTED IN A MULTI-ADVISOR PORTFOLIO.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----
INDEPENDENT AUDITORS' REPORT                                                  1

CONSOLIDATED FINANCIAL STATEMENTS
 FOR THE PERIOD FROM JULY 15, 1996
 (COMMENCEMENT OF OPERATIONS)

 TO DECEMBER 31, 1996:

  Consolidated Statement of Financial Condition                               2

  Consolidated Statement of Income                                            3

  Consolidated Statement of Changes in Partners' Capital                      4

  Notes to Consolidated Financial Statements                               5-12

INDEPENDENT AUDITORS' REPORT
----------------------------




To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statement of financial condition of ML JWH Strategic Allocation Fund L.P. (a Delaware limited partnership; the "Partnership") and its Joint Venture as of December 31, 1996, and the related consolidated statement of income and changes in partners' capital for period from July 15, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. (a Delaware limited partnership) and its Joint Venture as of December 31, 1996 and the results of their operations for the period from July 15, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.




DELOITTE & TOUCHE LLP



February 3, 1997
New York, New York

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------


CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                                   1996

ASSETS
------
Cash on deposit at brokers                                     $         726
Accrued interest (Note 3)                                            184,577
U. S. Government obligations                                     121,535,012
Equity in commodity futures trading accounts:
  Cash and options premiums                                       54,132,103
  Net unrealized profit on open contracts                          4,696,372
                                                               ---------------

              TOTAL                                            $ 180,548,790
                                                               ===============



LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
  Profit share payable (Note 2)                                $   4,683,010
  Redemptions payable                                              1,661,675
  Brokerage commissions payable (Note 3)                           1,160,945
  Administrative fees payable (Note 3)                                37,450
  Organization and initial offering costs payable (Note 1)           808,712
                                                               ---------------

          Total liabilities                                        8,351,792

                                                               ---------------

MINORITY INTEREST                                                    123,383



PARTNERS' CAPITAL:

  General Partner (16,643 units)                                   2,038,044
  Limited Partners (1,534,953 units)                             188,284,065
  Subscriptions receivable (148,169 units)                       (18,248,494)
                                                               ---------------

          Total partners' capital                                172,073,615

                                                               ---------------

              TOTAL                                            $ 180,548,790

                                                               ===============


NET ASSET VALUE PER UNIT (NOTE 4)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------


CONSOLIDATED STATEMENT OF INCOME
FOR THE PERIOD FROM JULY 15, 1996
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                               1996
REVENUES:
Trading profit:

    Realized                                               $29,800,074
    Change in unrealized                                     4,696,372
                                                          --------------

        Total trading results                               34,496,446

Interest income (Note 3)                                     3,030,330
                                                          --------------

        Total revenues                                      37,526,776
                                                          --------------

EXPENSES:

Brokerage commissions (Note 3)                               4,873,368
Administrative fees (Note 3)                                   157,205
                                                          --------------

        Total expenses                                       5,030,573
                                                          --------------

INCOME BEFORE SPECIAL PROFIT SHARE ALLOCATION AND
    MINORITY INTEREST                                       32,496,203

Special Profit Share Allocation (Note 2)                    (4,683,010)

Minority interest in income                                    (23,383)
                                                          --------------

NET INCOME                                                 $27,789,810
                                                          ==============

NET INCOME PER UNIT:

    Weighted average number of Units
        outstanding (Note 5)                                  1,163,568
                                                          ==============

    Net income per weighted average General Partner
        and Limited Partner Unit                                $23.88
                                                            ============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------


CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' CAPITAL
FOR THE PERIOD FROM JULY 15, 1996
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
-----------------------------------------------------------------------------------------------------------------------------------

                                                      Limited           General         Subscriptions
                                     Units            Partner           Partner          Receivable          Total
                                --------------    --------------    --------------    --------------    --------------
Initial offering                    14,832         $100,516,800      $1,483,200         $     --         $102,000,000

Organization and initial
    offering costs                   --                (985,459)        (14,541)              --           (1,000,000)

Additions                        1,565,526           64,575,292         198,925               --           64,774,217

Redemptions                        (28,762)          (3,241,918)            --                --           (3,241,918)

Net Income                           --              27,419,350         370,460               --           27,789,810

Subscriptions Receivable          (148,169)               --                --           (18,248,494)     (18,248,494)
                                --------------    --------------    --------------    --------------    --------------
PARTNERS' CAPITAL,
DECEMBER 31, 1996                1,403,427         $188,284,065      $2,038,044         $(18,248,494)    $172,073,615
                                ==============    ==============    ==============    ==============    ==============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM JULY 15, 1996
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
-------------------------------------------------------------------------------

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Organization
      ------------

      ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. The Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH"), the trading advisor for the Partnership, and investing in Government Securities, as defined. Merrill Lynch Investment Partners Inc., ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF") is the Partnership's commodity broker and Merrill Lynch Asset Management Inc. ("MLAM"), also an affiliate of Merrill Lynch, provides cash management services to the Partnership. Substantially all of the Partnership's assets held in accounts maintained at Merrill Lynch, Pierce, Fenner & Smith Incorporated, also a Merrill Lynch affiliate.

      The General Partner has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. The General Partner and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

      The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH. JWH selects, allocates and reallocates the Partnership's assets among different combinations of JWH's programs--an approach which JWH refers to as the "JWH Strategic Allocation Program."

      The consolidated financial statements include the accounts of the Joint Venture to which the Partnership has contributed substantially all of its capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

      Estimates
      ---------

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      U.S. Government Securities
      --------------------------

      The Partnership invests a portion of its assets in obligations of the U.S. Treasury and certain U.S. government agencies ("Government Securities") under the direction of MLAM within the parameters established by MLIP for which MLAM accepts no responsibility. These investments are carried at fair value.

      Revenue Recognition
      -------------------

      Commodity futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in net unrealized profit (loss) on open contracts in the Consolidated Statement of Financial Condition at the difference between the original contract amount and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statement of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

      Organization and Initial Offering Costs, Operating Expenses and Selling
      -----------------------------------------------------------------------
      Commissions
      -----------

      The General Partner advanced all organization and initial offering costs relating to the Partnership. The Partnership is reimbursing the General Partner for such costs in 24 equal monthly installments. For financial reporting purposes, the Partnership deducted the organization and initial offering reimbursement costs of $1,000,000 from the partners' capital at inception. For all other purposes (including determining the Net Asset Value of the Units), the Partnership deducts the organization and initial offering cost reimbursements only as actually paid.

      The General Partner pays for all routine operating costs (including legal, accounting, printing and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2), other than the costs of the ongoing offering of the Units. The General Partner receives an administrative fee, as well as a portion of the brokerage commissions paid to MLF by the Joint Venture, as reimbursement for the foregoing expenses.

      No selling commissions have been or are paid by the Limited Partners.

      Income Taxes
      ------------

      No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

      Redemptions
      -----------

      A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquires Units at more than one time, such Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable.

      Dissolution of the Partnership
      ------------------------------

      The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as defined in the Limited Partnership Agreement.

2.    JOINT VENTURE AGREEMENT

      The Partnership and JWH entered into a Joint Venture Agreement whereby JWH contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement terminates September 30, 1997 subject to two one-year renewals at the option of MLIP. The General Partner is the manager of the Joint Venture, while JWH has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

      Pursuant to the Joint Venture Agreement, JWH and the Partnership share in the profits of the Joint Venture based on equity ownership before 15% of the Partnership's quarterly New Trading Profits, as defined, are allocated to JWH. Losses are allocated to JWH and the Partnership based on equity ownership.

      Pursuant to the Joint Venture Agreement, JWH's share of profits may earn interest at the prevailing rates for 91-day Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the period from July 15, 1996 to December 31, 1996 JWH received a special profit share allocation of $4,675,905, and earned interest of $7,105 on such amount.

3.    RELATED PARTY TRANSACTIONS

      A portion of the Joint Venture's U.S. dollar-denominated assets are held at MLF in cash or short-term Treasury bills. The Joint Venture receives all interest paid on such Treasury bills. On the cash held at MLF, the Joint Venture receives interest from Merrill Lynch at rates ranging from .50 of 1% per annum below the prevailing 91-day Treasury bill rate up to the full prevailing 91-day Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such cash.

      Merrill Lynch credits the Joint Venture with interest on the Joint Venture's non-U.S. dollar-denominated available assets based on local short-term rates. Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

      The Joint Venture pays brokerage commissions to MLF at a flat rate of .646 of 1% (a 7.75% annual rate) of the Joint Venture's month-end assets, and pays MLIP a monthly administrative fee of .021 of 1% (a .25% annual rate) of the Joint Venture's month-end assets. Month-end assets are not reduced, for purposes of calculating brokerage and administrative fees, by any accrued brokerage commissions, administrative fees, profit shares or other fees or charges.

      MLIP estimates that the round-turn equivalent commission rate charged to the Joint Venture during the period from July 15, 1996 (commencement of operations) to December 31, 1996 was approximately $208 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

      MLF pays MLAM annual management fees of .20 of 1% on the first $25 million of certain assets ("Capital"), including assets of the Joint Venture managed by MLAM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees are paid quarterly in arrears and are calculated on the basis of the average daily assets managed by MLAM.

      The Joint Venture trades forward contracts through a Foreign Exchange Service Desk (the "F/X Desk") established by MLIP, that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB"), for all of the Joint Venture's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures-contract equivalent face amount of a foreign currency. No service fees are charged on trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service charge) offered by any of the other counterparties contacted.

      The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Joint Venture is not required to margin or otherwise guarantee its F/X Desk trading.

      Certain of the Joint Venture's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading with Merrill Lynch, the Joint Venture acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Joint Venture's other F/X Desk trading. When the Joint Venture exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

      The Joint Venture's F/X Desk service fee and EFP differential costs have, to date, totaled no more than .25 of 1% per annum of the Joint Venture's average month-end Net Assets.

4.    NET ASSET VALUE PER UNIT

      For financial reporting purposes, the Partnership deducted the total organization and initial offering cost reimbursement payable to MLIP at inception. For all other purposes (including computing net asset value for redemptions), the Partnership deducts the organization and initial offering cost reimbursement only as actually paid. Consequently, as of December 31, 1996, the Net Asset Value per Unit was $122.61 for financial reporting purposes and $123.16 for all other purposes.

5.    WEIGHTED AVERAGE UNITS

      The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1996 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the preceding period.

6.    FAIR VALUE AND OFF-BALANCE SHEET RISK

      The Joint Venture trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's trading results by reporting category were as follows:

                                                           1996
                                                  Total Trading Results
                                                  ---------------------
       Interest rates and stock indices                 $18,719,739
       Commodities                                       (2,473,692)
       Currencies                                        10,116,005
       Energy                                             6,404,320
       Metals                                             1,730,074
                                                ---------------------

                                                        $34,496,446
                                                =====================

       Market Risk
       -----------

       Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statement of Financial Condition. The Joint Venture's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Joint Venture as well as the volatility and liquidity in the markets in which the financial instruments are traded.

       The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of JWH and reviewing outstanding positions for over-concentrations. While the General Partner will not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge JWH to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of monitoring JWH with the market risk controls being applied by JWH itself.

       Fair Value
       ----------

       The derivative instruments used in the Joint Venture's trading activities are marked to market daily with the resulting unrealized profit (loss) recorded in the Consolidated Statement of Financial Condition and the related profit (loss) reflected in trading revenues in the Consolidated Statement of

     Income. The contract/notional values of the open derivative instrument positions as of December 31, 1996 were as follows:

                                          December 31, 1996
                              ------------------------------------------
                                Commitment to          Commitment to
                              Purchase (Futures,       Sell (Futures,
                              Options & Forwards)    Options & Forwards)
                              -------------------    -------------------
     Interest rate               $144,969,514           $        -
     Commodities                    6,083,206             17,321,100
     Currencies                   229,540,645            289,870,043
     Energy                        18,094,440                    -
     Metals                         2,693,494             30,540,601
                              -------------------    -------------------
                                 $401,381,299           $337,731,744
                              ===================    ===================

     Substantially all of the Joint Venture's derivative financial instruments outstanding as of December 31, 1996, expire within one year.

     The contract/notional value of the Joint Venture's open exchange-traded and non-exchange traded open derivative instrument positions as of December 31, 1996 was as follows:

                                Commitment to          Commitment to
                              Purchase (Futures,       Sell (Futures,
                              Options & Forwards)    Options & Forwards)
                              -------------------    -------------------
     Exchange Traded             $170,575,723           $ 46,596,770
     Non-Exchange Traded          230,805,576            291,134,974
                              -------------------    -------------------
                                 $401,381,299           $337,731,744
                              ===================    ===================

     The average fair value of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1996 were as follows:

                                Commitment to          Commitment to
                              Purchase (Futures,       Sell (Futures,
                              Options & Forwards)    Options & Forwards)
                              -------------------    -------------------
     Interest rates              $719,308,090           $ 83,716,105
     Stock indices                 13,413,720             13,483,911
     Commodities                    8,192,113             24,113,672
     Currencies                   300,537,708            312,830,219
     Energy                        22,546,285                    -
     Metals                         3,818,246             39,804,586
                              -------------------    -------------------
                               $1,067,816,162           $473,948,493
                              ===================    ===================

     A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

     Credit Risk
     -----------

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter transactions (non-exchange-traded), because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may require margin in the over-the-counter markets.

     The fair value amounts in the above tables represent the extent of the Joint Venture's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gain, if any, included on the Consolidated Statement of Financial Condition. The Joint Venture also has credit risk because the sole counterparty or broker with respect to most of the Joint Venture's assets is MLF.

     The gross unrealized profit and the net unrealized profit (loss) on the Joint Venture's open derivative instrument positions as of December 31, 1996 were are as follows:

                                  Gross
                                Unrealized       Net Unrealized
                                  Profit             Profit
                              --------------     ---------------
     Exchange Traded            $3,013,592          $1,424,907
     Non-Exchange Traded         6,937,127           3,271,465
                              --------------     ---------------
                                $9,950,719          $4,696,372
                              ==============     ===============

     The Joint Venture controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

     The Partnership, through its normal course of business, enters into various contracts with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                                James M. Bernard
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                        ML JWH Strategic Allocation Fund L.P.