Form 10-K405, Exhibit 13
period 1997-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 1998-03-30
CIK 1005177

                                                                   EXHIBIT 13.01

                ML JWH STRATEGIC ALLOCATION FUND L.P.
                (A DELAWARE LIMITED PARTNERSHIP)
                AND JOINT VENTURE

                Consolidated Financial Statements for the year ended December 31, 1997 and the period from July 15, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report

To:  The Limited Partners of ML JWH STRATEGIC ALLOCATION FUND L.P.

ML JWH Strategic Allocation Fund L.P. (the "Fund" or "Partnership") ended its second fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $135.40, representing an increase of 9.94% from the December 31, 1996 NAV per Unit of $123.16.

Set forth below is a report from John W. Henry & Company, Inc. addressing performance for 1997. This report is included for the convenience of the Fund=s investors and may not reflect the opinions or recommendations of the General Partner.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.

                              Sincerely,
                              John R. Frawley, Jr.
                              President
                              MERRILL LYNCH INVESTMENT PARTNERS INC.
                              (General Partner)



                         Report of the Trading Advisor
                         JOHN W. HENRY & COMPANY, INC.

The Fund's most profitable positions in 1997 were in the currency markets. Strong gains were realized in positions on the German mark, which weakened in world markets as hopes for European Monetary Union rose. Reflecting sound economic fundamentals in the U.S., the dollar dominated world currencies, setting new records against the mark, yen and Swiss franc.

Solid gains were generated for the year in global interest rate markets, particularly in Japanese Government bonds where yields plummeted to historic lows as the nation sank relentlessly into a recession and a string of financial sector bankruptcies followed. Strong gains were also recorded in Australian 10 year and three-year bonds and in German and Italian bonds. In the U.S., yields on the benchmark 30-year Treasury bond dipped below 6% in the final quarter of the year, reflecting the flight of foreign capital to quality amid increasing turbulence in Asian markets; positions in U.S. government bonds were profitable overall.

Positions in gold and the Nikkei also resulted in profits for the year. Gold prices declined to the lowest level in over a decade reflecting its declining value as an alternative monetary asset as central banks increased their willingness to sell or lease the precious metal. The Nikkei suffered the same fate as the Japanese yen, as investors lost confidence in the government's ability or willingness to boost the ailing economy. Losses were incurred in agricultural markets, despite a strong performance by coffee futures earlier in the year. Energy markets were also disappointing as ample world inventories and mild weather kept supply and demand in balance.

INDIVIDUAL INVESTMENT PROGRAMS

ORIGINAL INVESTMENT PROGRAM

Solid gains were recorded for the year as profitable positions in currencies, metals and interest rates and smaller gains in stock indices offset losses in energy and agricultural commodities. Positions in Japanese financial markets -- including the Nikkei, yen and government bond -- produced the largest gains. Positions in all metals traded were profitable; reduced demand for copper from Asia and increased selling of gold by central banks pushed the prices of both metals lower. Positions in crude oil produced the largest losses, as prices shifted back and forth on news from Iraq, OPEC and the Middle East in general.

GLOBAL FINANCIAL PORTFOLIO

The program recorded solid gains for the year as profitable positions in currencies and interest rates offset losses in stock indices and energy. Positions in most currencies traded resulted in profits. Positions in the Japanese Government bond led gains in interest rates; small losses were incurred in Canadian bills and the French bond. The declining Nikkei afforded opportunity for profit, but positions in the Japanese equity index failed to offset losses in the Australian All Ordinaries.

FINANCIAL AND METALS PORTFOLIO

Solid gains were recorded for the year, reflecting profitable positions in all markets traded. Except for the French bond, positions in all long-term interest rates traded resulted in gains. Profitable positions in gold offset losses in silver; unlike gold, silver enjoyed an increase in worldwide demand, sending silver prices higher as gold prices moved lower. In the currency markets, gains in the Japanese yen, German mark and Australian dollar offset losses in the British pound and the Swiss franc. The pound became more volatile, buffeted by investors' concerns over the future direction of interest rates; the Swiss franc was pressured upward by investors' flight to safe haven in the face of uncertainties in Asia, reversing its downward trend.

G-7 CURRENCY PORTFOLIO

The G-7 Currency Portfolio capitalized on both developing and continuing trends in key currency markets, realizing strong gains for the year. One of the greatest impacts in world markets came from concerns over the future of the
European Monetary Union and relative currency valuations.   The British pound,
however, marched to its own beat, largely reflecting the outlook for interest rates in that nation.

JWH GLOBALANALYTICS TM

Introduced in June, the program ended 1997 with strong gains, as profitable positions in interest rates, stock indices, metals and currencies offset losses in energy and agriculture. Significant gains were generated by positions in Japanese financial markets including the yen, government bond and Nikkei. Positions in the Italian bond resulted in solid gains as prospects for that nation's entry into the European Monetary Union improved. Strong profits were also recorded in gold, as prices on the precious metal declined throughout the year.

GLOBAL DIVERSIFIED PORTFOLIO

The program recorded gains in 1997 as profitable positions in currencies, interest rates, stock indices and metals offset losses in energy and agricultural commodities. A trendless market in crude oil prices negatively impacted JWH positions in the commodity. Profitable positions in coffee were offset by losses in other agricultural sectors traded. Positions in metals were profitable overall. With the exception of the French bond, positions in all long-term interest rates traded produced gains, led by Australian 10-year bond positions. Solid gains in the Japanese yen, Australian dollar and smaller profits in the German mark offset losses in other currencies traded.

DOLLAR PROGRAM

Solid gains were realized for the year, reflecting the dominance of the U.S. dollar in world markets throughout much of 1997. Backed by solid economic fundamentals, the dollar strengthened against the German mark, Japanese yen and Swiss franc, assuming safe haven status during turmoil in Asian markets. The flight to quality which drove investors into the U.S. bond market also provided support to the U.S. currency.

WORLDWIDE BOND PROGRAM

Solid gains were recorded in interest rate markets in 1997 reflecting, in part, investors' flight to quality amid increasingly volatile worldwide equity markets and each country's prospects for entry into the European Monetary Union, with Italian and Spanish bonds the chief beneficiaries. With the exception of the French bond, Australian three-year bond and British long gilt, positions in all interest rates traded produced gains.

FOR THE EXCLUSIVE USE OF INVESTORS IN ML JWH STRATEGIC ALLOCATION FUND L.P.
THIS ANNUAL REPORT IS NOT AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES. AN OFFER CAN ONLY BE MADE BY THE CURRENT PROSPECTUS, TOGETHER WITH SUMMARY FINANCIAL INFORMATION CURRENT WITHIN 60 DAYS. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION CONCERNING RISK FACTORS, PERFORMANCE AND OTHER MATERIAL ASPECTS OF THE FUND AND MUST BE READ CAREFULLY BEFORE INVESTING. THIS ANNUAL REPORT MUST NOT BE REPRODUCED OR DISTRIBUTED IN ANY MANNER. FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. THE

FUND'S SINGLE-ADVISOR MULTI-STRATEGY APPROACH IS NOT ANTICIPATED TO PROVIDE THE SAME LEVEL OF RISK CONTROL AS IS COMMONLY EXPECTED IN A MULTI-ADVISOR PORTFOLIO.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                               Page
                                                               ----

INDEPENDENT AUDITORS' REPORT                                      1

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE  PERIOD FROM JULY 15, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996:

  Consolidated Statements of Financial Condition                  2

  Consolidated Statements of Income                               3

  Consolidated Statements of Changes in Partners' Capital         4

  Notes to Consolidated Financial Statements                   5-12

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (a Delaware limited partnership; the "Partnership") and its joint venture with John W. Henry & Company, Inc. (the "Joint Venture") as of December 31, 1997 and 1996, and the related consolidated statements of income and changes in partners' capital for the year ended December 31, 1997 and the period from July 15, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the Joint Venture as of December 31, 1997 and 1996 and the results of their operations for the year ended December 31, 1997 and the period from July 15, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
--------------------------------------------------------------------------------

                                                                        1997                       1996
                                                                -------------------      ---------------------
ASSETS

Cash on deposit at brokers                                             $          -               $        726
Accrued interest (Note 3)                                                   196,088                    184,577
U. S. Government obligations                                            172,586,264                121,535,012
Equity in commodity futures trading accounts:
 Cash and options premiums                                               41,484,775                 54,132,103
 Net unrealized profit on open contracts                                 14,898,289                  4,696,372
                                                                -------------------      ---------------------

      TOTAL                                                            $229,165,416               $180,548,790
                                                                ===================      =====================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
 Profit Share payable (Note 2)                                         $  2,640,194               $  4,683,010
 Redemptions payable                                                      1,116,238                  1,661,675
 Brokerage commissions payable (Note 3)                                   1,473,380                  1,160,945
 Administrative fees payable (Note 3)                                        47,527                     37,450
 Organizational and initial offering costs payable (Note 1)                 114,951                    808,712
                                                                -------------------      ---------------------

    Total liabilities                                                     5,392,290                  8,351,792
                                                                -------------------      ---------------------

MINORITY INTEREST                                                           135,830                    123,383
                                                                -------------------      ---------------------

PARTNERS' CAPITAL:
 General Partner (18,177 Units and 16,643 Units)                          2,455,940                  2,038,044
 Limited Partners (1,634,252 Units and 1,534,953 Units)                 221,181,356                188,284,065
 Subscriptions receivable (0 Units and 148,169 Units)                             -                (18,248,494)
                                                                -------------------      ---------------------

    Total partners' capital                                             223,637,296                172,073,615
                                                                -------------------      ---------------------

      TOTAL                                                            $229,165,416               $180,548,790
                                                                ===================      =====================

NET ASSET VALUE PER UNIT (NOTE 4)


See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM JULY 15, 1996
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                          1997                         1996
                                                  ------------------           ------------------
REVENUES:
Trading profit:
Realized                                                 $18,820,033                  $29,800,074
Change in unrealized                                      10,201,917                    4,696,372
                                                  ------------------           ------------------

Total trading results                                     29,021,950                   34,496,446
                                                  ------------------           ------------------

Interest income (Note 3)                                  12,021,263                    3,030,330

Total revenues                                            41,043,213                   37,526,776
                                                  ------------------           ------------------

EXPENSES:
Brokerage commissions (Note 3)                            17,377,236                    4,873,368
Administrative fees (Note 3)                                 560,556                      157,205
                                                  ------------------           ------------------

Total expenses                                            17,937,792                    5,030,573
                                                  ------------------           ------------------

INCOME BEFORE PROFIT SHARE                                23,105,421                   32,496,203
ALLOCATION AND MINORITY INTEREST

Profit Share Allocation (Note 2)                          (2,640,194)                  (4,683,010)

Minority interest in income                                  (12,447)                     (23,383)
                                                  ------------------           ------------------

NET INCOME                                               $20,452,780                  $27,789,810
                                                  ==================           ==================

NET INCOME PER UNIT:
Weighted average number of Units
 outstanding (Note 5)                                      1,739,531                    1,163,568
                                                  ==================           ==================

Net income per weighted average General Partner
 and Limited Partner Unit                                     $11.76                       $23.88
                                                  ==================           ==================

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM JULY 15, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                    Limited              General            Subscriptions
                                Units              Partners              Partner             Receivable               Total
                           -------------      ----------------      ---------------      ----------------      ----------------
Initial offering                  14,832          $100,516,800           $1,483,200          $          -          $102,000,000

Organizational and initial
 offering costs                        -              (985,459)             (14,541)                    -            (1,000,000)

Additions                      1,565,526            64,575,292              198,925                     -            64,774,217

Redemptions                      (28,762)           (3,241,918)                   -                     -            (3,241,918)

Net Income                             -            27,419,350              370,460                     -            27,789,810

Subscriptions Receivable        (148,169)                    -                    -           (18,248,494)          (18,248,494)
                           -------------      ----------------      ---------------      ----------------      ----------------

PARTNERS' CAPITAL,             1,403,427           188,284,065            2,038,044           (18,248,494)          172,073,615
 DECEMBER 31, 1996

Organizational and initial             -               366,712                3,765                     -               370,477
 offering cost recovery

Additions                        409,237            32,969,453              152,196            18,248,494            51,370,143

Redemptions                     (160,235)          (20,629,719)                   -                     -           (20,629,719)

Net Income                             -            20,190,845              261,935                     -            20,452,780
                           -------------      ----------------      ---------------      ----------------      ----------------

PARTNERS' CAPITAL,
 DECEMBER 31, 1997             1,652,429          $221,181,356           $2,455,940          $          -          $223,637,296
                           =============      ================      ===============      ================      ================

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 1997 AND
THE PERIOD FROM JULY 15, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------
1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization
  ------------

  ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. When available for investment, the Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH"), the trading advisor for the Partnership, and investing in Government Securities, as defined. Merrill Lynch Investment Partners Inc., ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF") is the Partnership's commodity broker and Merrill Lynch Asset Management Inc. ("MLAM"), also an affiliate of Merrill Lynch, provides cash management services to the Partnership. Substantially all of the Partnership's assets are held in accounts maintained at Merrill Lynch, Pierce, Fenner & Smith Incorporated, also a Merrill Lynch affiliate.

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

  Revenue Recognition
  -------------------

  Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit on open contracts from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

  Organizational and Initial Offering Costs, Operating Expenses and Selling
  -------------------------------------------------------------------------
  Commissions
  -----------

  The General Partner advanced all organizational and initial offering costs relating to the Partnership. The Partnership is reimbursing the General Partner for such costs in 24 monthly installments. For financial reporting purposes, the Partnership deducted the estimated organizational and initial offering reimbursement costs of $1,000,000 from the Partners' capital at inception. For all other purposes (including determining the Net Asset Value of the Units), the Partnership deducted the organizational and initial offering cost reimbursements only as actually paid. Adjustments in the final organizational and initial offering costs were added back to the Partners' capital.

  The General Partner pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (Note 2), other than the costs of the ongoing offering of the Units. The General Partner receives an administrative fee, as well as a portion of the brokerage commissions paid to MLF by the Joint Venture, as reimbursement for the foregoing expenses.

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

2. JOINT VENTURE AGREEMENT

   The Partnership and JWH entered into a Joint Venture Agreement whereby JWH contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement initially expired September 30, 1997, subject to two one-year renewals at the option of MLIP. The first renewal option was exercised at September 30, 1997. The General Partner is the manager of the Joint Venture, while JWH has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

   Pursuant to the Joint Venture Agreement, JWH and the Partnership share in the profits of the Joint Venture based on equity ownership before 15% of the Partnership's quarterly New Trading Profits, as defined, are allocated to JWH. Losses are allocated to JWH and the Partnership based on equity ownership.

   Pursuant to the Joint Venture Agreement, JWH's share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the year ended December 31, 1997 JWH received a profit share allocation of $2,601,187 and earned interest of $39,006 on such amount. For the period from July 15, 1996 to December 31, 1996 JWH received a profit share allocation of $4,675,905, and earned interest of $7,105 on such amount.

3. RELATED PARTY TRANSACTIONS

   Approximately 80% of the Joint Venture's U.S. dollar assets are managed by MLAM pursuant to the guidelines established by MLIP for which MLAM assumes no responsibility, in the Government Securities market. MLF pays MLAM annual management fees of .20 of 1% on the first $25 million of certain assets ("Capital"), including assets of the Joint Venture managed by MLAM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees are paid quarterly in arrears and are calculated on the basis of the average daily assets managed by MLAM.

   A portion of the Joint Venture's U.S. dollar assets are held at MLF in cash. On the cash held at MLF, the Joint Venture receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such cash.

   Merrill Lynch credits the Joint Venture with interest on the Joint Venture's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Joint Venture Merrill Lynch's cost of financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

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

  MLIP estimates that the round-turn equivalent commission rate charged to the Joint Venture during the year ended December 31, 1997 and the period from July 15, 1996 (commencement of operations) to December 31, 1996 was approximately $212 and $208 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

  MLF pays JWH annual Consulting Fees of 4% of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

  The Joint Venture trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Joint Venture access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

  In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Joint Venture acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Joint Venture's other F/X Desk trading. When the Joint Venture exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. JWH, to date, has made little use of EFPs.

  The Joint Venture's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

4. NET ASSET VALUE PER UNIT

  For financial reporting purposes, the Partnership deducted the total organizational and initial offering cost reimbursement payable to MLIP at inception. For all other purposes (including computing net asset value for redemptions), the Partnership deducts the organization and initial offering cost reimbursement only as actually paid. Consequently, as of December 31, 1997 and 1996, the Net Asset Value per Unit was $135.34 and $122.61 for financial reporting purposes and $135.40 and $123.16 for all other purposes, respectively.

5. WEIGHTED AVERAGE UNITS

  The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the preceding period.

6. FAIR VALUE AND OFF-BALANCE SHEET RISK

  The Joint Venture trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's total trading results by reporting category for the years ended December 31, 1997 and 1996 were as follows:

                                         Total Trading Results
                                   ----------------------------------------
                                         1997                     1996
                                   ---------------          ---------------

          Interest rates and
           Stock indices               $19,982,977              $18,719,739
          Commodities                   (2,328,550)               (2,473,692)
          Currencies                    19,023,250                10,116,005
          Energy                       (14,267,006)                6,404,320
          Metals                         6,611,279                 1,730,074
                                   ---------------           ---------------
                                      $ 29,021,950               $34,496,446
                                   ===============           ===============

   Market Risk
   -----------

   Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized profit on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Joint Venture's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Joint Venture as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

   The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of JWH and reviewing outstanding positions for over-concentrations. While the General Partner will not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge JWH to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of monitoring JWH, with the market risk controls being applied by JWH itself.

   Fair Value
   ----------

   The derivative instruments traded by the Joint Venture are marked to market daily with the resulting unrealized profit recorded in the Consolidated Statements of Financial Condition and the related profit reflected in trading revenues in the Consolidated Statements of Income.

   The contract/notional values of the open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                        1997                                                 1996
                   --------------------------------------------          ------------------------------------------
                      Commitment to           Commitment to                 Commitment to            Commitment to
                    Purchase (Futures,        Sell (Futures,               Purchase (Futures,       Sell (Futures,
                     Options & Forwards)    Options & Forwards)            Options & Forwards)     Options & Forwards)
                   --------------------        ----------------          ---------------------     -------------------
Interest rates and
 Stock indices         $  926,562,961              $351,175,040              $144,969,514              $          -
Commodities                21,239,916                27,160,968                 6,083,206                17,321,100
Currencies                199,371,182               390,721,620               229,540,645               289,870,043
Energy                              -                39,106,920                18,094,440                         -
Metals                     18,503,375                43,958,106                 2,693,494                30,540,601
                   ------------------          ----------------          ----------------          ----------------
                       $1,165,677,434              $852,122,654              $401,381,299              $337,731,744
                   ==================          ================          ================          ================

   Substantially all of the Joint Venture's derivative financial instruments outstanding as of December 31, 1997, expire within one year.

   The contract/notional values of the Joint Venture's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                      1997                                                 1996
                 --------------------------------------------          ------------------------------------------
                    Commitment to           Commitment to                 Commitment to            Commitment to
                  Purchase (Futures,        Sell (Futures,               Purchase (Futures,       Sell (Futures,
                   Options & Forwards)    Options & Forwards)            Options & Forwards)     Options & Forwards)
                 --------------------     -------------------          ---------------------     -------------------
Exchange-
 Traded                $  791,818,184              $468,259,393              $170,575,723              $ 46,596,770
Non-Exchange-
 Traded                   373,859,250               383,863,261               230,805,576               291,134,974
                    -----------------          ----------------          ----------------          ----------------
                       $1,165,677,434              $852,122,654              $401,381,299              $337,731,744
                    =================          ================          ================          ================

   The average fair values, based on contract/notional values, of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1997 and 1996 were as follows:

                                          1997                                                 1996
                     --------------------------------------------          ------------------------------------------
                        Commitment to           Commitment to                 Commitment to            Commitment to
                      Purchase (Futures,        Sell (Futures,               Purchase (Futures,       Sell (Futures,
                       Options & Forwards)    Options & Forwards)            Options & Forwards)     Options & Forwards)
                     --------------------     -------------------          ---------------------     -------------------
Interest rates and
 Stock indices        $1,010,667,321              $263,783,626                   $732,721,810              $ 97,200,016
Commodities               25,901,996                21,055,353                      8,192,113                24,113,672
Currencies               395,236,535               484,258,015                    300,537,708               312,830,219
Energy                    22,168,532                21,307,623                     22,546,285                         -
Metals                     9,266,297                36,089,734                      3,818,246                39,804,586
                   -----------------          ----------------             ------------------          ----------------
                      $1,463,240,681              $826,494,351                 $1,067,816,162              $473,948,493
                   =================          ================             ==================          ================

   A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward markets until the settlement date.

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

   The fair value amounts in the above tables represent the extent of the Joint Venture's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included on the Consolidated Statements of Financial Condition.

   The Joint Venture also has credit risk because the sole counterparty or broker with respect to most of the Joint Venture's assets is MLF.

   The gross unrealized profit and the net unrealized profit on the Joint Venture's open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                       1997                                         1996
                      -------------------------------------        -----------------------------------
                            Gross                  Net                  Gross                 Net
                         Unrealized            Unrealized             Unrealized           Unrealized
                           Profit                Profit                 Profit               Profit
                      ---------------       ---------------        --------------       --------------
Exchange-
 Traded                   $14,037,333           $12,316,384            $3,013,592           $1,424,907
Non-Exchange-
 Traded                     8,613,088             2,581,905             6,937,127            3,271,465
                      ---------------       ---------------        --------------       --------------
                          $22,650,421           $14,898,289            $9,950,719           $4,696,372
                      ===============       ===============        ==============       ==============

   The Joint Venture controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

   The Joint Venture, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                        /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                     ML JWH Strategic Allocation Fund L.P.