Form 10-K405, Exhibit 13
period 1998-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 1999-03-31
CIK 1005177

              ML JWH STRATEGIC ALLOCATION FUND L.P.
              (A Delaware Limited Partnership)
              AND JOINT VENTURE


              Consolidated Financial Statements for the years ended December 31, 1998 and 1997 and for the period from July 15, 1996 (Commencement of Operations) to December 31, 1996 and Independent Auditors' Report




[LOGO] MERRILL LYNCH

To:    The Limited Partners of ML JWH Strategic Allocation Fund L.P.

ML JWH Strategic Allocation Fund L.P. (the "Fund" or the "Partnership") ended its third fiscal year of trading on December 31, 1998 with a Net Asset Value ("NAV") per Unit of $154.34, representing an increase of 13.99% from the December 31, 1997 NAV per Unit of $135.40.

Set forth below is a report from John W. Henry & Company, Inc. addressing performance for 1998. This report is included for the convenience of the Fund's investors and may not reflect the opinions or recommendations of the General Partner.

We appreciate your continued investment in the Fund and look forward to 1999 and the trading opportunities it may bring.

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

Calendar 1998 was a profitable one for the ML JWH Strategic Allocation Fund L.P., even though global markets were among the most volatile experienced to date by the Fund.

The year began with global markets negatively impacted by the worsening economies of Asia. In the financial markets, global liquidity declined sharply as investors grew more risk averse, unwilling to commit funds to any but the most conservative investments. The decline in investor participation exaggerated market movements, generating substantial volatility. At mid-year, Russia's default on sovereign debt led to significant losses in leveraged investment vehicles, shaking investor confidence further. The result was a classic liquidity crisis which threatened to unsettle the global economy and led to a series of activist interventions by the U.S. Federal Reserve Bank ("Fed") to restore stability.

In the commodity markets, the continued global slowdown raised the specter of deflation. Massive oversupply was complicated by a lack of demand. The vast gulf between the price deflation in commodities relative to the inflated value of financial assets was striking.

The Fund's performance in the first half of 1998 was hampered by volatility and a shift in several trends that had been in place since the beginning of the Asian crisis. May and June showed promise of reversing this decline in performance, but the Fed's intervention in support of the Japanese yen against the U.S. dollar roiled markets once again.

By August, equity markets showed clear signs of a bear market in the making. However, this period also saw some of the best performance in the Fund's history, presenting almost a mirror image of the performance of the stock market. Significant profits were recorded in the Fund's interest rate and currency positions even as equity investors saw an estimated $4 trillion of net worth vanish.

October and November produced mixed performance as trends in key markets shifted direction again and other markets remained undefined by any trends at all. By year's end, however, markets appeared to be more calm and underlying trends were evident in a number of financial products. Overall, worldwide trading volume was light, particularly in the currency markets pending the launch of the euro on January 1.

Ultimately, the favorable one-year total returns for investors in most major asset classes in 1998 belie the level of risk faced by most investors during the year. On balance, 1998 served as a reminder, if one was needed, that the world is a volatile and uncertain place where stability may be the exception and not the rule. But the market swings of 1998 also served to reinforce our confidence in our disciplined, systematic trading system - one which pays little heed to short-term volatility and remains focused on the long-term. Notably, the Fund's strong performance during the sharp declines of the stock market is an important indicator of its value as a portfolio diversifier in these dynamic and uncertain markets.


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

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
AND FOR THE PERIOD FROM JULY 15, 1996
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

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. as of December 31, 1998 and 1997, and the related consolidated statements of income and changes in partners' capital for the years ended December 31, 1998 and 1997 and for the period from July 15, 1996 (commencement of operations) to December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the Joint Venture as of December 31, 1998 and 1997 and the results of their operations for the years ended December 31, 1998 and 1997 and for the period from July 15, 1996 (commencement of operations) to December 31, 1996 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 1999

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                     1998              1997
                                                                --------------     ------------
ASSETS
Equity in commodity futures trading accounts:
  Cash and options premiums                                      $ 34,991,460      $ 42,006,060
  Net unrealized profit on open contracts                          26,157,000        14,377,004
Government Securities (Cost: $263,057,253 and $170,434,242)       263,939,939       170,955,529
Cash                                                                   57,273              --
Accrued interest (Note 3)                                           3,064,653         1,826,823
                                                                --------------     ------------
TOTAL                                                            $328,210,325      $229,165,416
                                                                ==============     ============
LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 3)                         $  2,086,278      $  1,473,380
  Profit Share payable (Note 2)                                     5,436,351         2,640,194
  Redemptions payable                                               5,952,585         1,116,238
  Administrative fees payable (Note 3)                                 67,299            47,527
  Organizational and initial offering costs payable (Note 1)             --             114,951
                                                                --------------     ------------
Total liabilities                                                  13,542,513         5,392,290
                                                                --------------     ------------
MINORITY INTEREST                                                     154,901           135,830
                                                                --------------     ------------

PARTNERS' CAPITAL:
  General Partner (17,281 Units and 18,177 Units)                   2,667,093         2,455,940
  Limited Partners (2,020,545 Units and 1,634,252 Units)          311,845,818       221,181,356
                                                                --------------     ------------
Total partners' capital                                           314,512,911       223,637,296
                                                                --------------     ------------
TOTAL                                                            $328,210,325      $229,165,416
                                                                ==============     ============

NET ASSET VALUE PER UNIT (NOTE 4)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
AND THE PERIOD FROM JULY 15, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------

                                                         1998               1997               1996
                                                     ------------       ------------       -------------
REVENUES:
 Trading profit:
   Realized                                          $ 35,957,735       $ 18,820,033       $ 29,800,074
   Change in unrealized                                12,141,395         10,201,917          4,696,372
                                                     ------------       ------------       -------------
Total trading results                                  48,099,130         29,021,950         34,496,446

Interest income (Note 3)                               12,766,955         12,021,263          3,030,330
                                                     ------------       ------------       -------------
Total revenues                                         60,866,085         41,043,213         37,526,776
                                                     ------------       ------------       -------------
EXPENSES:
  Brokerage commissions (Note 3)                       19,086,026         17,377,236          4,873,368
  Administrative fees (Note 3)                            615,678            560,556            157,205
                                                     ------------       ------------       -------------
Total expenses                                         19,701,704         17,937,792          5,030,573
                                                     ------------       ------------       -------------
INCOME BEFORE PROFIT SHARE
ALLOCATION AND MINORITY INTEREST                       41,164,381         23,105,421         32,496,203

Profit Share Allocation (Note 2)                       (5,436,351)        (2,640,194)        (4,683,010)

Minority interest in income                               (19,071)           (12,447)           (23,383)
                                                     ------------       ------------       -------------
NET INCOME                                           $ 35,708,959       $ 20,452,780       $ 27,789,810
                                                     ============       ============       =============
NET INCOME PER UNIT:
  Weighted average number of General Partner
  and Limited Partner Units outstanding (Note 5)        1,736,281          1,739,531          1,163,568
                                                     ============       ============       =============
  Net income per weighted average General Partner
  and Limited Partner Unit                           $      20.57       $      11.76       $      23.88
                                                     ============       ============       =============


See notes to consolidated financial statements

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
AND THE PERIOD FROM JULY 15, 1996 (COMMENCEMENT OF OPERATIONS)
TO DECEMBER 31, 1996
--------------------------------------------------------------------------------


                                                                                            Subscriptions
                                       Units      Limited Partners    General Partner        Receivable             Total
                                     --------     ----------------    ---------------      ---------------     -------------
Initial offering                      14,832       $ 100,516,800       $   1,483,200       $        --         $ 102,000,000

Organizational and initial
offering costs                          --              (985,459)            (14,541)               --            (1,000,000)

Additions                          1,565,526          64,575,292             198,925                --            64,774,217

Redemptions                          (28,762)         (3,241,918)               --                  --            (3,241,918)

Net Income                              --            27,419,350             370,460                --            27,789,810

Subscriptions Receivable            (148,169)               --                  --           (18,248,494)        (18,248,494)
                                     --------     ----------------    ---------------      ---------------     -------------

PARTNERS' CAPITAL,
DECEMBER 31, 1996                  1,403,427         188,284,065           2,038,044         (18,248,494)        172,073,615

Organizational and initial              --               366,712               3,765                --               370,477
offering cost recovery

Additions                            409,237          32,969,453             152,196          18,248,494          51,370,143

Redemptions                         (160,235)        (20,629,719)               --                  --           (20,629,719)

Net Income                              --            20,190,845             261,935                --            20,452,780
                                     --------     ----------------    ---------------      ---------------     -------------

PARTNERS' CAPITAL,
DECEMBER 31, 1997                  1,652,429         221,181,356           2,455,940                --           223,637,296

Additions                            713,063         100,796,172             214,178                --           101,010,350

Redemptions                         (327,666)        (45,513,612)           (330,082)               --           (45,843,694)

Net Income                              --            35,381,902             327,057                --            35,708,959
                                     --------     ----------------    ---------------      ---------------     -------------

PARTNERS' CAPITAL,
DECEMBER 31, 1998                  2,037,826       $ 311,845,818       $   2,667,093       $        --         $ 314,512,911
                                   ==========     ==============      ==============       ===============     =============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
--------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------

     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. When available for investment, the Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership, and investing in Government Securities, as defined. Merrill Lynch Investment Partners Inc., ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), a Merrill Lynch affiliate, is the Partnership's commodity broker and Merrill Lynch Asset Management Inc. ("MLAM"), also an affiliate of Merrill Lynch, provides cash management services to the Partnership. Substantially all of the Partnership's assets are held in accounts maintained at Merrill Lynch, Pierce, Fenner & Smith Incorporated, also a Merrill Lynch affiliate.

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

     Certain of the prior year balances have been reclassified to conform with the current year's presentation.

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

     Government Securities
     ---------------------

     The Partnership invests a portion of its assets in obligations of the U.S. Treasury and certain U.S. government agencies ("Government Securities") under the direction of MLAM within the parameters established by MLIP for which MLAM accepts no responsibility. These investments are carried at fair value.

     Revenue Recognition
     -------------------

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts and Government Securities from one period to the next is reflected in change in unrealized in the Consolidated Statements of Income.

     Foreign Currency Transactions
     -----------------------------

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results currently.

     Organizational and Initial Offering Costs, Ongoing Operating Costs,
     ------------------------------------------------------------------
     Operating Expenses and Selling Commissions
     ------------------------------------------

     The General Partner advanced all organizational and initial offering costs relating to the Partnership. The Partnership reimbursed the General Partner for such costs in 24 monthly installments. For financial reporting purposes, the Partnership deducted the estimated organizational and initial offering reimbursement costs of $1,000,000 from the Partners' capital at inception. For all other purposes (including determining the Net Asset Value of the Units), the Partnership deducted the organizational and initial offering cost reimbursements only as actually paid. Adjustments in the final organizational and initial offering costs were added back to the Partners' capital.

     Although, according to the terms of the Prospectus, as of September 1, 1998, the General Partner is entitled to receive, from the Partnership, ongoing offering cost reimbursements (estimated at $600,000) of up to .25 of 1% of the Partnership's average month-end assets, the General Partner is currently paying for all ongoing offering costs incurred in connection with the offering of Units. The General Partner pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (See Note 2). The General Partner receives an administrative fee, as well as a portion of the brokerage commissions paid to MLF by the Joint Venture.

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLIP.

     Income Taxes
     ------------

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     Distributions
     -------------

     The Unitholders are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1998.

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

     Dissolution of the Partnership
     ------------------------------

     The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

     Recently Issued Accounting Pronouncements
     -----------------------------------------

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting standard No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"). Such Statement is effective for fiscal years commencing after June 15, 1999. The General Partner does not believe that the Statement will have a significant effect on the financial statements of the Partnership.

2.   JOINT VENTURE AGREEMENT

     The Partnership and JWH entered into a Joint Venture Agreement as of the commencement of operations whereby JWH contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement initially expired September 30, 1997, subject to two one-year renewals at the option of MLIP. The renewal options were exercised at September 30, 1998 and 1997. As of October 30, 1998, the Joint Venture Agreement was amended to allow the Joint Venture Agreement to continue in effect until December 31, 1999 and for automatic renewal for successive annual terms. The General Partner is the manager of the Joint Venture, while JWH has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 15% of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH. Losses are allocated to JWH and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH's share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the year ended December 31, 1998, JWH received a profit share allocation of $5,383,828 and earned interest of $52,523 on such amount. For the year ended December 31, 1997, JWH received a profit share allocation of $2,601,187 and earned interest of $39,007 on such amount. For the period from July 15, 1996 to December 31, 1996 JWH received a profit share allocation of $4,675,905, and earned interest of $7,105 on such amount.

3.   RELATED PARTY TRANSACTIONS

     Approximately 80% of the Joint Venture's U.S. dollar assets are managed by MLAM, pursuant to the guidelines established by MLIP for which MLAM assumes no responsibility, in the Government Securities market. MLF pays MLAM annual management fees of .20 of 1% on the first $25 million of certain assets ("Capital"), including assets of the Joint Venture managed by MLAM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees are paid quarterly in arrears and are calculated on the basis of the average daily assets managed by MLAM.

     A portion of the Joint Venture's U.S. dollar assets is maintained at MLF. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its net gains actually held by Merrill Lynch in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

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

     MLIP estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1998 and 1997 and for the period from July 15, 1996 (commencement of operations) to December 31, 1996 was approximately $145, $212 and $208 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLF pays JWH annual Consulting Fees of 4% of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

     Many of the Joint Venture's currency trades are executed in the spot and forward foreign exchange markets (the "FX Markets") where there are no direct execution costs. Instead, the participants, banks and dealers, including Merrill Lynch International Bank ("MLIB"), in the FX Markets take a "spread" between the prices at which they are prepared to buy and sell a particular currency and such spreads are built into the pricing of the spot or forward contracts with the Joint Venture. The General Partner anticipates that some of the Joint Venture's foreign currency trades will be executed through MLIB, an affiliate of the General Partner. MLIB has discontinued the operation of the foreign exchange service desk, which included seeking multiple quotes from counterparties unrelated to MLIB for a service fee and trade execution.

     In its exchange of futures for physical ("EFP") trading, the Joint Venture acquires cash currency positions through banks and dealers, including Merrill Lynch. The Joint Venture pays a spread when it exchanges these positions for futures. This spread reflects, in part, the different settlement dates of the cash and the futures contracts, as well as prevailing interest rates, but also includes a pricing spread in favor of the banks and dealers, which may include a Merrill Lynch entity.

4.   NET ASSET VALUE PER UNIT

     For financial reporting purposes, the Partnership deducted the total organizational and initial offering cost reimbursement payable to MLIP at inception. For all other purposes (including computing Net Asset Value for redemptions), the Partnership deducted the organizational and initial offering cost reimbursement only as actually paid. The final payment was deducted from the Net Asset Value in June 1998. As of December 31, 1997, the Net Asset Value per Unit was $135.34 for financial reporting purposes and $135.40 for all other purposes. As of December 31, 1998, the Net Asset Value per Unit was $154.34 for financial reporting purposes and for all other purposes.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding at December 31, 1998, 1997 and 1996 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.


6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The Joint Venture trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Joint Venture's total trading results by reporting category for the years ended December 31, 1998, 1997 and 1996 were as follows:


                                           Total Trading Results
                             -------------------------------------------------
                                 1998             1997               1996
                             -------------   ---------------    --------------

Interest rates and
Stock indices                $ 44,472,322     $ 19,982,977       $ 18,719,739
Commodities                       218,353       (2,328,550)        (2,473,692)
Currencies                      1,242,166       19,023,250         10,116,005
Energy                          9,562,147      (14,267,006)         6,404,320
Metals                         (7,395,858)       6,611,279          1,730,074
                             -------------   ---------------    --------------
                             $ 48,099,130     $ 29,021,950       $ 34,496,446
                             =============   ===============    ==============

     Market Risk
     -----------

     Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Joint Venture's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Joint Venture as well as the volatility and liquidity in the markets in which such derivative instruments are traded.

     The General Partner has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of JWH and reviewing outstanding positions for over-concentrations. While the General Partner will not itself intervene in the markets to hedge or diversify the Joint Venture's market exposure, the General Partner may urge JWH to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH has begun to deviate from past practice and trading policies or to be trading erratically (which has not occurred to date), the General Partner's basic risk control procedures consist simply of monitoring JWH, with the market risk controls being applied by JWH itself.

     Fair Value
     ----------

     The derivative instruments traded by the Joint Venture are marked to market daily with the resulting net unrealized profit recorded in the Consolidated Statements of Financial Condition and the related profit reflected in trading results in the Consolidated Statements of Income.

     The contract/notional values of the open derivative instrument positions as of December 31, 1998 and 1997 were as follows:


                                                1998                                                    1997
                           ----------------------------------------------------     ------------------------------------------------
                               Commitment to                   Commitment to            Commitment to              Commitment to
                             Purchase (Futures,                Sell (Futures,          Purchase (Futures,          Sell (Futures,
                             Options & Forwards)             Options & Forwards)      Options & Forwards)        Options & Forwards)
                           -----------------------       ----------------------     -----------------------     --------------------
Interest rates and
Stock indices                 $1,092,704,439                  $  856,715,210         $  926,562,961               $  351,175,040
Commodities                       25,732,606                      34,202,326             21,239,916                   27,160,968
Currencies                       240,511,095                     176,535,503            199,371,182                  390,721,620
Energy                                  --                        34,390,257                   --                     39,106,920
Metals                                  --                        40,529,780             18,503,375                   43,958,106
                           -----------------------       ----------------------     -----------------------     --------------------
                              $1,358,948,140                  $1,142,373,076         $1,165,677,434               $  852,122,654
                           =======================       ======================     =======================     ====================

     Substantially all of the Joint Venture's derivative financial instruments outstanding as of December 31, 1998 expire within one year.

     The contract/notional values of the Joint Venture's open exchange-traded and non-exchange-traded derivative instrument positions as of December 31, 1998 and 1997 were as follows:


                                                1998                                                    1997
                           ----------------------------------------------------     ------------------------------------------------
                               Commitment to                   Commitment to            Commitment to              Commitment to
                             Purchase (Futures,                Sell (Futures,          Purchase (Futures,          Sell (Futures,
                             Options & Forwards)             Options & Forwards)      Options & Forwards)        Options & Forwards)
                           -----------------------       ----------------------     -----------------------     -------------------
Exchange-
Traded                         $1,314,058,020                  $1,057,972,923            $  791,818,184            $  468,259,393
Non-Exchange-
Traded                             44,890,120                      84,400,153               373,859,250               383,863,261
                           -----------------------       ----------------------     -----------------------     -------------------
                               $1,358,948,140                  $1,142,373,076            $1,165,677,434            $  852,122,654
                           =======================       ======================     =======================     ===================

     The average fair values, based on contract/notional values, of the Joint Venture's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1998 and 1997 were as follows:


                                                1998                                                    1997
                           ----------------------------------------------------     ------------------------------------------------
                               Commitment to                   Commitment to            Commitment to              Commitment to
                             Purchase (Futures,                Sell (Futures,          Purchase (Futures,          Sell (Futures,
                             Options & Forwards)             Options & Forwards)      Options & Forwards)        Options & Forwards)
                           -----------------------       ----------------------     -----------------------     -------------------
Interest rates and
Stock indices                   $1,203,084,796              $  469,701,059              $1,010,667,321              $  263,783,626
Commodities                         14,712,644                  35,906,262                  25,901,996                  21,055,353
Currencies                         380,746,340                 388,335,661                 395,236,535                 484,258,015
Energy                               8,369,033                  33,942,343                  22,168,532                  21,307,623
Metals                              15,928,582                  30,607,494                   9,266,297                  36,089,734
                           -----------------------       ----------------------     -----------------------     -------------------
                                $1,622,841,395              $  958,492,819              $1,463,240,681              $  826,494,351
                           =======================       ======================     =======================     ===================

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

     The fair value amounts in the above tables represent the extent of the Joint Venture's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance. The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit included on the Consolidated Statements of Financial Condition.

     The gross unrealized profit and the net unrealized profit (loss) on the Joint Venture's open derivative instrument positions as of December 31, 1998 and 1997 were as follows:

                                            1998                                  1997
                            -----------------------------------      -----------------------------------

                             Gross  Unrealized   Net Unrealized       Gross Unrealized   Net Unrealized
                                  Profit         Profit  (Loss)          Profit            Profit
                            -----------------  ----------------      ----------------  -----------------
Exchange-
Traded                         $ 34,342,877      $ 27,254,898         $ 14,037,333      $ 12,316,384
Non-Exchange-
Traded                              347,586        (1,097,898)           8,613,088         2,060,620
                            -----------------  ----------------      ----------------  -----------------
                               $ 34,690,463      $ 26,157,000        $  22,650,421      $ 14,377,004
                            =================  ================      ================  =================


     The Joint Venture has credit risk in respect of its counterparties and brokers, but attempts to control this risk by dealing almost exclusively with Merrill Lynch entities as counterparties and brokers.

     The Joint Venture, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


         *     *     *     *     *     *     *     *     *     *     *

                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                              /s/ Jo Ann Di Dario

                                Jo Ann Di Dario
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                     ML JWH Strategic Allocation Fund L.P.