Form 10-K405, Exhibit 13
period 1999-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 2000-03-30
CIK 1005177

                                                                   Exhibit 13.01

                           ML JWH STRATEGIC ALLOCATION FUND L.P.
                           (A Delaware Limited Partnership)
                           AND JOINT VENTURE


                           Consolidated Financial Statements for the years ended December 31, 1999, 1998 and 1997 and Independent Auditors' Report

















[LOGO] Merrill Lynch

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------


TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            Page
                                                                            ----

INDEPENDENT AUDITORS' REPORT                                                   1

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 and 1997:

  Consolidated Statements of Financial Condition                               2

  Consolidated Statements of Operations                                        3

  Consolidated Statements of Changes in Partners' Capital                      4

  Notes to Consolidated Financial Statements                                5-10

INDEPENDENT AUDITORS' REPORT
----------------------------




To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and the ML JWH Strategic Joint Venture (the "Joint Venture") as of December 31, 1999 and 1998, and the related consolidated statements of operations and of changes in partners' capital for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and the ML JWH Strategic Joint Venture as of December 31, 1999 and 1998, and the results of their operations and changes in partners' capital for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP


New York, New York
February 4, 2000

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                                                                                    1999                    1998

                                                                                              ------------            ------------
ASSETS

Equity in commodity futures trading accounts:
  Cash and options premiums                                                                     $ 49,466,829            $ 34,991,460
  Net unrealized profit on open contracts                                                         15,377,657              26,157,000
Government securities (Cost: $305,569,068 and $263,057,253)                                      302,660,752             263,939,939
Cash                                                                                                  15,003                  57,273
Accrued interest (Note 3)                                                                          3,127,363               3,064,653
                                                                                                ------------            ------------

              TOTAL                                                                             $370,647,604            $328,210,325
                                                                                                ============            ============


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable (Note 3)                                                        $  2,366,595            $  2,086,278
  Profit Share payable (Note 2)                                                                    4,207,026               5,436,351
  Redemptions payable                                                                              3,609,053               5,952,585
  Administrative fees payable (Note 3)                                                                76,341                  67,299
  Ongoing offering costs payable (Note 1)                                                             21,755                    --
                                                                                                ------------            ------------

          Total liabilities                                                                       10,280,770              13,542,513
                                                                                                ------------            ------------

MINORITY INTEREST                                                                                    146,975                 154,901
                                                                                                ------------            ------------

PARTNERS' CAPITAL:
    General Partner (27,921 Units and 17,281 Units)                                                4,087,563               2,667,093
    Limited Partners (2,432,642 Units and 2,020,545 Units)                                       356,132,296             311,845,818
                                                                                                ------------            ------------

          Total partners' capital                                                                360,219,859             314,512,911
                                                                                                ------------            ------------

              TOTAL                                                                             $370,647,604            $328,210,325
                                                                                                ============            ============


NET ASSET VALUE PER UNIT                                                                        $     146.40            $     154.34
                                                                                                ============            ============

(Based on 2,460,563 and 2,037,826 Units outstanding)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                   1999                 1998                 1997
                                                                               -------------       ------------        -------------
REVENUES:

Trading profit (loss):
    Realized                                                                   $  9,335,723        $ 35,957,735        $ 18,820,033
    Change in unrealized                                                        (14,570,342)         12,141,395          10,201,917
                                                                               ------------        ------------        ------------

        Total trading results                                                    (5,234,619)         48,099,130          29,021,950

Interest income (Note 3)                                                         17,854,409          12,766,955          12,021,263
                                                                               ------------        ------------        ------------

        Total revenues                                                           12,619,790          60,866,085          41,043,213
                                                                               ------------        ------------        ------------

EXPENSES:

Brokerage commissions (Note 3)                                                   28,008,137          19,086,026          17,377,236
Administrative fees (Note 3)                                                        903,488             615,678             560,556
Ongoing offering costs (Note 1)                                                     108,777                --                  --
                                                                               ------------        ------------        ------------

        Total expenses                                                           29,020,402          19,701,704          17,937,792
                                                                               ------------        ------------        ------------

INCOME (LOSS) BEFORE PROFIT SHARE                                               (16,400,612)         41,164,381          23,105,421
ALLOCATION AND MINORITY INTEREST

Profit Share Allocation (Note 2)                                                 (4,207,762)         (5,436,351)         (2,640,194)

Minority interest in (income) loss                                                    7,926             (19,071)            (12,447)
                                                                               ------------        ------------        ------------

NET INCOME (LOSS)                                                              $(20,600,448)       $ 35,708,959        $ 20,452,780
                                                                               ============        ============        ============

NET INCOME (LOSS) PER UNIT:
    Weighted average number of General Partner                                    2,325,460           1,736,281           1,739,531
      and Limited Partner Units outstanding (Note 4)
                                                                               ============        ============        ============

    Net income (loss) per weighted average General Partner                     $      (8.86)       $      20.57        $      11.76
        and Limited Partner Unit
                                                                               ============        ============        ============


See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
--------------------------------------------------------------------------------


                                                                                                 Subscriptions
                                               Units       General Partner    Limited Partners     Receivable             Total
                                             ----------    ---------------    ----------------   ---------------     --------------

PARTNERS' CAPITAL,                           1,403,427      $   2,038,044      $ 188,284,065      $ (18,248,494)     $ 172,073,615
   DECEMBER 31, 1996

Organizational and initial                        --                3,765            366,712               --              370,477
  offering cost recovery

Additions                                      409,237            152,196         32,969,453         18,248,494         51,370,143

Redemptions                                   (160,235)              --          (20,629,719)              --          (20,629,719)

Net Income                                        --              261,935         20,190,845               --           20,452,780
                                             ---------      -------------      -------------      -------------      -------------

PARTNERS' CAPITAL,                           1,652,429          2,455,940        221,181,356               --          223,637,296
   DECEMBER 31, 1997

Additions                                      713,063            214,178        100,796,172               --          101,010,350

Redemptions                                   (327,666)          (330,082)       (45,513,612)              --          (45,843,694)

Net Income                                        --              327,057         35,381,902               --           35,708,959
                                             ---------      -------------      -------------      -------------      -------------

PARTNERS' CAPITAL,                           2,037,826          2,667,093        311,845,818               --          314,512,911
   DECEMBER 31, 1998

Additions                                      713,679          1,788,180        108,788,920               --          110,577,100

Redemptions                                   (290,942)           (78,597)       (44,191,107)              --          (44,269,704)

Net Loss                                          --             (289,113)       (20,311,335)              --          (20,600,448)
                                             ---------      -------------      -------------      -------------      -------------

PARTNERS' CAPITAL,                           2,460,563      $   4,087,563      $ 356,132,296      $        --        $ 360,219,859
   DECEMBER 31, 1999
                                             =========      =============      =============      =============      =============


See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L. P.
(A Delaware Limited Partnership) AND JOINT VENTURE
 -------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization
     ------------

     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. When available for investment, the Partnership issues new units of limited partnership interest ("Units") at Net Asset Value as of the beginning of each calendar month. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership, through investing in Government securities, as defined. Merrill Lynch Investment Partners Inc., ("MLIP"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership. Merrill Lynch Futures Inc. ("MLF"), a Merrill Lynch affiliate, is the Partnership's commodity broker and Merrill Lynch Asset Management Inc. ("MLAM"), also an affiliate of Merrill Lynch, provides cash management services to the Partnership. Substantially all of the Partnership's assets are held in accounts maintained at Merrill Lynch, Pierce, Fenner & Smith Incorporated, also a Merrill Lynch affiliate.

     MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests.

     The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH(R). JWH(R) selects, allocates and reallocates the Partnership's assets among different combinations of JWH(R)'s programs--an approach which JWH(R) refers to as the "JWH Strategic Allocation Program."

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

     Government Securities
     ---------------------

     The Partnership invests a portion of its assets in obligations of the U.S. Treasury and certain U.S. government agencies ("Government Securities") under the direction of MLAM, within the parameters established by MLIP, for which MLAM accepts no responsibility. These investments are carried at fair value.

     Revenue Recognition
     -------------------

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in net unrealized profit on open contracts in the Consolidated Statements of Financial Condition at the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in unrealized profit on open contracts and Government Securities from one period to the next is reflected in Trading profit (loss): Change in unrealized in the Consolidated Statements of Operations.

     Foreign Currency Transactions
     -----------------------------

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in total trading results.

     Organizational and Initial Offering Costs, Ongoing Operating Costs,
     -------------------------------------------------------------------
     Operating Expenses and Selling Commissions
     ------------------------------------------

     MLIP advanced all organizational and initial offering costs relating to the Partnership. The Partnership reimbursed the General Partner for such costs in 24 monthly installments. For financial reporting purposes, the Partnership deducted the estimated organizational and initial offering reimbursement costs of $1,000,000 from the Partners' capital at inception. For all other purposes (including determining the Net Asset Value of the Units), the Partnership deducted the organizational and initial offering cost reimbursements only as actually paid. Adjustments in the final organizational and initial offering costs were added back to the Partners' capital.

     MLIP is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership's average month-end assets in any fiscal year (currently estimated at $261,000 annually). MLIP pays for all routine operating costs (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (See Note 2) and is being reimbursed by the Partnership. MLIP receives an administrative fee, as well as a portion of the brokerage commissions paid to MLF by the Joint Venture.

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

     Distributions
     -------------

     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions had been made as of December 31, 1999.

     Redemptions
     -----------

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquires Units at more than one time, Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLIP.

     Dissolution of the Partnership
     ------------------------------

     The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   JOINT VENTURE AGREEMENT

     The Partnership and JWH(R) entered into a Joint Venture Agreement as of the commencement of operations whereby JWH(R) contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement initially expired September 30, 1997, subject to two one-year renewals at the option of MLIP. The renewal options were exercised at September 30, 1998 and 1997. As of October 30, 1998, the Joint Venture Agreement was amended to allow the Joint Venture Agreement to continue in effect until December 31, 2000 subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH(R) elects not to renew. MLIP is the manager of the Joint Venture, while JWH(R) has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH(R) and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 15% of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH(R). Losses are allocated to JWH(R) and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH(R)'s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 1999, 1998 and 1997, JWH(R) received a profit share allocation of $4,103,927, $5,383,828 and $2,601,187 and earned interest of $103,835, $52,523 and $39,007 on such amounts, respectively.

3.   RELATED PARTY TRANSACTIONS

     Approximately 80% of the Joint Venture's U.S. dollar assets are managed by MLAM, pursuant to the guidelines established by MLIP for which MLAM assumes no responsibility, in the Government Securities market. MLF pays MLAM annual management fees of .20 of 1% on the first $25 million of certain assets of MLIP-Sponsored-Funds("Capital"), including assets of the Joint Venture's managed by MLAM, .15 of 1% on the next $25 million of Capital, .125 of 1% on the next $50 million, and .10 of 1% on Capital in excess of $100 million. Such fees are paid quarterly in arrears and are calculated on the basis of the average daily assets managed by MLAM.

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

     Merrill Lynch charges the Joint Venture at prevailing local rates for financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

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

     MLIP estimates that the round-turn equivalent commission rate charged to the Joint Venture during the years ended December 31, 1999, 1998 and 1997 was approximately $264, $145 and $212 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLF pays JWH(R) annual Consulting Fees of 4% of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

4.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 1999, 1998 and 1997 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

5.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" (the "Statement"), effective for fiscal years beginning after June 15, 2000, as amended by SFAS No. 137. This Statement supercedes SFAS No. 119 ("Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments") and SFAS No. 105 ("Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of Credit

     Risk") whereby disclosure of average aggregate fair values and contract/notional values, respectively, of derivative financial instruments is no longer required for an entity such as the Partnership which carries its assets at fair value. Such Statement sets forth a much broader definition of a derivative instrument. MLIP does not believe that the adoption of the provisions of such Statement had a significant effect on the financial statements.

     SFAS No. 133 defines a derivative as a financial instrument or other contract that has all three of the following characteristics: (1) one or more underlyings and notional amounts or payment provisions; (2) requires no initial net investment or a smaller initial net investment than would be required for other types of contracts that would be expected to have a similar response to changes in market factors; and, (3) terms that require or permit net settlement. Generally, derivatives include futures, forwards, swaps, options or other financial instruments with similar characteristics such as caps, floors and collars.

     Market Risk
     -----------

     Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

     MLIP has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R), calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLIP does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLIP may urge JWH(R) to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that JWH(R) has begun to deviate from past practice or trading policies or to be trading erratically, MLIP basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH(R) itself.

     Credit Risk
     -----------

     The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate credit risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage agreement with MLF (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable and included in the Statement of Financial Condition under Equity in commodity futures accounts.



                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.

                               /s/ Michael L. Pungello

                               Michael L. Pungello
                             Chief Financial Officer
                     Merrill Lynch Investment Partners Inc.
                               General Partner of
                      ML JWH Strategic Allocation Fund L.P.