Form 10-K, Exhibit 13
period 2004-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 2005-03-31
CIK 1005177

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)
AND JOINT VENTURE

Consolidated Financial Statements for the years ended December 31, 2004, 2003 and 2002 and Report of Independent Registered Public Accounting Firm


[MERRILL LYNCH LOGO]

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

TABLE OF CONTENTS
                                                                                                     PAGE
                                                                                                     ----
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM                                              1

CONSOLIDATED FINANCIAL STATEMENTS:

  Consolidated Statements of Financial Condition as of December 31, 2004 and 2003                    2

  Consolidated Statements of Operations for the years ended December 31, 2004, 2003 and 2002         3

  Consolidated Statements of Changes in Partners' Capital for the years ended December 31, 2004,
    2003 and 2002                                                                                    4

  Consolidated Financial Data Highlights for the year ended December 31, 2004                        5

  Notes to Consolidated Financial Statements                                                         6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the "Partnership") and ML JWH Strategic Joint Venture as of December 31, 2004 and 2003, and the related consolidated statements of operations and changes in partners' capital for each of the three years in the period then ended and the consolidated financial data highlights for the year ended December 31, 2004. These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Partnership's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and consolidated financial data highlights present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and ML JWH Strategic Joint Venture as of December 31, 2004 and 2003, and the results of their operations, and changes in their partners' capital, and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.


New York, New York
March 1, 2005

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)
AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2004 AND 2003

                                                                   2004             2003
                                                             ---------------   --------------
ASSETS

Equity in commodity futures trading accounts:
  Cash                                                       $ 1,283,896,801   $  654,099,468
  Net unrealized profit on open contracts                        145,214,452       53,778,379
Accrued interest                                                   2,215,147          456,197
Subscriptions receivable                                              33,098           47,562
                                                             ---------------   --------------

              TOTAL                                          $ 1,431,359,498   $  708,381,606
                                                             ===============   ==============

LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Brokerage commissions payable                              $     6,821,515   $    3,366,362
  Profit Share payable                                            39,051,490        5,840,767
  Redemptions payable                                             13,106,314        3,039,004
  Ongoing offering costs payable                                           -          146,364
  Administrative fees payable                                        318,595          274,370
                                                             ---------------   --------------

          Total liabilities                                       59,297,914       12,666,867
                                                             ---------------   --------------

MINORITY INTEREST                                                    262,469          237,332
                                                             ---------------   --------------

PARTNERS' CAPITAL:
    General Partner (51,570 Units and 34,732 Units)               13,425,275        8,182,951
    Limited Partners (5,217,892 Units and 2,917,183 Units)     1,358,373,840      687,294,456
                                                             ---------------   --------------

          Total partners' capital                              1,371,799,115      695,477,407
                                                             ---------------   --------------

              TOTAL                                          $ 1,431,359,498   $  708,381,606
                                                             ===============   ==============

NET ASSET VALUE PER UNIT                                     $        260.33   $       235.60
                                                             ===============   ==============
(Based on 5,269,462 and 2,951,915 Units outstanding)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)
AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                                                          2004            2003             2002
                                                      -------------    ------------    -------------
TRADING REVENUES

Trading profit (loss):
    Realized                                          $ 151,296,416    $ 24,882,048    $  88,906,578
    Change in unrealized                                 91,466,219      20,384,664       18,456,720
                                                      -------------    ------------    -------------

        Total trading revenues                          242,762,635      45,266,712      107,363,298

INVESTMENT INCOME

Interest                                                 14,133,423       5,168,611        4,622,596
                                                      -------------    ------------    -------------

EXPENSES

Brokerage commissions                                    57,501,150      30,474,397       16,830,711
Administrative fees                                       2,889,337       1,699,677          731,770
Ongoing offering costs                                      348,101       1,198,256           75,000
                                                      -------------    ------------    -------------

        Total expenses                                   60,738,588      33,372,330       17,637,481
                                                      -------------    ------------    -------------

NET INVESTMENT LOSS                                     (46,605,165)    (28,203,719)     (13,014,885)
                                                      -------------    ------------    -------------

INCOME BEFORE PROFIT SHARE
     ALLOCATION AND MINORITY INTEREST                   196,157,470      17,062,993       94,348,413

Profit Share allocation                                 (39,051,490)     (5,840,767)     (20,152,858)

Minority interest in (income) loss                          (25,137)        (16,777)         (49,824)
                                                      -------------    ------------    -------------

NET INCOME                                            $ 157,080,843    $ 11,205,449    $  74,145,731
                                                      =============    ============    =============

NET INCOME PER UNIT:
    Weighted average number of General Partner
      and Limited Partner Units outstanding               4,351,797       2,152,461        1,478,500
                                                      =============    ============    =============

    Net income per weighted average General Partner
        and Limited Partner Unit                      $       36.10    $       5.21    $       50.15
                                                      =============    ============    =============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)
AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2004, 2003 AND 2002

                          UNITS      GENERAL PARTNER    LIMITED PARTNERS         TOTAL
                        ---------    ---------------    ----------------    ---------------
PARTNERS' CAPITAL,
   DECEMBER 31, 2001    1,494,282    $     2,556,954    $    251,420,036    $   253,976,990

Additions                 241,796            110,764          47,671,859         47,782,623

Net income                      -            770,989          73,374,742         74,145,731

Redemptions              (286,076)                 -         (57,607,676)       (57,607,676)
                        ---------    ---------------    ----------------    ---------------

PARTNERS' CAPITAL,
   DECEMBER 31, 2002    1,450,002          3,438,707         314,858,961        318,297,668

Additions               1,667,555          4,541,553         402,322,372        406,863,925

Net income                      -            235,091          10,970,358         11,205,449

Redemptions              (165,642)           (32,400)        (40,857,235)       (40,889,635)
                        ---------    ---------------    ----------------    ---------------

PARTNERS' CAPITAL,
   DECEMBER 31, 2003    2,951,915          8,182,951         687,294,456        695,477,407

Additions               2,640,813          3,565,324         590,809,888        594,375,212

Net income                      -          1,718,705         155,362,138        157,080,843

Redemptions              (323,266)           (41,705)        (75,092,642)       (75,134,347)
                        ---------    ---------------    ----------------    ---------------

PARTNERS' CAPITAL,
   DECEMBER 31, 2004    5,269,462    $    13,425,275    $  1,358,373,840    $ 1,371,799,115
                        =========    ===============    ================    ===============

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)
AND JOINT VENTURE

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2004

The following per unit data and ratios have been derived from information provided in the consolidated financial statements.

PER UNIT OPERATING PERFORMANCE:

Net asset value, beginning of year                      $   235.60

Realized trading profit                                      30.32
Change in unrealized trading profit                          13.92
Interest income                                               3.11
Minority interest in loss and Profit Share allocation        (8.61)
Expenses                                                    (14.01)
                                                        ----------

Net asset value, end of year                            $   260.33
                                                        ==========

TOTAL RETURN:

Total return, before Profit Share allocation                 14.00%
Profit Share allocation                                      -3.86%
Total return                                                 10.50%

RATIOS TO AVERAGE NET ASSETS:

Expenses (not including Profit Share allocation)              6.34%(i)
Profit Share allocation                                       4.08%
                                                        ----------
Expenses                                                     10.42%(i)
                                                        ==========

Net investment loss                                          (4.87)%(i)
                                                        ==========

----------
(i)  Impact of minority interest less than .01%

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION

     ML JWH Strategic Allocation Fund L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the "Joint Venture") with John W. Henry & Company, Inc. ("JWH(R)"), the trading advisor for the Partnership. Merrill Lynch Alternative Investments LLC ("MLAI"), is the general partner of the Partnership. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP ("MLIM"), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. ("Merrill Lynch"). Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), a wholly-owned subsidiary of Merrill Lynch, is the Partnership's commodity broker. MLAI has agreed to maintain a general partner interest of at least 1% of the total capital of the Partnership. MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective economic interests.

     The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH(R). JWH(R) selects, allocates and reallocates the Partnership's assets among different combinations of JWH(R)'s programs--an approach which JWH(R) refers to as the "JWH Strategic Allocation Program."

     The consolidated financial statements include the accounts of the Joint Venture to which the Partnership contributed substantially all of its capital, representing a current equity interest in the Joint Venture of approximately 99%. All related transactions between the Partnership and the Joint Venture are eliminated in consolidation.

     ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit on open contracts in the Consolidated Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Consolidated Statements of Operations.

     FOREIGN CURRENCY TRANSACTIONS

     The Partnership's functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in Total trading revenues.

     ONGOING OFFERING COSTS, OPERATING EXPENSES AND SELLING COMMISSIONS

     MLAI is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership's average month-end assets in any fiscal year.

     MLAI pays for all routine operating costs excluding the State of New Jersey filing fee (which is borne by the Partnership) but including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership's share of any such costs incurred by the Joint Venture (See Note 3). MLAI receives an administrative fee from the Partnership, as well as a portion of the brokerage commissions paid to MLPF&S by the Joint Venture (See Note 4).

     No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLAI.

     INCOME TAXES

     No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner's respective share of the Partnership's income and expenses as reported for income tax purposes.

     DISTRIBUTIONS

     The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2004, 2003 or 2002.

     SUBSCRIPTIONS

     Shares are offered as of the close of business at the end of each month. Shares are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month. Subscriptions submitted less than three days before the end of a month will be applied to Share subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

     REDEMPTIONS

     A Limited Partner may redeem some or all of such Partner's Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days' notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquired Units at more than one time, Units are treated on a "first-in, first-out" basis for purposes of determining whether redemption charges are applicable. Redemption charges are subtracted from redemption proceeds and paid to MLAI.

     The Financial Accounting Standards Board ("FASB") has issued Statement No. 150, ACCOUNTING FOR CERTAIN FINANCIAL INSTRUMENTS WITH CHARACTERISTICS OF BOTH LIABILITIES AND EQUITY, ("FAS 150") and is effective for mandatorily redeemable financial instruments of entities that are public entities for the first interim period beginning after June 15, 2003. FAS 150 requires that a mandatorily redeemable financial instrument shall be classified as a liability if the financial interest is required be redeemed at a specified date or upon an event certain to occur. The limited partners' financial interests are not required to be redeemed at a specified date or upon an event certain to occur and thus are not considered mandatorily redeemable financial instruments. However, the limited partner may give 10 days notice for redemption of their units and redeem at that month's net asset value. The Partnership records the financial interests redeemed as a liability once the notice of redemption is received from the limited partner. The adoption of FAS 150 will have no impact on the financial statements of the Partnership.

     DISSOLUTION OF THE PARTNERSHIP

     the Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

2.   CONDENSED SCHEDULES OF INVESTMENTS

     The Partnership's investments, defined as Net unrealized profit on open contracts on the Consolidated Statements of Financial Condition, as of December 31, 2004 and 2003, are as follows.

     2004                              LONG POSITIONS
---------------                     -------------------
   COMMODITY                         UNREALIZED PROFIT
INDUSTRY SECTOR      CONTRACTS            (LOSS)         PERCENT OF NET ASSETS    CONTRACTS
---------------  -----------------  -------------------  ---------------------   -----------
Agriculture                 4,680   $         9,251,018                   0.67%      (13,924)
Currencies            240,025,625           144,952,223                  10.57%  (42,646,248)
Energy                          -                     -                   0.00%      (12,162)
Interest rates             45,000            (6,356,813)                 -0.46%       (7,078)
Metals                     10,015            16,564,087                   1.21%       (2,975)
Stock indices               9,562             4,968,171                   0.36%         (990)
                                    -------------------

Total                               $       169,378,686                  12.35%
                                    ===================

     2004        SHORT POSITIONS
---------------  -----------------
   COMMODITY     UNREALIZED PROFIT       PERCENT OF         NET UNREALIZED       PERCENT OF
INDUSTRY SECTOR        (LOSS)            NET ASSETS          PROFIT (LOSS)       NET ASSETS        MATURITY DATE
---------------  -----------------  -------------------  ---------------------   -----------   ---------------------
Agriculture      $       2,952,375                 0.22% $          12,203,393          0.89%  February 05-May 05
Currencies             (19,541,233)               -1.43%           125,410,990          9.14%  March-05
Energy                  16,461,073                 1.20%            16,461,073          1.20%  March 05-April 05
Interest rates          (1,502,097)               -0.11%            (7,858,910)        -0.57%  March 05- December 05
Metals                 (16,018,998)               -1.17%               545,089          0.04%  January 05 - March 05
Stock indices           (6,515,354)               -0.47%            (1,547,183)        -0.11%  March-05
                 -----------------                       ---------------------

Total            $     (24,164,234)               -1.76% $         145,214,452         10.59%
                 =================                       =====================

     2003                             LONG POSITIONS
---------------                     -------------------
   COMMODITY                         UNREALIZED PROFIT
INDUSTRY SECTOR      CONTRACTS            (LOSS)         PERCENT OF NET ASSETS    CONTRACTS
---------------  -----------------  -------------------  ---------------------   -----------
Agriculture                 9,643   $        (6,434,700)                 -0.93%         (687)
Currencies            112,823,945            41,727,218                   6.00%  (28,713,262)
Energy                      9,548             7,615,050                   1.09%            -
Interest rates             19,669            (1,063,193)                 -0.15%       (1,166)
Metals                      6,979            21,843,983                   3.14%           -
Stock indices               3,998             4,323,975                   0.62%       (1,080)
                                    -------------------

Total                               $        68,012,333                   9.77%
                                    ===================

     2003         SHORT POSITIONS
---------------  -----------------
   COMMODITY     UNREALIZED PROFIT        PERCENT OF          NET UNREALIZED      PERCENT OF
INDUSTRY SECTOR        (LOSS)             NET ASSETS          PROFIT (LOSS)       NET ASSETS        MATURITY DATE
---------------  -----------------  -------------------  ---------------------   -----------   ---------------------
Agriculture      $      (1,614,080)               -0.23% $          (8,048,780)        -1.16%  February 04-May 04
Currencies              (5,359,062)               -0.77%            36,368,156          5.23%  March-04
Energy                           -                 0.00%             7,615,050          1.09%  March 04-April 04
Interest rates            (623,632)               -0.09%            (1,686,825)        -0.24%  March 04-December 04
Metals                           -                 0.00%            21,843,983          3.14%  February 04-March 04
Stock indices           (6,637,180)               -0.95%            (2,313,205)        -0.33%  March-04
                 -----------------                       ---------------------

Total            $     (14,233,954)               -2.04% $          53,778,379          7.73%
                 =================                       =====================

No individual contract's unrealized profit or loss comprised greater than 5% of the Partnership's net assets at December 31, 2004 and 2003.

3.   JOINT VENTURE AGREEMENT

     The Partnership and JWH(R) entered into a Joint Venture Agreement whereby JWH(R) contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement is subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH(R) elects not to renew. The Joint Venture Agreement was renewed through the year ended December 31, 2005. MLAI is the manager of the Joint Venture, while JWH(R) has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

     Pursuant to the Joint Venture Agreement, JWH(R) and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20% of the Partnership's allocable quarterly New Trading Profits, as defined, are allocated to JWH(R). Losses are allocated to JWH(R) and the Partnership based on equity ownership.

     Pursuant to the Joint Venture Agreement, JWH(R)'s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 2004, 2003 and 2002, JWH(R) received a Profit Share allocation of $38,968,456, $5,790,782, and $20,054,827 and earned interest of $83,034, $49,985, and $98,031 on such amounts, respectively.

4.   RELATED PARTY TRANSACTIONS

     The Joint Venture's U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

     Merrill Lynch charges the Joint Venture, at prevailing local rates, for financing realized and unrealized losses on the Joint Venture's non-U.S. dollar-denominated positions.

     The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture's month-end trading assets. The Joint Venture also pays MLAI a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture's month-end trading assets and, beginning in 2003, the actual State of New Jersey annual filing fee assessed on a per partner basis with a maximum of $250,000 per year. Month-end trading assets are not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

     MLAI estimates that the round-turn equivalent commission rate charged to the Joint Venture by MLPF&S during the years ended December 31, 2004, 2003 and 2002 was approximately $110, $117, and $127 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

     MLPF&S pays JWH(R) annual Consulting fees of 2%, of the Partnership's average month-end assets, after reduction for a portion of the brokerage commissions.

5.   WEIGHTED AVERAGE UNITS

     The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average Units outstanding for the years ended

     December 31, 2004, 2003 and 2002 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.   FAIR VALUE AND OFF-BALANCE SHEET RISK

     The nature of this Partnership has certain risks, which cannot be presented on the consolidated financial statements. The following summarizes some of those risks.

     MARKET RISK

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

     MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH(R), calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, MLAI may urge JWH(R) to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual and unless it appears that JWH(R) has begun to deviate from past practice or trading policies or to be trading erratically, MLAI's basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH(R) itself.

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

     The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Consolidated Statements of Financial Condition. The Partnership attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

     The Partnership, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit on open contracts on the Consolidated Statements of Financial Condition.

     9.SUBSEQUENT EVENTS

     On March 1, 2005, MLAI contributed $1,500,000 to the Partnership in order to maintain its 1% general partner interest in the Partnership.

                              * * * * * * * * * * *

                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                               Michael L. Pungello
                             Chief Financial Officer
                    Merrill Lynch Alternative Investments LLC
                               General Partner of
                      ML JWH Strategic Allocation Fund L.P.