Form 10-K, Exhibit 13
period 2005-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 2006-03-31
CIK 1005177

Exhibit 13.01

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership)

AND JOINT VENTURE

Consolidated Financial Statements for the years ended

December 31, 2005, 2004 and 2003

and Report of Independent Registered Public Accounting Firm

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Financial Condition as of December 31, 2005 and 2004	2

Consolidated Statements of Operations for the years ended December 31, 2005, 2004 and 2003	3

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2005, 2004 and 2003	4

Consolidated Financial Data Highlights for the year ended December 31, 2005	5

Notes to Consolidated Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the “Partnership”) and ML/JWH Strategic Joint Venture as of December 31, 2005 and 2004, and the related consolidated statements of operations and changes in partners’ capital for each of the three years in the period then ended and the consolidated financial data highlights for the year ended December 31, 2005. These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements and consolidated financial data highlights present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and ML/JWH Strategic Joint Venture as of December 31, 2005 and 2004, and the results of their operations, changes in their partners’ capital, and the financial data highlights for each of the periods presented in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York

February 24, 2006

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2005 AND 2004

	2005	2004
ASSETS
Equity in commodity futures trading accounts:
Cash	$1,259,995,704	$1,283,896,801
Net unrealized profit (loss) on open contracts	(4,725,026)	145,214,452
Accrued interest	4,186,964	2,215,147
Subscriptions receivable	11,450	33,098

TOTAL ASSETS	$1,259,469,092	$1,431,359,498

LIABILITIES AND PARTNERS’ CAPITAL AND MINORITY INTEREST:
LIABILITIES:
Brokerage commissions payable	$6,034,745	$6,821,515
Profit Share payable	6,312	39,051,490
Redemptions payable	18,710,981	13,106,314
Ongoing offering costs payable	75,000	—
Administrative fees payable	283,221	318,595

Total liabilities	25,110,259	59,297,914

PARTNERS’ CAPITAL:
General Partner (61,381 Units and 51,570 Units)	12,613,943	13,425,275
Limited Partners (5,944,149 Units and 5,217,892 Units)	1,221,537,583	1,358,373,840

Total partners’ capital	1,234,151,526	1,371,799,115

MINORITY INTEREST	207,307	262,469

TOTAL LIABILITIES, PARTNERS’ CAPITAL AND MINORITY INTEREST	$1,259,469,092	$1,431,359,498

NET ASSET VALUE PER UNIT: (Based on 6,005,530 and 5,269,462 Units outstanding)	$205.50	$260.33

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	2005	2004	2003
TRADING PROFITS (LOSSES):
Realized	$(112,908,397)	$151,296,416	$24,882,048
Change in unrealized	(150,020,999)	91,466,219	20,384,664

Total trading profits (losses)	(262,929,396)	242,762,635	45,266,712

INVESTMENT INCOME:
Interest	39,816,009	14,133,423	5,168,611

EXPENSES:
Brokerage commissions	73,622,017	57,501,150	30,474,397
Administrative fees	3,450,957	2,889,337	1,699,677
Ongoing offering costs	475,000	348,101	1,198,256

Total expenses	77,547,974	60,738,588	33,372,330

NET INVESTMENT LOSS	(37,731,965)	(46,605,165)	(28,203,719)

INCOME (LOSS) BEFORE MINORITY INTEREST AND PROFIT SHARE ALLOCATION	(300,661,361)	196,157,470	17,062,993

Profit Share allocation	(6,312)	(39,051,490)	(5,840,767)
Minority interest in (income) loss	55,162	(25,137)	(16,777)

NET INCOME (LOSS)	$(300,612,511)	$157,080,843	$11,205,449

NET INCOME (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	5,970,850	4,351,797	2,152,461

Net income (loss) per weighted average General Partner and Limited Partner Unit	$(50.35)	$36.10	$5.21

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2005, 2004 AND 2003

	Units	General Partner	Limited Partners	Total
PARTNERS’ CAPITAL, DECEMBER 31, 2002	1,450,002	$3,438,707	$314,858,961	$318,297,668

Additions	1,667,555	4,541,553	402,322,372	406,863,925

Net income	—	235,091	10,970,358	11,205,449

Redemptions	(165,642)	(32,400)	(40,857,235)	(40,889,635)

PARTNERS’ CAPITAL, DECEMBER 31, 2003	2,951,915	8,182,951	687,294,456	695,477,407

Additions	2,640,813	3,565,324	590,809,888	594,375,212

Net income	—	1,718,705	155,362,138	157,080,843

Redemptions	(323,266)	(41,705)	(75,092,642)	(75,134,347)

PARTNERS’ CAPITAL, DECEMBER 31, 2004	5,269,462	13,425,275	1,358,373,840	1,371,799,115

Additions	1,613,068	2,102,855	348,829,251	350,932,106

Net loss	—	(2,914,187)	(297,698,324)	(300,612,511)

Redemptions	(877,000)	—	(187,967,184)	(187,967,184)

PARTNERS’ CAPITAL, DECEMBER 31, 2005	6,005,530	$12,613,943	$1,221,537,583	$1,234,151,526

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2005

The following per unit data and ratios have been derived from information provided in the consolidated financial statements.

Per Unit Operating Performance:
Net asset value, beginning of year	$260.33

Realized trading loss	(21.04)
Change in unrealized trading loss	(27.45)
Interest income	6.64
Minority interest in loss and Profit Share allocation	0.01
Expenses	(12.99)

Net asset value, end of year	$205.50

Total return:

Total return, before Profit Share allocation	-21.06%
Profit Share allocation	0.00%
Total return	-21.06%

Ratios to Average Net Assets:

Expenses	6.12	%(i)

Net investment loss	(2.98	)%(i)

(i)  Impact of Profit Share allocation and minority interest less than .01%

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML JWH Strategic Allocation Fund L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996. The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture (the “Joint Venture”) with John W. Henry & Company, Inc. (“JWH®”), the trading advisor for the Partnership. Merrill Lynch Alternative Investments LLC (“MLAI”) is the general partner of the Partnership. MLAI is a wholly-owned subsidiary of Merrill Lynch Investment Managers, LP (“MLIM”), which in turn, is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker. MLAI has agreed to maintain a general partner interest of at least 1% of the total capital of the Partnership. MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective economic interests.

The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH®. JWH® selects, allocates and reallocates the Partnership’s assets among different combinations of JWH®’s programs—an approach which JWH® refers to as the “JWH Strategic Allocation Program.”

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in “net unrealized profit (loss) on open contracts” in the Consolidated Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in “change in unrealized” under trading profits (losses) in the Consolidated Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar. Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition. Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period. Gains and losses resulting from the translation to U.S. dollars are reported in “realized” in the Statement of Operations.

Ongoing Offering Costs, Operating Expenses and Selling Commissions

MLAI is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership’s average month-end assets in any fiscal year.

MLAI pays for all routine operating costs excluding the State of New Jersey filing fee (which is borne by the Partnership) (See Note 4) but including legal, accounting, printing, postage and similar administrative expenses of the Partnership, including the Partnership’s share of any such costs incurred by the Joint Venture (See Note 3). MLAI receives an administrative fee from the Partnership, as well as a portion of the brokerage commissions paid to MLPF&S by the Joint Venture (See Note 4).

No selling commissions have been or are paid directly by the Limited Partners. All selling commissions are paid by MLAI.

Income Taxes

No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership. No such distributions have been declared for the years ended December 31, 2005, 2004 or 2003.

Subscriptions

Units are offered as of the close of business at the end of each month. Shares are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month. Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption. If an investor acquired Units at more than one time, Units are treated on a “first-in, first-out” basis for purposes of determining whether redemption charges are applicable. Redemption charges, if any, are subtracted from redemption proceeds and paid to MLAI.

Dissolution of the Partnership

The Partnership will terminate on December 31, 2026 or at an earlier date if certain conditions occur, as well as under certain other circumstances as set forth in the Limited Partnership Agreement.

Indemnifications

In the normal course of business, the Partnership enters into contracts and agreements that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown, as this would involve future claims that may be made against the Partnership that have not yet occurred. The Partnership expects the risk of any future obligation under these indemnifications to be remote.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Partnership’s investments, defined as “net unrealized profit (loss) on open contracts” in the Consolidated Statements of Financial Condition, as of December 31, 2005 and 2004, are as follows.

2005		Long Positions			Short Positions
Commodity		Unrealized profit	Percent of		Unrealized profit	Percent of	Net unrealized	Percent of
Industry Sector	Contracts	(loss)	Net Assets	Contracts	(loss)	Net Assets	profit (loss)	Net Assets	Maturity Date
Agriculture	5,556	$11,909,746	0.97%	(6,708)	$(6,253,534)	-0.51%	$5,656,212	0.46%	February 06 - March 06
Currencies	88,543,161	(16,746,107)	-1.36%	(136,037,421)	31,431,492	2.55%	14,685,385	1.19%	March 06
Energy	1,339	(47,729,890)	-3.86%	(4,738)	(3,178,724)	-0.26%	(50,908,614)	-4.12%	February 06 - April 06
Interest rates	28	17,183	0.00%	(31,727)	(11,273,093)	-0.91%	(11,255,910)	-0.91%	March 06 - December 06
Metals	8,945	33,434,352	2.71%	(1,201)	(3,546,988)	-0.29%	29,887,364	2.42%	January 06 - March 06
Stock indices	7,285	7,210,537	0.58%	—	—	0.00%	7,210,537	0.58%	March 06

Total		$(11,904,179)	-0.96%		$7,179,153	0.58%	$(4,725,026)	-0.38%

2004		Long Positions			Short Positions
Commodity		Unrealized profit	Percent of		Unrealized profit	Percent of	Net unrealized	Percent of
Industry Sector	Contracts	(loss)	Net Assets	Contracts	(loss)	Net Assets	profit (loss)	Net Assets	Maturity Date
Agriculture	4,680	$9,251,018	0.67%	(13,924)	$2,952,375	0.22%	$12,203,393	0.89%	February 05 - May 05
Currencies	240,025,625	144,952,223	10.57%	(42,646,248)	(19,541,233)	-1.43%	125,410,990	9.14%	March 05
Energy	—	—	0.00%	(12,162)	16,461,073	1.20%	16,461,073	1.20%	March 05 - April 05
Interest rates	45,000	(6,356,813)	-0.46%	(7,078)	(1,502,097)	-0.11%	(7,858,910)	-0.57%	March 05 - December 05
Metals	10,015	16,564,087	1.21%	(2,975)	(16,018,998)	-1.17%	545,089	0.04%	January 05 - March 05
Stock indices	9,562	4,968,171	0.36%	(990)	(6,515,354)	-0.47%	(1,547,183)	-0.11%	March 05

Total		$169,378,686	12.35%		$(24,164,234)	-1.76%	$145,214,452	10.59%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s net assets as of December 31, 2005 and 2004.

3.               JOINT VENTURE AGREEMENT

The Partnership and JWH® entered into a Joint Venture Agreement whereby JWH® contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement is subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH® elects not to renew. The Joint Venture Agreement was renewed through the year ended December 31, 2006. MLAI is the manager of the Joint Venture, while JWH® has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

Pursuant to the Joint Venture Agreement, JWH® and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20% of the Partnership’s allocable quarterly New Trading Profits, as defined, are allocated to JWH®. Losses are allocated to JWH® and the Partnership based on equity ownership.

Pursuant to the Joint Venture Agreement, JWH®’s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture. For the years ended December 31, 2005, 2004 and 2003, JWH® received a Profit Share allocation of $0, $38,968,456, and $5,790,782 and earned interest of $6,312, $83,034, and $49,985 on such amounts, respectively.

4.               RELATED PARTY TRANSACTIONS

The Joint Venture’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Joint Venture with interest at the prevailing 91-day U.S. Treasury bill rate. The Joint Venture is credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch. Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Joint Venture, from possession of such assets.

Merrill Lynch charges the Joint Venture, at prevailing local rates, for financing realized and unrealized losses on the Joint Venture’s non-U.S. dollar-denominated positions.

The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture’s month-end trading assets. The Joint Venture also pays MLAI a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture’s month-end trading assets. Beginning in 2003, the Partnership reimburses MLAI for payment of the actual State of New Jersey annual filing fee assessed on a per partner basis with a maximum of $250,000 per year which is paid on its behalf. Month-end trading assets are not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLAI estimates that the round-turn equivalent commission rate charged to the Joint Venture by MLPF&S during the years ended December 31, 2005, 2004 and 2003 was approximately $154, $110, and $117, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLPF&S pays JWH® annual Consulting Fees of 2% of the Partnership’s average month-end assets, after reduction for a portion of the brokerage commissions.

5.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit. The weighted average Units outstanding for the years ended December 31, 2005, 2004 and 2003 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.               FAIR VALUE AND OFF-BALANCE SHEET RISK

The nature of this Partnership has certain risks, which cannot be presented on the consolidated financial statements. The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of off-balance sheet market risk. Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership’s net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition. The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of JWH®, calculating the Net Asset Value of the Partnership as of the close of business on each day and reviewing outstanding positions for over-concentrations. While MLAI does not itself intervene in the markets to hedge or diversify the Partnership’s market exposure, MLAI may urge JWH® to reallocate positions in an attempt to avoid over-concentrations. However, such interventions are unusual and unless it appears that JWH® has begun to deviate from past practice or trading policies or to be trading erratically, MLAI’s basic risk control procedures consist simply of the ongoing process of advisor monitoring, with the market risk controls being applied by JWH®.

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

The Partnership, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to

MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in “net unrealized profit (loss) on open contracts” on the Consolidated Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Michael L. Pungello

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

General Partner of

ML JWH Strategic Allocation Fund L.P.