Form 10-K, Exhibit 13
period 2006-12-31
ML JWH STRATEGIC ALLOCATION FUND LP
filed 2007-03-29
CIK 1005177

Exhibit 13.01

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership)

AND JOINT VENTURE

Consolidated Financial Statements for the years ended
December 31, 2006, 2005 and 2004
and Report of Independent Registered Public Accounting Firm

ML JWH STRATEGIC ALLOCATION FUND L.P.
(A Delaware Limited Partnership) AND JOINT VENTURE

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

CONSOLIDATED FINANCIAL STATEMENTS:

Consolidated Statements of Financial Condition as of December 31, 2006 and 2005	2

Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	3

Consolidated Statements of Changes in Partners’ Capital for the years ended December 31, 2006, 2005 and 2004	4

Consolidated Financial Data Highlights for the year ended December 31, 2006	5

Notes to Consolidated Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of
  ML JWH Strategic Allocation Fund L.P.:

We have audited the accompanying consolidated statements of financial condition of ML JWH Strategic Allocation Fund L.P. (the “Partnership”) and ML/JWH Strategic Joint Venture as of December 31, 2006 and 2005, and the related consolidated statements of operations and of changes in partners’ capital for each of the three years in the period ended December 31, 2006 and the consolidated financial data highlights for the year ended December 31, 2006.  These consolidated financial statements and consolidated financial data highlights are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the consolidated financial statements and consolidated financial data highlights referred to above present fairly, in all material respects, the financial position of ML JWH Strategic Allocation Fund L.P. and ML/JWH Strategic Joint Venture as of December 31, 2006 and 2005, the results of their operations and the changes in their partners’ capital for each of the three years in the period then ended, and the financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Deloitte and Touche
Deloitte and Touche

New York, New York
March 2, 2007

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2006 AND 2005

	2006	2005
ASSETS
Equity in commodity futures trading accounts:
Cash (includes restricted cash of $313,038,069 for 2006 and $430,918,337 for 2005)	$833,258,309	$1,259,995,704
Net unrealized profit (loss) on open contracts	7,308,299	(4,725,026)
Accrued interest	3,815,156	4,186,964
Subscriptions receivable	10,648	11,450

TOTAL ASSETS	$844,392,412	$1,259,469,092

LIABILITIES AND PARTNERS’ CAPITAL AND MINORITY INTEREST:
LIABILITIES:
Brokerage commissions payable	$4,045,866	$6,034,745
Profit Share payable	—	6,312
Redemptions payable	47,544,300	18,710,981
Ongoing offering costs payable	125,000	75,000
Administrative and filing fees payable	196,749	283,221

Total liabilities	51,911,915	25,110,259

PARTNERS’ CAPITAL:
General Partner (46,719 Units and 61,381 Units)	8,204,766	12,613,943
Limited Partners (4,465,097 Units and 5,944,149 Units)	784,098,296	1,221,537,583

Total partners’ capital	792,303,062	1,234,151,526

MINORITY INTEREST	177,435	207,307

TOTAL LIABILITIES, PARTNERS’ CAPITAL AND MINORITY INTEREST	$844,392,412	$1,259,469,092

NET ASSET VALUE PER UNIT:	$175.61	$205.50
(Based on 4,511,816 and 6,005,530 Units outstanding, 12,508,667 Units authorized)

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	2006	2005	2004
TRADING PROFIT (LOSS):

Realized	$(158,576,895)	$(112,908,397)	$151,296,416
Change in unrealized	12,136,031	(150,020,999)	91,466,219

Total trading profit (loss)	(146,440,864)	(262,929,396)	242,762,635

INVESTMENT INCOME:

Interest	51,861,211	39,816,009	14,133,423

EXPENSES:

Brokerage commissions	61,808,517	73,622,017	57,501,150
Administrative and filing fees	2,937,327	3,450,957	2,889,337
Ongoing offering costs	1,450,000	475,000	348,101

Total expenses	66,195,844	77,547,974	60,738,588

NET INVESTMENT LOSS	(14,334,633)	(37,731,965)	(46,605,165)

INCOME (LOSS) BEFORE MINORITY INTEREST AND PROFIT SHARE ALLOCATION	(160,775,497)	(300,661,361)	196,157,470

Profit Share allocation	—	(6,312)	(39,051,490)
Minority interest in (income) loss	29,872	55,162	(25,137)

NET INCOME (LOSS)	$(160,745,625)	$(300,612,511)	$157,080,843

NET INCOME (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	5,604,599	5,970,850	4,351,797

Net income (loss) per weighted average General Partner and Limited Partner Unit	$(28.68)	$(50.35)	$36.10

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, DECEMBER 31, 2003	2,951,915	$8,182,951	$687,294,456	$695,477,407
Additions	2,640,813	3,565,324	590,809,888	594,375,212
Net income	—	1,718,705	155,362,138	157,080,843
Redemptions	(323,266)	(41,705)	(75,092,642)	(75,134,347)
PARTNERS’ CAPITAL, DECEMBER 31, 2004	5,269,462	13,425,275	1,358,373,840	1,371,799,115
Additions	1,613,068	2,102,855	348,829,251	350,932,106
Net loss	—	(2,914,187)	(297,698,324)	(300,612,511)
Redemptions	(877,000)	—	(187,967,184)	(187,967,184)
PARTNERS’ CAPITAL, DECEMBER 31, 2005	6,005,530	12,613,943	1,221,537,583	1,234,151,526
Additions	652,497	4,888	126,252,532	126,257,420
Net loss	—	(1,731,789)	(159,013,836)	(160,745,625)
Redemptions	(2,146,211)	(2,682,276)	(404,677,983)	(407,360,259)
PARTNERS’ CAPITAL, DECEMBER 31, 2006	4,511,816	$8,204,766	$784,098,296	$792,303,062

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

CONSOLIDATED FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2006

The following per unit data and ratios have been derived from information provided in the consolidated financial statements.

Per Unit Operating Performance:

Net asset value, beginning of year	$205.50

Realized trading loss	(28.01)
Change in unrealized trading loss	0.62
Interest income	9.28
Minority interest in loss	0.01
Expenses	(11.79)

Net asset value, end of year	$175.61

Total return:

Total return	-14.55	%(i)

Ratios to Average Net Assets:

Expenses	6.30	%(i)

Net investment loss	-1.36	%(i)

(i)  Impact of minority interest less than .01%

See notes to consolidated financial statements.

ML JWH STRATEGIC ALLOCATION FUND L.P.

(A Delaware Limited Partnership) AND JOINT VENTURE

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML JWH Strategic Allocation Fund L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities through its joint venture, ML/JWH Strategic Joint Venture (the “Joint Venture”), with John W. Henry & Company, Inc. (“JWH®”), the trading advisor for the Partnership. Merrill Lynch Alternative Investments LLC (“MLAI”) is the general partner of the Partnership. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co. Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker. MLAI has agreed to maintain a general partner interest of at least 1% of the total capital of the Partnership. MLAI and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective economic interests.

The Joint Venture trades in the international futures and forward markets, applying multiple proprietary trading strategies under the direction of JWH®.  JWH® selects, allocates and reallocates the Partnership’s assets among different combinations of JWH®’s programs—an approach which JWH® refers to as the “JWH Strategic Allocation Program”.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Consolidated Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under trading profit (loss) in the Consolidated Statements of Operations.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Consolidated Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2006 and 2005 is restricted cash for margin requirements of $313,038,069 and $430,918,337, respectively.

Income Taxes

No provision for income taxes has been made in the accompanying consolidated financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2006, 2005 or 2004.

Subscriptions

Units of the Partnership are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice. Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption.  If an investor acquired Units at more than one time, Units are treated on a first-in, first-out basis for purposes of determining whether redemption charges are applicable.  Redemption charges, if any, are subtracted from redemption proceeds and paid to MLAI.

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

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Partnership’s investments, defined as Net unrealized profit (loss) on open contracts in the Consolidated Statements of Financial Condition, as of December 31, 2006 and 2005, are as follows.

2006

	Long Positions			Short Positions
Commodity Industry Sector	Contracts	Unrealized profit (loss)	Percent of Net Assets	Contracts	Unrealized profit (loss)	Percent of Net Assets	Net unrealized profit (loss)	Percent of Net Assets	Maturity Date
Agriculture	2,749	$2,804,466	0.35%	(1,310)	$201,777	0.03%	$3,006,243	0.38%	March 07
Currencies	69,156,812	6,768,222	0.85%	(65,752,422)	5,303,474	0.67%	12,071,696	1.52%	March 07
Energy	—	—	0.00%	(1,623)	7,150,316	0.90%	7,150,316	0.90%	March 07 - April 07
Interest rates	13,785	(20,933,333)	-2.64%	(15,897)	4,976,400	0.63%	(15,956,933)	-2.01%	March 07 - December 07
Metals	588	806,662	0.10%	(1,734)	(1,519,240)	-0.19%	(712,578)	-0.09%	January 07 - March 07
Stock indices	4,400	1,749,555	0.22%	—	—	0.00%	1,749,555	0.22%	March 07

Total		$(8,804,428)	-1.12%		$16,112,727	2.04%	$7,308,299	0.92%

2005

Commodity Industry Sector	Contracts	Unrealized profit (loss)	Percent of Net Assets	Contracts	Unrealized profit (loss)	Percent of Net Assets	Net unrealized profit (loss)	Percent of Net Assets	Maturity Date
Agriculture	5,556	$11,909,746	0.97%	(6,708)	$(6,253,534)	-0.51%	$5,656,212	0.46%	February 06 - March 06
Currencies	88,543,161	(16,746,107)	-1.36%	(136,037,421)	31,431,492	2.55%	14,685,385	1.19%	March 06
Energy	1,339	(47,729,890)	-3.86%	(4,738)	(3,178,724)	-0.26%	(50,908,614)	-4.12%	February 06 - April 06
Interest rates	28	17,183	0.00%	(31,727)	(11,273,093)	-0.91%	(11,255,910)	-0.91%	March 06 - December 06
Metals	8,945	33,434,352	2.71%	(1,201)	(3,546,988)	-0.29%	29,887,364	2.42%	January 06 - March 06
Stock indices	7,285	7,210,537	0.58%	—	—	0.00%	7,210,537	0.58%	March 06

Total		$(11,904,179)	-0.96%		$7,179,153	0.58%	$(4,725,026)	-0.38%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partnership’s net assets as of December 31, 2006 and 2005.

3.               JOINT VENTURE AGREEMENT

The Partnership and JWH® entered into a Joint Venture Agreement whereby JWH® contributed $100,000 to the Joint Venture and the Partnership contributed substantially all of its capital. The Joint Venture Agreement is subject to automatic one-year renewals on the same terms, unless either the Partnership or JWH® elects not to renew.  The Joint Venture Agreement was renewed through the year ended December 31, 2007.  MLAI is the manager of the Joint Venture, while JWH® has sole discretion in determining the commodity futures, options on futures and forward trades to be made on its behalf, subject to the trading limitations outlined in the Joint Venture Agreement.

Pursuant to the Joint Venture Agreement, JWH® and the Partnership share in the profits of the Joint Venture based on equity ownership provided that 20% of the Partnership’s allocable quarterly New Trading Profits, as defined, are allocated to JWH®.  Losses are allocated to JWH® and the Partnership based on equity ownership.

Pursuant to the Joint Venture Agreement, JWH®’s share of profits may earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture.  For the years ended December 31, 2006, 2005 and 2004, JWH® received a Profit Share allocation of $0, $0, and $38,968,456 and earned interest of $0, $6,312, and $83,034 on such amounts, respectively.

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

Merrill Lynch charges the Joint Venture, at prevailing local interest rates, for financing realized and unrealized losses on the Joint Venture’s non-U.S. dollar-denominated positions.

The Joint Venture currently pays brokerage commissions to MLPF&S at a flat monthly rate of ..479 of 1% (a 5.75% annual rate) of the Joint Venture’s month-end trading assets. The Joint Venture also pays MLAI a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture’s month-end trading assets. The Partnership reimburses MLAI for payment of the actual State of New Jersey annual filing fee assessed on a per partner basis with a maximum of $250,000 per year which is paid on its behalf. Month-end trading assets are not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLAI estimates that the round-turn equivalent commission rate charged to the Joint Venture by MLPF&S during the years ended December 31, 2006, 2005 and 2004 was approximately $182, $154, and $110, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLPF&S pays JWH® annual Consulting Fees of 2% of the Partnership’s average month-end assets, after reduction for a portion of the brokerage commissions.

5.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2006, 2005 and 2004 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

6.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109. FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. Adoption of FIN 48 is required for fiscal years beginning after December 15, 2006. The impact on the Partnership’s consolidated financial statements, if any, is currently being assessed.

In September 2006, the Securities Exchange Commission (“SEC”) staff also issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB 108”). While not an official rule or interpretation of the SEC, SAB 108 was issued to address the diversity in practice in quantifying misstatements from prior years and assessing their effect on current year financial statements. SAB 108 is effective for the first annual period ending after November 15, 2006, with early application encouraged. The Partnership has assessed the impact of SAB 108 on its consolidated financial statements and does not expect the impact of adoption to be material to its consolidated financial statements.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under accounting principles generally accepted in the United States of America, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS 157 is effective for fiscal years beginning after November 15, 2007.  The Partnership is currently evaluating the impact of adopting FAS 157 on its consolidated financial statements.

7.               MARKET AND CREDIT RISKS

The nature of this Partnership has certain risks, which cannot be presented on the consolidated financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership’s net unrealized profit (loss) on such derivative instruments as reflected in the Consolidated Statements of Financial Condition.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

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

The Partnership, in its normal course of business, enters into various contracts with MLPF&S acting as its commodity broker.  Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit (loss) on open contracts on the Consolidated Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/Barbra E. Kocsis

Barbra E. Kocsis

Chief Financial Officer

Merrill Lynch Alternative Investments LLC

General Partner of

ML JWH Strategic Allocation Fund L.P.