Form 10-K, Exhibit 13
period 2007-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2008-03-31
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements for the years ended
December 31, 2007, 2006 and 2005
and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.

(a Delaware Limited Partnership)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2007 and 2006	2

Statements of Operations for the years ended December 31, 2007, 2006 and 2005	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2007, 2006 and 2005	4

Financial Data Highlights for the years ended December 31, 2007, 2006 and 2005	5

Notes to Financial Statements	6-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

  ML Trend-Following Futures Fund L.P.:

We have audited the accompanying statements of financial condition of ML Trend-Following Futures Fund L.P. (the “Partnership”), previously known as ML JWH Strategic Allocation Fund L.P., as of December 31, 2007 and 2006, and the related statements of operations and changes in partners’ capital and the financial data highlights for each of the three years in the period ended December 31, 2007.  These financial statements and financial data highlights are the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement.  The Partnership is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Partnership’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. as of December 31, 2007 and 2006, the results of its operations, the changes in its partners’ capital, and its financial data highlights for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

Princeton, New Jersey

March 31, 2008

ML TREND-FOLLOWING FUTURES FUND L.P.

(a Delaware Limited Partnership)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2007 AND 2006

	2007	2006

ASSETS:
Equity in commodity futures trading accounts:
Cash (includes restricted cash of $0 for 2007 and $313,038,069 for 2006)	$6,173	$833,258,309
Net unrealized profit on open contracts	—	7,308,299
Cash	218,869	—
Investments in Portfolio Funds (cost $347,355,241)	369,982,077	—
Due from Portfolio Funds	17,014,386	—
Accrued interest	59,180	3,815,156
Subscriptions receivable	—	10,648

TOTAL ASSETS	$387,280,685	$844,392,412

LIABILITIES, PARTNERS’ CAPITAL AND MINORITY INTEREST
LIABILITIES:
Brokerage commissions payable	$—	$4,045,866
Wrap fee payable	1,290,255	—
Redemptions payable	15,662,095	47,544,300
Ongoing offering costs payable	—	125,000
Other	209,053	196,749

Total liabilities	17,161,403	51,911,915

PARTNERS’ CAPITAL:
General Partner (42,282 Units and 46,719 Units)	6,943,734	8,204,766
Limited Partners (2,211,461 Units and 4,465,097 Units)	363,175,548	784,098,296

Total partners’ capital	370,119,282	792,303,062

MINORITY INTEREST	—	177,435

TOTAL LIABILITIES, PARTNERS’ CAPITAL AND MINORITY INTEREST	$387,280,685	$844,392,412

NET ASSET VALUE PER UNIT
(Based on 2,253,743 and 4,511,816 Units outstanding, unlimited Units authorized)	$164.22	$175.61

See notes to  financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(a Delaware Limited Partnership)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	2007	2006	2005
TRADING PROFIT (LOSS):

Realized	$(64,586,271)	$(158,576,895)	$(112,908,397)
Change in unrealized	15,318,537	12,136,031	(150,020,999)

Total trading loss	(49,267,734)	(146,440,864)	(262,929,396)

INVESTMENT INCOME:

Interest	13,909,510	51,861,211	39,816,009

EXPENSES:

Brokerage commissions	15,400,942	61,808,517	73,622,017
Administrative and filing fees	961,273	2,937,327	3,450,957
Wrap fee	9,947,043	—	—
Ongoing offering costs	25,000	1,450,000	475,000

Total expenses	26,334,258	66,195,844	77,547,974

NET INVESTMENT LOSS	(12,424,748)	(14,334,633)	(37,731,965)

LOSS BEFORE MINORITY INTEREST AND PROFIT SHARE ALLOCATION	(61,692,482)	(160,775,497)	(300,661,361)

Profit Share allocation	—	—	(6,312)
Minority interest	18,048	29,872	55,162

NET LOSS	$(61,674,434)	$(160,745,625)	$(300,612,511)

NET LOSS PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	3,220,807	5,604,599	5,970,850

Net loss per weighted average General Partner and Limited Partner Unit	$(19.15)	$(28.68)	$(50.35)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(a Delaware Limited Partnership)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2004	5,269,462	$13,425,275	$1,358,373,840	$1,371,799,115

Additions	1,613,068	2,102,855	348,829,251	350,932,106

Net loss	—	(2,914,187)	(297,698,324)	(300,612,511)

Redemptions	(877,000)	—	(187,967,184)	(187,967,184)

PARTNERS’ CAPITAL, December 31, 2005	6,005,530	12,613,943	1,221,537,583	1,234,151,526

Subscriptions	652,497	4,888	126,252,532	126,257,420

Net loss	—	(1,731,789)	(159,013,836)	(160,745,625)

Redemptions	(2,146,211)	(2,682,276)	(404,677,983)	(407,360,259)

PARTNERS’ CAPITAL, December 31, 2006	4,511,816	8,204,766	784,098,296	792,303,062

Subscriptions	224,986	—	36,094,976	36,094,976

Net loss	—	(573,924)	(61,100,510)	(61,674,434)

Redemptions	(2,483,059)	(687,108)	(395,917,214)	(396,604,322)

PARTNERS’ CAPITAL, December 31, 2007	2,253,743	$6,943,734	$363,175,548	$370,119,282

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(a Delaware Limited Partnership)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2007, 2006 AND 2005

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2007	2006	2005
Per Unit Operating Performance:

Net asset value, beginning of year	$175.61	$205.50	$260.33

Realized trading loss	(14.17)	(28.01)	(21.04)
Change in unrealized trading profit (loss)	7.12	0.62	(27.45)
Interest income	3.52	9.28	6.64
Minority interest in loss	— (1)	0.01	0.01
Expenses (2)	(7.86)	(11.79)	(12.99)

Net asset value, end of year	$164.22	$175.61	$205.50

Total Return:

Total return	-6.48%	-14.55%	-21.06%

Ratios to Average Net Assets: (2),(3)

Expenses	5.22%	6.30%	6.12%

Net investment loss	-2.46%	-1.36%	-2.98%

(1) Minority interest is less than $0.01.

(2) Includes the impact of brokerage commission expense.

(3) The ratios do not reflect the proportionate share of income and expense of the Portfolio Funds.

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(a Delaware Limited Partnership)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML TrendFollowing Futures Fund L.P. (the “Partnership”), formerly known as ML JWH Strategic Allocation Fund L.P. was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the discretion of Merrill Lynch Alternative Investments LLC (“MLAI”) the general partner of the Partnership, among four underlying FuturesAccess Funds (each a “Portfolio Fund” and collectively the “Portfolio Funds”) (See Note 2).

On April 20, 2007, MLAI issued an announcement regarding a restructuring of the Partnership, effective June 1, 2007.  As part of the restructuring the following occurred:

•                  The Partnership changed its name to ML Trend-Following Futures Fund L.P.

•                  The Partnership’s assets were reinvested in MLAI-sponsored Portfolio Funds: ML Aspect FuturesAccess LLC (“Aspect”), ML Chesapeake FuturesAccess LLC (“Chesapeake”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”).  These Portfolio Funds employ a variety of systematic models with an emphasis on a style of investment commonly referred to as “diversified trend following” and the Partnership no longer utilizes the services of John W. Henry & Company, Inc. (“JWH®”) as a commodity trading advisor.

•                  The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single commodity trading advisor.  Each of the Portfolio Funds implements a different trading strategy; and

•                  On May 7, 2007, the Partnership was deregistered under the Securities Act of 1933, as amended, but retained its registration under the Securities Act of 1934, as amended.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Revenue Recognition

The Portfolio Funds’ commodities, futures, options on futures and forward contract transactions are recorded on the trade date and open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Partnership and each of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized under trading profit (loss) in the Statements of Operations of the Partnership and each of the Portfolio Funds.

The resulting change between cost and market value (net of subscription and redemption activity in Portfolio Funds) is reflected in the Statements of Operations as change in unrealized from the Investments in the Portfolio Funds. In addition, when the Partnership redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) for such interests in the Statements of Operations of the Partnership.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations of the Partnership and each of the Portfolio Funds.

Ongoing Offering Costs, Operating Expenses and Selling Commissions

MLAI is entitled to receive, from the Partnership, ongoing offering cost reimbursements subject to a ceiling of up to .25 of 1% of the Partnership’s average month-end assets in any fiscal year.

Prior to June 1, 2007, the Partnership’s brokerage commissions and administrative fees constituted a single annual “wrap fee” not to exceed 6.5% of the Partnership’s average month-end Net Asset Value, which covered all of the Partnership’s costs and expenses, other than bid-ask spreads and certain trading fees as well as an annual filing fee payable to the State of New Jersey and offering costs. After June 1, 2007, the Partnership pays MLAI, wrap fee in the amount of 4.0% of the Partnership’s average month-end Net Asset Value. Other than this 4.0% wrap fee, the only direct expense of the Partnership is the annual New Jersey filing fee, which is assessed on a per-partner basis with a maximum charge of $250,000 per year.

No selling commissions have been or are paid directly by the Limited Partners.  All selling commissions are paid by MLPF&S.

Cash

A portion of the assets maintained at MLPF&S at December 31, 2006 is restricted cash of $313,038,069 required to meet maintenance margin requirements.  The Partnership maintains cash at an unaffiliated bank for operational purposes as of December 31, 2007.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2007, 2006 and 2005.

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

Redemptions

A Limited Partner may redeem some or all of such Partner’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”). Units redeemed on or prior to the end of the twelfth full month after purchase are assessed an early redemption charge of 3% of their Net Asset Value as of the date of redemption.  If an investor acquired Units at more than one time, Units are treated on a first-in, first-out basis for purposes of determining whether redemption charges are applicable.  Redemption charges, if any, are subtracted from redemption proceeds and paid to MLAI.

Redemption requests are accepted within the notice period.  The Partnership does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Partnership

The Partnership may terminate if certain circumstances occur as set forth in the offering memorandum, which include but are not limited to the following:

(a)                            Bankruptcy, dissolution, withdrawal or other termination of the trading advisors of this Partnership.

(b)                           Any event which would make unlawful the continued existence of this Partnership.

(c)                            Determination by MLAI to liquidate or withdraw from the Partnership.

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

2.               INVESTMENTS IN PORTFOLIO FUNDS

The four Portfolio Funds in which the Partnership is invested as of December 31, 2007 are: Winton, Aspect, Transtrend and Chesapeake. MLAI may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

At December 31, 2007, Investments in Portfolio Funds at fair value are as follows:

		Percentage of		Fees (1)		Redemptions
	Fair Value	Investment	Profit (Loss)	Management	Performance	Permitted
ML Winton FuturesAccess LLC	$92,508,127	25.00%	$11,721,847	$942,055	$1,546,686	Monthly
ML Aspect FuturesAccess LLC	92,508,126	25.00	3,530,089	930,069	152,433	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	92,485,147	25.00	15,550,879	633,329	4,354,468	Monthly
ML Chesapeake FuturesAccess LLC	92,480,677	25.00	(5,976,852)	611,746	—	Monthly

Total Investment in Portfolio Funds at fair value (cost $347,355,241)	$369,982,077	100.00%	$24,825,963

(1) See Note 6.

3. CONDENSED SCHEDULE OF INVESTMENTS

The Partnership’s investments, defined as Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as of December 31, 2006, are as follows:

2006	Long Positions			Short Positions
Commodity Industry Sector	Contracts	Unrealized profit (loss)	Percent of Partners’ Capital	Contracts	Unrealized profit (loss)	Percent of Partners’ Capital	Net unrealized profit (loss)	Percent of Partners’ Capital	Maturity Date
Agriculture	2,749	$2,804,466	0.35%	(1,310)	$201,777	0.03%	$3,006,243	0.38%	March 07
Currencies	69,156,812	6,768,222	0.85%	(65,752,422)	5,303,474	0.67%	12,071,696	1.52%	March 07
Energy	—	—	0.00%	(1,623)	7,150,316	0.90%	7,150,316	0.90%	March 07 - April 07
Interest rates	13,785	(20,933,333)	-2.64%	(15,897)	4,976,400	0.63%	(15,956,933)	-2.01%	March 07 - December 07
Metals	588	806,662	0.10%	(1,734)	(1,519,240)	-0.19%	(712,578)	-0.09%	January 07 - March 07
Stock indices	4,400	1,749,555	0.22%	—	—	0.00%	1,749,555	0.22%	March 07

Total		$(8,804,428)	-1.12%		$16,112,727	2.04%	$7,308,299	0.92%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Partners’ Capital as of December 31, 2006.

4.               JOINT VENTURE AGREEMENT

The Joint Venture Agreement between the Partnership and JWH® was terminated on May 31, 2007. MLAI was the manager of the Joint Venture, while JWH® had sole discretion in determining the commodity futures, options on futures and forward trades that were made on its behalf, which was subject to the trading limitations outlined in the Joint Venture Agreement.

Pursuant to the Joint Venture Agreement, JWH® and the Partnership shared in the profits of the Joint Venture based on equity ownership provided that 20% of the Partnership’s allocable quarterly New Trading Profits, as defined, were allocated to JWH®.  Losses were allocated to JWH® and the Partnership based on equity ownership.

Pursuant to the Joint Venture Agreement, JWH®’s share of profits did earn interest at the prevailing rates for 91-day U.S. Treasury bills or such share of profits may participate in the profits and losses of the Joint Venture.  For the years ended December 31, 2007, 2006 and 2005, JWH® did not receive any profit share allocation.  For the years ended December 31, 2007 and 2006, JWH® did not earn interest.  For the year ended December 31, 2005, JWH® earned interest of $6,312.

5.               RELATED PARTY TRANSACTIONS

The Partnership’s and the Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S.  On assets held in U.S. dollars, Merrill Lynch credited the Partnership and the Portfolio Funds’ with interest at the prevailing 91-day U.S. Treasury bill rate.  The Partnership and the Portfolio Funds are credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit in excess of the interest which Merrill Lynch pays to the Partnership and the Portfolio Funds, from possession of such assets.

Merrill Lynch charged the Partnership and the Portfolio Funds’, at prevailing local interest rates, for financing realized and unrealized losses on the Partnership’s and each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

Prior to June 1, 2007, the Partnership paid brokerage commissions to MLPF&S at a flat monthly rate of .479 of 1% (a 5.75% annual rate) of the Joint Venture’s month-end trading assets. The Joint Venture also paid MLAI a monthly administrative fee of .021 of 1% (a 0.25% annual rate) of the Joint Venture’s month-end trading assets. The Partnership reimbursed MLAI for payment of the State of New Jersey annual filing fee that was assessed on a per partner basis with a maximum of $250,000 per year which was paid on its behalf. Month-end trading assets were not reduced for purposes of calculating brokerage and administrative fees by any accrued brokerage commissions, administrative fees, Profit Shares or other fees or charges.

MLAI estimates that the round-turn equivalent commission rate charged to the Joint Venture by MLPF&S for the period January 1, 2007 through May 31, 2007 was $166 and for the years ended December 31, 2006 and 2005 were $182 and $154, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLPF&S paid JWH® annual consulting fees of 2% of the Partnership’s average month-end assets, after reduction for a portion of the brokerage commissions.  The Partnership no longer pays consulting fees.

Effective June 1, 2007, no brokerage commission is charged to investors at the Partnership level, although brokerage commissions are charged to investors at the Portfolio Funds’ level, and investors will be indirectly subject to their pro rata share of such fees based on the investment of the Partnership in such underlying Portfolio Funds. Brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as round-turn commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract (a “round turn” commission).  A portion of the brokerage fees is paid to Portfolio Funds executing brokers, which may not include MLPF&S, as the commission or their execution services. The “round-turn” commissions paid will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded.  In general, it is estimated that aggregate brokerage commission charges will not exceed 3% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

6.               ADVISORY AGREEMENT

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisor which is listed below:

		Next Renewal Date	Management
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate
Aspect	Aspect Capital Management	December 31, 2011	1.5%
Chesapeake	Chesapeake Capital Corporation	December 31, 2016	1%
Transtrend	Transtrend B.V.	December 31, 2008	1%
Winton	Winton Capital Corporation	December 31, 2014	1.5%

The advisory agreements shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days’ notice to the other party.  The advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

Performance fees paid by the Portfolio Funds are calculated at the following rates of any New Trading Profit, as defined, and earned by the respective advisors:

Portfolio Fund	Performance fee rate
Aspect	15%
Chesapeake	20%
Transtrend	25%
Winton	15%

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2007, 2006 and 2005 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

8.               RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”).  FAS 157 establishes a common definition for fair value under U.S. GAAP, establishes a framework for measuring fair value and expands disclosure requirements about such fair value measurements.  FAS

157 is effective for fiscal years beginning after November 15, 2007.  The Partnership is currently evaluating the impact of adopting FAS 157 on its financial statements.

Effective January 1, 2007, the Fund adopted the provisions of FASB Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109.  FIN 48 prescribes the minimum recognition threshold a tax position must meet in connection with accounting for uncertainties in income tax positions taken or expected to be taken by an entity before being measured and recognized in the financial statements. The implementation of this pronouncement had no impact on the financial statements.

9.     MARKET AND CREDIT RISKS

The nature of this Partnership has certain risks, which cannot be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ Net unrealized profit (loss) on such derivative instruments as reflected in the Portfolio Funds’ Statement(s) of Financial Condition.  The Portfolio Funds’ exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.  The Portfolio Funds attempt to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Portfolio Funds in their normal course of business, enter into various contracts with MLPF&S acting as their commodity broker.  Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit (loss) on open contracts on the Portfolio Funds’ Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
General Partner of
ML TREND-FOLLOWING FUTURES FUND L.P.