Form 10-K, Exhibit 13
period 2008-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2009-03-31
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements for the years ended

December 31, 2008, 2007 and 2006

and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Deloitte & Touche LLP Two World Financial Center New York, NY 10281-1414 USA Tel: +1 212 436 2000 www.deloitte.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

ML Trend-Following Futures Fund L.P.:

We have audited the accompanying statements of financial condition of ML Trend-Following Futures Fund L.P. (the “Fund”), as of December 31, 2008 and 2007, and the related statements of operations, changes in partners’ capital, and the financial data highlights for each of the three years in the period ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. as of December 31, 2008 and 2007, the results of its operations, changes in its partners’ capital, and the financial data highlights for each of the three years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

A member firm of
Deloitte Touche Tohmatsu

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS:
Equity in commodity futures trading accounts:
Cash	$251,804	$225,042
Investments in Portfolio Funds (cost $264,645,269 for 2008 and $347,355,241 for 2007.)	353,161,083	369,982,077
Due from Portfolio Funds	11,064,145	17,014,386
Accrued interest	—	59,180
TOTAL ASSETS	$364,477,032	$387,280,685

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Wrap fee payable	$1,213,435	$1,290,255
Redemptions payable	11,138,285	15,662,095
Other	250,804	209,053

Total liabilities	12,602,524	17,161,403

PARTNERS’ CAPITAL:
General Partner (41,734 Units and 42,282 Units)	8,313,413	6,943,734
Limited Partners (1,724,666 Units and 2,211,461 Units)	343,561,095	363,175,548

Total partners’ capital	351,874,508	370,119,282

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$364,477,032	$387,280,685

NET ASSET VALUE PER UNIT
(Based on 1,766,400 and 2,253,743 Units outstanding, unlimited Units authorized)	$199.2043	$164.2243

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
TRADING PROFIT (LOSS):

Realized	$20,765,365	$(64,586,271)	$(158,576,895)
Change in unrealized	65,888,978	15,318,537	12,136,031
Total trading profit (loss)	86,654,343	(49,267,734)	(146,440,864)

INVESTMENT INCOME:
Interest	10,654	13,909,510	51,861,211

EXPENSES:
Brokerage commissions	—	15,400,942	61,808,517
Administrative and filing fees	361,539	961,273	2,937,327
Wrap fee	14,868,130	9,947,043	—
Other Expenses	—	25,000	1,450,000

Total expenses	15,229,669	26,334,258	66,195,844

NET INVESTMENT (INCOME) LOSS	(15,219,015)	(12,424,748)	(14,334,633)
PROFIT (LOSS) BEFORE MINORITY INTEREST

AND PROFIT SHARE ALLOCATION	71,435,328	(61,692,482)	(160,775,497)

Minority interest	—	18,048	29,872

NET PROFIT (LOSS)	$71,435,328	$(61,674,434)	$(160,745,625)

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	$2,029,868	3,220,807	5,604,599

Net proftit (loss) per weighted average General Partner and Limited Partner Unit	$35.19	$(19.15)	$(28.68)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2005	6,005,530	$12,613,943	$1,221,537,583	$1,234,151,526

Subscriptions	652,497	4,888	126,252,532	126,257,420

Net Profit (Loss)	—	(1,731,789)	(159,013,836)	(160,745,625)

Redemptions	(2,146,211)	(2,682,276)	(404,677,983)	(407,360,259)

PARTNERS’ CAPITAL, December 31, 2006	4,511,816	8,204,766	784,098,296	792,303,062

Subscriptions	224,986	—	36,094,976	36,094,976

Net Profit (Loss)	—	(573,924)	(61,100,510)	(61,674,434)

Redemptions	(2,483,059)	(687,108)	(395,917,214)	(396,604,322)

PARTNERS’ CAPITAL, December 31, 2007	2,253,743	6,943,734	363,175,548	370,119,282

Subscriptions	96,444	—	17,442,303	17,442,303

Net Profit (Loss)	—	1,369,679	70,065,649	71,435,328

Redemptions	(583,787)	—	(107,122,405)	(107,122,405)

PARTNERS’ CAPITAL, December 31, 2008	1,766,400	$8,313,413	$343,561,095	$351,874,508

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2008	2007	2006
Per Unit Operating Performance:

Net asset value, beginning of year	$164.22	$175.61	$205.50

Realized and unrealized change in trading profit (loss)	42.48	(7.05)	(27.39)
Interest income	0.01	3.52	9.28
Minority interest in Profit (loss)	—	— (1)	0.01
Expenses (2)	(7.51)	(7.86)	(11.79)

Net asset value, end of year	$199.20	$164.22	$175.61

Total Return:

Total return	21.30%	-6.48%	-14.55%

Ratios to Average Net Assets: (2),(3)

Expenses	4.14%	5.22%	6.30%

Net investment profit (loss)	-4.14%	-2.46%	-1.36%

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

On April 20, 2007, MLAI issued an announcement regarding a restructuring of the Partnership, effective June 1, 2007.  As part of the restructuring the following occurred:

•      The Partnership changed its name to ML Trend-Following Futures Fund L.P.

•      The Partnership’s assets were reinvested in MLAI-sponsored Portfolio Funds: ML Aspect FuturesAccess LLC (“Aspect”), ML Chesapeake FuturesAccess LLC (“Chesapeake”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”).  These Portfolio Funds employ a variety of systematic models with an emphasis on a style of investment commonly referred to as “diversified trend following” and the Partnership no longer utilized the services of John W. Henry & Company, Inc. (“JWH®”) as a commodity trading advisor.

•      The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each of the Portfolio Funds implements a different trading strategy; and

•      On May 7, 2007, the Partnership was deregistered under the Securities Act of 1933, as amended, but retained its registration under the Securities Act of 1934, as amended.

Effective January 1, 2009, Merrill Lynch & Co., Inc. became a wholly-owned subsidiary of Bank of America Corporation pursuant to a merger agreement.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

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

Cash

The Partnership maintains cash at an unaffiliated bank for operational purposes.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2008, 2007 and 2006.

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

2.     INVESTMENTS IN PORTFOLIO FUNDS

The four Portfolio Funds in which the Partnership is invested as of December 31, 2008 and 2007 are: Winton, Aspect, Transtrend and Chesapeake. MLAI may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

At December 31, 2008, Investments in Portfolio Funds at fair value are as follows:

	Fair Value	Percentage of Partner’s Capital	Profit (Loss)	Management	Performance	Redemptions Permitted
ML Winton FuturesAccess LLC	$88,290,271	25.09%	$19,067,176	$(1,421,072)	$(3,068,305)	Monthly
ML Aspect FuturesAccess LLC	88,290,270	25.09	25,131,209	(1,429,262)	(4,136,616)	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	88,290,271	25.09	25,962,636	(962,678)	(6,414,299)	Monthly
ML Chesapeake FuturesAccess LLC	88,290,271	25.09	16,493,322	(936,971)	(1,725,578)	Monthly

Total Investment in Portfolio Funds at fair value (cost $264,645,269)	$353,161,083	100.36%	$86,654,343

December 31, 2007:

	Fair Value	Percentage of Partners Capital	Profit (Loss)	Management	Performance	Redemptions Permitted
ML Winton FuturesAccess LLC	$92,508,127	25.00%	$11,721,847	$942,055	$1,546,686	Monthly
ML Aspect FuturesAccess LLC	92,508,126	25.00	3,530,089	930,069	152,433	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	92,485,147	25.00	15,550,879	633,329	4,354,468	Monthly
ML Chesapeake FuturesAccess LLC	92,480,677	25.00	(5,976,852)	611,746	—	Monthly

Total Investment in Portfolio Funds at fair value (cost $347,355,241)	$369,982,077	100.00%	$24,825,963

3.     FAIR VALUE OF INVESTMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Partnership adopted FAS 157 as of January 1, 2008. The adoption of FAS 157 did not have a material impact on the Partnership’s financial statements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price).

FAS 157 established a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I – Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by FAS 157, the Partnership does not adjust the quoted price for these investments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

Level II – Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III – Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed. Investments that are included in this category generally are privately held debt and equity securities.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an investment’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. MLAI’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the investment.

The following table summarizes the valuation of the Partnership’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008:

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts	$353,161,083	N/A	$353,161,083	N/A

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

MLAI estimates that the round-turn equivalent commission rate charged to the Joint Venture by MLPF&S for the period January 1, 2007 through May 31, 2007 was $166 and for the year ended December 31, 2006 was $182 (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

Prior to May 7, 2007 MLPF&S paid JWH® annual consulting fees of 2% of the Partnership’s average month-end assets, after reduction for a portion of the brokerage commissions.  The Partnership no longer pays consulting fees.

Effective June 1, 2007, no brokerage commission is charged to investors at the Partnership level, although brokerage commissions are charged to investors at the Portfolio Funds’ level, and investors will be indirectly subject to their pro rata share of such fees based on the investment of the Partnership in such underlying Portfolio Funds. Brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as round-turn commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract (a “round turn” commission).  A portion of the brokerage fees is paid to Portfolio Funds executing brokers, which may not include MLPF&S, as the commission for their execution services. The “round-turn” commissions paid will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded.  In general, it is estimated that aggregate brokerage commission charges will not exceed .75% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

6.     ADVISORY AGREEMENT

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisor which is listed below:

		Next Renewal Date	Management
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate
Aspect	Aspect Capital Management	December 31, 2011	1.5%
Chesapeake	Chesapeake Capital Corporation	December 31, 2016	1%
Transtrend	Transtrend B.V.	December 31, 2009	1%
Winton	Winton Capital Corporation	December 31, 2014	1.5%

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

7.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2008, 2007 and 2006 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

8.     RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Partnership and the Portfolio Funds are evaluating the implications of FAS 161 on their respective financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Partnership and the Portfolio Funds do not expect the adoption of FAS 162 to have an impact on their respective  financial statements.

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