Form 10-K/A, Exhibit 13
period 2008-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2010-03-02
CIK 1005177

EXHIBIT 13.01

ML TREND-FOLLOWING FUTURES FUND L.P. (A Delaware Limited Liability Company)

Financial Statements for the years ended December 31, 2008, 2007 and 2006 and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)

TABLE OF CONTENTS

Page
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the years ended December 31, 2008, 2007 and 2006	3

Statements of Changes in Partners’ Capital for the years ended December 31, 2008, 2007 and 2006
4
Financial Data Highlights for the years ended December 31, 2008, 2007 and 2006	5

Notes to Financial Statements	6

ML TREND-FOLLOWING FUTURES FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2008 AND 2007

	2008	2007

ASSETS:
Equity in commodity futures trading accounts:
Cash	$251,804	$225,042
Investments in Portfolio Funds (cost $264,645,269 for 2008 and $347,355,241 for 2007.)	353,161,083	369,982,077
Due from Portfolio Funds	11,064,145	17,014,386
Accrued interest	-	59,180

TOTAL ASSETS	$364,477,032	$387,280,685

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Wrap fee payable	$1,213,435	$1,290,255
Redemptions payable	11,138,285	15,662,095
Other	250,804	209,053

Total liabilities	12,602,524	17,161,403

PARTNERS’ CAPITAL:
General Partner (41,734 Units and 42,282 Units)	8,313,413	6,943,734
Limited Partners (1,724,666 Units and 2,211,461 Units)	343,561,095	363,175,548

Total partners’ capital	351,874,508	370,119,282

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$364,477,032	$387,280,685

NET ASSET VALUE PER UNIT
(Based on 1,766,400 and 2,253,743 Units outstanding, unlimited Units authorized)	$199.2043	$164.2243

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
TRADING PROFIT (LOSS):

Realized	$20,765,365	$(64,586,271)	$(158,576,895)
Change in unrealized	65,888,978	15,318,537	12,136,031
Total trading profit (loss)	86,654,343	(49,267,734)	(146,440,864)

INVESTMENT INCOME:
Interest	10,654	13,909,510	51,861,211

EXPENSES:
Brokerage commissions	-	15,400,942	61,808,517
Administrative and filing fees	361,539	961,273	2,937,327
Wrap fee	14,868,130	9,947,043	-
Other Expenses	-	25,000	1,450,000
Total expenses	15,229,669	26,334,258	66,195,844

NET INVESTMENT (INCOME) LOSS	(15,219,015)	(12,424,748)	(14,334,633)
PROFIT (LOSS) BEFORE MINORITY INTEREST
AND PROFIT SHARE ALLOCATION	71,435,328	(61,692,482)	(160,775,497)

Minority interest	-	18,048	29,872

NET PROFIT (LOSS)	$71,435,328	$(61,674,434)	$(160,745,625)

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	$2,029,868	3,220,807	5,604,599

Net proftit (loss) per weighted average General Partner and Limited Partner Unit	$35.19	$(19.15)	$(28.68)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL,
December 31, 2005	6,005,530	$12,613,943	$1,221,537,583	$1,234,151,526

Subscriptions	652,497	4,888	126,252,532	126,257,420

Net Profit (Loss)	-	(1,731,789)	(159,013,836)	(160,745,625)

Redemptions	(2,146,211)	(2,682,276)	(404,677,983)	(407,360,259)

PARTNERS’ CAPITAL,
December 31, 2006	4,511,816	8,204,766	784,098,296	792,303,062

Subscriptions	224,986	-	36,094,976	36,094,976

Net Profit (Loss)	-	(573,924)	(61,100,510)	(61,674,434)

Redemptions	(2,483,059)	(687,108)	(395,917,214)	(396,604,322)

PARTNERS’ CAPITAL,
December 31, 2007	2,253,743	6,943,734	363,175,548	370,119,282

Subscriptions	96,444	-	17,442,303	17,442,303

Net Profit (Loss)	-	1,369,679	70,065,649	71,435,328

Redemptions	(583,787)	-	(107,122,405)	(107,122,405)

PARTNERS’ CAPITAL,
December 31, 2008	1,766,400	$8,313,413	$343,561,095	$351,874,508

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:
	2008	2007	2006
Net asset value, beginning of year	$164.22	$175.61	$205.50

Realized and unrealized change in trading profit (loss)	42.48	(7.05)	(27.39)
Interest income	0.01	3.52	9.28
Minority interest in Profit (loss)	-	- (1)	0.01
Expenses (2)	(7.51)	(7.86)	(11.79)

Net asset value, end of year	$199.20	$164.22	$175.61

Total Return:

Total return	21.30%	-6.48%	-14.55%

Ratios to Average Net Assets: (2),(3)

Expenses	4.14%	5.22%	6.30%

Net investment profit (loss)	-4.14%	-2.46%	-1.36%

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

●	The Partnership changed its name to ML Trend-Following Futures Fund L.P.

●
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

●
The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each of the Portfolio Funds implements a different trading strategy; and

●	On May 7, 2007, the Partnership was deregistered under the Securities Act of 1933, as amended, but retained its registration under the Securities Act of 1934, as amended.

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

At December 31, 2008, Investments in Portfolio Funds at fair value are as follows:

	Fair Value	Percentage of Partner's Capital	Profit (Loss)	Management	Performance	Redemptions Permitted
ML Winton FuturesAccess LLC	$88,290,271	25.09%	$19,067,176	$(1,421,072)	$(3,068,305)	Monthly
ML Aspect FuturesAccess LLC	88,290,270	25.09	25,131,209	(1,429,262)	(4,136,616)	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	88,290,271	25.09	25,962,636	(962,678)	(6,414,299)	Monthly
ML Chesapeake FuturesAccess LLC	88,290,271	25.09	16,493,322	(936,971)	(1,725,578)	Monthly

Total Investment in Portfolio Funds at fair value (cost $264,645,269)	$353,161,083	100.36%	$6,654,343

December 31, 2007
	Fair Value	Percentage of Partners Capital	Profit (Loss)	Management	Performance	Redemptions Permitted
ML Winton FuturesAccess LLC	$92,508,127	25.00%	$11,721,847	$942,055	$1,546,686	Monthly
ML Aspect FuturesAccess LLC	92,508,126	25.00	3,530,089	930,069	152,433	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	92,485,147	25.00	15,550,879	633,329	4,354,468	Monthly
ML Chesapeake FuturesAccess LLC	92,480,677	25.00	(5,976,852)	611,746	-	Monthly

Total Investment in Portfolio Funds at fair value (cost $347,355,241)	$369,982,077	100.00%	$24,825,963

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

5.	.RELATED PARTY TRANSACTIONS

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

6.	ADVISORY AGREEMENT

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisor which is listed below:

Portfolio Fund	Advisor	Next Renewal Date of Advisory Agreement	Management Free Rate
Aspect	Aspect Capital Management	December 31, 2011	1.5%
Chesapeake	Chesapeake Capital Corporation	December 31, 2016	1%
Transtrend	Transtrend B.V.	December 31, 2009	1%
Winton	Winton Capital Management Limited	December 31, 2014	1.5%

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

Portfolio Fund	Performance Free Rate
Aspect	15%
Chesapeake	2-%
Transtrend	25%
Winton	15%

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

8.        RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Partnership and the Portfolio Funds are evaluating the implications of FAS 161 on their respective financial statements.

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