Form 10-K/A, Exhibit 13
period 2008-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2010-03-02
CIK 1005177

EXHIBIT 13.03

ML CHESAPEAKE FUTURESACCESS LLC (A Delaware Limited Liability Company)

Financial Statements for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Report of Independent Registered Public Accounting Firm

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the year ended December 31, 2008 and
for the period April 2, 2007 (commencement of operations) to December 31, 2007	3

Statements of Changes in Members’ Capital for the year ended December 31, 2008
and for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Financial Data Highlights for the year ended December 31, 2008 and for the
period April 2, 2007 (commencement of operations) to December 31, 2007	6

Notes to Financial Statements	8

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2008 and 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $11,325,562 for 2008 and $15,889,006 for 2007)	$158,796,424	$113,195,547
Net unrealized profit on open contracts	6,643,829	5,301,489
Cash	9,983	82,836
Deferred initial offering costs	-	12,500
Accrued interest	13,301	391,180

TOTAL ASSETS	$165,463,537	$118,983,552

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$20,986	$41,616
Management fee payable	197,805	114,949
Sponsor fee payable	-	300
Redemptions payable	3,407,148	7,298,096
Perfomance fee payable	2,640,254	-
Initial offering costs payable	50,000	50,000
Other	110,003	21,218

Total liabilities	6,426,196	7,526,179

MEMBERS’ CAPITAL:
Members' Interest (134,254,090 and 108,911,153 Units outstanding, unlimited Units authorized)	159,037,341	111,457,373
Total members’ capital	159,037,341	111,457,373

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$165,463,537	$118,983,552

NET ASSET VALUE PER UNIT (SEE NOTE 6)

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2008	2007
TRADING PROFIT (LOSS):

Realized	$21,755,870	$(12,390,605)
Change in unrealized	1,504,367	5,301,489
Brokerage commissions	(253,615)	(302,967)

Total trading profit (loss)	23,006,622	(7,392,083)

INVESTMENT INCOME:
Interest	2,209,146	3,305,581

EXPENSES:
Management fee	1,897,518	823,331
Sponsor fee	16,413	1,209
Performance fee	2,882,040	-
Other	594,682	152,665
Total expenses	5,390,653	977,205

NET INVESTMENT INCOME (LOSS)	(3,181,507)	2,328,376

NET INCOME (LOSS)	$19,825,115	$(5,063,707)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	82,672	25,051
Class C**	625,692	92,095
Class I**	25,432	10,000
Class DS***	41,136,698	13,916,934
Class DT****	80,900,526	106,945,203

Net income (loss) per weighted average Unit
Class A*	$(0.2561)	$0.1269
Class C**	$(0.3565)	$0.0362
Class I**	$(0.1958)	$(0.0718)
Class DS***	$0.0871	$0.0652
Class DT****	$0.2038	$(0.0559)

*Class A commenced on September 1, 2007.
**Class C and I commenced on July 1, 2007.
***Class DS commenced with initial offering and was previously known as Class D-SM.
****Class DT commenced on June 1, 2007 and was previously known as Class D-TF. See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Members' Capital December 31, 2007	Subscriptions	Redemptions	Members' Capital December 31, 2008
Class A*	-	51,209	(21,713)	29,496	208,355	(237,851)	-
Class C**	-	111,004	-	111,004	2,114,691	(2,225,695)	-
Class I**	-	10,000	-	10,000	40,532	(50,532)	-
Class DS***	12,000,000	7,628,479	(1,410,156)	18,218,323	52,902,224	(10,855,895)	60,264,652
Class DT****	-	117,614,729	(27,072,399)	90,542,330	10,953,954	(27,506,846)	73,989,438

Total Members' Units	12,000,000	125,415,421	(28,504,268)	108,911,153	66,219,756	(40,876,819)	134,254,090

*Class A commenced on September 1, 2007.
**Class C and I commenced on July 1, 2007.
***Class DS commenced with the initial offering and was previously known as Class D-SM.
****Class DT commenced on June 1, 2007 and was previously known as Class D-TF.
See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEAR ENDED DECEMBER 31, 2008 AND
FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	Members' Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members' Capital December 31, 2008
Class A*	$-	$59,125	$(26,420)	$3,180	$35,885	$283,510	$(298,224)	$(21,171)	$-
Class C**	-	98,971	-	3,330	102,301	2,160,942	(2,040,155)	(223,088)	-
Class I**	-	10,000	-	(718)	9,282	43,381	(47,685)	(4,978)	-
Class DS***	12,000,000	7,342,816	(1,420,941)	907,353	18,829,228	60,094,056	(11,729,795)	3,584,166	70,777,655
Class DT****	-	125,380,824	(26,923,295)	(5,976,852)	92,480,677	11,786,571	(32,497,748)	16,490,186	88,259,686

Total Members' Interest	$12,000,000	$132,891,736	$(28,370,656)	$(5,063,707)	$111,457,373	$74,368,460	$(46,613,607)	$19,825,115	$159,037,341

*Class A commenced on September 1, 2007.
**Class C and I commenced on July 1, 2007.
***Class DS commenced with the initial offering and was previously known as Class D-SM.
****Class DT commenced on June 1, 2007 and was previously known as Class D-TF.
See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class I	Class DS	Class DT

Net asset value, beginning of period	$1.2166	$0.9216	$0.9282	$1.0335	$1.0214

Realized and change in unrealized trading profit	0.0685	0.0542	0.0531	0.1891	0.1870
Brokerage commissions	(0.0023)	(0.0017)	(0.0018)	(0.0021)	(0.0021)
Interest income	0.0218	0.0165	0.0167	0.0189	0.0189
Expenses	(0.0761)	(0.0746)	(0.0527)	(0.0650)	(0.0323)
				-
Net asset value, before liquidation	1.2285	0.9160	0.9435	1.1744	1.1929
Less liquidating distribution	(1.2285)	(0.9160)	0.9435	-	-

Net asset value, end of period	$-	$-	$-	$1.1744	$1.1929

Total Return: (a) (b)

Total return before Performance fees	2.95%	2.16%	3.43%	16.61%	17.72%
Performance fees	-3.14%	-3.86%	-2.81%	-3.93%	-2.24%
Total return after Performance fees	0.98%	-0.61%	1.65%	13.62%	16.79%

Ratios to Average Members' Capital: (a)

Expenses (excluding Performance fees)	3.75%	4.76%	3.36%	2.44%	1.42%
Performance fees	2.54%	3.31%	2.26%	3.28%	1.51%
Expenses (including Performance fees)	6.29%	8.07%	5.62%	5.72%	2.93%

Net investment income (loss)	-4.82%	-6.76%	-4.10%	-4.05%	-1.26%

(a) The ratios for Class A, Class C, and Class I have been annualized.  The total return ratios are not annualized.
(b) The total return ratios are based on compounded monthly returns.
See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A*	Class C**	Class I**	Class DS***	Class DT ****

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000	$1.0850

Realized and change in urealized trading profit	0.2161	(0.0757)	(0.0764)	0.0195	(0.0807)
Brokerage commissions (c)	(0.0013)	(0.0014)	(0.0013)	(0.0032)	(0.0024)
Interest income (c)	0.0164	0.0193	0.0202	0.0347	0.0264
Expenses (c)	(0.0146)	(0.0206)	(0.0143)	(0.0175)	(0.0069)

Net asset value, end of period	$1.2166	$0.9216	$0.9282	$1.0335	$1.0214

Total Return: (b)

Total return	21.65%	-7.85%	-7.19%	3.35%	-5.86%

Ratios to Average Members' Capital (a) :

Expenses	5.34%	5.16%	3.21%	2.38%	1.22%

Net investment income (loss)	0.68%	-0.31%	1.30%	2.32%	3.48%

(a) The ratios have been annualized.
(b) Non annualized.
(c) Per Unit data is calculated using weighted average Units during the period.
* Class A commenced on September 1, 2007.
** Class C and Class I commenced on July 1, 2007.
*** Class DS was previously known as Class D-SM.
**** Class DT commenced on June 1, 2007.

ML CHESAPEAKE FUTURESACCESS LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Chesapeake FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Chesapeake Capital Corporation (“Chesapeake”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

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

The Fund offers five Classes of Units:  Class A, Class C, Class DS, Class DT and Class I.  Each Class of Units except Class DT offered at $1.0850, was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 6).  The five Classes of Units are subject to different Sponsor fees.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Profits and losses resulting from the translation to U.S. dollars are reported in Realized in the Statements of Operations.

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements. Included in cash deposits with the broker at December 31, 2008 and 2007 were restricted cash for margin requirements of $11,325,562 and $15,889,006, respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemption processing, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund.  The Fund also pays any extraordinary expenses.

For financial reporting purposes in conformity with U.S. GAAP, the Fund amortized the total initial offering costs of $50,000 over a twelve-month period.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 6).

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, Class DS and Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007.

.
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

`

1.	CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statements of Financial Condition as of December 31, 2008 and 2007 are as follows:

	Long Positions				Short Positions		Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	172	$405,059	0.25%	(981)	$335,272	0.22%	$740,331	0.47%	February 09 - March 09
Currencies	378	1,216,706	0.77%	(455)	(920,050)	-0.58%	296,656	0.19%	March 09
Interest rates	1,594	4,676,373	2.94%	(24)	(311,813)	-0.20%	4,364,560	2.74%	March 09 - December 09
Metals	1	(9,981)	-0.01%	(127)	1,252,263	0.79%	1,242,282	0.78%	February 09

Total		$6,288,157	3.95%		$355,672	0.23%	$6,643,829	4.18%

2007
		Long Positions			Short Positions		Net Unrealized
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	2,124	$3,226,314	2.89%	(947)	$(300,866)	-0.27%	$2,925,448	2.62%	March 08 - December 08
Currencies	1,041	726,557	0.65%	(251)	37,058	0.03%	763,615	0.69%	March 08
Energy	286	699,496	0.63%	-	-	0.00%	699,496	0.63%	Febuary 08 - December 08
Interest rates	958	45,411	0.04%	(1,336)	404,475	0.36%	449,886	0.40%	March 08 - March 10
Metals	146	(373,641)	-0.34%	(106)	193,955	0.17%	(179,686)	-0.16%	January 08 - April 08
Stock indices	3,377	508,454	0.46%	(255)	134,276	0.12%	642,730	0.58%	March 08

Total		$4,832,591	4.34%		$468,898	0.42%	$5,301,489	4.76%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Members’ Capital as of December 31, 2008 and 2007.

3.	FAIR VALUE OF INVESTMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 157, Fair Value Measurement (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Fund adopted FAS 157 as of January 1, 2008. The adoption of FAS 157 did not have a material impact on the Fund’s financial statements.

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

The following table summarizes the valuation of the Fund’s investment by the above FAS 157 fair value hierarchy levels as of December 31, 2008.

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contract	$6,643,829	$6,643,829	N/A	N/A

4.	RELATED PARTY TRANSACTIONS

The Fund’s U.S. dollar assets are maintained at MLPF&S. On assets held in U.S. dollars, Merrill Lynch credits the Fund with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Fund is credited with interest on any of its assets and net gains actually held by MLPF&S non-U.S. dollar currencies at a prevailing local rate received by Merrill Lynch.  Merrill Lynch may derive certain economic benefit, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such assets.

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

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the year ended December 31, 2008 and for the period ended December 31, 2007 was approximately $7.67 and $7.32, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

5.	ADVISORY AGREEMENT

The Fund and Chesapeake have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Chesapeake or the Fund upon 90 days’ written notice to the other party.  Chesapeake determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Chesapeake on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.0% Fee.  Chesapeake pays MLAI 50% of the management fees on all classes except Class DT, in return for sponsoring and providing ongoing administration and operational support to the fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined, and are payable to Chesapeake as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The fund charges a 20% performance fee for all classes

6.	NET ASSET VALUE PER UNIT

For financial reporting purposes, in conformity with U.S. GAAP, the Fund amortizes over a twelve-month period the initial offering costs for purposes of determining Net Asset Value. Such costs initially were paid by MLAI.  For all other purposes, including computing Net Asset Value for purposes of member subscription and redemption activity, such costs are amortized over 60 months.

Consequently, the Net Asset Value and Net Asset Value per Unit of the different Classes for financial reporting purposes and for all other purposes as of December 31, 2008 and 2007 are as follows:

December 31,2008
	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class DS	$70,779,579	$70,777,655	60,264,652	$1.1745	$1.1744
Class DT	88,290,270	88,259,686	73,989,438	1.1933	1.1929
	$159,069,849	$159,037,341	134,254,090

December 31, 2007
	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$35,888	$35,885	29,496	$1.2167	$1.2166
Class C	102,319	102,301	111,004	0.9218	0.9216
Class I	9,283	9,282	10,000	0.9283	0.9282
Class DS	18,831,754	18,829,228	18,218,323	1.0337	1.0335
Class DT	92,508,127	92,480,677	90,542,330	1.0217	1.0214
	$111,487,371	$111,457,373	108,911,153

7.	WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2008 and for the period ended December 31, 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

8.	RECENT ACCOUNTING PRONOUNCEMENTS

In March 2008, the FASB released Statements of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities – an amendment to FASB Statement No. 133 (“FAS 161”). FAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk related contingent features in derivative agreements. The application of FAS 161 is required for fiscal years beginning after November 15, 2008 and interim periods within those fiscal years. Currently, the Fund is evaluating the implications of FAS 161 on its financial statements.

In May 2008, the FASB issued Statement of Financial Accounting Standards No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“FAS 162”). FAS 162 identifies the sources of accounting principles and the framework for selecting the accounting principles used in preparing financial statements of nongovernmental entities that are presented in conformity with U.S. GAAP. Currently, U.S. GAAP hierarchy is provided in the American Institute of Certified Public Accountants U.S. Auditing Standards (“AU”) Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”.  The Fund does not expect the adoption of FAS 162 to have an impact on its financial statements

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

 MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Chesapeake, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Chesapeake to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Chesapeake..

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker .  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statements of Financial Condition.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Chesapeake FuturesAccess LLC