Form 10-K/A, Exhibit 13
period 2008-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2010-03-02
CIK 1005177

EXHIBIT 13.05

ML WINTON FUTURESACCESS LLC (A Delaware Limited Liability Company)

Financial Statements for the years ended December 31, 2008, 2007 and 2006 and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2008 and 2007	2

Statements of Operations for the years ended December 31, 2008, 2007 and 2006	3

Statements of Changes in Members’ Capital for the years ended December 31, 2008,
2007 and 2006	4

Financial Data Highlights for the years ended December 31, 2008, 2007 and 2006	6

Notes to Financial Statements

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 2008 and 2007

	2008	2007
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $40,230,744 for 2008 and $51,742,673 for 2007)	$849,579,676	$619,663,052
Net unrealized profit on open contracts	14,731,114	7,934,149
Cash	163,743	-
Accrued interest	39,428	2,238,652

TOTAL ASSETS	$864,513,961	$629,835,853

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$89,151	$184,272
Management fee payable	1,400,958	986,432
Sponsor fee payable	902,258	724,472
Redemptions payable	27,903,546	6,907,980
Perfomance fee payable	29,843,518	13,693,607
Initial offering costs payable	58,993	106,994
Other	326,977	184,407

Total liabilities	60,525,401	22,788,164

MEMBERS’ CAPITAL:
Sponsor's Interest (19,470 Units and 19,470 Units)	31,415	26,449
Members' Interest (500,089,110 Units and 452,040,928 Units)	803,957,145	607,021,240
Total members’ capital	803,988,560	607,047,689

TOTAL LIABILITIES AND MEMBERS' CAPITAL	$864,513,961	$629,835,853

NET ASSET VALUE PER UNIT (SEE NOTE 6)

(Based on 500,108,580 and 452,060,398 Units outstanding, unlimited Units authorized)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	2008	2007	2006
TRADING PROFIT (LOSS):

Realized	$168,699,930	$89,611,147	$22,914,555
Change in unrealized	6,796,965	(3,491,204)	8,672,148
Brokerage commissions	(1,087,424)	(1,996,947)	(1,603,878)

Total trading profit (loss)	174,409,471	84,122,996	29,982,825

INVESTMENT INCOME:
Interest	12,915,952	24,566,411	10,650,742

EXPENSES:
Management fee	14,943,538	9,953,107	4,555,234
Sponsor fee	10,272,451	7,766,920	4,248,731
Performance fee	30,491,051	14,101,642	5,417,903
Other	1,848,834	1,060,592	996,583
Total expenses	57,555,874	32,882,261	15,218,451

NET INVESTMENT LOSS	(44,639,922)	(8,315,850)	(4,567,709)

NET INCOME (LOSS)	$129,769,549	$75,807,146	$25,415,116

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	45,671,837	38,654,024	25,243,561
Class C	228,198,956	209,605,792	123,144,172
Class D	84,449,914	66,453,273	26,745,338
Class I	41,268,952	37,583,741	25,587,259
Class DS*	38,738,811	11,479,777
Class DT**	61,195,917	85,438,228

Net income (loss) per weighted average Unit
Class A	$0.2623	$0.1769	$0.1411
Class C	$0.2389	$0.1652	$0.1249
Class D	$0.2646	$0.1936	$0.1029
Class I	$0.2784	$0.1850	$0.1455
Class DS*	$0.2676	$0.2436
Class DT**	$0.3117	$0.1372

*Class DS was previously known as Class D-SM. Units issued on April 2, 2007.
**Class DT was previously known as Class D-TF. Units issued on June 1, 2007.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Members' Capital December 31, 2005	Subscriptions	Redemptions	Members' Capital December 31, 2006	Subscriptions	Redemptions	Members' Capital December 31, 2007	Subscriptions	Redemptions	Members' Capital December 31, 2008
Class A	15,522,119	19,717,183	(3,192,816)	32,046,486	15,602,742	(7,541,173)	40,108,055	17,386,886	(11,645,525)	45,849,416
Class C	62,583,887	119,771,646	(11,836,091)	170,519,442	86,078,957	(42,956,003)	213,642,396	60,897,518	(59,370,841)	215,169,073
Class D	9,764,594	30,899,806	(1,439,055)	39,225,345	42,664,247	(4,024,789)	77,864,803	23,739,729	(28,552,965)	73,051,567
Class I	17,936,086	15,273,298	(2,422,022)	30,787,362	13,970,225	(7,039,015)	37,718,572	12,586,459	(7,231,204)	43,073,827
Class DS*	-	-	-	-	14,542,754	(1,094,970)	13,447,784	58,487,988	(2,749,330)	69,186,442
Class DT**	-	-	-	-	98,131,157	(28,871,839)	69,259,318	-	(15,500,533)	53,758,785

Total Members' Units	105,806,686	185,661,933	(18,889,984)	272,578,635	270,990,082	(91,527,789)	452,040,928	173,098,580	(125,050,398)	500,089,110

Class A	9,713	-	-	9,713	-	-	9,713	-	-	9,713
Class C	9,757	-	-	9,757	-	-	9,757	-	-	9,757

Total Sponsor's Units	19,470	-	-	19,470	-	-	19,470	-	-	19,470

*Class DS was previously known as Class D-SM.  Units issued on April 2, 2007.
**Class DT was previously known as Class D-TF.  Units issued on June 1, 2007.
See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 2008, 2007 AND 2006

	Members' Capital December 31, 2005	Subscriptions	Redemptions	Net Income	Members' Capital December 31, 2006	Subscriptions	Redemptions	Net Income	Members' Capital December 31, 2007	Subscriptions	Redemptions	Net Income	Members' Capital December 31, 2008
Class A	$16,602,088	$22,242,955	$(3,704,770)	$3,559,465	$38,699,738	$19,375,017	$(9,674,408)	$6,836,154	$55,236,501	$26,212,557	$(18,049,428)	$11,977,663	$75,377,293
Class C	66,470,039	133,755,451	(13,387,079)	15,377,241	202,215,652	103,312,911	(54,082,928)	34,632,446	286,078,081	89,405,799	(89,455,971)	54,514,349	340,542,258
Class D	9,797,722	33,979,201	(1,576,485)	2,752,208	44,952,646	50,306,937	(4,888,155)	12,865,169	103,236,597	35,615,932	(43,832,109)	22,345,631	117,366,051
Class I	19,077,399	17,103,221	(2,745,508)	3,723,683	37,158,795	17,356,300	(9,334,899)	6,952,000	52,132,196	19,076,750	(11,340,105)	11,488,381	71,357,222
Class DS*	-	-	-	-	-	16,325,317	(1,291,973)	2,796,394	17,829,738	86,822,929	(4,000,000)	10,365,432	111,018,099
Class DT**	-	-	-	-	-	116,913,460	(36,127,180)	11,721,847	92,508,127	-	(23,285,032)	19,073,127	88,296,222

Total Members' Interest	$111,947,248	$207,080,828	$(21,413,842)	$25,412,597	$323,026,831	$323,589,942	$(115,399,543)	$75,804,010	$607,021,240	$257,133,967	$(189,962,645)	$129,764,583	$803,957,145

Class A	$10,410	$-	$-	$1,327	$11,737	$-	$-	$1,644	$13,381	$-	$-	$2,590	$15,971
Class C	10,384	-	-	1,192	11,576	-	-	1,492	13,068	-	-	2,376	15,444

Total Sponsor's Interest	$20,794	$-	$-	$2,519	$23,313	$-	$-	$3,136	$26,449	$-	$-	$4,966	$31,415

Total Members' Capital	$111,968,042	$207,080,828	$(21,413,842)	$25,415,116	$323,050,144	$323,589,942	$(115,399,543)	$75,807,146	$607,047,689	$257,133,967	$(189,962,645)	$129,769,549	$803,988,560

*Class DS was previously known as Class D-SM. Units issued on April 2, 2007.
**Class DT was previously known as Class D-TF. Units issued on June 1, 2007.
See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS(a)	Class DT(b)

Net asset value, beginning of period	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Realized and change in unrealized trading profit	0.3662	0.3547	0.3547	0.3682	0.3521	0.3589
Brokerage commissions	(0.0023)	(0.0022)	(0.0022)	(0.0023)	(0.0022)	(0.0022)
Interest income	0.0271	0.0263	0.0262	0.0273	0.0260	0.0265
Expenses	(0.1242)	(0.1352)	(0.0979)	(0.1187)	(0.0971)	(0.0764)
					-
Net asset value, end of period	$1.6440	$1.5827	$1.6066	$1.6566	$1.6046	$1.6425

Total Return: (c)

Total return before Performance fees	24.39%	23.18%	26.27%	24.89%	26.09%	26.91%
Performance fees	-4.48%	-4.48%	-4.48%	-4.48%	-4.45%	-3.45%
Total return after Performance fees	19.36%	18.19%	21.18%	19.85%	21.03%	22.97%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	3.82%	4.84%	2.31%	3.42%	2.29%	1.79%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.32%	3.33%
Expenses (including Performance fees)	8.17%	9.19%	6.66%	7.77%	6.61%	5.12%

Net investment income (loss)	-6.37%	-7.38%	-4.85%	-5.96%	-4.82%	-3.32%

(a) Class DS was previously known as Class D-SM.
(b) Class DT was previously known as Class D-TF.
(c) The total return calculations are based on compounded monthly returns.
See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (b)

Net asset value, beginning of period	$1.2076	$1.1859	$1.1460	$1.2069	$1.0733	$1.1914

Realized trading profit	0.1892	0.1843	0.1818	0.1898	0.2427	0.2012
Change in unrealized	0.0057	0.0058	0.0051	0.0056	0.0215	(0.0579)
Brokerage commissions	(0.0052)	(0.0051)	(0.0050)	(0.0052)	(0.0031)	(0.0024)
Interest income	0.0611	0.0597	0.0583	0.0612	0.0442	0.0349
Expenses	(0.0812)	(0.0915)	(0.0604)	(0.0762)	(0.0528)	(0.0315)

Net asset value, end of period	$1.3772	$1.3391	$1.3258	$1.3821	$1.3258	$1.3357

Total Return:

Total return before Performance fees	16.90%	15.74%	18.66%	17.36%	26.53%	13.70%
Performance fees	-2.74%	-2.73%	-2.79%	-2.73%	-2.65%	-1.54%
Total return after Performance fees	14.03%	12.90%	15.68%	14.49%	23.53%	12.11%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	3.84%	4.89%	2.31%	3.43%	2.28%	1.76%
Performance fees	2.84%	2.87%	2.99%	2.85%	2.53%	1.49%
Expenses (including Performance fees)	6.68%	7.76%	5.30%	6.28%	4.81%	3.25%

Net investment income (loss)	-1.71%	-2.77%	-0.30%	-1.29%	-0.77%	0.60%

(a) Class DS was previously known as Class D-SM. Units issued on April 2, 2007.
(b) Class DT was previously known as Class D-TF. Units issued on June 1, 2007.
See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2006

Per Unit Operating Performance:	Class A	Class C	Class D	Class I

Net asset value, beginning of period	$1.0696	$1.0621	$1.0034	$1.0636

Realized trading profit	0.1115	0.1102	0.1059	0.1110
Change in unrealized	0.0521	0.0516	0.0489	0.0519
Brokerage commissions	(0.0084)	(0.0083)	(0.0079)	(0.0083)
Interest income	0.0524	0.0518	0.0494	0.0523
Expenses	(0.0696)	(0.0815)	(0.0537)	(0.0636)

Net asset value, end of period	$1.2076	$1.1859	$1.1460	$1.2069

Total Return:

Total return before Performance fees	15.17%	14.02%	16.91%	15.63%
Performance fees	-2.22%	-2.35%	-2.59%	-2.11%
Total return after Performance fees	12.79%	11.52%	14.05%	13.37%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	4.12%	5.20%	2.61%	3.66%
Performance fees	2.36%	2.56%	2.72%	2.19%
Expenses (including Performance fees)	6.48%	7.76%	5.33%	5.85%

Net investment loss	-1.60%	-2.83%	-0.29%	-1.04%

See notes to financial statements.

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Winton Capital Management (“Winton”) is the trading advisor of the Fund.  Merrill Lynch Alternative Investments LLC (“MLAI”) is the Sponsor of the Fund. MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Fund’s commodity broker.

The Program is a group of commodity pools sponsored by MLAI (each a “Program Fund” or collectively, “Program Funds”) each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors. Each Program Fund is generally similar to the Fund in terms of fees, Classes of Units and redemption rights. Each of the Program Funds implements a different trading strategy.

The Fund offers six Classes of Units:  Class A, Class C, Class D, Class DT, Class DS, and Class I.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit for all other purposes (see Note 6).  Class DS commenced on April 2, 2007 and was offered at $1.0733 and Class DT commenced on June 1, 2007 and was offered at $1.1914.  The six Classes of Units are subject to different Sponsor fees.

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

Cash at Broker

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.  Included in cash deposits with the broker at December 31, 2008, and 2007 were restricted cash for margin requirements of $40,230,744 and $51,742,673, respectively.

Operating Expenses, Offering Costs and Selling Commissions

The Fund pays for all routine operating costs (including ongoing offering costs, administration, custody, transfer, exchange and redemptions process, legal, regulatory filing, tax, audit, escrow, accounting and printing fees and expenses) incurred by the Fund. The Fund also pays any extraordinary expenses.

MLAI paid all the expenses incurred in connection with the initial offering of the Units.  The costs consist of offering costs at the Program level.  The Fund is reimbursing MLAI for these costs in 60 monthly installments.  For financial reporting purposes in conformity with U.S. GAAP, the Fund deducted the total initial offering costs of $272,445 from Members’ Capital at inception.  For all other purposes, including determining the Net Asset Value per Unit for subscription and redemption purposes, the Fund amortizes offering costs over a 60 month period (see Note 6).

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

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as of December 31, 2008 and 2007 are as follows:

2008
	Long Positions			Short Positions
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Net Unrealized Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	197	$390,804	0.05%	(2,131)	$(3,807,410)	-0.47%	$(3,416,606)	-0.42%	January 09 - November 10
Currencies	759	1,426,021	0.18%	(1,366)	(4,720,175)	-0.59%	(3,294,154)	-0.41%	March 09
Energy	-	-	0.00%	(313)	1,169,490	0.15%	1,169,490	0.15%	January 09 - December 10
Interest rates	10,483	17,823,721	2.21%	(88)	(21,657)	0.00%	17,802,064	2.21%	January 09 - June 10
Metals	238	(635,812)	-0.08%	(558)	3,463,278	0.42%	2,827,466	0.34%	January 09 - April 09
Stock indices	10	1,903	0.00%	(384)	(359,049)	-0.04%	(357,146)	-0.04%	January 09 - March 09

Total		$19,006,637	2.36%		$(4,275,523)	-0.53%	$14,731,114	1.83%

2007
	Long Positions			Short Positions
Commodity Industry Sector	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Number of Contracts	Unrealized Profit (Loss)	Percent of Members' Capital	Net Unrealized Profit (Loss) on Open Positions	Percent of Members' Capital	Maturity Dates

Agriculture	4,103	$6,450,316	1.06%	(1,034)	$(913,220)	-0.15%	$5,537,096	0.91%	January 08 - December 08
Currencies	4,151	(1,783,738)	-0.29%	(247)	(203,814)	-0.03%	(1,987,552)	-0.32%	March 08
Energy	726	3,242,466	0.53%	(143)	(434,080)	-0.07%	2,808,386	0.46%	January 08 - April 08
Interest rates	15,236	1,015,377	0.17%	(2,750)	(255,156)	-0.04%	760,221	0.13%	March 08 - December 08
Metals	1,375	(1,945,885)	-0.32%	(676)	2,329,833	0.38%	383,948	0.06%	January 08 - March 08
Stock indices	2,153	299,696	0.05%	(49)	132,354	0.00%	432,050	0.05%	January 08 - March 08

Total		$7,278,232	1.20%		$655,917	0.09%	$7,934,149	1.29%

No individual contract’s unrealized profit or loss comprised greater than 5% of Members’ Capital as of December 31, 2008 and 2007.

3.	FAIR VALUE OF INVESTMENTS

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

The following table summarizes the valuation of the Fund’s investments by the above FAS 157 fair value hierarchy levels as of December 31, 2008:

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts	$14,731,114	$14,731,114	N/A	N/A

4.	RELATED PARTY TRANSACTIONS

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

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2008, 2007 and 2006 was approximately $7.16, $9.58, and $9.82, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

5.	ADVISORY AGREEMENT

The Fund and Winton have entered into an Advisory Agreement.  This agreement shall continue in effect until December 31, 2014. Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either Winton or the Fund upon 90 days’ notice to the other party. Winton determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Winton on a monthly basis. Management Fees are 2.0% for all classes except for Class DT which charges a 1.5% Fee.  Winton pays MLAI 25% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the fund.

Performance fees are charged by the Fund on any New Trading Profit, as defined, and are payable to Winton as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The fund charges a 20% performance fee for all classes except Class DT which is charged a performance fee of 15%.  Winton pays MLAI  25% of any Performance fees paid by the Fund not including Class DT.

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

December 31, 2008

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$75,408,044	$75,393,264	45,859,129	$1.6443	$1.6440
Class C	340,596,360	340,557,702	215,178,830	1.5829	1.5827
Class D	117,361,002	117,366,051	73,051,567	1.6065	1.6066
Class I	71,377,362	71,357,222	43,073,827	1.6571	1.6566
Class DS	111,014,511	111,018,099	69,186,442	1.6046	1.6046
Class DT	88,290,271	88,296,222	53,758,785	1.6423	1.6425
	$804,047,550	$803,988,560	500,108,580

December 31, 2007

	Net Asset Value			Net Asset Value per Unit
	All Other Purposes (unaudited)	Financial Reporting	Number of Units	All Other Purposes (unaudited)	Financial Reporting
Class A	$55,269,166	$55,249,882	40,117,768	$1.3777	$1.3772
Class C	286,151,621	286,091,149	213,652,153	1.3393	1.3391
Class D	103,239,603	103,236,597	77,864,803	1.3259	1.3258
Class I	52,156,427	52,132,196	37,718,572	1.3828	1.3821
Class DS	17,829,738	17,829,738	13,447,784	1.3258	1.3258
Class DT	92,508,127	92,508,127	69,259,318	1.3357	1.3357
	$607,154,682	$607,047,689	452,060,398

7.	WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding for the years ended December 31, 2008, 2007 and 2006 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Winton, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Winton to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Winton.

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
ML Winton FuturesAccess LLC