Form 10-K, Exhibit 13
period 2009-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2010-03-31
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements as of and for the years ended

December 31, 2009, 2008 and 2007

and Report of Independent Registered Public Accounting Firms

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Report of Independent Registered Public Accounting Firm

To the Partners of

ML Trend-Following Futures Fund L.P.:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in partners’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. at December 31, 2009, and the results of its operations, changes in its partners’ capital, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

March 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

ML Trend-Following Futures Fund L.P.:

We have audited the accompanying statement of financial condition of ML Trend-Following Futures Fund L.P. (the “Fund”), as of December 31, 2008, and the related statements of operations, changes in partners’ capital, and the financial data highlights for each of the two years in the period ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. as of December 31, 2008, the results of its operations, changes in its partners’ capital, and the financial data highlights for each of the two years in the period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2009 AND 2008

	2009	2008

ASSETS:
Cash and cash equivalents	$236,960	$251,804
Investments in Portfolio Funds (cost $205,798,913 for 2009 and $264,645,269 for 2008.)	252,194,542	353,161,083
Due from Portfolio Funds	11,698,600	11,064,145
Accrued interest recievable	80	—

TOTAL ASSETS	$264,130,182	$364,477,032

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Wrap fee payable	$868,235	$1,213,435
Redemptions payable	11,251,332	11,138,285
Other liabilities	86,698	250,804

Total liabilities	12,206,265	12,602,524

PARTNERS’ CAPITAL:
General Partner (41,734 Units and 41,734 Units)	8,313,413	8,313,413
Limited Partners (1,390,359 Units and 1,724,666 Units)	243,610,504	343,561,095

Total partners’ capital	251,923,917	351,874,508

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$264,130,182	$364,477,032

NET ASSET VALUE PER UNIT
(Based on 1,432,093 and 1,766,400 Units outstanding, unlimited Units authorized)	$175.9131	$199.2043

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	2009	2008	2007
TRADING PROFIT (LOSS):

Realized, net	$15,662,881	$20,765,365	$(64,586,271)
Change in unrealized, net	(42,120,185)	65,888,978	15,318,537
Total trading profit (loss)	(26,457,304)	86,654,343	(49,267,734)

INVESTMENT INCOME:
Interest	4,357	10,654	13,909,510

EXPENSES:
Brokerage commissions	—	—	15,400,942
Administrative and filing fees	(20,718)	361,539	961,273
Wrap fee	12,143,045	14,868,130	9,947,043
Other Expenses	—	—	25,000
Total expenses	12,122,327	15,229,669	26,334,258

NET INVESTMENT (INCOME) LOSS	(12,117,970)	(15,219,015)	(12,424,748)

INTEREST AND PROFIT SHARE ALLOCATION	(38,575,274)	71,435,328	(61,692,482)

Minority interest	—	—	18,048

NET PROFIT (LOSS)	$(38,575,274)	$71,435,328	$(61,674,434)

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	1,637,477	2,029,868	3,220,807

Net proftit (loss) per weighted average General Partner and Limited Partner Unit	$(23.56)	$35.19	$(19.15)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2006	4,511,816	$8,204,766	$784,098,296	$792,303,062

Subscriptions	224,986	—	36,094,976	36,094,976

Net Profit (Loss)	—	(573,924)	(61,100,510)	(61,674,434)

Redemptions	(2,483,059)	(687,108)	(395,917,214)	(396,604,322)

PARTNERS’ CAPITAL, December 31, 2007	2,253,743	6,943,734	363,175,548	370,119,282

Subscriptions	96,444	—	17,442,303	17,442,303

Net Profit (Loss)	—	1,369,679	70,065,649	71,435,328

Redemptions	(583,787)	—	(107,122,405)	(107,122,405)

PARTNERS’ CAPITAL, December 31, 2008	1,766,400	8,313,413	343,561,095	351,874,508

Subscriptions	78,377	—	14,730,610	14,730,610

Net Profit (Loss)	—	—	(38,575,274)	(38,575,274)

Redemptions	(412,684)	—	(76,105,927)	(76,105,927)

PARTNERS’ CAPITAL, December 31, 2009	1,432,093	$8,313,413	$243,610,504	$251,923,917

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2009	2008	2,007
Per Unit Operating Performance:

Net asset value, beginning of year	$199.20	$164.22	$175.61

Net Realized and net unrealized change in trading profit (loss)	(15.91)	42.48	(7.05)
Interest income	0.00	0.01	3.52
Minority interest in Profit (loss)	—	—	— (1)
Expenses (2)	(7.38)	(7.51)	(7.86)

Net asset value, end of year	$175.91	$199.20	$164.22

Total Return: (4)

Total return	-11.69%	21.30%	-6.48%

Ratios to Average Net Assets: (2),(3)

Expenses	3.98%	4.14%	5.22%

Net investment profit (loss)	-3.98%	-4.14%	-2.46%

(1) Minority interest is less than $0.01.

(2) Includes the impact of brokerage commission expense.

(3) The ratios do not reflect the proportionate share of income and expense of the Portfolio Funds.

(4) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Trend-Following Futures Fund L.P. (the “Partnership”) formerly known as ML JWH Strategic Allocation Fund L.P was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the discretion of Merrill Lynch Alternative Investments LLC (“MLAI”) the general partner of the Partnership, among four underlying FuturesAccess Funds (each a “Portfolio Fund” and collectively the “Portfolio Funds”) (See Note 2). The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each of the Portfolio Funds implements a different trading strategy.

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

MLAI, the sponsor (“Sponsor”) and general partner of the Partnership, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”).  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker. As used herein, the capitalized term “MLAI” also refers to the general partner at times when its name was MLIM Alternative Strategies LLC, as applicable. On September 15, 2008, Merrill Lynch entered into an Agreement and Plan of Merger (as amended by Amendment No. 1 dated as of October 21, 2008, the “Merger Agreement”) with Bank of America Corporation (“Bank of America”). Pursuant to the Merger Agreement, on January 1, 2009, a wholly-owned subsidiary of Bank of America merged with and into Merrill Lynch, with Merrill Lynch continuing as the surviving corporation and a subsidiary of Bank of America.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. Certain prior year items have been reclassified to conform to the current year presentation.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodities futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Partnership and each of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations of the Partnership and each of the Portfolio Funds.

The resulting change between cost and market value (net of subscription and redemption activity in Portfolio Funds) is reflected in the Statements of Operations as change in unrealized from the Investments in the Portfolio Funds. In addition, when the Partnership redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) under Trading Profit(Loss) for such interests in the Statements of Operations of the Partnership.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, it transacts business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are included in Trading Profit (loss) in the Statements of Operations of the Partnership and each of the Portfolio Funds.

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

No selling commissions have been or are paid directly by the Limited Partners for the years ended December 31, 2009 and 2008.  All selling commissions are paid by MLPF&S.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost which approximated fair value (Level II see Note 3).  Cash was held at a nationally recognized financial institution.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership follows the ASC guidance issued for accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  The General Partner has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the fund and the earliest tax year subject to examination: United States — 2006.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2009, 2008 and 2007.

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

Redemptions

A Member may redeem or exchange some or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

Redemption requests are accepted within the notice period.  The Partnership does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Partnership

The Partnership may terminate if certain circumstances occur as set forth in the limited partnership agreement, which include but are not limited to the following:

(a)                      Bankruptcy, dissolution, withdrawal or other termination of the trading advisors of this Partnership.

(b)                     Any event which would make unlawful the continued existence of this Partnership.

(c)                      Determination by MLAI to liquidate or withdraw from the Partnership.

2.               INVESTMENTS IN PORTFOLIO FUNDS

The four Portfolio Funds in which the Partnership is invested as of December 31, 2009 and 2008 are: Winton, Aspect, Transtrend and Chesapeake. MLAI may in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

The investment transactions were accounted for on a trade date basis. The investments in the Portfolio Funds were valued at fair value and was reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and in-depth conference calls and site visits with the Portfolio Funds’ Managers.

At December 31, 2009, Investments in Portfolio Funds at fair value are as follows:

2009

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/09	Management Fee (1)	Performance Fee (1)	Redemptions Permitted
ML Winton FuturesAccess LLC	$63,048,635	25.02%	$(5,336,877)	$49,017,143	$(1,141,376)	$(58)	Monthly
ML Aspect FuturesAccess LLC	63,048,636	25.02	(9,013,890)	52,913,668	(1,136,895)	(4,019)	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	63,048,635	25.02	(11,662,966)	49,054,433	(755,300)	(127)	Monthly
ML Chesapeake FuturesAccess LLC*	63,048,636	25.02	(443,571)	54,813,669	(764,642)	(49,803)	Monthly

Total Investment in Portfolio Funds at fair value	$252,194,542	100.08%	$(26,457,304)	$205,798,913

(1) See Note 6

* In liquidation as of December 31, 2009

December 31, 2008:

2008

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/08	Management Fee (1)	Performance Fee (1)	Redemptions Permitted
ML Winton FuturesAccess LLC	$88,290,271	25.09%	$19,067,176	$64,048,216	$(1,421,072)	$(3,068,305)	Monthly
ML Aspect FuturesAccess LLC	88,290,270	25.09	25,131,209	65,018,330	(1,429,262)	(4,136,616)	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	88,290,271	25.09	25,962,636	57,629,808	(962,678)	(6,414,299)	Monthly
ML Chesapeake FuturesAccess LLC	88,290,271	25.09	16,493,322	77,948,915	(936,971)	(1,725,578)	Monthly

Total Investment in Portfolio Funds at fair value	$353,161,083	100.36%	$86,654,343	$264,645,269

(1) See Note 6

These investments are recorded at fair value and in accordance with Regulation S-X. The following is summarized financial information for each of the Portfolio Funds which requires disclosure.

	As of December 31,2009
	Total Assets	Total Liabilities	Total Capital
Winton	$766,300,520	$16,264,053	$750,036,467
Aspect	271,191,373	5,562,211	265,629,162
Transtrend	238,072,475	2,171,789	235,900,686
Chesapeake*	163,226,178	11,079,623	152,146,555

Total	$1,438,790,546	$35,077,676	$1,403,712,870

	As of December 31, 2008
	Total Assets	Total Liabilities	Total Capital
Winton	$864,513,961	$60,525,401	$803,988,560
Aspect	346,419,209	25,985,403	320,433,806
Transtrend	234,472,658	17,137,534	217,335,124
Chesapeake	165,463,537	6,426,196	159,037,341

Total	$1,610,869,365	$110,074,534	$1,500,794,831

	For the year ended December 31,2009
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Winton	$(3,987,344)	$(74,896)	$(1,274,637)	$(5,336,877)
Aspect	(7,481,690)	(209,136)	(1,323,064)	(9,013,890)
Transtrend	(10,334,311)	(380,622)	(948,033)	(11,662,966)
Chesapeake*	682,793	(130,618)	(995,746)	(443,571)

Total	$(21,120,552)	$(795,272)	$(4,541,480)	$(26,457,304)

	For the year ended December 31,2008
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Winton	$23,922,922	$(137,970)	$(1,649,471)	$22,135,481
Aspect	31,185,333	(245,019)	(1,672,406)	29,267,907
Transtrend	34,020,230	(372,561)	(1,270,734)	32,376,934
Chesapeake	19,692,117	(173,816)	(1,299,420)	18,218,882

Total	$108,820,601	$(929,366)	$(5,892,030)	$101,999,205

* In liquidation as of December 31, 2009

3.               FAIR VALUE OF INVESTMENTS

The FASB’s ASC’s provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments is recorded on a trade date basis. Realized gains and losses on investments is recognized when the investments are sold. Any change in net unrealized gain or loss from the preceding year is reported on the Statements of Operations.

The fair value measurement guidance established a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance, the Fund does not adjust the quoted price for these investments even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data.

Level III — Pricing inputs are unobservable and include situations where there is little, if any, market activity for the investment. Fair value for these investments is determined using valuation methodologies that consider a range of factors, including but not limited to the nature of the investment, local market conditions, trading values on public exchanges for comparable securities, current and projected operating performance and financing transactions subsequent to the acquisition of the investment. The inputs into the determination of fair value require significant management judgment. Due to the inherent uncertainty of these estimates, these values may differ materially from the values that would have been used had a ready market for these investments existed.

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

Following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Investments in Portfolio Funds are valued using the net asset value reported by the investment company, which management believes approximates fair value. These net asset values are the prices used to execute trades with these Portfolio Funds.

Although there are monthly transactions in these Portfolio Funds interests, the Net Asset Value’s (“NAV”) are materially based on portfolios of Level I and Level II assets and liabilities for which the Fund has transparency.  As such, the Partnership determined that its investments in these portfolio funds in this case, would be classified as Level II.

The following table summarizes the valuation of the Partnership’s investments by the above fair value hierarchy levels as of December 31, 2009 and 2008:

Net unrealized
profit (loss)
on open contracts	Total	Level I	Level II	Level III

December 31, 2009	$252,194,542	$—	$252,194,542	$—
December 31, 2008	$353,161,083	$—	$353,161,083	$—

Effective January 1, 2009, the Partnership adopted the FASB’s guidance on disclosures about derivative instruments and hedging activities which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance only expands the disclosure requirements for derivative instruments and related hedging activities and has no impact on Statements of Financial Condition or Statements of Operations or Statements of Changes in Partners’ Capital. As the Partnership invests only in other Portfolio Funds, it does not have any direct investments in derivative investments.

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

Effective June 1, 2007, no brokerage commission is charged to investors at the Partnership level, although brokerage commissions are charged to investors at the Portfolio Funds’ level, and investors will be indirectly subject to their pro rata share of such fees based on the investment of the Partnership in such underlying Portfolio Funds. Brokerage commissions will be paid on the completion or liquidation of a trade and are referred to as round-turn commissions, which cover both the initial purchase (or sale) and the subsequent offsetting sale (or purchase) of a commodity futures contract (a “round turn” commission).  A portion of the brokerage fees is paid to Portfolio Funds executing brokers, which include MLPF&S, as the commission for their execution services. The “round-turn” commissions paid will not exceed $15 per round-turn, except in the case of certain foreign contracts on which the rates may be as high as $100 per round-turn due to the large size of the contracts traded.  In general, it is estimated that aggregate brokerage commission charges will not exceed .75% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

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

Interest and Sponsor Fees as seen on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

6.               ADVISORY AGREEMENT

Each Portfolio Fund implements a systematic-based managed future strategy under the direction of its trading advisors which are listed below:

		Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Management	December 31, 2011	1.5%	15%
Chesapeake*	Chesapeake Capital Corporation	December 31, 2016	1%	20%
Transtrend	Transtrend B.V.	December 31, 2012	1%	25%
Winton	Winton Capital Corporation	December 31, 2014	1.5%	15%

* In liquidation as of December 31, 2009

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

7.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2009, 2008 and 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year/period.

8.               RECENT ACCOUNTING PRONOUNCEMENTS

In July 2009, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 105, Generally Accepted Accounting Principles, (ASC 105), which approved the FASB Accounting Standards Codification (the “Codification”) as the single source of authoritative nongovernmental GAAP. The Codification is effective for interim or annual periods ending after September 15, 2009. All existing accounting standards have been superseded and all other accounting literature not included in the Codification are considered nonauthoritative. ASC 105 was not intended to change the accounting literature and did not impact the Partnership’s financial condition or results of operations.  All accounting references within this report are in accordance with the new Codification.

In April 2009, the FASB issued guidance on determining fair value when the volume and level of activity for the asset or liability have significantly decreased and identifying transactions that are not orderly. This provides additional guidance for estimating fair value in accordance with FASB guidance on fair value measurements, when the volume and level of activity for the asset or liability have significantly decreased. This also identifies circumstances that indicate a transaction is not orderly. The guidance emphasizes that even if there has been a significant decrease in the volume and level of activity for the asset or liability and regardless of the valuation technique(s) used, the objective of a fair value measurement remains the same. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction (that is, not a forced liquidation or distressed sale) between market participants at the measurement date under current market conditions. The guidance also contains enhanced disclosure requirements whereby fair value disclosures as well as certain disaggregated information will be disclosed. The adoption of this guidance had no impact on the financial statements.

In September 2009, the FASB issued Accounting Standards Update No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent) (the “ASU 2009-12”), which is effective for interim or annual financial periods ending after December 15, 2009.  The adoption of this guidance had no impact on the financial statements.

In January 2010, the FASB issued an update to the fair value measurements disclosure. Pursuant to this update, additional disclosures in the financial statements relating to transfers in and out of Levels 1 and 2 fair value measurements and separate disclosure of purchases, sales, issuances, and settlements in Level 3 rollforward, will be required. In addition, this update provides clarifications on i) the level of aggregation of classes of assets and liabilities disclosed in the fair value measurement disclosures and ii) disclosures relating to the inputs and valuation techniques for Level 2 and Level 3 fair value measurements. The new disclosures and clarifications of existing disclosures are effective for annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the Level 3 roll forward which are effective for fiscal years beginning after December 15, 2010. This update further enhances the fair value disclosures and the Sponsor has determined that the adoption of this update would not have a material impact to the Partnership’s financial statements.

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

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases none) of the members of the exchange is pledged to support the financial integrity of the exchange.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.  The Portfolio Funds attempt to mitigate this risk by dealing exclusively with MLPFS as its clearing broker.

Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit (loss) on open contracts on the Portfolio Funds’ Statements of Financial Condition.

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements, that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

10.         SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
General Partner of
ML TREND-FOLLOWING FUTURES FUND L.P.