Form 10-K, Exhibit 13
period 2009-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2010-03-31
CIK 1005177

Exhibit 13.03

ML CHESAPEAKE FUTURESACCESS LLC (A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2009 and 2008 and Report of Independent Auditors (Under the Liquidation Basis of Accounting)

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

Report of Independent Auditors

To the Members of

ML Chesapeake FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Chesapeake FuturesAccess LLC (the “Fund”) at December 31, 2009, and the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Fund’s management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion. The financial statements of the Fund as of December 31, 2008 and for the year then ended were audited by other auditors whose report dated March 30, 2009 expressed an unqualified opinion on those statements.

As discussed in Note 1 to the financial statements, the Fund was placed into liquidation on December 22, 2009.  As a result, the Fund has changed its basis of accounting for the year from the going concern basis to the liquidation basis.

/s/PricewaterhouseCoopers LLP

March 25, 2010

INDEPENDENT AUDITORS’ REPORT

To the Members of

ML Chesapeake FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Chesapeake FuturesAccess LLC (the “Fund”), as of December 31, 2008, and the related statements of operations, changes in member’s capital, and the financial data highlights for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Chesapeake FuturesAccess LLC as of December 31, 2008, and the results of its operations, changes in member’s capital and the financial data highlights for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2009 and 2008

	2009	2008
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $38,911,660 for 2009 and $11,325,562 for 2008)	$155,944,059	$158,796,424
Net unrealized profit on open contracts	7,155,320	6,643,829
Cash and cash equivalents	92,771	9,983
Prepaid fees or prepaid expenses	34,028	—
Accrued interest receivable	—	13,301

TOTAL ASSETS	$163,226,178	$165,463,537

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$130,641	$20,986
Commodity Trading Advisor fee payable	329,528	2,838,059
Redemptions payable	10,404,733	3,407,148
Other liabilities	214,721	160,003

Total liabilities	11,079,623	6,426,196

MEMBERS’ CAPITAL:
Members’ Interest (128,945,881 and 134,254,090 Units outstanding, unlimited Units authorized)	152,146,555	159,037,341
Total members’ capital	152,146,555	159,037,341

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$163,226,178	$165,463,537

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$2,742,940	$21,755,870
Change in unrealized, net	511,491	1,504,367
Brokerage commissions	(283,240)	(253,615)

Total trading profit (loss)	2,971,191	23,006,622

INVESTMENT INCOME (LOSS):
Interest	(1,319)	2,209,146

EXPENSES:
Management fee	2,375,063	1,897,518
Sponsor fee	—	16,413
Performance fee	116,223	2,882,040
Other	373,609	594,682
Total expenses	2,864,895	5,390,653

NET INVESTMENT INCOME (LOSS)	(2,866,214)	(3,181,507)

NET INCOME (LOSS)	$104,977	$19,825,115

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	—	82,672
Class C	—	625,692
Class I	—	25,432
Class DS*	71,427,384	41,136,698
Class DT**	66,387,389	80,900,526

Net income (loss) per weighted average Unit
Class A	$—	$(0.2561)
Class C	$—	$(0.3565)
Class I	$—	$(0.1958)
Class DS*	$0.0077	$0.0871
Class DT**	$(0.0067)	$0.2038

*Class DS was previously known as Class D-SM.

**Class DT was previously known as Class D-TF.

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008 (in Units)

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009
Class A	29,496	208,355	(237,851)	—	—	—	—
Class C	111,004	2,114,691	(2,225,695)	—	—	—	—
Class I	10,000	40,532	(50,532)	—	—	—	—
Class DS*	18,218,323	52,902,224	(10,855,895)	60,264,652	20,308,262	(4,251,070)	76,321,844
Class DT**	90,542,330	10,953,954	(27,506,846)	73,989,438	493,737	(21,859,138)	52,624,037

Total Members’ Units	108,911,153	66,219,756	(40,876,819)	134,254,090	20,801,999	(26,110,208)	128,945,881

*Class DS was previously known as Class D-SM.

**Class DT was previously known as Class D-TF.

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009
Class A	$35,885.00	$283,510	$(298,224)	$(21,171)	$—	$—	$—	$—	$—
Class C	102,301	2,160,942	(2,040,155)	(223,088)	—	—	—	—	—
Class I	9,282	43,381	(47,685)	(4,978)	—	—	—	—	—
Class DS*	18,829,228	60,094,056	(11,729,795)	3,584,166	70,777,655	22,679,638	(4,907,923)	548,548	89,097,918
Class DT**	92,480,677	11,786,571	(32,497,748)	16,490,186	88,259,686	564,045	(25,331,523)	(443,571)	63,048,637

Total Members’ Interest	$111,457,373	$74,368,460	$(46,613,607)	$19,825,115	$159,037,341	$23,243,683	$(30,239,446)	$104,977	$152,146,555

*Class DS was previously known as Class D-SM.

**Class DT was previously known as Class D-TF.

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class DS	Class DT

Per Unit Operating Performance:

Net asset value, beginning of year	$1.1744	$1.1929

Net realized and net change in unrealized trading profit	0.0211	0.0220
Brokerage commissions	(0.0020)	(0.0021)
Expenses	(0.0261)	(0.0147)

Net asset value, end of year	$1.1674	$1.1981

Total Return: (a)

Total return before Performance fees	-0.53%	0.47%
Performance fees	-0.08%	-0.07%
Total return after Performance fees	-0.61%	0.40%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	2.24%	1.24%
Performance fees	0.08%	0.07%
Expenses (including Performance fees)	2.32%	1.31%

Net investment income (loss)	-2.32%	-1.31%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members' return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class I	Class DS	Class DT

Per Unit Operating Performance:

Net asset value, beginning of year	$1.2166	$0.9216	$0.9282	$1.0335	$1.0214

Net realized and net change in unrealized trading profit	0.0685	0.0542	0.0531	0.1891	0.1870
Brokerage commissions	(0.0023)	(0.0017)	(0.0018)	(0.0021)	(0.0021)
Interest income	0.0218	0.0165	0.0167	0.0189	0.0189
Expenses	(0.0761)	(0.0746)	(0.0527)	(0.0650)	(0.0323)

Net asset value, before liquidation	1.2285	0.9160	0.9435	1.1744	1.1929
Less liquidating distribution	(1.2285)	(0.9160)	0.9435	—	—

Net asset value, end of year	$—	$—	$—	$1.1744	$1.1929

Total Return: (a)

Total return before Performance fees	2.95%	2.16%	3.43%	16.61%	17.72%
Performance fees	-3.14%	-3.86%	-2.81%	-3.93%	-2.24%
Total return after Performance fees	0.98%	-0.61%	1.65%	13.62%	16.79%

Ratios to Average Members' Capital:

Expenses (excluding Performance fees)	3.75%	4.76%	3.36%	2.44%	1.42%
Performance fees	2.54%	3.31%	2.26%	3.28%	1.51%
Expenses (including Performance fees)	6.29%	8.07%	5.62%	5.72%	2.93%

Net investment income (loss)	-4.82%	-6.76%	-4.10%	-4.05%	-1.26%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members' return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML CHESAPEAKE FUTURESACCESS LLC

(A Delaware Limited Liability Company)

(Under the Liquidation Basis of Accounting)

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

On December 22, 2009, the Sponsor resolved to redeem all its investment in the Fund, cease the Fund’s operations and liquidate and distribute the Fund’s remaining Members’ Capital to its Members.  Due to the Sponsor’s decision to liquidate the Fund, the Fund changed its basis of accounting, as of December 22, 2009 from the going concern to the liquidation basis of accounting which requires that all assets and liabilities be reported at net realizable value or expected payment and that all costs associated with the liquidation of the Fund be accrued for and included on the Statement of Operations as of the date of liqudation.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements is in conformity with GAAP on a liquidation basis.  Liquidation basis financial statements require management to make estimates and assumptions that may have effected the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could have differed from those estimates. Certain prior year items have been reclassified to conform to the current year presentation.

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

Trading profit (loss) is reduced for brokerage commissions costs.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading Profit(Loss) in the Statements of Operations.

Cash and Cash Equivalents

The Fund considered all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost which approximated fair value (Level II see note 3) Cash was held at a nationally recognized financial institution.

Cash at Broker / Equity in Commodity Futures Trading Accounts

A portion of the assets maintained at MLPF&S is restricted cash required to meet maintenance margin requirements.

Operating Expenses and Offering Costs

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements.  The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States – 2006.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2009 and 2008.

Subscriptions

Units are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at Net Asset Value (see Note 6), but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.  Due to the liquidation of the Fund, no future subscriptions are being accepted and redemption of all remaining investors will occur on or prior to January 31, 2010.

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

The adoption of the liquidation of the Fund was based on item (c) above.

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statements of Financial Condition, as of December 31, 2009 and 2008 are as follows:

2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	2,163	$5,776,816	3.80%	(1,660)	$281,540	0.19%	$6,058,356	3.99%	February 10 - March 10
Currencies	859	(1,372,445)	-0.90%	(489)	(124,945)	-0.08%	(1,497,390)	-0.98%	March 10
Energy	489	2,560,204	1.68%	—	—	0.00%	2,560,204	1.68%	March 10
Interest rates	938	(1,621,856)	-1.06%	(678)	(96,778)	-0.06%	(1,718,634)	-1.12%	March 10 - December 10
Metals	864	1,039,390	0.68%	(49)	(309,831)	-0.20%	729,559	0.48%	February 10
Stock indices	22,062	1,023,225	0.67%	—	—	0.00%	1,023,225	0.67%	March 10

Total		$7,405,334	4.87%		$(250,014)	-0.15%	$7,155,320	4.72%

2008

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	172	$405,059	0.25%	(981)	$335,272	0.22%	$740,331	0.47%	February 09 - March 09
Currencies	378	1,216,706	0.77%	(455)	(920,050)	-0.58%	296,656	0.19%	March 09
Interest rates	1,594	4,676,373	2.94%	(24)	(311,813)	-0.20%	4,364,560	2.74%	March 09 - December 09
Metals	1	(9,981)	-0.01%	(127)	1,252,263	0.79%	1,242,282	0.78%	February 09

Total		$6,288,157	3.95%		$355,672	0.23%	$6,643,829	4.18%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts as of December 31, 2009 and 2008 are as follows:

December 31, 2009	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$7,405,334	$(250,014)	$7,155,320
Forwards	—	—	—
Total	$7,405,334	$(250,014)	$7,155,320

December 31, 2008	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$6,288,157	$355,672	$6,643,829
Forwards			—
Total	$6,288,157	$355,672	$6,643,829

The Fund’s volume of trading forward and futures as of the end of this year is representative of the activity throughout the year.

The following table summarizes the valuation of the Fund’s investment by the above fair value hierarchy levels as of December 31, 2009 and 2008.

Net unrealized profit (loss) on open contracts	Total	Level I	Level II	Level III

December 31, 2009	$7,155,320	$4,425,581	$2,729,739	$—
December 31, 2008	$6,643,829	$6,643,829	$—	$—

Effective January 1, 2009, the Fund adopted the FASB’s guidance on disclosures about derivative instruments and hedging activities which requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This guidance only expands the disclosure requirements for derivative instruments and related hedging activities and has no impact on Statements of Financial Condition or Statements of Operations or Statements of Changes in Members’ Capital.

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

The following table indicates the trading gains and losses, by commodity industry sector, on derivative instruments for the year ended December 31, 2009:

Commodity Industry	Gain (loss)
Sector	from trading

Agriculture	$8,801,519
Currencies	(7,505,048)
Energy	(997,292)
Interest rates	(5,788,269)
Metals	5,961,389
Stock indices	2,782,132

Total	$3,254,431

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class DS and DT are not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

The Fund pays brokerage commissions on actual cost per round-turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2009 and 2008 was approximately $10.06 and $7.67, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to Chesapeake as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 20% performance fee for all classes.

6.                    NET ASSET VALUE PER UNIT

The Net Asset Value per Unit as of December 31, 2009 and 2008 are:

December 31,2009

Net Asset Value per Unit (Liquidation Basis)
Class DS	$1.1674
Class DT	1.1981

December 31,2008

Net Asset Value per Unit
Class DS	1.1744
Class DT	1.1929

7.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2009 and 2008 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Chesapeake, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Chesapeake to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by Chesapeake.

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

Indemnifications

In the normal course of business, the Fund has entered, or may in the future enter into agreements that obligate` the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

10.              SUBSEQUENT EVENTS

On December 22, 2009, the Sponsor resolved to redeem all its investment in the Fund, cease the Fund’s operations and liquidate and distribute the Fund’s remaining Members’ Capital to its Members as of January 31, 2010.

Management has evaluated the impact of subsequent events on the Fund through March 23, 2010, the date the financial statements were available to be issued, and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Chesapeake FuturesAccess LLC