Form 10-K, Exhibit 13
period 2009-12-31
ML TREND-FOLLOWING FUTURES FUND L.P,
filed 2010-03-31
CIK 1005177

Exhibit 13.04

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2009 and 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 and Report of  Independent Registered Public Accounting Firms

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2009 and 2008	3

Statements of Operations for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	4

Statements of Changes in Members’ Capital for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	5

Financial Data Highlights for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007	7

Notes to Financial Statements	10

Report of Independent Registered Public Accounting Firm

To the Members of

ML Transtrend DTP Enhanced FuturesAccess LLC:

In our opinion, the accompanying statement of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC at December 31, 2009, and the results of its operations, changes in its members’ capital, and financial data highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.  We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

/s/PricewaterhouseCoopers LLP

March 25, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of

ML Transtrend DTP Enhanced FuturesAccess LLC:

We have audited the accompanying statement of financial condition of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), as of December 31, 2008, and the related statements of operations, changes in members’ capital, and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audits.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC as of December 31, 2008, and the results of its operations, changes in members’ capital and the financial data highlights for the year ended December 31, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

March 30, 2009

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2009 AND 2008

	2009	2008
ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $25,737,325 for 2009 and $15,307,220 for 2008)	$236,868,172	$227,695,348
Net unrealized profit on open contracts	1,146,497	6,740,529
Cash and cash equivalents	34,980	27,291
Accrued interest recievable	22,826	9,490

TOTAL ASSETS	$238,072,475	$234,472,658

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$68,556	$37,485
Commodity Trading Advisor fee payable	381,285	14,552,403
Sponsor fee payable	—	—
Redemptions payable	1,523,104	2,375,459
Other liabilities	198,844	172,187

Total liabilities	2,171,789	17,137,534

MEMBERS’ CAPITAL:
Members’ Interest (171,805,932 Units and 131,802,114 Units outstanding, unlimited Units authorized)	235,900,686	217,335,124
Total members’ capital	235,900,686	217,335,124

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$238,072,475	$234,472,658

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND FOR THE PERIOD APRIL 2, 2007

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

	2009	2008	2007
TRADING PROFIT (LOSS):

Realized, net	$(30,087,116)	$58,391,558	$18,830,414
Change in unrealized, net	(5,594,032)	2,997,703	3,742,826
Brokerage commissions	(1,209,739)	(642,724)	(580,731)

Total trading profit (loss)	(36,890,887)	60,746,537	$21,992,509

INVESTMENT INCOME:
Interest	17,531	2,502,184	3,463,933

EXPENSES:
Management fee	3,904,212	2,462,288	862,994
Sponsor fee	453,477	255,504	9,750
Performance fee	326	14,415,123	5,282,368
Other	572,395	626,258	155,223
Total expenses	4,930,410	17,759,173	6,310,335

NET INVESTMENT LOSS	(4,912,879)	(15,256,989)	(2,846,402)

NET INCOME (LOSS)	$(41,803,766)	$45,489,548	$19,146,107

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	1,786,054	638,706	39,446
Class C**	13,264,190	7,827,256	610,408
Class D***	1,152,610	1,758,848	1,149,319
Class I****	956,805	735,189	590,000
Class DS*****	87,628,053	39,395,367	11,953,746
Class DT******	46,262,586	63,481,706	90,305,640

Net income (loss) per weighted average Unit
Class A*	$(0.2701)	$0.3033	$(0.0411)
Class C**	$(0.2511)	$0.2791	$0.0961
Class D***	$(0.2186)	$0.2716	$(0.0447)
Class I****	$(0.2848)	$0.3109	$0.0609
Class DS*****	$(0.2948)	$0.4174	$0.2973
Class DT******	$(0.2521)	$0.4089	$0.1722

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND FOR THE PERIOD APRIL 2, 2007

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007 (IN UNITS)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009
Class A*	—	107,731	—	107,731	961,358	(131,633)	937,456	1,476,622	(142,255)	2,271,823
Class C**	—	821,211	(68,985)	752,226	10,739,116	(1,092,947)	10,398,395	6,948,101	(2,863,733)	14,482,763
Class D***	—	1,548,637	(798,637)	750,000	2,794,704	(2,565,789)	978,915	2,000,000	(978,915)	2,000,000
Class I****	—	590,000	—	590,000	203,514	(13,367)	780,147	1,335,257	(1,613,404)	502,000
Class DS*****	12,000,000	2,810,880	(1,044,151)	13,766,729	56,371,806	(2,852,864)	67,285,671	41,935,733	—	109,221,404
Class DT******	—	105,166,376	(33,452,947)	71,713,429	1,498,340	(21,790,239)	51,421,530	872,634	(8,966,222)	43,327,942

Total Members’ Units	12,000,000	111,044,835	(35,364,720)	87,680,115	72,568,838	(28,446,839)	131,802,114	54,568,347	(14,564,529)	171,805,932

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2009, 2008 AND FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2007

Initial Offering	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009

Class A*	$—	$120,107	$—	$(1,623)	$118,484	$1,151,996	$(166,535)	$193,721	$1,297,666	$1,957,694	$(174,096)	$(482,333)	$2,598,931
Class C**	—	810,690	(71,378)	58,667	797,979	12,097,536	(1,345,352)	2,184,634	13,734,797	8,754,398	(3,506,260)	(3,331,361)	15,651,574
Class D***	—	1,500,000	(747,045)	(51,379)	701,576	2,724,999	(2,699,332)	477,767	1,205,010	2,000,000	(1,133,727)	(251,902)	1,819,381
Class I****	—	590,000	—	35,944	625,944	231,056	(16,232)	228,547	1,069,315	1,768,505	(1,994,556)	(272,480)	570,784
Class DS*****	12,000,000	3,599,514	(1,225,985)	3,553,619	17,927,148	81,391,656	(4,000,000)	16,445,572	111,764,376	66,276,040	—	(25,829,034)	152,211,382
Class DT******		116,913,460	(39,979,192)	15,550,879	92,485,147	2,130,197	(32,310,691)	25,959,307	88,263,960	1,392,375	(14,971,045)	(11,636,656)	63,048,634

Total Members’ Capital	$12,000,000	$123,533,771	$(42,023,600)	$19,146,107	$112,656,278	$99,727,440	$(40,538,142)	$45,489,548	$217,335,124	$82,149,012	$(21,779,684)	$(41,803,766)	$235,900,686

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (a)

Per Unit Operating Performance:

Net asset value, beginning of year	$1.3842	$1.3209	$1.2310	$1.3707	$1.6610	$1.7165

Net realized and net change in unrealized trading profit (loss)	(0.1849)	(0.1752)	(0.1347)	(0.1835)	(0.2242)	(0.2333)
Brokerage commissions	(0.0066)	(0.0063)	(0.0052)	(0.0066)	(0.0080)	(0.0083)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0488)	(0.0588)	(0.1815)	(0.0438)	(0.0353)	(0.0199)

Net asset value, end of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Total Return: (b)

Total return before Performance fees	-17.36%	-18.18%	-14.43%	-17.02%	-16.11%	-15.26%
Performance fees	-0.01%	-0.01%	0.00%	-0.05%	0.00%	0.00%
Total return after Performance fees	-17.37%	-18.19%	-14.43%	-17.07%	-16.11%	-15.26%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.73%	2.05%	3.34%	2.24%	1.25%
Performance fees	0.01%	0.01%	0.00%	0.05%	0.00%	-0.01%
Expenses (including Performance fees)	3.75%	4.74%	2.05%	3.39%	2.24%	1.24%

Net investment income (loss)	-3.73%	-4.73%	-2.05%	-3.38%	-2.24%	-1.23%

(a) Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (a)	Class DT (a)

Per Unit Operating Performance:

Net asset value, beginning of year	$1.0998	$1.0608	$0.9354	$1.0609	$1.3022	$1.2896

Net realized and net change in unrealized trading profit (loss)	0.4412	0.4233	0.3864	0.4338	0.5275	0.5367
Brokerage commissions	(0.0048)	(0.0046)	(0.0042)	(0.0047)	(0.0058)	(0.0058)
Interest income	0.0198	0.0190	0.0172	0.0194	0.0237	0.0238
Expenses	(0.1718)	(0.1776)	(0.1038)	(0.1387)	(0.1866)	(0.1278)

Net asset value, end of year	$1.3842	$1.3209	$1.2310	$1.3707	$1.6610	$1.7165

Total Return: (b)

Total return before Performance fees	38.77%	37.45%	41.02%	39.45%	40.89%	42.47%
Performance fees	-9.96%	-10.04%	-7.25%	-7.94%	-10.11%	-7.16%
Total return after Performance fees	25.83%	24.48%	31.59%	29.19%	27.54%	33.10%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.96%	4.97%	2.43%	3.55%	2.43%	1.39%
Performance fees	10.13%	10.24%	7.21%	7.95%	10.30%	7.11%
Expenses (including Performance fees)	14.09%	15.21%	9.64%	11.50%	12.73%	8.50%

Net investment income (loss)	-12.39%	-13.51%	-7.95%	-9.79%	-11.03%	-6.79%

(a) Class DS and DT were previously known as Class D-SM and Class D-TF, respectively.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD APRIL 2, 2007 (COMMENCEMENT OF OPERATIONS)

TO DECEMBER 31, 2007

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS (d)	Class DT (d)

Per Unit Operating Performance:

Net asset value, beginning of period	$1.0000	$1.0000	$1.0000	$1.0000	$1.0000	$1.1117

Net realized and net change in unrealized trading profit (loss)	0.2254	0.1277	(0.0149)	0.1061	0.3563	0.2073
Brokerage commissions (c)	(0.0024)	(0.0031)	(0.0010)	(0.0016)	(0.0115)	(0.0049)
Interest income (c)	0.0165	0.0210	0.0070	0.0116	0.0452	0.0321
Expenses (c)	(0.1397)	(0.0848)	(0.0557)	(0.0552)	(0.0878)	(0.0566)

Net asset value, end of period	$1.0998	$1.0608	$0.9354	$1.0609	$1.3022	$1.2896

Total Return: (b)

Total return before Performance fees	21.36%	11.79%	-0.64%	10.71%	37.24%	20.48%
Performance fees	-9.85%	-5.56%	-5.80%	-4.67%	-5.79%	-4.33%
Total return after Performance fees	9.93%	6.08%	-6.46%	6.10%	30.22%	16.01%

Ratios to Average Net Assets: (a)

Expenses (excluding Performance fees)	4.48%	5.06%	3.32%	3.36%	2.39%	1.24%
Performance fees	40.41%	12.77%	50.19%	17.81%	7.63%	7.18%
Expenses (including Performance fees)	44.89%	17.83%	53.51%	21.17%	10.02%	8.42%

Net investment income (loss)	-39.59%	-13.40%	-46.79%	-16.71%	-4.86%	-3.65%

(a) The ratios have been annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of commodity futures contracts, options on futures and forward contracts on a wide range of commodities. Transtrend B.V. (“Transtrend”) is the trading advisor of the Fund.

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

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profit and losses resulting from the translation to U.S. dollars are included in Trading Profit(loss) in the Statements of Operations.

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2007.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2009, 2008 and period ended 2007.

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

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit on open contracts in the Statements of   Financial Condition, as of December 31, 2009 and 2008 are as follows:

2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	675	$512,058	0.22%	(292)	$(132,212)	-0.06%	$379,846	0.16%	February 10 - December 10
Currencies	1,308	(670,422)	-0.28%	(854)	1,521,277	0.64%	850,855	0.36%	April 10
Energy	494	(135,491)	-0.06%	(67)	(277,177)	-0.12%	(412,668)	-0.18%	February 10 - December 10
Interest rates	4,183	(1,938,988)	-0.82%	(1,837)	429,159	0.18%	(1,509,829)	-0.64%	March 10 - December 12
Metals	759	3,324,393	1.41%	(376)	(3,024,951)	-1.28%	299,442	0.13%	January 10 - April 10
Stock indices	2,214	1,538,851	0.65%	—	—	0.00%	1,538,851	0.65%	January 10 - March 10

Total		$2,630,401	1.12%		$(1,483,904)	-0.63%	$1,146,497	0.49%

2008

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	90	$151,485	0.07%	(476)	$(432,610)	-0.20%	$(281,125)	-0.13%	February 09 - December 09
Currencies	126	618,638	0.28%	(192)	(185,546)	-0.09%	433,092	0.19%	March 09
Energy	—	—	0.00%	(328)	489,104	0.23%	489,104	0.23%	February 09 - December 09
Interest rates	4,057	4,178,934	1.92%	(1,398)	(913,221)	-0.42%	3,265,713	1.50%	March 09 - December 11
Metals	305	(3,140,161)	-1.44%	(450)	6,168,912	2.84%	3,028,751	1.40%	January 09 - May 09
Stock indices	—	—	0.00%	(410)	(195,006)	-0.09%	(195,006)	-0.09%	January 09 - March 09

Total		$1,808,896	0.83%		$4,931,633	2.27%	$6,740,529	3.10%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts as of December 31, 2009 and 2008 are as follows:

December 31, 2009	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$2,630,401	$(1,483,904)	$1,146,497
Forwards	—	—	—
Total	$2,630,401	$(1,483,904)	$1,146,497

December 31, 2008	Unrealized Long Positions	Unrealized Short Positions	Total
Futures	$1,808,896	$4,931,633	$6,740,529
Forwards	—	—	—
Total	$1,808,896	$4,931,633	$6,740,529

The Fund’s volume of trading forward and futures as of the end of this year is representative of the activity throughout the year.

The following table summarizes the valuation of the Fund’s investments by the above fair value hierarchy levels as of December 31, 2009 and 2008:

Net unrealized
profit (loss)
on open contracts	Total	Level I	Level II	Level III

December 31, 2009	$1,146,497	$617,693	$528,804	$—
December 31, 2008	$6,740,529	$6,740,529	$—	$—

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

The following table indicates the trading gains and losses, by commodity industry sector, on derivative instruments for the year ended December 31, 2009:

Commodity Industry Sector	Gain (loss) from trading

Agriculture	$(1,089,234)
Currencies	(2,785,506)
Energy	(22,155,899)
Interest rates	(13,716,230)
Metals	1,294,047
Stock indices	2,771,674

Total	$(35,681,148)

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse or MLPF&S.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Were a substantial portion of the Fund’s capital tied up in a bankruptcy or similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

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

The fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2009, 2008 and for the period April 2, 2007 (commencement of operations) to December 31, 2007 was approximately $9.58, $10.37 and $9.57, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

Performance fees are charged by the Fund on any New Trading Profit, as defined in the private placement memorandum, and are payable to Transtrend as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 25% performance fee for all classes.

6.     NET ASSET VALUE PER UNIT

The Net Asset Value per Unit of the different Classes as of December 31, 2009 and 2008 are:

December 31, 2009

Net Asset Value
Class A	$1.1440
Class C	1.0807
Class D	0.9097
Class I	1.1369
Class DS	1.3936
Class DT	1.4551

December 31, 2008

Net Asset Value
Class A	$1.3842
Class C	1.3209
Class D	1.2310
Class I	1.3707
Class DS	1.6610
Class DT	1.7165

7.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the years ended December 31, 2009, 2008 and for the period ended December 31, 2007 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit(loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

10.   SUBSEQUENT EVENT

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