Form 10-K, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2011-03-15
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements as of and for the years ended

December 31, 2010, 2009 and 2008

and Reports of Independent Registered Public Accounting Firms

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Report of Independent Registered Public Accounting Firm

To the Partners of

ML Trend- Following Futures Fund L.P.:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in partners’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Trend- Following Futures Fund L.P. (the “Partnership”) at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its partners’ capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

ML Trend-Following Futures Fund L.P.:

We have audited the accompanying statements of operations, changes in partners’ capital and the financial data highlights of ML Trend-Following Futures Fund L.P. (the “Fund”) for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial data highlights are free of material misstatement. The Fund is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the results of operations, changes in partners’ capital and the financial data highlights of ML Trend-Following Futures Fund L.P. for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 15, 2011

A member firm of Deloitte Touche Tohmatsu

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009

ASSETS:
Cash and cash equivalents	$310,535	$236,960
Investments in Portfolio Funds (cost $177,007,802 for 2010 and $205,798,913 for 2009)	227,833,196	252,194,542
Due from Portfolio Funds	2,958,005	11,698,600
Accrued interest receivable	81	80
TOTAL ASSETS	$231,101,817	$264,130,182

LIABILITIES AND PARTNERS’ CAPITAL LIABILITIES:
Wrap fee payable	$770,339	$868,235
Redemptions payable	2,781,701	11,251,332
Other liabilities	—	86,698

Total liabilities	3,552,040	12,206,265

PARTNERS’ CAPITAL:
General Partner (41,734 Units and 41,734 Units)	8,063,381	7,341,338
Limited Partners (1,135,971 Units and 1,390,359 Units)	219,486,396	244,582,579

Total partners’ capital	227,549,777	251,923,917

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$231,101,817	$264,130,182

NET ASSET VALUE PER UNIT
(Based on 1,177,705 and 1,432,093 Units outstanding, unlimited Units authorized)	$193.2146	$175.9131

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$26,852,630	$15,662,881	$20,765,365
Change in unrealized, net	4,429,765	(42,120,185)	65,888,978
Total trading profit (loss)	31,282,395	(26,457,304)	86,654,343

INVESTMENT INCOME:
Interest	1,031	4,357	10,654

EXPENSES:
Administrative and filing fees	(163,623)	(20,718)	361,539
Wrap fee	9,529,851	12,143,045	14,868,130
Total expenses	9,366,228	12,122,327	15,229,669

NET INVESTMENT (INCOME) LOSS	(9,365,197)	(12,117,970)	(15,219,015)

NET PROFIT (LOSS)	$21,917,198	$(38,575,274)	$71,435,328

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	1,305,805	1,637,477	2,029,868

Net proftit (loss) per weighted average General Partner and Limited Partner Unit	$16.78	$(23.56)	$35.19

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2007	2,253,743	$6,943,734	$363,175,548	$370,119,282

Subscriptions	96,444	—	17,442,303	17,442,303

Net Profit (Loss)	—	1,369,679	70,065,649	71,435,328

Redemptions	(583,787)	—	(107,122,405)	(107,122,405)

PARTNERS’ CAPITAL, December 31, 2008	1,766,400	8,313,413	343,561,095	351,874,508

Subscriptions	78,377	—	14,730,610	14,730,610

Net Profit (Loss)	—	(972,075)	(37,603,199)	(38,575,274)

Redemptions	(412,684)	—	(76,105,927)	(76,105,927)

PARTNERS’ CAPITAL, December 31, 2009	1,432,093	7,341,338	244,582,579	251,923,917

Subscriptions	24,016	—	4,294,955	4,294,955

Net Profit (Loss)	—	722,043	21,195,155	21,917,198

Redemptions	(278,404)	—	(50,586,293)	(50,586,293)

PARTNERS’ CAPITAL, December 31, 2010	1,177,705	$8,063,381	$219,486,396	$227,549,777

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2010	2009	2008
Per Unit Operating Performance:

Net asset value, beginning of year	$175.91	$199.20	$164.22

Net Realized and net unrealized change in trading profit (loss)	24.47	(15.91)	42.48
Interest income	0.00	0.00	0.01
Expenses (1)	(7.17)	(7.38)	(7.51)

Net asset value, end of year	$193.21	$175.91	$199.20

Total Return: (3)

Total return	9.84%	-11.69%	21.30%

Ratios to Average Net Assets: (1),(2)

Expenses	3.96%	3.98%	4.14%

Net investment profit (loss)	-3.96%	-3.98%	-4.14%

(1) Includes the impact of brokerage commission expense.

(2) The ratios do not reflect the proportionate share of income and expense of the Portfolio Funds.

(3) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Trend-Following Futures Fund L.P. (the “Partnership”) formerly known as ML JWH Strategic Allocation Fund L.P was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the discretion of Merrill Lynch Alternative Investments LLC (“MLAI” or the “General Partner”) the general partner of the Partnership, among five underlying FuturesAccess Funds (each a “Portfolio Fund” and collectively the “Portfolio Funds”) (See Note 2).

MLAI, the sponsor (“Sponsor”) and general partner of the Partnership, is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Partnership’s commodity broker. As used herein, the capitalized term “MLAI” also refers to the general partner at times when its name was MLIM Alternative Strategies LLC. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each Portfolio Fund is generally similar to the Fund in terms of fees Classes of Units and redemption rights. Each of the Portfolio Funds implements a different trading strategy.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Revision

During 2010, the Company identified that it had not shown the allocation of profit/loss to the general partner in its 2009 statement of changes in partners’ capital as the entire profit/loss had been allocated to the limited partners. As a result, the 2009 presentation of the statement of changes in partners’ capital has been revised to show the appropriate allocation of profit/loss between the general and limited partners for 2009 in the December 31, 2010 financial statements.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodities futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Partnership and each of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss) in the Statements of Operations of the Partnership of the Portfolio Funds.

Trading profit (loss) of the Portfolio Funds is reduced for brokerage commission costs.

The resulting change between cost and market value (net of subscription and redemption activity in the investment in the Portfolio Funds) is reflected in the Statements of Operations as change in unrealized from the Investments in the Portfolio Funds. In addition, when the Partnership redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) under Trading Profit (Loss) for such interests in the Statements of Operations of the Partnership.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however the Portfolio Funds may transact business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Gains and losses resulting from the translation to U.S. dollars are included in Trading Profit (loss) in the Statements of Operations of the Partnership and each of the Portfolio Funds.

Cash and Cash Equivalents

The Fund considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II see Note 3). Cash was held at a nationally recognized financial institution.

Operating Expenses and Selling Commissions

The Partnership pays MLAI, wrap fee in the amount of 4.0% of the Partnership’s average month-end Net Asset Value. Other than this 4.0% wrap fee, the only direct expense of the Partnership is the annual New Jersey filing fee, which is assessed on a per-partner basis with a maximum charge of $250,000 per year.

No selling commissions have been or are paid directly by the Limited Partners for the years ended December 31, 2010 and 2009.  All selling commissions are paid by MLPF&S.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership follows the Accounting Standard Codification (“ASC”) guidance issued for accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  The General Partner has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the fund and the earliest tax year subject to examination: United States — 2007.

Distributions

The Limited Partners are entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2010, 2009 and 2008.

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

2.               INVESTMENTS IN PORTFOLIO FUNDS

The five Portfolio Funds in which the Partnership is invested as of December 31, 2010 and 2009 are: ML Aspect FuturesAccess LLC, ML BlueTrend FuturesAccess LLC, MAN AHL FuturesAccess LLC, ML Transtrend DTP Enhanced FuturesAccess LLC and ML Winton FuturesAccess LLC. ML Chesapeake FuturesAccess LLC was liquidated January 31, 2010. MLAI may, in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion, may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

The investment transactions were accounted for on the trade date. The investments in the Portfolio Funds were valued at fair value and were reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and in-depth conference calls and site visits with the Portfolio Funds’ Managers.

At December 31, 2010 Investments in Portfolio Funds at fair value are as follows:

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/10	Management Fee	Performance Fee	Redemptions Permitted
ML Winton FuturesAccess LLC	$45,566,639	20.02%	$6,679,492	$31,131,698	$(822,385)	$—	Monthly
ML Aspect FuturesAccess LLC	45,566,639	20.02	7,463,239	33,112,629	(822,235)	—	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	45,566,639	20.02	8,748,727	30,230,119	(548,851)	—	Monthly
ML Bluetrend FuturesAccess LLC	45,566,640	20.02	7,922,163	39,168,453	(507,761)	—	Monthly
ML Man AHL FuturesAccess LLC	45,566,639	20.02	2,256,117	43,364,903	(192,201)	—	Monthly
ML Chesapeake FuturesAccess LLC*	—	0.00	(1,787,343)	—	(51,094)	—	Monthly

Total Investment in Portfolio Funds at fair value	$227,833,196	100.10%	$31,282,395	$177,007,802	$(2,944,527)	$—

At December 31, 2009, Investments in Portfolio Funds at fair value are as follows:

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/09	Management Fee	Performance Fee	Redemptions Permitted
ML Winton FuturesAccess LLC	$63,048,635	25.02%	$(5,336,877)	$49,017,143	$(1,141,376)	$(58)	Monthly
ML Aspect FuturesAccess LLC	63,048,636	25.02	(9,013,890)	52,913,668	(1,136,895)	(4,019)	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	63,048,635	25.02	(11,662,966)	49,054,433	(755,300)	(127)	Monthly
ML Chesapeake FuturesAccess LLC*	63,048,636	25.02	(443,571)	54,813,669	(764,642)	(49,803)	Monthly

Total Investment in Portfolio Funds at fair value	$252,194,542	100.08%	$(26,457,304)	$205,798,913	$(3,798,213)	$(54,007)

* Liquidated as of January 31, 2010.

As of December 31, 2010 and 2009, no single investment in the Portfolio Funds exceeded 5% of  Partners’ capital.

These investments are recorded at fair value and in accordance with Regulation S-X. The following is summarized financial information for each of the Portfolio Funds which requires disclosure.

As of December 31, 2010

	Total Assets	Total Liabilities	Total Capital
Winton	$917,058,733	$19,588,425	$897,470,308
Aspect	287,826,784	6,395,411	281,431,373
Transtrend	258,918,312	2,958,512	255,959,800
Bluetrend	278,017,566	16,683,618	261,333,948
Man AHL	54,869,253	5,140,402	49,728,851

Total	$1,796,690,648	$50,766,368	$1,745,924,280

As of December 31, 2009

	Total Assets	Total Liabilities	Total Capital
Winton	$766,300,520	$16,264,053	$750,036,467
Aspect	271,191,373	5,562,211	265,629,162
Transtrend	238,072,475	2,171,789	235,900,686
Chesapeake	163,226,178	11,079,623	152,146,555

Total	$1,438,790,546	$35,077,676	$1,403,712,870

For the year ended December 31, 2010

	Income (Loss)	Commissions	Other	Net Income (Loss)
Winton	$8,132,795	$(66,026)	$(1,387,278)	$6,679,491
Aspect	8,804,955	(127,048)	(1,214,668)	7,463,239
Transtrend	10,029,715	(299,310)	(981,678)	8,748,727
Bluetrend	11,080,509	(190,908)	(2,967,438)	7,922,163
Man AHL	3,520,854	(204,650)	(1,060,086)	2,256,118
Chesapeake*	(1,716,301)	(5,817)	(65,225)	(1,787,343)

Total	$39,852,527	$(893,759)	$(7,676,373)	$31,282,395

For the year ended December 31, 2009

	Income (Loss)	Commissions	Other	Net Income (Loss)
Winton	$(3,987,344)	$(74,896)	$(1,274,637)	$(5,336,877)
Aspect	(7,481,690)	(209,136)	(1,323,064)	(9,013,890)
Transtrend	(10,334,311)	(380,622)	(948,033)	(11,662,966)
Chesapeake	682,793	(130,618)	(995,746)	(443,571)

Total	$(21,120,552)	$(795,272)	$(4,541,480)	$(26,457,304)

* Liquidated as of January 31, 2010.

3.               FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized gains and losses on investments are recognized when the investments are sold. Any change in net unrealized gain or loss from the preceding year is reported on the Statements of Operations.

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

Although there are monthly transactions in these Portfolio Funds interests, the Net Asset Value’s (“NAV”) are materially based on portfolios of Level I and Level II assets and liabilities for which the Fund has transparency.  As such, the Partnership determined that its investments in these portfolio funds in this case, would be classified as Level II. There were no transfers to or from Level II during 2010 and 2009.

The following table summarizes the valuation of the Partnership’s investments by the above fair value hierarchy levels as of December 31, 2010 and 2009:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2010	$227,833,196	$—	$227,833,196	$—
December 31, 2009	$252,194,542	$—	$252,194,542	$—

4.     RELATED PARTY TRANSACTIONS

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

Interest and Sponsor Fees as presented on the Statements of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

5.               ADVISORY AGREEMENT

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its trading advisors which are listed below:

		Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Management	December 31, 2011	1.5%	15%
Chesapeake*	Chesapeake Capital Corporation	December 31, 2016	1%	20%
Transtrend	Transtrend B.V.	December 31, 2012	1%	25%
Winton	Winton Capital Corporation	December 31, 2014	1.5%	15%
Bluetrend	BlueCrest Capital Management L.P.	December 31, 2011	1%	25%
Man AHL	Man AHL (USA) Ltd.	December 31, 2015	1%	20%

* Liquidated as of January 31, 2010.

The advisory agreements with Aspect, Transtrend, and Winton shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days’ notice to the other party.  BlueTrend shall be automatically renewed for a successive one-year period, on the same terms, unless terminated by either the Portfolio Fund or  BlueTrend upon 120 days’ notice to the other party. Man shall be automatically renewed for a successive one-year period, on the same terms, unless terminated by either the Portfolio Fund or Man upon 90 days’ notice to the other party The advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Portfolio Funds pay their respective trading advisors an annual management fee of 2.00% of their average month-end assets after reduction for the brokerage commissions accrued with respect to such assets. For BlueTrend, Man and Transtrend, MLAI receives 50% of the 2.00% management fees. For Aspect and Winton, MLAI receives 25% of the 2.00% management fees.  The remainder is paid to the respective Trading Advisor.

Performance charged by the Portfolio Funds are calculated at 20% for all Portfolio Funds except BlueTrend and Transtrend which is calculated at 25% of any New Trading Profit, as defined in the private placement memorandum, and earned by the respective advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. For the following Funds, Aspect and Winton, MLAI received 25% of the 20% performance fees.

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2010, 2009 and 2008 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year/period.

7.     RECENT ACCOUNTING PRONOUNCEMENTS

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

8.      MARKET AND CREDIT RISKS

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Fund and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective trading advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by respective trading advisors.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.  The Portfolio Funds attempt to mitigate this risk by dealing exclusively with MLPFS as its clearing brokers.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their commodity broker. Pursuant to the brokerage agreement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Net unrealized profit (loss) on open contracts on the Portfolio Funds’ Statements of Financial Condition.

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements, that obligate the Fund to indemnify third parties, including affiliates of the Fund, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

9.               SUBSEQUENT EVENTS

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