Form 10-K, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2011-03-15
CIK 1005177

Exhibit 13.04

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the period August 1, 2010 (commencement of operations) to December 31, 2010 and Report of Independent Registered Public Accounting Firm

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statement of Financial Condition as of December 31, 2010	2

Statement of Operations for the period August 1, 2010
(commencement of operations) to December 31, 2010	3

Statement of Changes in Member’s Capital for the period August 1, 2010
(commencement of operations) to December 31, 2010	4

Financial Data Highlights for the period ended August 1, 2010
(commencement of operations) to December 31, 2010	5

Notes to Financial Statements	6

Report of Independent Registered Public Accounting Firm

To the Members of

Man AHL FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Man AHL FuturesAccess LLC (the “Fund”) at December 31, 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for the period August 1, 2010 (commencement of operations) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2010

ASSETS:
Equity in commodity futures trading accounts:
Cash (including restricted cash of $3,090,751)	$48,475,204
Net unrealized profit on open futures contracts	712,812
Net unrealized profit on open forwards contracts	5,416,026
Cash and cash equivalents	200,000
Other assets	65,211

TOTAL ASSETS	$54,869,253

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$91,090
Net unrealized loss on open forwards contracts	3,651,832
Brokerage commissions payable	24,932
Sponsor and Advisory fees payable	637,353
Redemptions payable	549,485
Other liabilities	185,710

Total liabilities	5,140,402

MEMBERS’ CAPITAL:
Members’ Interest (47,480,021 Units outstanding, unlimited Units authorized)	49,728,851
Total members’ capital	49,728,851

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$54,869,253

NET ASSET VALUE PER UNIT:

Class A	$1.0077
Class C	$1.0117
Class I	$1.0090
Class DT	$1.0509

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD AUGUST 1, 2010

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

TRADING PROFIT (LOSS):

Realized, net	$1,290,082
Change in unrealized, net	2,385,916
Brokerage commissions	(211,875)

Total trading profit (loss)	3,464,123

INVESTMENT INCOME:
Interest	1,660

EXPENSES:
Management fee	205,121
Sponsor fee	11,603
Performance fee	594,788
Other	316,210
Total expenses	1,127,722

NET INVESTMENT LOSS	(1,126,062)

NET INCOME (LOSS)	$2,338,061

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A**	347,426
Class C***	1,162,923
Class I**	709,687
Class DT*	44,356,013

Net income (loss) per weighted average Unit
Class A**	$0.0740
Class C***	$0.0460
Class I**	$0.0039
Class DT*	$0.0509

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE PERIOD AUGUST 1, 2010

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2010

Class A**	219,375	874,534	(219,375)	874,534
Class C***	413,000	1,715,949	—	2,128,949
Class I**	354,450	762,671	—	1,117,121
Class DT*	44,633,835	232,435	(1,506,853)	43,359,417

Total Members’ Units	45,620,660	3,585,589	(1,726,228)	47,480,021

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010
Class A**	$219,375	$854,095	$(217,956)	$25,724	$881,238
Class C***	413,000	1,687,356	—	53,441	2,153,797
Class I**	354,450	769,949	—	2,779	1,127,178
Class DT*	44,633,835	237,920	(1,561,234)	2,256,117	45,566,638

Total Members’ Capital	$45,620,660	$3,549,320	$(1,779,190)	$2,338,061	$49,728,851

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD AUGUST 1, 2010

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A**	Class C***	Class I**	Class DT*
Per Unit Operating Performance:

Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit	0.0409	0.0428	0.0410	0.0794
Brokerage commissions	(0.0038)	(0.0028)	(0.0038)	(0.0046)
Interest income	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0294)	(0.0283)	(0.0282)	(0.0239)

Net asset value, end of year	$1.0077	$1.0117	$1.0090	$1.0509

Total Return: (b)

Total return before Performance fees	1.96%	2.37%	2.10%	6.31%
Performance fees	-1.25%	-1.25%	-1.25%	-1.32%
Total return after Performance fees	0.71%	1.12%	0.85%	4.99%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	1.75%	1.62%	1.62%	1.09%
Performance fees	1.22%	1.22%	1.22%	1.24%
Expenses (including Performance fees)	2.97%	2.84%	2.84%	2.33%

Net investment income (loss)	2.96%	2.83%	2.83%	2.33%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Man AHL FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”), was organized under the Delaware Limited Liability Company Act on April 1, 2010 and commenced trading activities on August 1, 2010. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Man AHL (USA) Ltd. (“Man” or “trading advisor”) is the trading advisor of the Fund.

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

As of December 31, 2010 the Fund offers four Classes of Units:  Class A, Class C, Class DT and Class I.  Each Class of Units except for was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit. The four Classes of Units are subject to different sponsor fees.

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statement of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from the beginning of the period to the end of the period is reflected in Change in unrealized under Trading profit (loss) in the Statement of Operations.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it transacts business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the date of the Statement of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the period.  Gains and losses resulting from the translation to U.S. dollars are included in Trading Profit (Loss) in the Statement of Operations of the Fund.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C and Class DT Units are not subject to any sales commissions.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as the Member is individually responsible for reporting income or loss based on such Member’s share of the Fund’s income and expenses as reported for income tax purposes.

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2010, although the Fund has not yet made any tax filings related to 2010.

Distributions

The Members are entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the period ended December 31, 2010.

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

2.             CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts in the Statement of Financial Condition, as of December 31, 2010 is as follows:

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	182	$400,928	0.81%	(32)	$(65,989)	-0.13%	$334,939	0.67%	February 11 - May 11
Currencies	12,154,693,758	5,446,146	10.95%	(11,157,773,667)	(3,654,782)	-7.35%	1,791,364	3.60%	March 11
Energy	77	122,125	0.25%	(61)	(138,830)	-0.28%	(16,705)	-0.03%	January 11 - May 11
Interest rates	451	101,623	0.20%	(409)	(173,148)	-0.35%	(71,525)	-0.14%	March 11 - December 12
Metals	81	508,569	1.02%	(14)	(124,047)	-0.25%	384,522	0.77%	January 11 - April 11
Stock indices	307	(38,435)	-0.08%	(7)	1,756	0.00%	(36,679)	-0.07%	January 11 - March 11

Total		$6,540,956	13.15%		$(4,155,040)	-8.36%	$2,385,916	4.80%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Member’s Capital as of December 31, 2010.

3.                       FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the period ended December 31, 2010 is as follows:

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$1,124,930	$832,646	$292,284	$—
Short	$(503,208)	(379,161)	(124,047)	—
	$621,722	$453,485	$168,237	$—

Forwards
Long	$5,416,026	$—	$5,416,026	$—
Short	$(3,651,832)	—	(3,651,832)	—
	$1,764,194	$—	$1,764,194	$—

December 31, 2010	$2,385,916	$453,485	$1,932,431	$—

The Fund’s volume of trading forward and futures for the period ended December 31, 2010 is representative of the activity throughout the period. There were no significant transfers to or from Level I or Level II during the 2010 period.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of and the gains and losses on derivative instruments is disclosed in the Statement of Financial Condition and Statement of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts.

The following table indicates the trading profit and losses, by type/commodity industry sector, on derivative instruments for the period ended December 31, 2010:

Commodity Industry Sector	Gain (loss) from trading

Agriculture	$675,361
Currencies	3,611,557
Energy	(166,108)
Interest rates	(1,726,144)
Metals	1,402,544
Stock indices	(121,212)

Total	$3,675,998

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class DT is not charged a Sponsor Fee.   Sponsor fees are paid to MLAI.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the period ended December 31, 2010 was approximately $7.53 (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statement of Operations are all received from or paid to related parties.

The Fund holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, a related party to MLAI.  The Cash and cash equivalents as seen on the Statement of Financial Condition is the amount held by the related party.

5.                ADVISORY AGREEMENT

The Fund and Man have entered into an Advisory Agreement. This agreement shall continue in effect until December 31, 2015.  Thereafter, this agreement shall be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either Man or the Fund upon 90 days’ written notice to the other party.  Man determines the commodity futures, options on futures and forward contract trades to be made on behalf of the Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them after reduction for the brokerage commissions accrued with respect to such assets and are payable to Man on a monthly basis. The Management Fees are 2.0% for all classes.

Performance fees paid by the Fund are calculated as 25% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by Man as of either the end of each calendar year or upon the net reallocation of assets away from Man. Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The termination of the Advisory Agreement shall be treated as an Incentive Fee calculation date.

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income per weighted average Unit.  The weighted average number of Units outstanding for each Class for the period ended December 31, 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Fund’s net unrealized profit on open contracts on such derivative instruments as reflected in the Statement of Financial Condition.  The Fund’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Fund as well as the volatility and liquidity of the markets in which the derivative instruments are traded.  Investments in foreign markets may also entail legal and political risks.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statement of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its commodity broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity futures trading accounts in the Statement of Financial Condition.

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
Man AHL FuturesAccess LLC