Form 10-K, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2011-03-15
CIK 1005177

Exhibit 13.05

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members’ capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 15, 2011

PricewaterhouseCoopers LLP, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (646) 471 8320, www.pwc.com/us

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members of
ML Transtrend DTP Enhanced FuturesAccess LLC:

We have audited the accompanying statements of operations, changes in members’ capital and the financial data highlights of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) for the year ended December 31, 2008. These financial statements and financial data highlights are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements and financial data highlights based on our audit.

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

In our opinion, the financial statements and financial data highlights referred to above present fairly, in all material respects, the results of operations, changes in members’ capital and the financial data highlights of ML Transtrend DTP Enhanced FuturesAccess LLC for the year ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

New York, New York
March 15, 2011

A member firm of Deloitte Touche Tohmatsu

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $30,894,537 for 2009 and $25,737,325 for 2009)	$248,920,843	$236,868,172
Net unrealized profit on open futures contracts	9,574,957	2,439,651
Cash and cash equivalents	353,576	34,980
Accrued interest recievable	68,936	22,826

TOTAL ASSETS	$258,918,312	$239,365,629

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$308,321	$1,293,154
Brokerage commissions payable	—	68,556
Sponsor and Advisory fees payable	2,012,779	381,285
Redemptions payable	356,780	1,523,104
Other liabilities	280,632	198,844

Total liabilities	2,958,512	3,464,943

MEMBERS’ CAPITAL:
Members’ Interest (159,458,717 Units and 171,805,932 Units outstanding, unlimited Units authorized)	255,959,800	235,900,686
Total members’ capital	255,959,800	235,900,686

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$258,918,312	$239,365,629

NET ASSET VALUE PER UNIT:

Class A	$1.3296	$1.1440
Class C	$1.2436	$1.0807
Class D	$1.0733	$0.9097
Class I	$1.3268	$1.1369
Class DS	$1.6443	$1.3936
Class DT	$1.7338	$1.4551

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	2010	2009	2008
TRADING PROFIT (LOSS):

Realized, net	$41,966,162	$(30,087,116)	$58,391,558
Change in unrealized, net	8,120,139	(5,594,032)	2,997,703
Brokerage commissions	(1,332,262)	(1,209,739)	(642,724)

Total trading profit (loss)	48,754,039	(36,890,887)	$60,746,537

INVESTMENT INCOME:
Interest	474	17,531	2,502,184

EXPENSES:
Management fee	4,406,382	3,904,212	2,462,288
Sponsor fee	471,939	453,477	255,504
Performance fee	1,574,502	326	14,415,123
Other	671,538	572,395	626,258
Total expenses	7,124,361	4,930,410	17,759,173

NET INVESTMENT LOSS	(7,123,887)	(4,912,879)	(15,256,989)

NET INCOME (LOSS)	$41,630,152	$(41,803,766)	$45,489,548

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	2,802,181	1,786,054	638,706
Class C	14,561,033	13,264,190	7,827,256
Class D	2,000,000	1,152,610	1,758,848
Class I	619,907	956,805	735,189
Class DS	114,968,274	87,628,053	39,395,367
Class DT	35,656,582	46,262,586	63,481,706

Net income (loss) per weighted average Unit
Class A	$0.2007	$(0.2701)	$0.3033
Class C	$0.1630	$(0.2511)	$0.2791
Class D	$0.1636	$(0.2186)	$0.2716
Class I	$0.2115	$(0.2848)	$0.3109
Class DS	$0.2565	$(0.2948)	$0.4174
Class DT	$0.2454	$(0.2521)	$0.4089

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010
Class A	107,731	961,358	(131,633)	937,456	1,476,622	(142,255)	2,271,823	1,718,015	(531,812)	3,458,026
Class C	752,226	10,739,116	(1,092,947)	10,398,395	6,948,101	(2,863,733)	14,482,763	4,312,661	(3,655,224)	15,140,200
Class D	750,000	2,794,704	(2,565,789)	978,915	2,000,000	(978,915)	2,000,000	—	—	2,000,000
Class I	590,000	203,514	(13,367)	780,147	1,335,257	(1,613,404)	502,000	524,110	(114,693)	911,417
Class DS	13,766,729	56,371,806	(2,852,864)	67,285,671	41,935,733	—	109,221,404	14,884,402	(12,437,991)	111,667,815
Class DT	71,713,429	1,498,340	(21,790,239)	51,421,530	872,634	(8,966,222)	43,327,942	351,090	(17,397,773)	26,281,259

Total Members’ Units	87,680,115	72,568,838	(28,446,839)	131,802,114	54,568,347	(14,564,529)	171,805,932	21,790,278	(34,137,493)	159,458,717

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Members’ Capital December 31, 2007	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2010
Class A	$118,484	$1,151,996	$(166,535)	$193,721	$1,297,666	$1,957,694	$(174,096)	$(482,333)	$2,598,931	$2,073,078	$(636,492)	$562,392	$4,597,909
Class C	797,979	12,097,536	(1,345,352)	2,184,634	13,734,797	8,754,398	(3,506,260)	(3,331,361)	15,651,574	4,825,507	(4,022,391)	2,373,126	18,827,816
Class D	701,576	2,724,999	(2,699,332)	477,767	1,205,010	2,000,000	(1,133,727)	(251,902)	1,819,381	—	—	327,240	2,146,621
Class I	625,944	231,056	(16,232)	228,547	1,069,315	1,768,505	(1,994,556)	(272,480)	570,784	635,539	(128,109)	131,084	1,209,298
Class DS	17,927,148	81,391,656	(4,000,000)	16,445,572	111,764,376	66,276,040	—	(25,829,034)	152,211,382	20,606,244	(18,693,691)	29,487,583	183,611,518
Class DT	92,485,147	2,130,197	(32,310,691)	25,959,307	88,263,960	1,392,375	(14,971,045)	(11,636,656)	63,048,634	516,790	(26,747,513)	8,748,727	45,566,638

Total Members’ Capital	$112,656,278	$99,727,440	$(40,538,142)	$45,489,548	$217,335,124	$82,149,012	$(21,779,684)	$(41,803,766)	$235,900,686	$28,657,158	$(50,228,196)	$41,630,152	$255,959,800

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:
Net asset value, beginning of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Net realized and net change in unrealized trading profit (loss)	0.2458	0.2307	0.1973	0.2449	0.3023	0.3177
Brokerage commissions	(0.0065)	(0.0061)	(0.0052)	(0.0064)	(0.0079)	(0.0083)
Interest income	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0537)	(0.0617)	(0.0285)	(0.0486)	(0.0437)	(0.0307)

Net asset value, end of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Total Return: (a)

Total return before Performance fees	16.94%	15.77%	18.71%	17.41%	18.71%	19.90%
Performance fees	-0.64%	-0.64%	-0.64%	-0.64%	-0.64%	-0.66%
Total return after Performance fees	16.30%	15.13%	18.07%	16.77%	18.07%	19.24%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.80%	4.81%	2.29%	3.40%	2.29%	1.28%
Performance fees	0.62%	0.62%	0.62%	0.62%	0.62%	0.64%
Expenses (including Performance fees)	4.42%	5.43%	2.91%	4.02%	2.91%	1.92%

Net investment income (loss)	-4.43%	-5.44%	-2.91%	-4.02%	-2.91%	-1.93%

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

Total Return: (a)

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

Total Return: (a)

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of commodity futures contracts, options on futures and forward contracts on a wide range of commodities. Transtrend B.V. (“Transtrend” or “trading advisor”) is the trading advisor of the Fund.

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

As of December 31, 2010 the Fund offers six Classes of Units:  Class A, Class C, Class D, Class DS, Class DT and Class I.  Each Class of Units, except for DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at Net Asset Value per Unit. Class DT commenced on June 1, 2007 and was offered at $1.1117.  The six Classes of Units are subject to different sponsor fees.

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

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. A reclassification was made to prior year net unrealized profit (loss) on open contracts to the current presentation of disaggregation between futures.

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

2.               CONDENSED SCHEDULE OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit/loss on open contracts in the Statements of Financial Condition, as of December 31, 2010 and 2009 are as follows:

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,833	$2,141,844	0.84%	(103)	$(88,116)	-0.03%	$2,053,728	0.81%	February 11 - February 12
Currencies	1,694	2,107,599	0.82%	(1,210)	2,412,863	0.94%	4,520,462	1.76%	March 11
Energy	657	1,274,637	0.50%	(396)	(1,182,550)	-0.46%	92,087	0.04%	January 11 - November 11
Interest rates	2,190	174,275	0.07%	(1,729)	(474,801)	-0.19%	(300,526)	-0.12%	January 11 - December 13
Metals	667	5,050,247	1.97%	(271)	(2,467,106)	-0.96%	2,583,141	1.01%	January 11 - October 11
Stock indices	2,533	189,573	0.07%	(128)	128,171	0.05%	317,744	0.12%	January 11 - May 11

Total		$10,938,175	4.27%		$(1,671,539)	-0.65%	$9,266,636	3.62%

December 31, 2009

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	675	$512,058	0.22%	(292)	$(132,212)	-0.06%	$379,846	0.16%	February 10 - December 10
Currencies	1,308	(670,422)	-0.28%	(854)	1,521,277	0.64%	850,855	0.36%	April 10
Energy	494	(135,491)	-0.06%	(67)	(277,177)	-0.12%	(412,668)	-0.18%	February 10 - December 10
Interest rates	4,183	(1,938,988)	-0.82%	(1,837)	429,159	0.18%	(1,509,829)	-0.64%	March 10 - December 12
Metals	759	3,324,393	1.41%	(376)	(3,024,951)	-1.28%	299,442	0.13%	January 10 - April 10
Stock indices	2,214	1,538,851	0.65%	—	—	0.00%	1,538,851	0.65%	January 10 - March 10

Total		$2,630,401	1.12%		$(1,483,904)	-0.63%	$1,146,497	0.49%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Members’ Capital as of December 31, 2010 and 2009.

3.               FAIR VALUE OF INVESTMENTS

The Financial Statement Accounting Board (“FASB”) issued the ASC which provide authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the years ended December 31, 2010 and 2009 are as follows:

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$10,938,175	$7,228,490	$3,709,685	$—
Short	$(1,671,539)	795,567	(2,467,106)
	$9,266,636	$8,024,057	$1,242,579	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2010	$9,266,636	$8,024,057	$1,242,579	$—

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Futures
Long	$2,630,401	$2,630,401	$—	$—
Short	$(1,483,904)	(1,483,904)	—	—
	$1,146,497	$1,146,497	$—	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2009	$1,146,497	$1,146,497	$—	$—

The Fund’s volume of trading forward and futures for the years ended December 31, 2010 and 2009, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or II during 2010 and 2009.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of, and the gains and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts.

The following table indicates the trading profit and losses, by type/commodity industry sector, on derivative instruments for the year ended December 31, 2010 and 2009:

	December 31, 2010	December 31, 2009
Commodity Industry Sector	Gain (loss) from trading	Gain (loss) from trading

Agriculture	$1,791,226	$(1,089,234)
Currencies	8,588,176	(2,785,506)
Energy	2,100,729	(22,155,899)
Interest rates	26,649,777	(13,716,230)
Metals	13,431,814	1,294,047
Stock indices	(2,475,421)	2,771,674

Total	$50,086,301	$(35,681,148)

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

The fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2010, 2009 and 2008 was approximately $5.64, $9.58 and $10.37, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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