Form 10-K/A, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-01-27
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.
(A Delaware Limited Partnership)

Financial Statements as of and for the years ended
December 31, 2010, 2009 and 2008
and Reports of Independent Registered Public Accounting Firms

ML TREND-FOLLOWING FUTURES FUND L.P.
(A DELAWARE LIMITED PARTNERSHIP)

Report of Independent Registered Public Accounting Firm

To the Members of
ML Trend-Following Futures Fund L.P.:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. (the "Fund") at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members' capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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