Form 10-K/A, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-01-27
CIK 1005177

Exhibit 13.02

ML ASPECT FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended
December 31, 2010, 2009 and 2008
and Reports of Independent Registered Public Accounting Firms

ML ASPECT FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Members of
ML Aspect FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of ML Aspect FuturesAccess LLC (the "Fund") at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members' capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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

/s/ Deloitte & Touche LLP

New York, New York
March 30, 2009

ML ASPECT FUTURESACCESS LLC
(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION
AS OF DECEMBER 31, 2010 AND 2009

	2010	2009
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $20,314,172 for 2010 and $30,538,024 for 2009)	$271,790,328	$269,793,907
Net unrealized profit on open futures contracts	9,938,607	3,670,863
Net unrealized profit on open forwards contracts	5,847,321	1,010,082
Cash and cash equivalents	250,000	1,397,466
Other assets	528	—

TOTAL ASSETS	$287,826,784	$275,872,318

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$437,612	$3,745,486
Net unrealized loss on open forwards contracts	1,499,080	1,905,933
Brokerage commissions payable	14,619	84,821
Sponsor and Advisory fees payable	2,747,957	1,940,265
Redemptions payable	1,443,136	2,307,660
Other liabilities	253,007	258,991

Total liabilities	6,395,411	10,243,156

MEMBERS’ CAPITAL:
Sponsor’s Interest (20,647 Units and 20,647 Units)	31,632	27,998
Members’ Interest (170,560,543 Units and 183,714,476 Units)	281,399,741	265,601,164
Total members’ capital	281,431,373	265,629,162

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$287,826,784	$275,872,318

NET ASSET VALUE PER UNIT:
(Based on 170,581,190 and 183,735,123 Units outstanding, unlimited Units authorized)

Class A	$1.5811	$1.3859
Class C	$1.4978	$1.3261
Class D	$1.7531	$1.5138
Class I	$1.6163	$1.4111
Class DS	$1.7456	$1.5073
Class DT	$1.8051	$1.5484

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels for the years ended December 31, 2010 and December 31, 2009 are as follows:

2010	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$10,397,568	$8,906,023	$1,491,545	$—
Short	$(896,573)	(629,105)	(267,468)	—
	$9,500,995	$8,276,918	$1,224,077	$—

Forwards
Long	$5,847,320	$—	$5,847,320	$—
Short	$(1,499,079)	—	(1,499,079)	—
	$4,348,241	$—	$4,348,241	$—

December 31, 2010	$13,849,236	$8,276,918	$5,572,318	$—

2009	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$(65,216)	$(94,122)	$28,906	$—
Short	$(9,408)	(9,408)		—
	$(74,624)	$(103,530)	$28,906	$—

Forwards
Long	$(295,560)	$—	$(295,560)	$—
Short	$(600,290)	—	(600,290)	—
	$(895,850)	$—	$(895,850)	$—

December 31, 2009	$(970,474)	$(103,530)	$(866,944)	$—

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