Form 10-K/A, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-01-27
CIK 1005177

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

To the Members of
Man AHL FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of Man AHL FuturesAccess LLC (the "Fund") at December 31, 2010 and the results of its operations, the changes in its members' capital and its financial data highlights for the period August 1, 2010 (commencement of operations) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

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

*Units issued on August 1, 2010.
**Units issued on September 1, 2010.
***Units issued on October 1, 2010.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE PERIOD AUGUST 1, 2010
(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A**	Class C***	Class I**	Class DT*

Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit	0.0409	0.0428	0.0410	0.0794
Brokerage commissions	(0.0038)	(0.0028)	(0.0038)	(0.0046)
Interest income	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0294)	(0.0283)	(0.0282)	(0.0239)

Net asset value, end of year	$1.0077	$1.0117	$1.0090	$1.0509

Total Return: (b)

Total return before Performance fees	1.96%	2.37%	2.10%	6.31%
Performance fees	-1.25%	-1.25%	-1.25%	-1.32%
Total return after Performance fees	0.71%	1.12%	0.85%	4.99%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	1.75%	1.62%	1.62%	1.09%
Performance fees	1.22%	1.22%	1.22%	1.24%
Expenses (including Performance fees)	2.97%	2.84%	2.84%	2.33%

Net investment income (loss)	2.96%	2.83%	2.83%	2.33%

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