Form 10-K/A, Exhibit 13
period 2010-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-01-27
CIK 1005177

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members' capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the "Fund") at December 31, 2010 and December 31, 2009, and the results of its operations, the changes in its members' capital and its financial data highlights for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the "financial statements") are the responsibility of the Fund's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT

Net asset value, beginning of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Net realized and net change in unrealized trading profit (loss)	0.2458	0.2307	0.1973	0.2449	0.3023	0.3177
Brokerage commissions	(0.0065)	(0.0061)	(0.0052)	(0.0064)	(0.0079)	(0.0083)
Interest income	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0537)	(0.0617)	(0.0285)	(0.0486)	(0.0437)	(0.0307)

Net asset value, end of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Total Return: (a)

Total return before Performance fees	16.94%	15.77%	18.71%	17.41%	18.71%	19.90%
Performance fees	-0.64%	-0.64%	-0.64%	-0.64%	-0.64%	-0.66%
Total return after Performance fees	16.30%	15.13%	18.07%	16.77%	18.07%	19.24%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.80%	4.81%	2.29%	3.40%	2.29%	1.28%
Performance fees	0.62%	0.62%	0.62%	0.62%	0.62%	0.64%
Expenses (including Performance fees)	4.42%	5.43%	2.91%	4.02%	2.91%	1.92%

Net investment income (loss)	-4.43%	-5.44%	-2.91%	-4.02%	-2.91%	-1.93%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT

Net asset value, beginning of year	$1.3842	$1.3209	$1.2310	$1.3707	$1.6610	$1.7165

Net realized and net change in unrealized trading profit (loss)	(0.1849)	(0.1752)	(0.1347)	(0.1835)	(0.2242)	(0.2333)
Brokerage commissions	(0.0066)	(0.0063)	(0.0052)	(0.0066)	(0.0080)	(0.0083)
Interest income	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0488)	(0.0588)	(0.1815)	(0.0438)	(0.0353)	(0.0199)

Net asset value, end of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Total Return: (a)

Total return before Performance fees	-17.36%	-18.18%	-14.43%	-17.02%	-16.11%	-15.26%
Performance fees	-0.01%	-0.01%	0.00%	-0.05%	0.00%	0.00%
Total return after Performance fees	-17.37%	-18.19%	-14.43%	-17.07%	-16.11%	-15.26%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.73%	2.05%	3.34%	2.24%	1.25%
Performance fees	0.01%	0.01%	0.00%	0.05%	0.00%	-0.01%
Expenses (including Performance fees)	3.75%	4.74%	2.05%	3.39%	2.24%	1.24%

Net investment income (loss)	-3.73%	-4.73%	-2.05%	-3.38%	-2.24%	-1.23%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC
(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS
FOR THE YEAR ENDED DECEMBER 31, 2008

The following per Unit data and ratios have been derived from information provided in the financial statements.

Per Unit Operating Performance:	Class A	Class C	Class D	Class I	Class DS	Class DT

Net asset value, beginning of year	$1.0998	$1.0608	$0.9354	$1.0609	$1.3022	$1.2896

Net realized and net change in unrealized trading profit (loss)	0.4412	0.4233	0.3864	0.4338	0.5275	0.5367
Brokerage commissions	(0.0048)	(0.0046)	(0.0042)	(0.0047)	(0.0058)	(0.0058)
Interest income	0.0198	0.0190	0.0172	0.0194	0.0237	0.0238
Expenses	(0.1718)	(0.1776)	(0.1038)	(0.1387)	(0.1866)	(0.1278)

Net asset value, end of year	$1.3842	$1.3209	$1.2310	$1.3707	$1.6610	$1.7165

Total Return: (a)

Total return before Performance fees	38.77%	37.45%	41.02%	39.45%	40.89%	42.47%
Performance fees	-9.96%	-10.04%	-7.25%	-7.94%	-10.11%	-7.16%
Total return after Performance fees	25.83%	24.48%	31.59%	29.19%	27.54%	33.10%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.96%	4.97%	2.43%	3.55%	2.43%	1.39%
Performance fees	10.13%	10.24%	7.21%	7.95%	10.30%	7.11%
Expenses (including Performance fees)	14.09%	15.21%	9.64%	11.50%	12.73%	8.50%

Net investment income (loss)	-12.39%	-13.51%	-7.95%	-9.79%	-11.03%	-6.79%

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