Form 10-K, Exhibit 13
period 2011-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-03-23
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.
(A Delaware Limited Partnership)

Financial Statements as of and for the years ended
December 31, 2011, 2010 and 2009
and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Report of Auditors PWC

Report of Independent Registered Public Accounting Firm

To the Partners of

ML Trend-Following Futures Fund L.P.:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in partners’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. (the “Partnership”) at December 31, 2011 and 2010, and the results of its operations, the changes in its partners’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010

ASSETS:
Cash and cash equivalents	$307,906	$310,535
Investments in Portfolio Funds (cost $136,008,811 for 2011 and $177,007,802 for 2010)	170,657,787	227,833,196
Due from Portfolio Funds	13,937,314	2,958,005
Accrued interest receivable	—	81
TOTAL ASSETS	$184,903,007	$231,101,817

LIABILITIES AND PARTNERS’ CAPITAL
LIABILITIES:
Wrap fee payable	$616,342	$770,339
Redemptions payable	13,457,625	2,781,701

Total liabilities	14,073,967	3,552,040

PARTNERS’ CAPITAL:
General Partner (9 Units and 41,734 Units)	1,650	8,063,381
Limited Partners (931,833 Units and 1,135,971 Units)	170,827,390	219,486,396

Total partners’ capital	170,829,040	227,549,777

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$184,903,007	$231,101,817

NET ASSET VALUE PER UNIT
(Based on 931,842 and 1,177,705 Units outstanding, unlimited Units authorized)	$183.3240	$193.2146

See notes to  financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$13,782,454	$26,852,630	$15,662,881
Change in unrealized, net	(16,176,418)	4,429,765	(42,120,185)
Total trading profit (loss)	(2,393,964)	31,282,395	(26,457,304)

INVESTMENT INCOME (EXPENSE):
Interest	330	1,031	4,357

EXPENSES:
Administrative and filing fees	—	(163,623)	(20,718)
Wrap fee	8,213,872	9,529,851	12,143,045
Total expenses	8,213,872	9,366,228	12,122,327

NET INVESTMENT (INCOME) LOSS	(8,213,542)	(9,365,197)	(12,117,970)

NET PROFIT (LOSS)	$(10,607,506)	$21,917,198	$(38,575,274)

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	1,086,022	1,305,805	1,637,477

Net profit (loss) per weighted average General Partner and Limited Partner Unit	$(9.77)	$16.78	$(23.56)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL,
December 31, 2008	1,766,400	$8,313,413	$343,561,095	$351,874,508

Subscriptions	78,377	—	14,730,610	14,730,610

Net Profit (Loss)	—	(972,075)	(37,603,199)	(38,575,274)

Redemptions	(412,684)	—	(76,105,927)	(76,105,927)

PARTNERS’ CAPITAL,
December 31, 2009	1,432,093	7,341,338	244,582,579	251,923,917

Subscriptions	24,016	—	4,294,955	4,294,955

Net Profit (Loss)	—	722,043	21,195,155	21,917,198

Redemptions	(278,404)	—	(50,586,293)	(50,586,293)

PARTNERS’ CAPITAL,
December 31, 2010	1,177,705	8,063,381	219,486,396	227,549,777

Subscriptions	19,912	—	3,790,772	3,790,772

Net Profit (Loss)	—	(380,569)	(10,226,937)	(10,607,506)

Redemptions	(265,775)	(7,681,162)	(42,222,841)	(49,904,003)

PARTNERS’ CAPITAL,
December 31, 2011	931,842	$1,650	$170,827,390	$170,829,040

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2011	2010	2009
Per Unit Operating Performance:

Net asset value, beginning of year	$193.2146	$175.9131	$199.2043

Net Realized and net unrealized change in trading profit (loss)	(2.3356)	24.4740	(15.9106)
Interest income	0.0003	0.0008	0.0026
Expenses (1)	(7.5553)	(7.1733)	(7.3832)

Net asset value, end of year	$183.3240	$193.2146	$175.9131

Total Return: (2)

Total return	-5.12%	9.84%	-11.69%

Ratios to Average Net Assets: (1)

Expenses	4.00%	3.96%	3.98%

Net investment profit (loss)	-4.00%	-3.96%	-3.98%

(1) The ratios do not reflect the proportionate share of income and expense of the Portfolio Funds.

(2) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual partners’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Trend-Following Futures Fund L.P. (the “Partnership”) formerly known as ML JWH Strategic Allocation Fund L.P was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the discretion of Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor” or “General Partner”) the General Partner and Sponsor of the Partnership, among five underlying FuturesAccess Funds (each a “Portfolio Fund” and collectively the “Portfolio Funds”) (See Note 2).

MLAI is an indirect wholly-owned subsidiary of Merrill Lynch & Co., Inc. (“Merrill Lynch”). Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a wholly-owned subsidiary of Merrill Lynch, is the Portfolio Fund’s commodity broker. As used herein, MLAI also refers to the general partner at times when its name was MLIM Alternative Strategies LLC. Merrill Lynch is a wholly-owned subsidiary of Bank of America Corporation.

The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each Portfolio Fund is generally similar in terms of fees Classes of Units and redemption rights. Each of the Portfolio Funds implements a different trading strategy.

Interests in the Partnership are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, Bank of America Corporation or any of its affiliates or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Revision

During 2010, the Partnership identified that it had not shown the allocation of profit/loss to the general partner in its 2009 statement of changes in partners’ capital as the entire profit/loss had been allocated to the limited partners.   As a result, the 2009 presentation of the statement of changes in partners’ capital has been revised to show the appropriate allocation of profit/loss between the general and limited partners for 2009 in the December 31, 2010 financial statements.

Statement of Cash Flows

The Partnership is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Partnership and each of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), net on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net on the Statements of Operations of the Portfolio Funds.

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

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations of each of the Portfolio Funds.

Cash and Cash Equivalents

The Partnerhship considers all highly liquid investments, with a maturity of three months or less when acquired, to be cash equivalents. Cash equivalents were recorded at amortized cost, as provided by the investment manager of the cash equivalent, which approximated fair value (Level II as defined in Note 3). Cash was held at a nationally recognized financial institution.

Operating Expenses and Selling Commissions

The Partnership pays MLAI, wrap fee in the amount of 4.0% of the Partnership’s average month-end Net Asset Value “NAV”.

No selling commissions have been or are paid directly by the Limited Partners for the years ended December 31, 2011 and 2010.  All selling commissions are paid by MLPF&S.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership follows the Accounting Standard Codification (“ASC”) guidance issued for accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  The General Partner has analyzed the Partnership’s tax positions and has concluded that no provision for income tax is required in the Partnership’s financial statements. The following are the major tax jurisdictions for the Partnership and the earliest tax year subject to examination: United States — 2008.

Distributions

Each Limited Partner is entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2011, 2010 and 2009.

Subscriptions

Units of the Partnership are offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at NAV, but the subscription request must be submitted at least three calendar days before the end of the preceding month.  Subscriptions submitted less than three calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions

A Member may redeem or exchange some or all of such Member’s Units at NAV as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

(d)                     Withdrawal of the Sponsor.

2.              INVESTMENTS IN PORTFOLIO FUNDS

The five Portfolio Funds in which the Partnership is invested as of December 31, 2011 and 2010 are: Aspect FuturesAccess LLC, ML BlueTrend FuturesAccess LLC, Man AHL FuturesAccess LLC, ML Transtrend DTP Enhanced FuturesAccess LLC and ML Winton FuturesAccess LLC. ML Chesapeake FuturesAccess LLC was liquidated January 31, 2010. MLAI may, in its discretion, change the Portfolio Funds at any time. MLAI, also at its discretion, may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds. There is no pre-established range for the minimum and maximum allocations that may be made to any given Portfolio Fund.

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

At December 31, 2011 Investments in Portfolio Funds at fair value are as follows:

		Percentage
		of Partners’		Cost @	Management	Performance	Redemptions
	Fair Value	Capital	Profit (Loss)	12/31/11	Fee	Fee	Permitted
ML Winton FuturesAccess LLC	$34,131,627	19.98%	$2,578,630	$21,952,689	$(623,365)	$—	Monthly
Aspect FuturesAccess LLC	34,131,941	19.98%	2,458,921	23,597,609	(622,769)	—	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	34,131,695	19.98%	(3,905,862)	25,364,344	(407,955)	—	Monthly
ML Bluetrend FuturesAccess LLC	34,131,105	19.98%	192,520	29,491,911	(414,658)	—	Monthly
ML Man AHL FuturesAccess LLC	34,131,419	19.98%	(3,718,173)	35,602,258	(407,717)	—	Monthly

Total Investment in Portfolio Funds at fair value	$170,657,787	99.90%	$(2,393,964)	$136,008,811	$(2,476,464)	$—

At December 31, 2010 Investments in Portfolio Funds at fair value are as follows:

		Percentage
		of Partners’		Cost @	Management	Performance	Redemptions
	Fair Value	Capital	Profit (Loss)	12/31/10	Fee	Fee	Permitted
ML Winton FuturesAccess LLC	$45,566,639	20.02%	$6,679,492	$31,131,698	$(822,385)	$—	Monthly
Aspect FuturesAccess LLC	45,566,639	20.02	7,463,239	33,112,629	(822,235)	—	Monthly
ML Transtrend DTP Enhanced FuturesAccess LLC	45,566,639	20.02	8,748,727	30,230,119	(548,851)	—	Monthly
ML Bluetrend FuturesAccess LLC	45,566,640	20.02	7,922,163	39,168,453	(507,761)	—	Monthly
ML Man AHL FuturesAccess LLC	45,566,639	20.02	2,256,117	43,364,903	(192,201)	—	Monthly
ML Chesapeake FuturesAccess LLC*	—	0.00	(1,787,343)	—	(51,094)	—	Monthly

Total Investment in Portfolio Funds at fair value	$227,833,196	100.10%	$31,282,395	$177,007,802	$(2,944,527)	$—

As of December 31, 2011 and 2010, no single investment in the Portfolio Funds exceeded 5% of  Partners’ capital.

These investments are recorded at fair value and in accordance with Regulation S-X. The following is summarized financial information for each of the Portfolio Funds which requires disclosure.

	As of December 31, 2011
	Total Assets	Total Liabilities	Total Capital
Winton	$1,165,044,597	$45,943,206	$1,119,101,391
Aspect	330,934,407	25,416,723	305,517,684
Transtrend	234,879,250	13,832,941	221,046,309
Bluetrend	261,062,613	5,355,684	255,706,929
Man AHL	57,971,592	3,904,627	54,066,965

Total	$2,049,892,459	$94,453,181	$1,955,439,278

	As of December 31, 2010
	Total Assets	Total Liabilities	Total Capital
Winton	$917,058,733	$19,588,425	$897,470,308
Aspect	287,826,784	6,395,411	281,431,373
Transtrend	258,918,312	2,958,512	255,959,800
Bluetrend	278,017,566	16,683,618	261,333,948
Man AHL	54,869,253	5,140,402	49,728,851

Total	$1,796,690,648	$50,766,368	$1,745,924,280

	For the year ended December 31, 2011
	Income (Loss)	Commissions	Other	Net Income (Loss)
Winton	$3,760,866	$(42,642)	$(1,139,594)	$2,578,630
Aspect	3,696,636	(90,828)	(1,146,888)	2,458,920
Transtrend	(3,190,726)	(174,520)	(540,616)	(3,905,862)
Bluetrend	1,010,459	(144,314)	(673,625)	192,520
Man AHL	(2,720,106)	(288,350)	(709,716)	(3,718,172)

Total	$2,557,129	$(740,654)	$(4,210,439)	$(2,393,964)

	For the year ended December 31, 2010
	Income (Loss)	Commissions	Other	Net Income (Loss)
Winton	$8,132,795	$(66,026)	$(1,387,278)	$6,679,491
Aspect	8,804,955	(127,048)	(1,214,668)	7,463,239
Transtrend	10,029,715	(299,310)	(981,678)	8,748,727
Bluetrend	11,080,509	(190,908)	(2,967,438)	7,922,163
Man AHL	3,520,854	(204,650)	(1,060,086)	2,256,118
Chesapeake*	(1,716,301)	(5,817)	(65,225)	(1,787,343)

Total	$39,852,527	$(893,759)	$(7,676,373)	$31,282,395

* Liquidated as of January 31, 2010.

3.     FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized profits and losses on investments are recognized when the investments are sold. Any change in net unrealized profit or loss from the preceding year is reported on the Statements of Operations.

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

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance, the Partnership does not adjust the quoted price for these investments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

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

Although there are monthly transactions in these Portfolio Funds interests, the NAV’s are materially based on portfolios of Level I and Level II assets and liabilities for which the Portfolio Funds have transparency.  As such, the Partnership determined that its investments in these Portfolio Funds in this case, would be classified as Level II. There were no transfers to or from Level II during 2011 and 2010.

The following table summarizes the valuation of the Partnership’s investments by the above fair value hierarchy levels as of December 31, 2011 and 2010:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2011	$170,657,787	$—	$170,657,787	$—
December 31, 2010	$227,833,196	$—	$227,833,196	$—

4.    RELATED PARTY TRANSACTIONS

The Partnership’s and the Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S.  On assets held in U.S. dollars, MLPF&S credits the Partnership and the Portfolio Funds’ with interest at the most favorable rate payable by MLPF&S to accounts of Merrill Lynch affiliates but not less than 75% of such prevailing rate.  The Partnership and the Portfolio Funds are credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit in excess of the interest which MLPF&S pays to the Partnership and the Portfolio Funds, from possession of such assets.

MLPF&S charged the Partnership and the Portfolio Funds’, at prevailing local interest rates, for financing realized and unrealized losses on the Partnership’s and each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

No brokerage commission is charged to investors at the Partnership level, although brokerage commissions are charged to investors at the Portfolio Funds’ level, and investors will be indirectly subject to their pro rata share of such fees based on the investment of the Partnership in such underlying Portfolio Funds. A portion of the brokerage fees is paid to Portfolio Funds executing brokers, which include MLPF&S. In general, it is estimated that aggregate brokerage commission charges will not exceed .75% and should equal approximately 0.50% per annum of each of the Portfolio Fund’s average month-end assets.

The Partnership pays MLAI a wrap fee in the amount of 4.0% of the Partnership’s average month end Net Asset Value.

Interest and wrap fees as presented on the Statements of Operations are all received from or paid to related parties.

The Partnership holds cash at an unaffiliated bank which invests such cash in a money market fund which is managed by BlackRock, which was a related party to MLAI for a portion of the year.  The Cash and cash equivalents as seen on the Statements of Financial Condition is the amount held by the related party.

On December 31, 2011 MLAI liquidated its position in the Partnership.

5.     ADVISORY AGREEMENT

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its trading advisors which are listed below:

		Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Management	December 31, 2014	1.5%	15%
Chesapeake*	Chesapeake Capital Corporation	December 31, 2016	1%	20%
Transtrend	Transtrend B.V.	December 31, 2012	1%	25%
Winton	Winton Capital Corporation	December 31, 2014	1.5%	15%
Bluetrend	BlueCrest Capital Management L.P.	December 31, 2012	1%	25%
Man AHL	Man AHL (USA) Ltd.	December 31, 2015	1%	20%

* Liquidated as of January 31, 2010.

The advisory agreements with Aspect, Transtrend, and Winton shall be automatically renewed for successive three-year periods, on the same terms, unless terminated by either the Portfolio Fund or the respective advisor upon 90 days notice to the other party.  BlueTrend shall be automatically renewed for a successive one-year period, on the same terms, unless terminated by either the Portfolio Fund or BlueTrend upon 120 days written notice to the other party. Man shall be automatically renewed for a successive one-year period, on the same terms, unless terminated by either the Portfolio Fund or Man upon 90 days notice to the other party The advisors determine the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

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

6.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding for the years ended December 31, 2011, 2010 and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

7.     RECENT ACCOUNTING PRONOUNCEMENTS

In May 2011, the FASB issued an update to requirements relating to Fair Value Measurement which represents amendments to achieve common fair value measurement and disclosure requirements in GAAP and International Financial Reporting Standards. The amendments are of two types: (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements.

The amendments that change a particular principle or requirement for measuring fair value or disclosing information about fair value measurements relate to (i) measuring the fair value of the financial instruments that are managed within a portfolio; (ii) application of premium and discount in a fair value measurement; and (iii) additional disclosures about fair value measurements. The update is effective for annual periods beginning after December 15, 2011. MLAI does not believe the adoption of this update will have a material impact on the Partnership’s financial statements.

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Partnership is currently assessing the impact of this update on its financial statements.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.  The Portfolio Funds attempt to mitigate this risk by dealing exclusively with MLPFS as its clearing brokers.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their commodity broker. Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in Commodity trading accounts on the Portfolio Funds’ Statements of Financial Condition.

Indemnifications

In the normal course of business the Partnership has entered, or may in the future enter, into agreements, that obligate the Partnership to indemnify third parties, including affiliates of the Partnership, for breach of certain representations and warranties made by the Fund. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Partnership’s experience, MLAI expected the risk of loss to be remote and, therefore, no provision has been recorded.

9.     SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Partnership and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/ Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
General Partner of
ML TREND-FOLLOWING FUTURES FUND L.P.