Form 10-K, Exhibit 13
period 2011-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-03-23
CIK 1005177

Exhibit 13.03

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2011, 2010 and 2009

and Report of Independent Registered Public Accounting Firm

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

REPORT OF AUDITORS - PWC

Report of Independent Registered Public Accounting Firm

To the Members of

ML BlueTrend FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAcces LLC (the “Fund”) at December 31, 2011 and 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $32,737,871 for 2011 and $27,101,098 for 2010)	$251,731,199	$263,142,606
Net unrealized profit on open futures contracts	8,182,457	8,372,030
Net unrealized profit on open forwards contracts	722,550	6,292,330
Cash and cash equivalents	416,407	200,000
Other assets	10,000	10,600

TOTAL ASSETS	$261,062,613	$278,017,566

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$877,595	$780,850
Net unrealized loss on open forwards contracts	364,849	3,230,066
Brokerage commissions payable	11,735	6,783
Sponsor and Advisory fees payable	463,369	11,174,911
Redemptions payable	3,423,988	1,259,957
Other liabilities	214,148	231,051

Total liabilities	5,355,684	16,683,618

MEMBERS’ CAPITAL:
Members’ Interest (195,820,060 and 199,711,080 Units outstanding, unlimited Units authorized)	255,706,929	261,333,948
Total members’ capital	255,706,929	261,333,948

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$261,062,613	$278,017,566

NET ASSET VALUE PER UNIT:

Class A	$1.1479	$1.1785
Class C	$1.1223	$1.1639
Class D	$1.1857	$1.1993
Class I	$1.1641	$1.1904
Class DS	$1.3968	$1.4128
Class DT	$1.1614	$1.1650

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$6,885,962	36,984,257	6,853,155
Change in unrealized, net	(2,990,881)	11,539,144	(1,740,277)
Brokerage commissions	(940,971)	(880,901)	(230,560)

Total trading profit (loss)	2,954,110	47,642,500	4,882,318

INVESTMENT INCOME (EXPENSE):
Interest	10,526	(3,199)	7,933

EXPENSES:
Management fee	4,986,858	4,237,743	1,255,634
Sponsor fee	797,628	751,285	76,798
Performance fee	667	10,688,758	839,877
Other	593,820	649,724	293,309
Total expenses	6,378,973	16,327,510	2,465,618

NET INVESTMENT INCOME (LOSS)	(6,368,447)	(16,330,709)	(2,457,685)

NET INCOME (LOSS)	$(3,414,337)	$31,311,791	$2,424,633

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A*	3,951,820	3,887,150	760,146
Class C*	20,884,009	21,321,655	5,162,237
Class D*	12,264,819	11,982,305	4,405,587
Class I*	8,604,531	8,081,929	2,681,473
Class DS**	119,289,283	100,133,217	46,657,079
Class DT***	34,421,497	50,000,660	—

Net income (loss) per weighted average Unit
Class A*	$(0.0230)	$0.1032	$(0.0174)
Class C*	$(0.0371)	$0.0968	$0.0004
Class D*	$(0.0133)	$0.1292	$(0.0561)
Class I*	$(0.0261)	$0.1243	$0.0270
Class DS**	$(0.0197)	$0.1835	$0.0559
Class DT***	$0.0056	$0.1584	$—

*Units issued on August 1, 2009.

**Units issued on September 1, 2008.

***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011

Class A*	—	1,510,078	—	1,510,078	2,843,249	(87,311)	4,266,016	—	(613,029)	3,652,987
Class C*	—	9,756,583	(31,221)	9,725,362	14,066,831	(1,331,508)	22,460,685	—	(2,430,213)	20,030,472
Class D*	—	10,234,679	—	10,234,679	2,050,640	—	12,285,319	—	(82,000)	12,203,319
Class I*	—	4,622,411	—	4,622,411	4,501,388	(501,768)	8,622,031	—	(381,000)	8,241,031
Class DS**	40,064,174	10,504,934	(2,415,456)	48,153,652	67,480,465	(2,668,473)	112,965,644	9,417,782	(80,221)	122,303,205
Class DT***	—	—	—	—	60,851,604	(21,740,219)	39,111,385	317,057	(10,039,396)	29,389,046

Total Members’ Units	40,064,174	36,628,685	(2,446,677)	74,246,182	151,794,177	(26,329,279)	199,711,080	9,734,839	(13,625,859)	195,820,060

*Units issued on August 1, 2009.

**Units issued on September 1, 2008.

***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011
Class A*	$—	$1,632,689	$—	$(13,209)	$1,619,480	$3,109,070	$(102,230)	$401,308	$5,027,628	$—	$(743,757)	$(90,788)	$4,193,083
Class C*	—	10,435,845	(33,400)	1,884	10,404,329	15,150,516	(1,476,123)	2,064,204	26,142,926	—	(2,886,851)	(774,970)	22,481,105
Class D*	—	11,249,487	—	(247,037)	11,002,450	2,182,138	—	1,548,656	14,733,244	—	(100,360)	(163,402)	14,469,482
Class I*	—	4,914,625	—	72,382	4,987,007	4,838,269	(566,183)	1,004,560	10,263,653	—	(446,378)	(224,219)	9,593,056
Class DS**	48,986,858	12,367,513	(2,980,051)	2,610,613	60,984,933	83,667,256	(3,423,232)	18,370,900	159,599,857	13,700,969	(108,250)	(2,353,478)	170,839,098
Class DT***	—	—	—	—	—	60,908,672	(23,264,195)	7,922,163	45,566,640	362,854	(11,990,909)	192,520	34,131,105

Total Members’ Capital	$48,986,858	$40,600,159	$(3,013,451)	$2,424,633	$88,998,199	$169,855,921	$(28,831,963)	$31,311,791	$261,333,948	$14,063,823	$(16,276,505)	$(3,414,337)	$255,706,929

*Units issued on August 1, 2009.

**Units issued on September 1, 2008.

***Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT

Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1785	$1.1639	$1.1993	$1.1904	$1.4128	$1.1650

Net realized and net change in unrealized trading profit	0.0179	0.0180	0.0177	0.0179	0.0209	0.0170
Brokerage commissions	(0.0042)	(0.0041)	(0.0043)	(0.0042)	(0.0051)	(0.0042)
Interest income	0.0000	0.0000	0.0000	0.0000	0.0001	0.0000
Expenses	(0.0443)	(0.0555)	(0.0270)	(0.0400)	(0.0319)	(0.0164)

Net asset value, end of year	$1.1479	$1.1223	$1.1857	$1.1641	$1.3968	$1.1614

Total Return: (a)

Total return before Performance fees	-2.85%	-3.82%	-1.38%	-2.46%	-1.38%	-0.38%
Performance fees	-0.16%	-0.16%	-0.16%	-0.16%	-0.16%	-0.35%
Total return after Performance fees	-3.01%	-3.98%	-1.54%	-2.62%	-1.54%	-0.73%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees)	3.74%	4.74%	2.24%	3.34%	2.24%	1.23%
Performance fees	-0.05%	-0.05%	-0.05%	-0.05%	-0.05%	0.14%
Expenses (including Performance fees)	3.69%	4.69%	2.19%	3.29%	2.19%	1.37%

Net investment income (loss)	3.69%	4.69%	2.19%	3.29%	2.19%	1.37%

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

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Bluetrend FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccess Program (the “Program”) Fund, was organized under the Delaware Limited Liability Company Act on April 30, 2008 and commenced trading activities on September 1, 2008. The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. BlueCrest Capital Management L.P. (“BlueCrest” or “trading advisor”) is the trading advisor of the Fund.

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

As of December 31, 2011 the Fund offers six Classes of Units:  Class A, Class C, Class I, Class D, Class DS and Class DT.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The six Classes of Units are subject to different Sponsor fees.

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

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance and initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), Net on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), Net on the Statements of Operations.

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

d)  Withdrawal of the Sponsor.

2.             CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	—	$—	0.00%	(197)	$(274,678)	-0.11%	$(274,678)	-0.11%	March 12
Currencies	6,770,615,245	722,550	0.28%	(8,432,761,854)	(364,849)	-0.14%	357,701	0.14%	March 12
Energy	870	214,461	0.08%	(191)	632,410	0.25%	846,871	0.33%	January 12 - April 12
Interest rates	11,566	6,486,099	2.54%	—	—	0.00%	6,486,099	2.54%	March 12 - September 15
Metals	432	(414,846)	-0.16%	(812)	845,125	0.33%	430,279	0.17%	January 12 - April 12
Stock indices	709	(197,303)	-0.08%	(1,064)	13,594	0.01%	(183,709)	-0.07%	January 12 - April 12

Total		$6,810,961	2.66%		$851,602	0.34%	$7,662,563	3.00%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	330	$586,527	0.22%	—	$—	0.00%	$586,527	0.22%	March 11
Currencies	2,852,187,119	6,292,330	2.41%	(1,929,042,262)	(3,230,067)	-1.24%	3,062,263	1.17%	March 11
Energy	1,501	4,746,214	1.82%	—	—	0.00%	4,746,214	1.82%	January 11 - April 11
Interest rates	3,883	382,086	0.15%	(600)	(37,834)	-0.01%	344,252	0.14%	March 11 - June 13
Metals	525	5,470,493	2.09%	(279)	(3,554,866)	-1.36%	1,915,627	0.73%	January 11 - April 11
Stock indices	3,492	(1,439)	0.00%	—	—	0.00%	(1,439)	0.00%	January 11 - March 11

Total		$17,476,211	6.69%		$(6,822,767)	-2.61%	$10,653,444	4.08%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels, for the years ended December 31, 2011 and 2010 are as follows:

2011	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$6,088,411	$6,503,257	$(414,846)	$—
Short	$1,216,451	1,402,763	(186,312)	—
	$7,304,862	$7,906,020	$(601,158)	$—

Forwards
Long	$722,550	$—	$722,550	$—
Short	$(364,849)	—	(364,849)	—
	$357,701	$—	$357,701	$—

December 31, 2011	$7,662,563	$7,906,020	$(243,457)	$—

2010	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$11,183,881	$7,332,217	$3,851,664	$—
Short	$(3,592,701)	(37,835)	(3,554,866)	—
	$7,591,180	$7,294,382	$296,798	$—

Forwards
Long	$6,292,330	$—	$6,292,330	$—
Short	$(3,230,066)	—	(3,230,066)	—
	$3,062,264	$—	$3,062,264	$—

December 31, 2010	$10,653,444	$7,294,382	$3,359,062	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(399,800)	$645,680
Currencies	(2,053,075)	4,109,014
Energy	(6,001,826)	(898,266)
Interest rates	46,931,053	33,274,797
Metals	(503,473)	4,175,627
Stock indices	(34,077,798)	7,216,549

Total	$3,895,081	$48,523,401

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

4.                    RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $51,011 of which $8,411 was payable to the Transfer Agent as of December 31, 2011.

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

The Fund charges Sponsor fees on the month-end net assets, after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS and Class DT are not charged a Sponsor Fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2011, 2010 and 2009 was approximately $6.59, $5.62, and $6.85, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

5.                ADVISORY AGREEMENT

The Fund and BlueCrest have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2012.  Thereafter, this agreement shall be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either BlueCrest or the Fund upon 120 days written notice to the other party.  BlueCrest determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to BlueCrest on a monthly basis. Management Fees are 2.0% for all classes, except for Class DT, which charges a 1% Fee.  BlueCrest pays MLAI 50% of the management fees on all classes, except Class DT, in return for sponsoring and providing ongoing administration and operational support to the Fund.

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