Form 10-K, Exhibit 13
period 2011-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-03-23
CIK 1005177

Exhibit 13.04

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the year ended December 31, 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010 and Report of Independent Registered Public Accounting Firm

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2011 and 2010	2

Statements of Operations for the year ended December 31, 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010	3

Statements of Changes in Members’ Capital for the year ended December 31, 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010	4

Financial Data Highlights for the year ended December 31, 2011 and for the period ended August 1, 2010 (commencement of operations) to December 31, 2010	6

Notes to Financial Statements	8

AUDITORS REPORT

Report of Independent Registered Public Accounting Firm

To the Members of

Man AHL FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Man AHL FuturesAccess LLC (the “Fund”) at December 31, 2011 and 2010 and the results of its operations, the changes in its members’ capital and its financial data highlights for the year ended December 31, 2011 and the period August 1, 2010 (commencement of operations) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $3,907,106 for 2011 and $3,090,751 for 2010)	$56,237,280	$48,475,204
Net unrealized profit on open futures contracts	825,015	712,812
Net unrealized profit on open forwards contracts	616,707	5,416,026
Cash and cash equivalents	227,590	200,000
Other assets	65,000	65,211

TOTAL ASSETS	$57,971,592	$54,869,253

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$7,379	$91,090
Net unrealized loss on open forwards contracts	25,120	3,651,832
Brokerage commissions payable	2,950	24,932
Sponsor and Advisory fees payable	101,750	637,353
Redemptions payable	3,580,355	549,485
Other liabilities	187,073	185,710

Total liabilities	3,904,627	5,140,402

MEMBERS’ CAPITAL:
Members’ Interest (57,889,292 Units and 47,480,021 Units outstanding, unlimited Units authorized)	54,066,965	49,728,851
Total members’ capital	54,066,965	49,728,851

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$57,971,592	$54,869,253

NET ASSET VALUE PER UNIT:

Class A	$0.8964	$1.0077
Class C	$0.8909	$1.0117
Class D	$0.9170	—
Class I	$0.9011	$1.0090
Class DT	$0.9589	$1.0509

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

	2011	2010

TRADING PROFIT (LOSS):

Realized, net	$(2,506,019)	$1,290,082
Change in unrealized, net	(976,693)	2,385,916
Brokerage commissions	(367,827)	(211,875)

Total trading profit (loss)	(3,850,539)	3,464,123

INVESTMENT INCOME (EXPENSE):
Interest	9,703	1,660

EXPENSES:
Management fee	687,955	205,121
Sponsor fee	294,773	11,603
Performance fee	—	594,788
Other	409,805	316,210
Total expenses	1,392,533	1,127,722

NET INVESTMENT INCOME (LOSS)	(1,382,830)	(1,126,062)

NET INCOME (LOSS)	$(5,233,369)	$2,338,061

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A**	2,839,820	347,426
Class C***	10,212,918	1,162,923
Class D****	400,000	—
Class I**	1,691,414	709,687
Class DT*	40,952,217	44,356,013

Net income (loss) per weighted average Unit
Class A**	$(0.0920)	$0.0740
Class C***	$(0.1022)	$0.0460
Class D****	$(0.0830)	—
Class I**	$(0.1048)	$0.0039
Class DT*	$(0.0908)	$0.0509

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010 (IN UNITS)

				Members’ Capital			Members’ Capital
	Initial Offering	Subscriptions	Redemptions	December 31, 2010	Subscriptions	Redemptions	December 31, 2011

Class A**	219,375	874,534	(219,375)	874,534	5,024,430	(118,453)	5,780,511
Class C***	413,000	1,715,949	—	2,128,949	13,715,871	(2,570,706)	13,274,114
Class D****	—	—	—	—	400,000	—	400,000
Class I**	354,450	762,671	—	1,117,121	1,839,948	(115,496)	2,841,573
Class DT*	44,633,835	232,435	(1,506,853)	43,359,417	608,588	(8,374,911)	35,593,094

Total Members’ Units	45,620,660	3,585,589	(1,726,228)	47,480,021	21,588,837	(11,179,566)	57,889,292

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011
Class A**	$219,375	$854,095	$(217,956)	$25,724	$881,238	$4,670,598	$(108,924)	$(261,386)	$5,181,526
Class C***	413,000	1,687,356	—	53,441	2,153,797	13,074,525	(2,358,348)	(1,043,432)	11,826,542
Class D****	—	—	—	—	—	400,000	—	(33,193)	366,807
Class I**	354,450	769,949	—	2,779	1,127,178	1,721,754	(111,077)	(177,184)	2,560,671
Class DT*	44,633,835	237,920	(1,561,234)	2,256,117	45,566,638	612,267	(8,329,312)	(3,718,174)	34,131,419

Total Members’ Capital	$45,620,660	$3,549,320	$(1,779,190)	$2,338,061	$49,728,851	$20,479,144	$(10,907,661)	$(5,233,369)	$54,066,965

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class DT

Per Unit Operating Performance:

Net asset value at time of offer	$1.0077	$1.0117	$1.0000	$1.0090	$1.0509

Net realized and net change in unrealized trading profit	(0.0644)	(0.0644)	(0.0624)	(0.0646)	(0.0679)
Brokerage commissions	(0.0065)	(0.0065)	(0.0032)	(0.0066)	(0.0069)
Interest income	0.0002	0.0002	0.0001	0.0002	0.0002
Expenses	(0.0406)	(0.0501)	(0.0175)	(0.0369)	(0.0174)

Net asset value, end of year	$0.8964	$0.8909	$0.9170	$0.9011	$0.9589

Total Return: (b)

Total return before Performance fees	-11.01%	-11.89%	-8.30%	-10.65%	-8.75%
Performance fees	-0.07%	-0.07%	0.00%	-0.07%	0.00%
Total return after Performance fees	-11.08%	-11.96%	-8.30%	-10.72%	-8.75%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	4.24%	5.23%	1.84%	3.84%	1.74%
Performance fees	0.06%	0.06%	0.00%	0.06%	0.00%
Expenses (including Performance fees)	4.30%	5.29%	1.84%	3.90%	1.74%

Net investment income (loss)	4.28%	5.27%	1.83%	3.88%	1.72%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

* Units issued on May 1, 2011

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

As of December 31, 2011 the Fund offers five Classes of Units:  Class A, Class C, Class D, Class I and Class DT.  Each Class of Units except for Class DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees.

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

The Fund follows the Accounting Standard Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2010.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2011and period ended December 31, 2010.

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

2.             CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	4	$(2,112)	0.00%	(148)	$3,255	0.01%	$1,143	0.01%	February 12 - May 12
Currencies	1,280,068,012	(27,666)	-0.05%	(3,556,868,708)	620,972	1.15%	593,306	1.10%	March-12
Energy	37	(13,282)	-0.02%	(15)	23,697	0.04%	10,415	0.02%	January 12 - November 12
Interest rates	1,132	583,241	1.08%	(284)	(36,609)	-0.07%	546,632	1.01%	March 12 - March 14
Metals	30	43,848	0.08%	(138)	161,642	0.30%	205,490	0.38%	January 12 - April 12
Stock indices	41	20,867	0.04%	(203)	31,370	0.06%	52,237	0.10%	January 12 - March 12

Total		$604,896	1.13%		$804,327	1.49%	$1,409,223	2.62%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	182	$400,928	0.81%	(32)	$(65,989)	-0.13%	$334,939	0.67%	February 11 - May 11
Currencies	12,154,693,758	5,446,146	10.95%	(11,157,773,667)	(3,654,782)	-7.35%	1,791,364	3.60%	March 11
Energy	77	122,125	0.25%	(61)	(138,830)	-0.28%	(16,705)	-0.03%	January 11 - May 11
Interest rates	451	101,623	0.20%	(409)	(173,148)	-0.35%	(71,525)	-0.14%	March 11 - December 12
Metals	81	508,569	1.02%	(14)	(124,047)	-0.25%	384,522	0.77%	January 11 - April 11
Stock indices	307	(38,435)	-0.08%	(7)	1,756	0.00%	(36,679)	-0.07%	January 11 - March 11

Total		$6,540,956	13.15%		$(4,155,040)	-8.36%	$2,385,916	4.80%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, for the year ended December 31, 2011 and period ended 2010 are as follows:

2011	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$630,016	$586,169	$43,847	$—
Short	$187,620	206,950	(19,330)	—
	$817,636	$793,119	$24,517	$—

Forwards
Long	$(25,120)	$—	$(25,120)	$—
Short	$616,707	—	616,707	—
	$591,587	$—	$591,587	$—

December 31, 2011	$1,409,223	$793,119	$616,104	$—

2010	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$1,124,930	$832,646	$292,284	$—
Short	$(503,208)	(379,161)	(124,047)	—
	$621,722	$453,485	$168,237	$—

Forwards
Long	$5,416,026	$—	$5,416,026	$—
Short	$(3,651,832)	—	(3,651,832)	—
	$1,764,194	$—	$1,764,194	$—

December 31, 2010	$2,385,916	$453,485	$1,932,431	$—

The Fund’s volume of trading forward and futures at December 31, 2011 and 2010, respectively is representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2011 and the 2010 period.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of and the profits and losses on derivative instruments is disclosed on the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the year ended December 31, 2011 and period ended 2010:

	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(550,043)	$675,361
Currencies	(3,254,168)	3,611,557
Energy	(2,081,238)	(166,108)
Interest rates	6,392,824	(1,726,144)
Metals	(329,563)	1,402,544
Stock indices	(3,660,524)	(121,212)

Total	$(3,482,712)	$3,675,998

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

4.                   RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $10,082 of which $1,889 was payable to the Transfer Agent as of December 31, 2011.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D and Class DT are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the year ended December 31, 2011 and the period ended 2010 was approximately $7.95 and $7.53, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

5.                     ADVISORY AGREEMENT

The Fund and Man have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2015.  Thereafter, this agreement shall be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either Man or the Fund upon 90 days written notice to the other party.  Man determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Man on a monthly basis. Management Fees are 2.0% for all classes.

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

6.                     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the year ended December 31, 2011 and the period ended 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of MAN, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge MAN to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of advisor monitoring, with the market risk controls being applied by MAN.

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