Form 10-K, Exhibit 13
period 2011-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-03-23
CIK 1005177

Exhibit 13.05

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2011, 2010 and 2009

and Report of  Independent Registered Public Accounting Firm

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Auditors report PWC

Report of Independent Registered Public Accounting Firm

To the Members of

ML Transtrend DTP Enhanced FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced  FuturesAccess LLC (the “Fund”) at December 31, 2011 and 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $21,424,479 for 2011 and $30,894,537for 2010)	$226,605,062	$248,920,843
Net unrealized profit on open futures contracts	7,840,087	9,574,957
Cash and cash equivalents	368,191	353,576
Other assets	65,910	68,936

TOTAL ASSETS	$234,879,250	$258,918,312

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$42,864	$308,321
Sponsor and Advisory fees payable	415,526	2,012,779
Redemptions payable	13,147,584	356,780
Other liabilities	226,967	280,632

Total liabilities	13,832,941	2,958,512

MEMBERS’ CAPITAL:
Members’ Interest (155,007,214 Units and 159,458,717 Units outstanding, unlimited Units authorized)	221,046,309	255,959,800
Total members’ capital	221,046,309	255,959,800

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$234,879,250	$258,918,312

NET ASSET VALUE PER UNIT:

Class A	$1.1801	$1.3296
Class C	$1.0927	$1.2436
Class D	$0.9670	$1.0733
Class I	$1.1823	$1.3268
Class DS	$1.4814	$1.6443
Class DT	$1.5771	$1.7338

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$(19,290,462)	$41,966,162	$(30,087,116)
Change in unrealized, net	(1,469,413)	8,120,139	(5,594,032)
Brokerage commissions	(1,084,608)	(1,332,262)	(1,209,739)

Total trading profit (loss)	(21,844,483)	48,754,039	(36,890,887)

INVESTMENT INCOME (EXPENSE):
Interest	(17,755)	474	17,531

EXPENSES:
Management fee	4,663,195	4,406,382	3,904,212
Sponsor fee	673,816	471,939	453,477
Performance fee	—	1,574,502	326
Other	644,087	671,538	572,395
Total expenses	5,981,098	7,124,361	4,930,410

NET INVESTMENT INCOME (LOSS)	(5,998,853)	(7,123,887)	(4,912,879)

NET INCOME (LOSS)	$(27,843,336)	$41,630,152	$(41,803,766)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	7,578,294	2,802,181	1,786,054
Class C	17,953,162	14,561,033	13,264,190
Class D	2,015,591	2,000,000	1,152,610
Class I	1,100,947	619,907	956,805
Class DS	115,338,397	114,968,274	87,628,053
Class DT	24,763,644	35,656,582	46,262,586

Net income (loss) per weighted average Unit
Class A	$(0.1699)	$0.2007	$(0.2701)
Class C	$(0.1584)	$0.1630	$(0.2511)
Class D	$(0.1052)	$0.1636	$(0.2186)
Class I	$(0.1544)	$0.2115	$(0.2848)
Class DS	$(0.1684)	$0.2565	$(0.2948)
Class DT	$(0.1577)	$0.2454	$(0.2521)

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011
Class A	937,456	1,476,622	(142,255)	2,271,823	1,718,015	(531,812)	3,458,026	6,523,393	(1,054,773)	8,926,646
Class C	10,398,395	6,948,101	(2,863,733)	14,482,763	4,312,661	(3,655,224)	15,140,200	6,132,543	(4,254,902)	17,017,841
Class D	978,915	2,000,000	(978,915)	2,000,000	—	—	2,000,000	62,362	—	2,062,362
Class I	780,147	1,335,257	(1,613,404)	502,000	524,110	(114,693)	911,417	368,795	(327,359)	952,853
Class DS	67,285,671	41,935,733	—	109,221,404	14,884,402	(12,437,991)	111,667,815	8,143,951	(15,405,971)	104,405,795
Class DT	51,421,530	872,634	(8,966,222)	43,327,942	351,090	(17,397,773)	26,281,259	618,514	(5,258,056)	21,641,717

Total Members’ Units	131,802,114	54,568,347	(14,564,529)	171,805,932	21,790,278	(34,137,493)	159,458,717	21,849,558	(26,301,061)	155,007,214

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011
Class A	$1,297,666	$1,957,694	$(174,096)	$(482,333)	$2,598,931	$2,073,078	$(636,492)	$562,392	$4,597,909	$8,485,986	$(1,262,333)	$(1,287,510)	$10,534,052
Class C	13,734,797	8,754,398	(3,506,260)	(3,331,361)	15,651,574	4,825,507	(4,022,391)	2,373,126	18,827,816	7,351,464	(4,741,010)	(2,843,124)	18,595,146
Class D	1,205,010	2,000,000	(1,133,727)	(251,902)	1,819,381	—	—	327,240	2,146,621	59,699	—	(212,045)	1,994,275
Class I	1,069,315	1,768,505	(1,994,556)	(272,480)	570,784	635,539	(128,109)	131,084	1,209,298	474,204	(387,009)	(169,935)	1,126,558
Class DS	111,764,376	66,276,040	—	(25,829,034)	152,211,382	20,606,244	(18,693,691)	29,487,583	183,611,518	13,056,819	(22,578,894)	(19,424,860)	154,664,583
Class DT	88,263,960	1,392,375	(14,971,045)	(11,636,656)	63,048,634	516,790	(26,747,513)	8,748,727	45,566,638	979,606	(8,508,687)	(3,905,862)	34,131,695

Total Members’ Capital	$217,335,124	$82,149,012	$(21,779,684)	$(41,803,766)	$235,900,686	$28,657,158	$(50,228,196)	$41,630,152	$255,959,800	$30,407,778	$(37,477,933)	$(27,843,336)	$221,046,309

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Net realized and net change in unrealized trading profit (loss)	(0.0971)	(0.0905)	(0.0789)	(0.0971)	(0.1209)	(0.1280)
Brokerage commissions	(0.0053)	(0.0050)	(0.0043)	(0.0053)	(0.0067)	(0.0070)
Interest income	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)
Expenses	(0.0470)	(0.0553)	(0.0230)	(0.0420)	(0.0352)	(0.0216)

Net asset value, end of year	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771

Total Return: (a)

Total return before Performance fees	-11.28%	-12.16%	-9.94%	-10.92%	-9.94%	-9.03%
Performance fees	-0.04%	-0.04%	-0.04%	-0.04%	-0.04%	-0.08%
Total return after Performance fees	-11.32%	-12.20%	-9.98%	-10.96%	-9.98%	-9.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.25%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%
Expenses (including Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.29%

Net investment income (loss)	-3.75%	-4.75%	-2.26%	-3.36%	-2.26%	-1.30%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Net realized and net change in unrealized trading profit (loss)	0.2458	0.2307	0.1973	0.2449	0.3023	0.3177
Brokerage commissions	(0.0065)	(0.0061)	(0.0052)	(0.0064)	(0.0079)	(0.0083)
Interest income	—	—	—	—	—	—
Expenses	(0.0537)	(0.0617)	(0.0285)	(0.0486)	(0.0437)	(0.0307)
					—
Net asset value, end of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Total Return: (a)

Total return before Performance fees	16.94%	15.77%	18.71%	17.41%	18.71%	19.90%
Performance fees	-0.64%	-0.64%	-0.64%	-0.64%	-0.64%	-0.66%
Total return after Performance fees	16.30%	15.13%	18.07%	16.77%	18.07%	19.24%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.80%	4.81%	2.29%	3.40%	2.29%	1.28%
Performance fees	0.62%	0.62%	0.62%	0.62%	0.62%	0.64%
Expenses (including Performance fees)	4.42%	5.43%	2.91%	4.02%	2.91%	1.92%

Net investment income (loss)	-4.43%	-5.44%	-2.91%	-4.02%	-2.91%	-1.93%

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
					—
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

As of December 31, 2011 the Fund offers six Classes of Units:  Class A, Class C, Class I, Class D, Class DS, and Class DT.  Each Class of Units, except for Class DS and DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. Class DT commenced on June 1, 2007 and was offered at $1.1117.  The six Classes of Units are subject to different Sponsor fees.

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

(d)                     Withdrawal of the Sponsor.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit/loss on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	415	$185,732	0.08%	(1,463)	$(628,585)	-0.28%	$(442,853)	-0.20%	January 12 - December 12
Currencies	551	273,422	0.12%	(434)	950,112	0.43%	1,223,534	0.55%	March 12
Energy	177	64,791	0.03%	(1,005)	3,491,388	1.58%	3,556,179	1.61%	January 12 - December 13
Interest rates	4,195	2,851,470	1.29%	(2,341)	(225,250)	-0.10%	2,626,220	1.19%	March 12 - September 15
Metals	242	(1,005,397)	-0.45%	(386)	1,437,831	0.65%	432,434	0.20%	January 12 - May 12
Stock indices	297	410,970	0.19%	(182)	(9,261)	0.00%	401,709	0.19%	January 12 - May 12

Total		$2,780,988	1.26%		$5,016,235	2.28%	$7,797,223	3.54%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,833	$2,141,844	0.84%	(103)	$(88,116)	-0.03%	$2,053,728	0.81%	February 11 - February 12
Currencies	1,694	2,107,599	0.82%	(1,210)	2,412,863	0.94%	4,520,462	1.76%	March 11
Energy	657	1,274,637	0.50%	(396)	(1,182,550)	-0.46%	92,087	0.04%	January 11 - November 11
Interest rates	2,190	174,275	0.07%	(1,729)	(474,801)	-0.19%	(300,526)	-0.12%	January 11 - December 13
Metals	667	5,050,247	1.97%	(271)	(2,467,106)	-0.96%	2,583,141	1.01%	January 11 - October 11
Stock indices	2,533	189,573	0.07%	(128)	128,171	0.05%	317,744	0.12%	January 11 - May 11

Total		$10,938,175	4.27%		$(1,671,539)	-0.65%	$9,266,636	3.62%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, for the years ended December 31, 2011 and 2010 are as follows:

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$2,780,988	$3,786,386	$(1,005,398)	$—
Short	$5,016,235	3,882,964	1,133,271
	$7,797,223	$7,669,350	$127,873	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$7,797,223	$7,669,350	$127,873	$—

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$10,938,175	$7,228,490	$3,709,685	$—
Short	$(1,671,539)	795,567	(2,467,106)	—
	$9,266,636	$8,024,057	$1,242,579	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2010	$9,266,636	$8,024,057	$1,242,579	$—

The Fund’s volume of trading forward and futures at December 31, 2011 and 2010, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2011 and 2010.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for derivatives and hedging. The fair value amounts of, and the profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(12,391,662)	$1,791,226
Currencies	(15,346,290)	8,588,176
Energy	(600,805)	2,100,729
Interest rates	13,882,891	26,649,777
Metals	1,345,868	13,431,814
Stock indices	(7,649,877)	(2,475,421)

Total	$(20,759,875)	$50,086,301

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

4.                    RELATED PARTY TRANSACTION

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011 amounted to $51,287 of which $7,723 was payable to the Transfer Agent as of December 31, 2011.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS, and Class DT are not charged a Sponsor Fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2011, 2010 and 2009 was approximately $6.10, $5.64 and $9.58, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

5.                     ADVISORY AGREEMENT

The Fund and Transtrend have entered into an advisory agreement. This agreement shall continue in effect until December 31, 2016.  Thereafter, this agreement shall be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either Transtrend or the Fund upon 90 days written notice to the other party. Transtrend determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets and are payable to Transtrend on a monthly basis. Management Fees are 2.0% for all classes, except for Class DT, which charges a 1.0% Fee.  Transtrend pays MLAI 50% of the management fees on all classes, except Class DT, in return for sponsoring and providing ongoing administration and operational support to the Fund.

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