Form 10-K, Exhibit 13
period 2011-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2012-03-23
CIK 1005177

Exhibit 13.06

ML WINTON FUTURESACCESS LLC
(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended December 31, 2011, 2010 and 2009 and Report of Independent Registered Public Accounting Firm

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Auditors report — PWC

Report of Independent Registered Public Accounting Firm

To the Members of

ML Winton FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC (the “Fund”) at December 31, 2011 and 2010, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2011, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

March 21, 2012

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

AS OF DECEMBER 31, 2011 AND 2010

	2011	2010
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $79,851,460, for 2011 and $57,039,642 for 2010)	$1,139,513,497	$887,636,418
Net unrealized profit on open futures contracts	23,291,377	29,070,679
Net unrealized profit on open forwards contracts	1,206,622	—
Cash and cash equivalents	1,033,101	350,000
Accrued interest receivable	—	1,636

TOTAL ASSETS	$1,165,044,597	$917,058,733

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$146,111	$1,498,718
Net unrealized loss on open forwards contracts	958,822	—
Brokerage commissions payable	3,818	—
Sponsor and Advisory fees payable	17,358,610	14,056,344
Redemptions payable	27,077,760	3,527,632
Other liabilities	398,085	505,731

Total liabilities	45,943,206	19,588,425

MEMBERS’ CAPITAL:
Sponsor’s Interest (0 Units and 19,470 Units)	—	32,147
Members’ Interest (653,497,815 Units and 543,509,913 Units)	1,119,101,391	897,438,161
Total members’ capital	1,119,101,391	897,470,308

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$1,165,044,597	$917,058,733

NET ASSET VALUE PER UNIT (Based on 653,497,815 and 543,529,383 Units outstanding, unlimited Units authorized)

Class A	$1.7496	$1.6810
Class C	$1.6344	$1.5862
Class D	$1.7881	$1.6924
Class I	$1.7846	$1.7078
Class DS	$1.7859	$1.6903
Class DT	$1.8666	$1.7532

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	2011	2010	2009
TRADING PROFIT (LOSS):

Realized, net	$99,005,031	$106,905,362	$(26,823,655)
Change in unrealized, net	(4,178,895)	24,266,795	(11,425,948)
Brokerage commissions	(1,079,201)	(985,164)	(772,176)

Total trading profit (loss)	93,746,935	130,186,993	(39,021,779)

INVESTMENT INCOME (EXPENSE):
Interest	14,326	(923)	51,172

EXPENSES:
Management fee	20,733,371	16,085,528	15,244,224
Sponsor fee	13,783,782	9,798,981	9,536,904
Performance fee	14,143,666	11,615,788	583
Other	1,536,998	1,248,555	1,349,841
Total expenses	50,197,817	38,748,852	26,131,552

NET INVESTMENT INCOME (LOSS)	(50,183,491)	(38,749,775)	(26,080,380)

NET INCOME (LOSS)	$43,563,444	$91,437,218	$(65,102,159)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	85,306,244	52,895,782	48,198,593
Class C	265,133,320	207,686,809	207,735,197
Class D	92,583,109	81,622,728	77,890,809
Class I	44,020,921	38,169,450	42,085,476
Class DS	103,988,669	106,469,967	90,918,631
Class DT	22,748,773	33,531,508	48,703,745

Net income (loss) per weighted average Unit
Class A	$0.0694	$0.1780	$(0.1384)
Class C	$0.0490	$0.1501	$(0.1465)
Class D	$0.0953	$0.1991	$(0.1125)
Class I	$0.0757	$0.1835	$(0.1324)
Class DS	$0.0954	$0.1964	$(0.0921)
Class DT	$0.1134	$0.1992	$(0.1096)

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009 (IN UNITS)

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011
Class A	45,849,416	11,525,953	(10,168,031)	47,207,338	25,122,531	(7,003,935)	65,325,934	42,958,269	(5,874,240)	102,409,963
Class C	215,169,073	35,352,821	(51,685,753)	198,836,141	50,080,364	(26,401,860)	222,514,645	108,437,883	(28,029,412)	302,923,116
Class D	73,051,567	8,842,395	(5,412,438)	76,481,524	8,639,361	(3,580,423)	81,540,462	19,288,627	(7,441,994)	93,387,095
Class I	43,073,827	8,544,937	(14,463,262)	37,155,502	6,964,353	(3,791,061)	40,328,794	13,111,177	(3,550,463)	49,889,508
Class DS	69,186,442	36,951,720	—	106,138,162	6,873,724	(5,202,017)	107,809,869	5,140,859	(26,348,415)	86,602,313
Class DT	53,758,785	459,179	(13,215,630)	41,002,334	—	(15,012,125)	25,990,209	—	(7,704,389)	18,285,820

Total Members’ Units	500,089,110	101,677,005	(94,945,114)	506,821,001	97,680,333	(60,991,421)	543,509,913	188,936,815	(78,948,913)	653,497,815

Class A	9,713	—	—	9,713	—	—	9,713	—	(9,713)	—
Class C	9,757	—	—	9,757	—	—	9,757	—	(9,757)	—

Total Sponsor’s Units	19,470	—	—	19,470	—	—	19,470	—	(19,470)	—

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2011, 2010 AND 2009

	Members’ Capital December 31, 2008	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2011
Class A	$75,377,293	$18,170,302	$(15,664,489)	$(6,655,829)	$71,227,277	$40,291,567	$(11,118,835)	$9,414,960	$109,814,969	$73,551,880	$(10,104,554)	$5,916,349	$179,178,644
Class C	340,542,258	53,081,427	(77,293,306)	(30,400,821)	285,929,558	75,033,965	(39,187,216)	31,172,465	352,948,772	174,378,174	(45,212,829)	12,996,341	495,110,458
Class D	117,366,051	13,863,515	(8,015,389)	(8,766,828)	114,447,349	12,968,317	(5,664,410)	16,249,291	138,000,547	33,469,377	(13,304,513)	8,820,611	166,986,022
Class I	71,357,222	13,603,227	(22,682,367)	(5,553,866)	56,724,216	11,143,099	(5,999,638)	7,003,880	68,871,557	23,007,930	(6,182,374)	3,333,224	89,030,337
Class DS	111,018,099	55,991,904	—	(8,379,258)	158,630,745	10,923,671	(8,232,407)	20,913,669	182,235,678	8,803,779	(46,292,649)	9,917,495	154,664,303
Class DT	88,296,222	714,029	(20,618,787)	(5,342,828)	63,048,636	—	(24,161,490)	6,679,492	45,566,638	—	(14,013,641)	2,578,630	34,131,627

Total Members’ Interest	$803,957,145	$155,424,404	$(144,274,338)	$(65,099,430)	$750,007,781	$150,360,619	$(94,363,996)	$91,433,757	$897,438,161	$313,211,140	$(135,110,560)	$43,562,650	$1,119,101,391

Class A	$15,971	$—	$—	$(1,316)	$14,655	$—	$—	$1,947	$16,602	$—	$(16,994)	$392	$—
Class C	15,444	—	—	(1,413)	14,031	—	—	1,514	15,545	—	(15,947)	402	—

Total Sponsor’s Interest	$31,415	$—	$—	$(2,729)	$28,686	$—	$—	$3,461	$32,147	$—	$(32,941)	$794	$—

Total Members’ Capital	$803,988,560	$155,424,404	$(144,274,338)	$(65,102,159)	$750,036,467	$150,360,619	$(94,363,996)	$91,437,218	$897,470,308	$313,211,140	$(135,143,501)	$43,563,444	$1,119,101,391

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.6810	$1.5862	$1.6924	$1.7078	$1.6903	$1.7532

Net realized and net change in unrealized trading profit(loss)	0.1571	0.1476	0.1592	0.1599	0.1591	0.1653
Brokerage commissions	(0.0018)	(0.0017)	(0.0018)	(0.0018)	(0.0018)	(0.0019)
Interest income	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0867)	(0.0977)	(0.0617)	(0.0813)	(0.0617)	(0.0500)

Net asset value, end of year	$1.7496	$1.6344	$1.7881	$1.7846	$1.7859	$1.8666

Total Return: (a)

Total return before Performance fees	5.46%	4.41%	7.05%	5.88%	7.05%	7.59%
Performance fees	-1.43%	-1.43%	-1.43%	-1.43%	-1.43%	-1.15%
Total return after Performance fees	4.03%	2.98%	5.62%	4.45%	5.62%	6.44%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.68%	4.68%	2.17%	3.28%	2.17%	1.66%
Performance fees	1.38%	1.38%	1.38%	1.38%	1.38%	1.11%
Expenses (including Performance fees)	5.06%	6.06%	3.55%	4.66%	3.55%	2.77%

Net investment income (loss)	-5.05%	-6.06%	-3.55%	-4.65%	-3.55%	-2.77%

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

(d)                     Withdrawal of the Sponsor.

2.               CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as Net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2011 and 2010 are as follows:

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	455	$(577,480)	-0.05%	(3,058)	$(1,015,492)	-0.09%	$(1,592,972)	-0.14%	January 12 - May 12
Currencies	943,881,325	2,270,098	0.20%	(1,141,858,267)	9,785,330	0.87%	12,055,428	1.07%	March 12
Energy	872	122,997	0.01%	(1,231)	1,091,984	0.10%	1,214,981	0.11%	January 12 - April 12
Interest rates	20,132	13,661,028	1.22%	(1,105)	(7,824)	0.00%	13,653,204	1.22%	January 12 - March 14
Metals	1,169	(5,765,560)	-0.52%	(1,798)	2,692,665	0.24%	(3,072,895)	-0.28%	January 12 - November 12
Stock indices	1,661	912,247	0.08%	(907)	223,073	0.02%	1,135,320	0.10%	January 12 - March 12

Total		$10,623,330	0.94%		$12,769,736	1.14%	$23,393,066	2.08%

December 31, 2010

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts/Notional	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	2,770	$9,362,389	1.04%	—	$—	0.00%	$9,362,389	1.04%	January 11 - May 11
Currencies	3,269	9,911,888	1.10%	(635)	(1,163,106)	-0.13%	8,748,782	0.97%	March 11
Energy	874	1,810,141	0.20%	(242)	(588,535)	-0.07%	1,221,606	0.13%	January 11 - April 11
Interest rates	2,590	262,053	0.03%	(2,439)	(1,599,666)	-0.18%	(1,337,613)	-0.15%	January 11 - March 13
Metals	1,431	12,256,554	1.37%	(342)	(3,589,079)	-0.40%	8,667,475	0.97%	January 11 - November 11
Stock indices	3,909	817,965	0.09%	(227)	91,357	0.01%	909,322	0.10%	January 11 - March 11

Total		$34,420,990	3.83%		$(6,849,029)	-0.77%	$27,571,961	3.06%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, for the years ended December 31, 2011 and 2010 are as follows:

2011	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$11,582,152	$12,969,837	$(1,387,685)	$—
Short	$11,563,114	8,808,172	2,754,942	—
	$23,145,266	$21,778,009	$1,367,257	$—

Forwards
Long	$(958,822)	$—	$(958,822)	$—
Short	$1,206,622	—	1,206,622	—
	$247,800	$—	$247,800	$—

December 31, 2011	$23,393,066	$21,778,009	$1,615,057	$—

2010	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts

Futures
Long	$34,420,990	$27,372,293	$7,048,697	$—
Short	$(6,849,029)	(3,259,950)	(3,589,079)	—
	$27,571,961	$24,112,343	$3,459,618	$—

Forwards
Long	$—	$—	$—	$—
Short	$—	—	—	—
	$—	$—	$—	$—

December 31, 2010	$27,571,961	$24,112,343	$3,459,618	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2011 and 2010:

	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(672,949)	$16,790,365
Currencies	(1,178,520)	33,042,299
Energy	348,366	(14,713,799)
Interest rates	99,166,455	72,264,248
Metals	16,692,243	27,841,363
Stock indices	(19,529,459)	(4,052,319)

Total	$94,826,136	$131,172,157

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

4.               RELATED PARTY TRANSACTIONS

Starting in June of 2010, the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI with a minimum annual fee of $2,700,000. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2011amounted to $203,872 of which $37,345 was payable to the Transfer Agent as of December 31, 2011.

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

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2011, 2010 and 2009 was approximately $5.47, $4.59 and $6.50, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

5.               ADVISORY AGREEMENT

The Fund and Winton have entered into an advisory agreement.  This agreement shall continue in effect until December 31, 2014. Thereafter, this agreement shall be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Winton or the Fund upon 90 days written notice to the other party. Winton determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund charges annual management fees on the Fund’s average month-end net assets allocated to them, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Winton on a monthly basis. Management Fees are 2.0% for all classes, except for Class DT, which charges a 1.5% Fee.  Winton pays MLAI 25% of the management fees on all classes except Class DT in return for sponsoring and providing ongoing administration and operational support to the Fund.

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

6.               WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units, outstanding for each Class, for the years ended December 31, 2011, 2010 and 2009 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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