Form 10-K, Exhibit 13
period 2012-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2013-03-27
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements as of and for the years ended

December 31, 2012, 2011, and 2010

and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Report of Independent Registered Public Accounting Firm

To the Partners of ML Trend-Following Futures Fund L.P.:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in partners’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. (the “Partnership”) at December 31, 2012 and 2011, and the results of its operations, the changes in its partners’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011

ASSETS:
Cash	$347,871	$307,906
Investments in Portfolio Funds (cost $99,498,961 for 2012 and $136,008,811 for 2011)	118,389,845	170,657,787
Due from Portfolio Funds	4,494,805	13,937,314
TOTAL ASSETS	$123,232,521	$184,903,007

LIABILITIES AND PARTNERS’ CAPITAL:
LIABILITIES:
Wrap fee payable	$410,773	$616,342
Redemptions payable	4,083,733	13,457,625

Total liabilities	4,494,506	14,073,967

PARTNERS’ CAPITAL:
General Partner (9 Units and 9 Units)	1,517	1,650
Limited Partners (704,577 Units and 931,833 Units)	118,736,498	170,827,390

Total partners’ capital	118,738,015	170,829,040

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$123,232,521	$184,903,007

NET ASSET VALUE PER UNIT
(Based on 704,586 and 931,842 Units outstanding, unlimited Units authorized)	$168.5217	$183.3240

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$10,000,130	$13,782,454	$26,852,630
Change in unrealized, net	(15,758,092)	(16,176,418)	4,429,765
Total trading profit (loss), net	(5,757,962)	(2,393,964)	31,282,395

INVESTMENT INCOME (EXPENSE):
Interest, net	—	330	1,031

EXPENSES:
Administrative and filing fees	—	—	(163,623)
Wrap fee	5,972,416	8,213,872	9,529,851
Total expenses	5,972,416	8,213,872	9,366,228

NET INVESTMENT (INCOME) LOSS	(5,972,416)	(8,213,542)	(9,365,197)

NET PROFIT (LOSS)	$(11,730,378)	$(10,607,506)	$21,917,198

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	833,672	1,086,022	1,305,805

Net profit (loss) per weighted average General Partner and Limited Partner Unit	$(14.07)	$(9.77)	$16.78

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2009	1,432,093	$7,341,338	$244,582,579	$251,923,917

Subscriptions	24,016	—	4,294,955	4,294,955

Net Profit (Loss)	—	722,043	21,195,155	21,917,198

Redemptions	(278,404)	—	(50,586,293)	(50,586,293)

PARTNERS’ CAPITAL, December 31, 2010	1,177,705	8,063,381	219,486,396	227,549,777

Subscriptions	19,912	—	3,790,772	3,790,772

Net Profit (Loss)	—	(380,569)	(10,226,937)	(10,607,506)

Redemptions	(265,775)	(7,681,162)	(42,222,841)	(49,904,003)

PARTNERS’ CAPITAL, December 31, 2011	931,842	1,650	170,827,390	170,829,040

Subscriptions	4,288	—	779,303	779,303

Net Profit (Loss)	—	(133)	(11,730,245)	(11,730,378)

Redemptions	(231,544)	—	(41,139,950)	(41,139,950)

PARTNERS’ CAPITAL, December 31, 2012	704,586	$1,517	$118,736,498	$118,738,015

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2012	2011	2010
Per Unit Operating Performance:

Net asset value, beginning of year	$183.3240	$193.2146	$175.9131

Net Realized and net unrealized change in trading profit (loss)	(7.6564)	(2.3356)	24.4740
Interest income, net (3)	0.0000	0.0003	0.0008
Expenses (1)	(7.1459)	(7.5553)	(7.1733)

Net asset value, end of year	$168.5217	$183.3240	$193.2146

Total Return: (2)

Total return	-8.07%	-5.12%	9.84%

Ratios to Average Net Assets: (1)

Expenses	4.00%	4.00%	3.96%

Net investment profit (loss)	-4.00%	-4.00%	-3.96%

(1) The ratios do not reflect the proportionate share of income and expense of the Portfolio Funds.

(2) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole.  An individual partners’ return may vary from these returns based on timing of capital transactions.

(3) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Trend-Following Futures Fund L.P. (the “Partnership”) was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership issues new units of limited partner interest (“Units”) at Net Asset Value per unit as of the beginning of each calendar month (see Item 2 for discussion of net asset value and net asset value per unit for subscription and redemption purposes hereinafter referred to as Net Asset Value and Net Asset Value Unit). The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the discretion of Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor” or “General Partner”) the General Partner and Sponsor of the Partnership, among five underlying Merrill Lynch FuturesAccessSM Program Funds (each a “Portfolio Fund” and collectively the “Portfolio Funds”) (See Note 2).

MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive futures clearing broker for the Portfolio Funds.  The Sponsor may select other parties as clearing broker(s). Merrill Lynch International Bank Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Portfolio Funds.  The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates. Beginning in March 2012, the Royal Bank of Scotland Plc (“RBS”), a United Kingdom company, will act as the primary OTC prime broker (the “OTC Prime Broker”) for one of the Underlying FuturesAccess Funds, Man AHL FuturesAccess LLC (“Man AHL FuturesAccess”), only in respect of precious metals OTC forward transactions. These transactions are not expected to exceed 5% of the overall risk of Man AHL FuturesAccess. The Sponsor may select other parties as OTC prime brokers.

The Portfolio Funds are a group of commodity pools sponsored by MLAI, each of which places substantially all of its assets in a managed futures and forward trading account managed by a single or multiple commodity trading advisors.  Each Portfolio Fund is generally similar in terms of fees Classes of Units and redemption rights. Each of the Portfolio Funds implements a different trading strategy

Interests in the Partnership are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by, BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that may affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and such differences could be material.

Statement of Cash Flows

The Partnership is not required to provide a Statement of Cash Flows.

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Partnership and each of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), net on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations of the Portfolio Funds.

Trading profit (loss) of the Portfolio Funds includes brokerage commission costs on commodity contracts.

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

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in U.S. dollar and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

Operating Expenses and Selling Commissions

The Partnership pays MLAI, wrap fees in the amount of 4.0% of the Partnership’s average month-end Net Asset Value “NAV”.

No selling commissions have been or are paid directly by the Limited Partners for the years ended December 31, 2012, 2011 and 2010.  All selling commissions are paid by MLPF&S.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership follows the Accounting Standards Codification (“ASC”) guidance issued for accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  The General Partner has analyzed the Partnership’s tax positions and has concluded that no provision for income tax is required in the Partnership’s financial statements. The following are the major tax jurisdictions for the Partnership and the earliest tax year subject to examination: United States — 2009.

Distributions

Each Limited Partner is entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2012, 2011 and 2010.

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

Redemptions

A Member may redeem or exchange any or all of such Member’s Units at NAV as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

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

(d)                     Withdrawal of the Sponsor.

2.              INVESTMENTS IN PORTFOLIO FUNDS

The five funds in which the Partnership is invested in as of December 31, 2012 and 2011 are; Aspect FuturesAccess LLC (“Aspect”) (formerly ML Aspect FuturesAccess LLC), ML BlueTrend FuturesAccess LLC (“BlueTrend”), Man AHL FuturesAccess LLC (“MAN”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”).  MLAI may, in its discretion, change Portfolio Funds at any time. MLAI may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds at MLAI’s discretion. There is no pre-established range for the minimum and maximum allocations that may be made to any individual Portfolio Funds.

The investment transactions were accounted for on trade date. The investments in the Portfolio Funds were valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds which approximates fair value. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and in-depth conference calls and site visits with the Portfolio Funds’ Managers.

At December 31, 2012, Investments in Portfolio Funds at fair value are as follows:

		Percentage of
	Fair Value	Partners’ Capital	Profit (Loss)	Cost @ 12/31/12	Management Fee	Performance Fee	Redemptions Permitted
Winton	$23,677,969	19.94%	$(1,252,467)	$15,896,089	$(447,194)	$(519)	Semi -Monthly
Aspect	23,677,968	19.94%	(2,759,516)	18,338,732	(446,670)	(15,340)	Semi -Monthly
Transtrend	23,677,970	19.94%	421,627	18,172,896	(300,227)	(37,953)	Semi -Monthly
Bluetrend	23,677,970	19.94%	60,564	20,519,264	(299,709)	(57,205)	Monthly
Man	23,677,968	19.94%	(2,228,170)	26,571,980	(297,337)	—	Monthly

Total Investment in Portfolio Funds at fair value	$118,389,845	99.70%	$(5,757,962)	$99,498,961	$(1,791,137)	$(111,017)

At December 31, 2011, Investments in Portfolio Funds at fair value are as follows:

		Percentage of
	Fair Value	Partners’ Capital	Profit (Loss)	Cost @ 12/31/11	Management Fee	Performance Fee	Redemptions Permitted
Winton	$34,131,627	19.98%	$2,578,630	$21,952,689	$(623,365)	$(454,941)	Monthly
Aspect	34,131,941	19.98%	2,458,921	23,597,609	(622,769)	(437,689)	Monthly
Transtrend	34,131,695	19.98%	(3,905,862)	25,364,344	(407,955)	(29,056)	Monthly
Bluetrend	34,131,105	19.98%	192,520	29,491,911	(414,658)	(166,926)	Monthly
Man	34,131,419	19.98%	(3,718,173)	35,602,258	(407,717)	—	Monthly

Total Investment in Portfolio Funds at fair value	$170,657,787	99.90%	$(2,393,964)	$136,008,811	$(2,476,464)	$(1,088,612)

As of December 31, 2012 and 2011, no single investment in the Portfolio Funds exceeded 5% of Partners’ capital.

These investments are recorded at fair value. In accordance with Regulation S-X, a prescribed regulation by the Securities and Exchange Commission, there are specific formats and contents of financial reports. The following is summarized financial information for each of the Portfolio Funds which requires disclosure:

	As of December 31, 2012
	Total Assets	Total Liabilities	Total Capital
Winton	$1,111,588,919	$19,201,742	$1,092,387,177
Aspect	279,441,442	7,200,449	272,240,993
Transtrend	154,050,850	4,998,418	149,052,432
Bluetrend	177,358,085	7,053,649	170,304,436
Man	35,278,824	1,853,473	33,425,351

Total	$1,757,718,120	$40,307,731	$1,717,410,389

	As of December 31, 2011
	Total Assets	Total Liabilities	Total Capital
Winton	$1,165,044,597	$45,943,206	$1,119,101,391
Aspect	330,934,407	25,416,723	305,517,684
Transtrend	234,879,250	13,832,941	221,046,309
Bluetrend	261,062,613	5,355,684	255,706,929
Man	57,971,592	3,904,627	54,066,965

Total	$2,049,892,459	$94,453,181	$1,955,439,278

	For the year ended December 31, 2012
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Winton	$(708,457)	$(42,615)	$(501,395)	$(1,252,467)
Aspect	(2,124,961)	(81,394)	(553,161)	(2,759,516)
Transtrend	1,040,892	(177,306)	(441,959)	421,627
Bluetrend	612,132	(119,252)	(432,316)	60,564
Man	(1,589,963)	(104,321)	(533,886)	(2,228,170)

Total	$(2,770,357)	$(524,888)	$(2,462,717)	$(5,757,962)

	For the year ended December 31, 2011
				Net
	Income (Loss)	Commissions	Other	Income (Loss)
Winton	$3,760,866	$(42,642)	$(1,139,594)	$2,578,630
Aspect	3,696,636	(90,828)	(1,146,887)	2,458,921
Transtrend	(3,190,726)	(174,520)	(540,616)	(3,905,862)
Bluetrend	1,010,459	(144,314)	(673,625)	192,520
Man	(2,720,106)	(288,350)	(709,717)	(3,718,173)

Total	$2,557,129	$(740,654)	$(4,210,439)	$(2,393,964)

3.              FAIR VALUE OF INVESTMENTS

The Financial Accounting Standards Board (“FASB”) issued the ASC which provides authoritative guidance on fair value measurement. This guidance defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements.

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized profits and losses on investments are recognized when the investments are sold. Any change in net unrealized profit or loss from the preceding year is reported in the respective Statements of Operations.

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

Although there are monthly transactions in these Portfolio Funds interests, the NAV’s are materially based on portfolios of Level I and Level II assets and liabilities for which the Portfolio Funds have transparency.  As such, the Partnership determined that its investments in these Portfolio Funds in this case, would be classified as Level II. There were no transfers to or from Level II during 2012 and 2011.

The following table summarizes the valuation of the Partnership’s investments by the above fair value hierarchy levels as of December 31, 2012 and 2011:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2012	$118,389,845	$—	$118,389,845	$—
December 31, 2011	$170,657,787	$—	$170,657,787	$—

4.     RELATED PARTY TRANSACTIONS

The Fund has entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. These fees are included in the wrap fee.

The Partnership’s and the Portfolio Funds’ U.S. dollar assets are maintained at MLPF&S.  On assets held in U.S. dollars, MLPF&S credits the Partnership and the Portfolio Funds’ with interest at the most favorable rate payable by MLPF&S to accounts of BAC but not less than 75% of such prevailing rate.  The Partnership and the Portfolio Funds are credited with interest on any of its assets and net gains actually held by MLPF&S in non-U.S. dollar currencies at a prevailing local rate received by MLPF&S.  MLPF&S may derive certain economic benefit in excess of the interest which MLPF&S pays to the Partnership and the Portfolio Funds, from possession of such assets.

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

On December 31, 2011 MLAI liquidated the majority of its position in the Partnership.

5.     ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its trading advisors which are listed below:

		Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Management	December 31, 2014	1.5%	15%
Transtrend	Transtrend B.V.	December 31, 2012	1%	25%
Winton	Winton Capital Corporation	December 31, 2014	1.5%	15%
Bluetrend	BlueCrest Capital Management L.P.	December 31, 2012	1%	25%
Man	Man AHL (USA) Ltd.	December 31, 2015	1%	20%

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

6.     WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding, for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

7.     RECENT ACCOUNTING PRONOUNCEMENTS

In December 2011, the FASB issued an update to Disclosures about Offsetting Assets and Liabilities. This update enhances disclosures and provides for disclosures about financial instruments and derivative instruments that are either offset on the statement of financial condition or subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset on the statement of financial condition.  Entities are required to provide both net and gross information for these assets and liabilities.  An entity is required to apply the required disclosures for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods.  An entity should provide the disclosures required by this update retrospectively for all comparative periods presented. The Company is currently assessing the impact of this update on its financial statements.

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