Form 10-K, Exhibit 13
period 2012-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2013-03-27
CIK 1005177

Exhibit 13.02

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC))

(A Delaware Limited Liability Company)

Financial Statements as of and for the years ended

December 31, 2012, 2011 and 2010

and Report of Independent Registered Public Accounting Firm

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the years ended December 31, 2012, 2011 and 2010	3

Statements of Changes in Members’ Capital for the years ended December 31, 2012,
2011 and 2010	4

Financial Data Highlights for the years ended December 31, 2012, 2011 and 2010	6

Notes to Financial Statements	9

Report of Independent Registered Public Accounting Firm

To the Members of Aspect FuturesAccess LLC (formerly ML Aspect FuturesAccess LLC):

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Aspect FuturesAccess LLC (formerly ML Aspect FuturesAccess LLC) (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $25,873,362 for 2012 and $30,647,830 for 2011)	$273,776,825	$323,132,681
Net unrealized profit on open futures contracts	4,426,946	7,062,706
Net unrealized profit on open forwards contracts	655,236	405,685
Cash	562,107	333,335
Other assets	20,328	—
TOTAL ASSETS	$279,441,442	$330,934,407

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$1,282,046	$264,343
Net unrealized loss on open forwards contracts	—	78,075
Brokerage commissions payable	18,934	10,433
Sponsor and Advisory fees payable	788,788	4,716,412
Redemptions payable	4,802,586	20,179,950
Other liabilities	308,095	167,510

Total liabilities	7,200,449	25,416,723

MEMBERS’ CAPITAL:
Members’ Interest (190,525,071 Units and 182,013,494 Units)	272,240,993	305,517,684
Total members’ capital	272,240,993	305,517,684

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$279,441,442	$330,934,407

NET ASSET VALUE PER UNIT:
(Based on 190,525,071 and 182,013,494 Units outstanding, unlimited Units authorized)

Class A	$1.4498	$1.6405
Class C	$1.3462	$1.5386
Class D	$1.6565	$1.8464
Class I	$1.4940	$1.6838
Class DS	$1.6494	$1.8386
Class DT	$1.7271	$1.9154
Class M	$0.8868	$—

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$(21,798,094)	$34,448,070	$33,030,812
Change in unrealized, net	(3,325,837)	(6,723,263)	14,819,710
Brokerage commissions	(853,631)	(667,386)	(631,326)

Total trading profit (loss), net	(25,977,562)	27,057,421	47,219,196

INVESTMENT INCOME (EXPENSE):
Interest, net	(9)	22,505	(922)

EXPENSES:
Management fee	6,063,474	5,916,501	5,133,812
Sponsor fee	4,335,920	3,238,858	2,432,882
Performance fee	19,461	3,958,922	2,071,209
Other	962,052	640,865	560,827
Total expenses	11,380,907	13,755,146	10,198,730

NET INVESTMENT INCOME (LOSS)	(11,380,916)	(13,732,641)	(10,199,652)

NET INCOME (LOSS)	$(37,358,478)	$13,324,780	$37,019,544

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	19,944,082	16,189,399	14,886,961
Class C	99,514,465	71,034,125	57,860,218
Class D	5,888,753	7,847,297	6,256,747
Class I	10,216,218	8,404,770	5,665,788
Class DS	40,046,307	56,338,152	58,862,878
Class DT	15,811,700	22,255,722	33,465,757
Class M*	2,871,584	—	—

Net income (loss) per weighted average Unit
Class A	$(0.2081)	$0.0691	$0.1919
Class C	$(0.2030)	$0.0462	$0.1723
Class D	$(0.2184)	$0.0960	$0.2393
Class I	$(0.1726)	$0.0475	$0.2086
Class DS	$(0.1717)	$0.0943	$0.2387
Class DT	$(0.1745)	$0.1105	$0.2230
Class M*	$(0.1104)	$—	$—

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (IN UNITS)

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class A	15,485,685	1,699,375	(2,666,390)	14,518,670	7,156,378	(5,314,820)	16,360,228	9,196,088	(4,092,705)	21,463,611
Class C	58,603,514	7,450,226	(6,729,921)	59,323,819	33,485,445	(7,333,603)	85,475,661	35,094,825	(20,616,593)	99,953,893
Class D	6,256,747	—	—	6,256,747	4,857,690	(6,181,653)	4,932,784	2,097,892	(1,468,248)	5,562,428
Class I	5,483,592	1,263,905	(616,861)	6,130,636	7,230,944	(2,671,080)	10,690,500	2,259,152	(5,795,399)	7,154,253
Class DS	57,165,976	6,215,762	(4,294,422)	59,087,316	846,307	(13,198,855)	46,734,768	1,609,577	(15,384,630)	32,959,715
Class DT	40,718,962	—	(15,475,607)	25,243,355	—	(7,423,802)	17,819,553	—	(4,110,103)	13,709,450
Class M*	—	—	—	—	—	—	—	9,721,721	—	9,721,721

Total Members’ Units	183,714,476	16,629,268	(29,783,201)	170,560,543	53,576,764	(42,123,813)	182,013,494	59,979,255	(51,467,678)	190,525,071

Class A	10,319	—	—	10,319	—	(10,319)	—	—	—	—
Class C	10,328	—	—	10,328	—	(10,328)	—	—	—	—

Total Sponsor’s Units	20,647	—	—	20,647	—	(20,647)	—	—	—	—

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income/(Loss)	Members’ Capital December 31, 2012
Class A	$21,461,284	$2,449,960	$(3,810,943)	$2,854,941	$22,955,242	$11,490,829	$(8,725,839)	$1,118,558	$26,838,790	$14,718,539	$(6,288,432)	$(4,151,237)	$31,117,660
Class C	77,715,571	10,373,736	(9,201,345)	9,968,815	88,856,777	50,449,304	(11,072,523)	3,279,694	131,513,252	52,990,250	(29,741,527)	(20,204,291)	134,557,684
Class D	9,471,276	—	—	1,497,403	10,968,679	8,795,594	(11,409,648)	753,401	9,108,026	3,802,750	(2,410,716)	(1,286,049)	9,214,011
Class I	7,737,925	1,906,598	(917,372)	1,181,903	9,909,054	12,031,061	(4,338,613)	398,835	18,000,337	3,791,276	(9,340,053)	(1,763,091)	10,688,469
Class DS	86,166,473	9,795,842	(6,868,573)	14,049,609	103,143,351	1,483,646	(24,015,843)	5,314,184	85,925,338	2,887,420	(27,571,314)	(6,877,343)	54,364,101
Class DT	63,048,635	—	(24,945,236)	7,463,239	45,566,638	—	(13,893,618)	2,458,921	34,131,941	—	(7,694,457)	(2,759,516)	23,677,968
Class M*	—	—	—	—	—	—	—	—	—	8,938,051	—	(316,951)	8,621,100

Total Members’ Interest	$265,601,164	$24,526,136	$(45,743,469)	$37,015,910	$281,399,741	$84,250,434	$(73,456,084)	$13,323,593	$305,517,684	$87,128,286	$(83,046,499)	$(37,358,478)	$272,240,993

Class A	$14,303	$—	$—	$1,883	$16,186	$—	$(16,928)	$742	$—	$—	$—	$—	$—
Class C	13,695	—	—	1,751	15,446	—	(15,891)	445	—	—	—	—	—

Total Sponsor’s Interest	$27,998	$—	$—	$3,634	$31,632	$—	$(32,819)	$1,187	$—	$—	$—	$—	$—

Total Members’ Capital	$265,629,162	$24,526,136	$(45,743,469)	$37,019,544	$281,431,373	$84,250,434	$(73,488,903)	$13,324,780	$305,517,684	$87,128,286	$(83,046,499)	$(37,358,478)	$272,240,993

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*

Per Unit Operating Performance:

Net asset value, beginning of year or at the time of offer	$1.6405	$1.5386	$1.8464	$1.6838	$1.8386	$1.9154	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.1254)	(0.1166)	(0.1430)	(0.1292)	(0.1424)	(0.1491)	(0.0973)
Brokerage commissions	(0.0044)	(0.0041)	(0.0050)	(0.0045)	(0.0049)	(0.0052)	(0.0020)
Interest income, net (c)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0609)	(0.0717)	(0.0419)	(0.0561)	(0.0419)	(0.0340)	(0.0139)

Net asset value, end of year	$1.4498	$1.3462	$1.6565	$1.4940	$1.6494	$1.7271	$0.8868

Total Return: (a)

Total return before Performance fees	-11.65%	-12.53%	-10.31%	-11.29%	-10.31%	-9.86%	-11.59%
Performance fees	-0.04%	-0.04%	-0.04%	-0.04%	-0.04%	-0.02%	0.26%
Total return after Performance fees	-11.69%	-12.57%	-10.35%	-11.33%	-10.35%	-9.88%	-11.33%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees)	3.82%	4.82%	2.32%	3.42%	2.32%	1.82%	2.34%
Performance fees	0.01%	0.01%	0.01%	0.01%	0.01%	0.00%	-0.28%
Expenses (including Performance fees)	3.83%	4.83%	2.33%	3.43%	2.33%	1.82%	2.06%

Net investment income (loss)	-3.82%	-4.82%	-2.32%	-3.42%	-2.32%	-1.81%	-2.05%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) Interest income, net is less than $0.0001 per Unit

* Units issued on April 1, 2012

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.5811	$1.4978	$1.7531	$1.6163	$1.7456	$1.8051

Net realized and net change in unrealized trading profit (loss)	0.1439	0.1356	0.1607	0.1474	0.1601	0.1657
Brokerage commissions	(0.0035)	(0.0033)	(0.0039)	(0.0036)	(0.0039)	(0.0041)
Interest income, net	0.0001	0.0001	0.0001	0.0001	0.0001	0.0001
Expenses	(0.0811)	(0.0916)	(0.0636)	(0.0764)	(0.0633)	(0.0514)

Net asset value, end of year	$1.6405	$1.5386	$1.8464	$1.6838	$1.8386	$1.9154

Total Return: (a)

Total return before Performance fees	5.00%	3.96%	6.59%	5.42%	6.59%	7.13%
Performance fees	-1.45%	-1.45%	-1.45%	-1.45%	-1.45%	-1.16%
Total return after Performance fees	3.55%	2.51%	5.14%	3.97%	5.14%	5.97%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.74%	2.23%	3.34%	2.23%	1.72%
Performance fees	1.33%	1.33%	1.33%	1.33%	1.33%	1.06%
Expenses (including Performance fees)	5.07%	6.07%	3.56%	4.67%	3.56%	2.78%

Net investment income (loss)	-5.06%	-6.06%	-3.55%	-4.65%	-3.55%	-2.77%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3859	$1.3261	$1.5138	$1.4111	$1.5073	$1.5484

Net realized and net change in unrealized trading profit (loss)	0.2649	0.2520	0.2920	0.2704	0.2907	0.2995
Brokerage commissions	(0.0034)	(0.0033)	(0.0038)	(0.0035)	(0.0038)	(0.0039)
Interest Income, net (b)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0663)	(0.0770)	(0.0489)	(0.0617)	(0.0486)	(0.0389)

Net asset value, end of year	$1.5811	$1.4978	$1.7531	$1.6163	$1.7456	$1.8051

Total Return: (a)

Total return before Performance fees	14.92%	13.78%	16.66%	15.38%	16.66%	17.24%
Performance fees	-0.82%	-0.82%	-0.82%	-0.82%	-0.82%	-0.64%
Total return after Performance fees	14.10%	12.96%	15.84%	14.56%	15.84%	16.60%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.74%	4.75%	2.23%	3.34%	2.23%	1.72%
Performance fees	0.78%	0.78%	0.78%	0.78%	0.78%	0.61%
Expenses (including Performance fees)	4.52%	5.53%	3.01%	4.12%	3.01%	2.33%

Net investment income (loss)	-4.52%	-5.53%	-3.00%	-4.11%	-3.00%	-2.33%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

ASPECT FUTURESACCESS LLC

(Formerly ML Aspect FuturesAccess LLC)

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Aspect FuturesAccess LLC (formerly ML Aspect FuturesAccess LLC ) (the “Fund”), a Merrill Lynch FuturesAccessSM  Program (“FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on April 1, 2005.  The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities.  Aspect Capital Limited (“Aspect” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are sometimes referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund.  The Sponsor may select other parties as clearing broker(s). Merrill Lynch International Bank, Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund.  The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

As of December 31, 2012 the Fund offers seven Classes of Units:  Class A, Class C, Class I, Class D, Class DT, Class DS and Class M.  Each Class of Units except for Class DT and Class DS was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit.  Class DS commenced on April 2, 2007 and was offered at$1.1631 and Class DT commenced on June 1, 2007 and was offered at $1.2795.  The Sponsor fees differ among classes.

On April 1, 2012 the Fund opened Class M at $1.00 per Unit.  The Class M Units are for Investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLFPF&S as selling agent. The Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. Investors in FuturesAccess can select, allocate and reallocate capital among different FuturesAccess Funds, each advised by either a single trading advisor or by the

Sponsor which then allocates capital among multiple commodity trading advisors. Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations.

Trading profit (loss) includes brokerage commission costs on commodity contracts.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

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

The Fund follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following are the major tax jurisdictions for the Fund and the earliest tax year subject to examination: United States — 2009.

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2012, 2011 and 2010.

Subscriptions

The Fund generally offers Units for investment as of the 1st and 16th calendar day of each month, although MLAI, may, in its discretion, discontinue subscriptions at any time.  Investors subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at net asset value, effective as of (i) the 15th calendar day of each month and/or (ii) the last calendar day of each month (each a “Redemption Date”).  MLAI, at any time in its discretion, may discontinue allowing redemptions as of the 15th calendar day of each month on a going forward basis. Investors will remain exposed to fluctuations in net asset value during the period between submission of their redemption requests and the applicable Redemption Date.

An investor in the Fund can exchange their Units for Units of the same Class in other Program Funds as of the beginning and the 16th of each calendar month upon at least ten days prior notice.  The minimum exchange amount is $10,000.

Redemption requests are accepted within the notice period.  The Fund does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Fund

The Fund will dissolve if certain circumstances occur as set forth in the limited liability company operating agreement, which include:

(a)                           Bankruptcy, dissolution, withdrawal or other termination of the last remaining manager of the Fund.

(b)                           Any event which would make unlawful the continued existence of the Fund.

(c)                            Withdrawal of the Sponsor unless at such time there is at least one remaining manager.

(d)                           The determination by the Sponsor to liquidate the Fund and wind up its affairs.

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	326	$(168,590)	-0.06%	(1,375)	$1,275,558	0.47%	$1,106,968	0.41%	February 2013 - March 2013
Currencies*	5,687,194,901	13,309	0.00%	(6,394,391,642)	727,423	0.27%	740,732	0.27%	January 2013 - March 2013
Energy	248	268,765	0.10%	(693)	166,215	0.06%	434,980	0.16%	January 2013 - February 2013
Interest rates	7,047	199,089	0.07%	(624)	(30,816)	-0.01%	168,273	0.06%	March 2013 - June 2015
Metals	1,029	(861,550)	-0.32%	(735)	(775,158)	-0.28%	(1,636,708)	-0.60%	February 2013 - April 2013
Stock indices	4,017	3,012,821	1.11%	(15)	(26,930)	-0.01%	2,985,891	1.10%	January 2013 - March 2013

Total		$2,463,844	0.90%		$1,336,292	0.50%	$3,800,136	1.40%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	26	$5,068	0.00%	(1,531)	$(25,648)	-0.01%	$(20,580)	-0.01%	February 2012 - March 2012
Currencies*	1,147,058,631	426,778	0.14%	(829,072,077)	(62,779)	-0.02%	363,999	0.12%	March 2012
Energy	261	189,602	0.06%	(790)	1,942,121	0.64%	2,131,723	0.70%	January 2012 - February 2012
Interest rates	11,260	5,139,777	1.68%	(359)	(17,873)	-0.01%	5,121,904	1.67%	March 2012 - June 2014
Metals	194	(1,296,137)	-0.42%	(509)	135,362	0.04%	(1,160,775)	-0.38%	February 2012 - March 2012
Stock indices	316	146,111	0.05%	(1,293)	543,591	0.18%	689,702	0.23%	January 2012 - March 2012

Total		$4,611,199	1.51%		$2,514,774	0.82%	$7,125,973	2.33%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Fund’s Members’ Capital as of December 31, 2012 and 2011.

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

Exchange traded investments are fair valued by the Fund by using the reported closing price on the primary exchange where such investments are traded.  These closing prices are observed through the clearing broker and third party pricing services. For non-exchange traded investments, quoted values and other data provided by nationally recognized independent pricing sources are used as inputs into its process for determining fair values.

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

The Fund has determined that Level I securities would include its futures and options contracts where it believes that quoted prices are available in an active market.

Where the Fund believes that quoted market prices are not available or that the market is not active, fair values are estimated by using quoted prices of securities with similar characteristics, pricing models or matrix pricing and these are generally classified as Level II securities. The Fund determined that Level II securities would include its forward and certain futures contracts.

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels as of December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts
Futures
Long	$2,436,006	$2,480,431	$(44,425)	$—
Short	708,894	1,416,965	(708,071)	—
	$3,144,900	$3,897,396	$(752,496)	$—

Forwards
Long	$27,838	$—	$27,838	$—
Short	627,398	—	627,398	—
	$655,236	$—	$655,236	$—

December 31, 2012	$3,800,136	$3,897,396	$(97,260)	$—

2011	Total	Level I	Level II	Level III

Net unrealized profit (loss) on open contracts
Futures
Long	$4,205,514	$4,449,071	$(243,557)	$—
Short	2,592,849	2,457,487	135,362	—
	$6,798,363	$6,906,558	$(108,195)	$—

Forwards
Long	$405,685	$—	$405,685	$—
Short	(78,075)	—	(78,075)	—
	$327,610	$—	$327,610	$—

December 31, 2011	$7,125,973	$6,906,558	$219,415	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2012 and 2011.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010:

Commodity Industry	December 31, 2012	December 31, 2011	December 31, 2010
Sector	Profit (loss) from trading, Net	Profit (loss) from trading, Net	Profit (loss) from trading, Net

Agriculture	$(2,510,922)	$(7,968,416)	$7,006,075
Currencies	(5,694,277)	(1,897,906)	12,209,555
Energy	(4,842,480)	6,595,182	(8,362,667)
Interest rates	10,688,895	43,093,225	37,860,194
Metals	(14,676,939)	(6,157,884)	5,265,584
Stock indices	(8,088,208)	(5,939,394)	(6,128,219)

Total	$(25,123,931)	$27,724,807	$47,850,522

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, MLPF&S or other BAC entities.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Where a substantial portion of the Fund’s capital was tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.              RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $61,360, $60,576, and $30,941, respectively, of which $10,210 and $10,541 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS, Class DT and Class M are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011, and 2010 was approximately $5.64, $6.00 and $5.03, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

On December 31, 2011, MLAI liquidated its position in the fund.

5.              ADVISORY AGREEMENT

The Fund and Aspect entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2014.  Thereafter, the advisory agreement will be automatically renewed for successive three-year periods, on the same terms, unless terminated at any time by either Aspect or the Fund upon 90 days written notice to the other party.  Pursuant to the advisory agreement Aspect has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary of advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investment’s units after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Aspect on a monthly basis. Management Fees are at a rate equal to 2.0% per year for all classes, except for Class DT, which is charged a 1.5% Management Fee.  Aspect agreed to share 25% of its management fees with MLAI in order to defray costs in connection with and inconsideration of BAC providing certain administrative and support services for the Fund. This fee share does not apply in respect of Class DT Units.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the advisory agreement) and are payable to Aspect as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 20% performance fee for all classes, except Class DT, which is charged a performance fee of 15%.  Aspect pays MLAI 25% of any Performance fees paid by the Fund except Class DT.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit. The weighted average number of Units outstanding, for each Class for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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