Form 10-K, Exhibit 13
period 2012-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2013-03-27
CIK 1005177

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAccess LLC (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $23,668,477 for 2012 and $32,737,871 for 2011)	$172,005,727	$251,731,199
Net unrealized profit on open futures contracts	2,586,200	8,182,457
Net unrealized profit on open forwards contracts	2,286,887	722,550
Cash	469,172	416,407
Other assets	10,099	10,000

TOTAL ASSETS	$177,358,085	$261,062,613

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$650,211	$877,595
Net unrealized loss on open forwards contracts	—	364,849
Brokerage commissions payable	15,367	11,735
Sponsor and Advisory fees payable	336,587	463,369
Redemptions payable	5,813,840	3,423,988
Other liabilities	237,644	214,148

Total liabilities	7,053,649	5,355,684

MEMBERS’ CAPITAL:
Members’ Interest (135,843,182 and 195,820,060 Units outstanding, unlimited Units authorized)	170,304,436	255,706,929
Total members’ capital	170,304,436	255,706,929

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$177,358,085	$261,062,613

NET ASSET VALUE PER UNIT:

Class A	$1.1196	$1.1479
Class C	$1.0838	$1.1223
Class D	$1.1740	$1.1857
Class I	$1.1399	$1.1641
Class DS	$1.3830	$1.3968
Class DT	$1.1598	$1.1614
Class M	$1.0235	$—

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$7,099,428	$6,885,962	$36,984,257
Change in unrealized, net	(3,439,687)	(2,990,881)	11,539,144
Brokerage commissions	(886,130)	(940,971)	(880,901)

Total trading profit (loss), net	2,773,611	2,954,110	47,642,500

INVESTMENT INCOME (EXPENSE):
Interest, net	(8,831)	10,526	(3,199)

EXPENSES:
Management fee	4,156,778	4,986,858	4,237,743
Sponsor fee	729,287	797,628	751,285
Performance fee	102,552	667	10,688,758
Other	555,699	593,820	649,724
Total expenses	5,544,316	6,378,973	16,327,510

NET INVESTMENT INCOME (LOSS)	(5,553,147)	(6,368,447)	(16,330,709)

NET INCOME (LOSS)	$(2,779,536)	$(3,414,337)	$31,311,791

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	3,796,490	3,951,820	3,887,150
Class C	20,059,393	20,884,009	21,321,655
Class D	12,027,977	12,264,819	11,982,305
Class I	8,496,186	8,604,531	8,081,929
Class DS	101,066,005	119,289,283	100,133,217
Class DT*	25,615,135	34,421,497	50,000,660
Class M**	2,879,028	—	—

Net income (loss) per weighted average Unit
Class A	$(0.0229)	$(0.0230)	$0.1032
Class C	$(0.0394)	$(0.0371)	$0.0968
Class D	$(0.0123)	$(0.0133)	$0.1292
Class I	$(0.0266)	$(0.0261)	$0.1243
Class DS	$(0.0161)	$(0.0197)	$0.1835
Class DT*	$0.0024	$0.0056	$0.1584
Class M**	$0.0121	$—	$—

*Units issued on February 1, 2010.

**Units issued on December 1, 2012.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (IN UNITS)

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012

Class A	1,510,078	2,843,249	(87,311)	4,266,016	—	(613,029)	3,652,987	2,303,199	(804,984)	5,151,202
Class C	9,725,362	14,066,831	(1,331,508)	22,460,685	—	(2,430,213)	20,030,472	5,778,189	(4,965,322)	20,843,339
Class D	10,234,679	2,050,640	—	12,285,319	—	(82,000)	12,203,319	871,840	(933,822)	12,141,337
Class I	4,622,411	4,501,388	(501,768)	8,622,031	—	(381,000)	8,241,031	2,229,818	(2,882,197)	7,588,652
Class DS	48,153,652	67,480,465	(2,668,473)	112,965,644	9,417,782	(80,221)	122,303,205	4,688,392	(60,168,372)	66,823,225
Class DT*	—	60,851,604	(21,740,219)	39,111,385	317,057	(10,039,396)	29,389,046	—	(8,972,647)	20,416,399
Class M**	—	—	—	—	—	—	—	2,879,028	—	2,879,028

Total Members’ Units	74,246,182	151,794,177	(26,329,279)	199,711,080	9,734,839	(13,625,859)	195,820,060	18,750,466	(78,727,344)	135,843,182

*Units issued on February 1, 2010.

**Units issued on December 1, 2012.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012

Class A	$1,619,480	$3,109,070	$(102,230)	$401,308	$5,027,628	$—	$(743,757)	$(90,788)	$4,193,083	$2,563,239	$(902,325)	$(86,893)	$5,767,104
Class C	10,404,329	15,150,516	(1,476,123)	2,064,204	26,142,926	—	(2,886,851)	(774,970)	22,481,105	6,344,593	(5,445,105)	(791,021)	22,589,572
Class D	11,002,450	2,182,138	—	1,548,656	14,733,244	—	(100,360)	(163,402)	14,469,482	1,000,000	(1,067,530)	(148,355)	14,253,597
Class I	4,987,007	4,838,269	(566,183)	1,004,560	10,263,653	—	(446,378)	(224,219)	9,593,056	2,540,072	(3,256,795)	(225,870)	8,650,463
Class DS	60,984,933	83,667,256	(3,423,232)	18,370,900	159,599,857	13,700,969	(108,250)	(2,353,478)	170,839,098	6,567,934	(83,365,190)	(1,622,871)	92,418,971
Class DT*	—	60,908,672	(23,264,195)	7,922,163	45,566,640	362,854	(11,990,909)	192,520	34,131,105	—	(10,513,699)	60,564	23,677,970
Class M**	—	—	—	—	—	—	—	—	—	2,911,849	—	34,910	2,946,759

Total Members’ Capital	$88,998,199	$169,855,921	$(28,831,963)	$31,311,791	$261,333,948	$14,063,823	$(16,276,505)	$(3,414,337)	$255,706,929	$21,927,687	$(104,550,644)	$(2,779,536)	$170,304,436

*Units issued on February 1, 2010.

**Units issued on December 1, 2012.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*
Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1479	$1.1223	$1.1857	$1.1641	$1.3968	$1.1614	$1.0114

Net realized and net change in unrealized trading profit (loss)	0.0191	0.0186	0.0197	0.0193	0.0232	0.0193	0.0147
Brokerage commissions	(0.0046)	(0.0045)	(0.0048)	(0.0047)	(0.0056)	(0.0047)	(0.0005)
Interest income, net: (c)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0001)	(0.0000)	(0.0000)
Expenses	(0.0428)	(0.0526)	(0.0266)	(0.0388)	(0.0313)	(0.0162)	(0.0021)

Net asset value, end of year	$1.1196	$1.0838	$1.1740	$1.1399	$1.3830	$1.1598	$1.0235

Total Return: (a)

Total return before Performance fees	-2.52%	-3.49%	-1.05%	-2.13%	-1.05%	-0.05%	1.20%
Performance fees	-0.01%	-0.01%	-0.01%	-0.01%	-0.01%	-0.16%	0.00%
Total return after Performance fees	-2.53%	-3.50%	-1.06%	-2.14%	-1.06%	-0.21%	1.20%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees)	3.78%	4.78%	2.28%	3.38%	2.27%	1.27%	2.46%
Performance fees	-0.02%	-0.02%	-0.02%	-0.02%	-0.02%	0.12%	0.00%
Expenses (including Performance fees)	3.76%	4.76%	2.26%	3.36%	2.25%	1.39%	2.46%

Net investment income (loss)	-3.75%	-4.75%	-2.24%	-3.35%	-2.24%	-1.39%	-2.47%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) Interest income, net is less than $0.0001 per Unit

*Units issued on December 1, 2012.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1785	$1.1639	$1.1993	$1.1904	$1.4128	$1.1650

Net realized and net change in unrealized trading profit (loss)	0.0179	0.0180	0.0177	0.0179	0.0209	0.0170
Brokerage commissions	(0.0042)	(0.0041)	(0.0043)	(0.0042)	(0.0051)	(0.0042)
Interest income, net: (b)	0.0000	0.0000	0.0000	0.0000	0.0001	0.0000
Expenses	(0.0443)	(0.0555)	(0.0270)	(0.0400)	(0.0319)	(0.0164)

Net asset value, end of year	$1.1479	$1.1223	$1.1857	$1.1641	$1.3968	$1.1614

Total Return: (a)

Total return before Performance fees	-2.85%	-3.82%	-1.38%	-2.46%	-1.38%	-0.38%
Performance fees	-0.16%	-0.16%	-0.16%	-0.16%	-0.16%	-0.35%
Total return after Performance fees	-3.01%	-3.98%	-1.54%	-2.62%	-1.54%	-0.73%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees)	3.74%	4.74%	2.24%	3.34%	2.24%	1.23%
Performance fees	-0.05%	-0.05%	-0.05%	-0.05%	-0.05%	0.14%
Expenses (including Performance fees)	3.69%	4.69%	2.19%	3.29%	2.19%	1.37%

Net investment income (loss)	-3.69%	-4.69%	-2.19%	-3.29%	-2.19%	-1.37%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT*
Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.0724	$1.0698	$1.0750	$1.0789	$1.2665	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.2009	0.1992	0.2032	0.2026	0.2394	0.2317
Brokerage commissions	(0.0041)	(0.0040)	(0.0041)	(0.0041)	(0.0049)	(0.0039)
Interest Income, net (c)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0907)	(0.1011)	(0.0748)	(0.0870)	(0.0882)	(0.0628)

Net asset value, end of year	$1.1785	$1.1639	$1.1993	$1.1904	$1.4128	$1.1650

Total Return: (b)

Total return before Performance fees	14.37%	13.24%	16.10%	14.83%	16.10%	21.53%
Performance fees	-4.60%	-4.60%	-4.60%	-4.60%	-4.60%	-4.83%
Total return after Performance fees	9.77%	8.64%	11.50%	10.23%	11.50%	16.70%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	3.85%	4.85%	2.34%	3.44%	2.34%	1.19%
Performance fees	4.35%	4.35%	4.35%	4.35%	4.35%	4.58%
Expenses (including Performance fees)	8.20%	9.20%	6.69%	7.79%	6.69%	5.77%

Net investment income (loss)	-8.20%	-9.21%	-6.69%	-7.80%	-6.69%	-5.78%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(c) Interest income, net is less than $0.0001 per Unit

*Units issued on February 1, 2010.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Bluetrend FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on April 30, 2008 and commenced trading activities on September 1, 2008. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. BlueCrest Capital Management LLP (“BlueCrest” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s). Currently, the Fund does not trade currency spot and forward contracts. In the event the Fund does trade such contracts, Merrill Lynch International Bank, Ltd. (“MLIB”) will be the primary foreign exchange (“F/X”) forward prime broker for the Fund. The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates.

FuturesAccess is a group of commodity pools sponsored by MLAI (each pool is a “FuturesAccess Fund” or collectively, “FuturesAccess Funds”) each of which places substantially all of its assets in a managed futures or forward trading account managed by a single or multiple commodity trading advisors. Each FuturesAccess Fund is generally similar in terms of fees, although redemption terms may vary among FuturesAccess Funds.  Each of the FuturesAccess Funds implements a different trading strategy.

As of December 31, 2012 the Fund offers seven Classes of Units:  Class A, Class C, Class I, Class D, Class DS, Class DT and Class M.  Each Class of Units except for Class DT, Class DS and Class M was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The seven Classes of Units are subject to different Sponsor fees.

On December 1, 2012 the Fund opened Class M at $1.0114 per Unit.  The Class M Units are for investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent. The Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

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

Initial Offering and Organizational Costs

Organization and Offering costs are amortized against the net asset value over 60 months, beginning with the first month-end after the initial issuance of Units for operational and investor trading purposes. However, for financial reporting purposes, organizational costs, to the extent material, will be shown as deducted from net asset value as of the date of such initial issuance. Initial offering costs, to the extent material, will be amortized over a 12-month period after the initial issuance of Units.

Statement of Cash Flows

The Fund is not required to provide a Statement of Cash Flows.

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) net on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D and Class I Units are subject to sales commissions up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C, Class DS, Class DT and Class M Units are not subject to any sales commissions.

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

Redemptions and Exchanges

A Member may redeem or exchange any or all of such Member’s Units at Net Asset Value as of the close of business, on the last business day of any month, upon ten calendar days notice (“notice period”).

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

Dissolution of the Fund

The Fund will dissolve if certain circumstances occur as set forth in the limited liability company operating agreement, which include:

a)                         Bankruptcy, dissolution, withdrawal or other termination of the last remaining manager of the Fund.

b)                         Any event which would make unlawful the continued existence of the Fund.

c)                          Withdrawal of the Sponsor unless at such time there is at least one remaining manager.

d)                         The determination by the Sponsor to liquidate the Fund and wind up its affairs.

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	23	$(5,275)	0.00%	(334)	$156,176	0.09%	$150,901	0.09%	March 2013
Currencies*	38,928,071,228	750,786	0.44%	(6,252,919,955)	1,536,101	0.90%	2,286,887	1.34%	March 2013
Energy	366	163,991	0.10%	(183)	92,920	0.05%	256,911	0.15%	January 2013 - April 2013
Interest rates	9,869	377,814	0.22%	—	—	0.00%	377,814	0.22%	March 2013 - September 2016
Metals	416	150,850	0.09%	(344)	(614,945)	-0.36%	(464,095)	-0.27%	January 2013 - April 2013
Stock indices	3,210	1,612,198	0.95%	(194)	2,260	0.00%	1,614,458	0.95%	January 2013 - April 2013

Total		$3,050,364	1.80%		$1,172,512	0.68%	$4,222,876	2.48%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	—	$—	0.00%	(197)	$(274,678)	-0.11%	$(274,678)	-0.11%	March 2012
Currencies*	6,770,615,245	722,550	0.28%	(8,432,761,854)	(364,849)	-0.14%	357,701	0.14%	March 2012
Energy	870	214,461	0.08%	(191)	632,410	0.25%	846,871	0.33%	January 2012 - April 2012
Interest rates	11,566	6,486,099	2.54%	—	—	0.00%	6,486,099	2.54%	March 2012 - September 2015
Metals	432	(414,846)	-0.16%	(812)	845,125	0.33%	430,279	0.17%	January 2012 - April 2012
Stock indices	709	(197,303)	-0.08%	(1,064)	13,594	0.01%	(183,709)	-0.07%	January 2012 - April 2012

Total		$6,810,961	2.66%		$851,602	0.34%	$7,662,563	3.00%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts by the above fair value hierarchy levels as of December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$2,299,578	$2,181,368	$118,210	$—
Short	(363,589)	255,806	(619,395)	—
	$1,935,989	$2,437,174	$(501,185)	$—

Forwards
Long	$750,786	$—	$750,786	$—
Short	1,536,101	—	1,536,101	—
	$2,286,887	$—	$2,286,887	$—

December 31, 2012	$4,222,876	$2,437,174	$1,785,702	$—

2011	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$6,088,411	$6,503,257	$(414,846)	$—
Short	1,216,451	1,402,763	(186,312)	—
	$7,304,862	$7,906,020	$(601,158)	$—

Forwards
Long	$722,550	$—	$722,550	$—
Short	(364,849)	—	(364,849)	—
	$357,701	$—	$357,701	$—

December 31, 2011	$7,662,563	$7,906,020	$(243,457)	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010:

	December 31, 2012	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$(2,319,528)	$(399,800)	$645,680
Currencies	(5,102,842)	(2,053,075)	4,109,014
Energy	(5,341,711)	(6,001,826)	(898,266)
Interest rates	18,627,116	46,931,053	33,274,797
Metals	(6,273,910)	(503,473)	4,175,627
Stock indices	4,070,616	(34,077,798)	7,216,549

Total	$3,659,741	$3,895,081	$48,523,401

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

4.                   RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $43,168, $51,011, and $28,441, respectively, of which $6,793 and $8,411 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and 2010 was approximately $6.35, $6.59 and $5.62, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.               ADVISORY AGREEMENT

The Fund and BlueCrest have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2012.  Thereafter, the advisory agreement will be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either BlueCrest or the Fund upon 120 days written notice to the other party.  Pursuant to the advisory agreement, BlueCrest has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary of advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investment’s units after reduction for the brokerage commissions accrued with respect to such assets, and are payable to BlueCrest on a monthly basis. Management Fees are at a rate equal to 2.0% per year for all classes, except for Class DT, which is charged a 1% Management Fee.  BlueCrest agreed to share 50% of its management fees with MLAI in order to defray costs in connection with and inconsideration of BAC providing certain administrative and support services for the Fund. This fee share does not apply in respect of Class DT Units.

Performance fees are charged by the Fund on any New Trading Profit, (as defined in the advisory agreement) and are payable to BlueCrest as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 25% performance fee for all classes.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2012, 2011 and 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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