Form 10-K, Exhibit 13
period 2012-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2013-03-27
CIK 1005177

Exhibit 13.04

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of and for the year ended December 31, 2012 and 2011 and for the period August 1, 2010 (commencement of operations) to December 31, 2010 and Report of Independent Registered Public Accounting Firm

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2012 and 2011	2

Statements of Operations for the years ended December 31, 2012 and 2011
and for the period August 1, 2010 (commencement of operations) to December 31, 2010	3

Statements of Changes in Members’ Capital for the years ended December 31, 2012 and 2011
and for the period August 1, 2010 (commencement of operations) to December 31, 2010	4

Financial Data Highlights for the years ended December 31, 2012 and 2011
and for the period ended August 1, 2010 (commencement of operations) to December 31, 2010	6

Notes to Financial Statements	9

Report of Independent Registered Public Accounting Firm

To the Members of Man AHL FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Man AHL FuturesAccess LLC (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for the years ended December 31, 2012 and 2011 and the period from August 1, 2010 (commencement of operations) to December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $4,091,120 for 2012 and $3,907,106 for 2011)	$33,587,919	$56,237,280
Net unrealized profit on open futures contracts	278,208	825,015
Net unrealized profit on open forwards contracts	837,916	616,707
Cash	509,723	227,590
Other assets	65,058	65,000

TOTAL ASSETS	$35,278,824	$57,971,592

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$253,575	$7,379
Net unrealized loss on open forwards contracts	420,644	25,120
Brokerage commissions payable	6,819	2,950
Sponsor and Advisory fees payable	53,881	101,750
Redemptions payable	783,795	3,580,355
Other liabilities	334,759	187,073

Total liabilities	1,853,473	3,904,627

MEMBERS’ CAPITAL:
Members’ Interest (38,616,741 Units and 57,889,292 Units outstanding, unlimited Units authorized)	33,425,351	54,066,965
Total members’ capital	33,425,351	54,066,965

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$35,278,824	$57,971,592

NET ASSET VALUE PER UNIT:

Class A	$0.8125	$0.8964
Class C	$0.7995	$0.8909
Class D	$—	$0.9170
Class I	$0.8201	$0.9011
Class M	$1.0133	$—
Class DT	$0.8912	$0.9589

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

	2012	2011	2010

TRADING PROFIT (LOSS):

Realized, net	$(1,492,204)	$(2,506,019)	$1,290,082
Change in unrealized, net	(967,318)	(976,693)	2,385,916
Brokerage commissions	(159,775)	(367,827)	(211,875)

Total trading profit (loss), net	(2,619,297)	(3,850,539)	3,464,123

INVESTMENT INCOME (EXPENSE):
Interest, net	1,066	9,703	1,660

EXPENSES:
Management fee	625,607	687,955	205,121
Sponsor fee	336,431	294,773	11,603
Performance fee	—	—	594,788
Other	354,832	409,805	316,210
Total expenses	1,316,870	1,392,533	1,127,722

NET INVESTMENT INCOME (LOSS)	(1,315,804)	(1,382,830)	(1,126,062)

NET INCOME (LOSS)	$(3,935,101)	$(5,233,369)	$2,338,061

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	5,080,657	2,839,820	347,426
Class C	12,079,400	10,212,918	1,162,923
Class D*	400,000	400,000	—
Class I	1,750,846	1,691,414	709,687
Class M**	320,644	—	—
Class DT	32,294,549	40,952,217	44,356,013

Net income (loss) per weighted average Unit
Class A	$(0.0857)	$(0.0920)	$0.0740
Class C	$(0.0915)	$(0.1022)	$0.0460
Class D*	$(0.0501)	$(0.0830)	$—
Class I	$(0.0810)	$(0.1048)	$0.0039
Class M**	$(0.0142)	$—	$—
Class DT	$(0.0690)	$(0.0908)	$0.0509

*Units issued on May 1, 2011. Units fully redeemed as of August 31, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2012 to August 31, 2012 and for the period May 1, 2011 to September 30, 2011.)

**Units issued on July 1, 2012.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012 AND 2011 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010 (IN UNITS)

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012

Class A**	219,375	874,534	(219,375)	874,534	5,024,430	(118,453)	5,780,511	585,224	(2,825,832)	3,539,903
Class C***	413,000	1,715,949	—	2,128,949	13,715,871	(2,570,706)	13,274,114	2,571,387	(7,929,719)	7,915,782
Class D****	—	—	—	—	400,000	—	400,000	—	(400,000)	—
Class I**	354,450	762,671	—	1,117,121	1,839,948	(115,496)	2,841,573	33,102	(2,567,463)	307,212
Class M*****	—	—	—	—	—	—	—	675,050	(388,524)	286,526
Class DT*	44,633,835	232,435	(1,506,853)	43,359,417	608,588	(8,374,911)	35,593,094	85,093	(9,110,869)	26,567,318

Total Members’ Units	45,620,660	3,585,589	(1,726,228)	47,480,021	21,588,837	(11,179,566)	57,889,292	3,949,856	(23,222,407)	38,616,741

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011. Units fully redeemed as of August 31, 2012.

*****Units issued on July 1, 2012.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2011 AND 2012 AND

FOR THE PERIOD AUGUST 1, 2010 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

	Initial Offering	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012
Class A**	$219,375	$854,095	$(217,956)	$25,724	$881,238	$4,670,598	$(108,924)	$(261,386)	$5,181,526	$512,473	$(2,382,268)	$(435,514)	$2,876,217
Class C***	413,000	1,687,356	—	53,441	2,153,797	13,074,525	(2,358,348)	(1,043,432)	11,826,542	2,206,794	(6,599,507)	(1,104,934)	6,328,895
Class D****	—	—	—	—	—	400,000	—	(33,193)	366,807	—	(346,779)	(20,028)	—
Class I**	354,450	769,949	—	2,779	1,127,178	1,721,754	(111,077)	(177,184)	2,560,671	30,000	(2,196,842)	(141,892)	251,937
Class M*****	—	—	—	—	—	—	—	—	—	685,136	(390,239)	(4,563)	290,334
Class DT*	44,633,835	237,920	(1,561,234)	2,256,117	45,566,638	612,267	(8,329,312)	(3,718,174)	34,131,419	80,592	(8,305,873)	(2,228,170)	23,677,968

Total Members’ Capital	$45,620,660	$3,549,320	$(1,779,190)	$2,338,061	$49,728,851	$20,479,144	$(10,907,661)	$(5,233,369)	$54,066,965	$3,514,995	$(20,221,508)	$(3,935,101)	$33,425,351

*Units issued on August 1, 2010.

**Units issued on September 1, 2010.

***Units issued on October 1, 2010.

****Units issued on May 1, 2011. Units fully redeemed as of August 31, 2012.

*****Units issued on July 1, 2012.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class M**	Class M***	Class DT
Per Unit Operating Performance:

Net asset value, beginning of the year or at time of offer	$0.8964	$0.8909	$0.9170	$0.9011	$1.0000	$1.0126	$0.9589

Net realized and net change in unrealized trading profit (loss)	(0.0441)	(0.0437)	(0.0336)	(0.0444)	0.0137	0.0044	(0.0476)
Brokerage commissions	(0.0030)	(0.0030)	(0.0018)	(0.0031)	(0.0010)	(0.0005)	(0.0033)
Interest Income, net (c)	0.0000	0.0000	0.0000	0.0000	(0.0000)	(0.0000)	0.0000
Expenses	(0.0368)	(0.0447)	(0.0147)	(0.0335)	(0.0083)	(0.0033)	(0.0168)
Net asset value, before full redemption	0.8125	0.7995	0.8669	0.8201	1.0044	1.0133	0.8912
Less distribution			0.8669
Net asset value, end of year	$0.8125	$0.7995	$—	$0.8201	$1.0044	$1.0133	$0.8912

Total Return: (b)

Total return before Performance fees	-9.36%	-10.26%	-5.46%	-8.99%	0.44%	0.07%	-7.06%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-9.36%	-10.26%	-5.46%	-8.99%	0.44%	0.07%	-7.06%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	4.40%	5.40%	2.53%	4.00%	3.32%	4.00%	1.90%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	4.40%	5.40%	2.53%	4.00%	3.32%	4.00%	1.90%

Net investment income (loss)	-4.32%	-5.32%	-2.46%	-3.92%	-3.24%	-3.89%	-1.82%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(c) Interest income, net is less than $0.0001 per Unit

*Units fully redeemed as of August 31, 2012.

**Units issued on July 1, 2012. Units fully redeemed September 30, 2012.

***Units reissued December 1, 2012. Opening Net asset value differs from the close of September 30, 2012 to December 1, 2012 and as such is presented separately

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class DT
Per Unit Operating Performance:

Net asset value, beginning of the year or at time of offer	$1.0077	$1.0117	$1.0000	$1.0090	$1.0509

Net realized and net change in unrealized trading profit (loss)	(0.0644)	(0.0644)	(0.0624)	(0.0646)	(0.0679)
Brokerage commissions	(0.0065)	(0.0065)	(0.0032)	(0.0066)	(0.0069)
Interest Income, net	0.0002	0.0002	0.0001	0.0002	0.0002
Expenses	(0.0406)	(0.0501)	(0.0175)	(0.0369)	(0.0174)

Net asset value, end of year	$0.8964	$0.8909	$0.9170	$0.9011	$0.9589

Total Return: (b)

Total return before Performance fees	-11.01%	-11.89%	-8.30%	-10.65%	-8.75%
Performance fees	-0.07%	-0.07%	0.00%	-0.07%	0.00%
Total return after Performance fees	-11.08%	-11.96%	-8.30%	-10.72%	-8.75%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	4.24%	5.23%	1.84%	3.84%	1.74%
Performance fees	0.06%	0.06%	0.00%	0.06%	0.00%
Expenses (including Performance fees)	4.30%	5.29%	1.84%	3.90%	1.74%

Net investment income (loss)	-4.28%	-5.27%	-1.83%	-3.88%	-1.72%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

* Units issued on May 1, 2011

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD AUGUST 1, 2010

(COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A**	Class C***	Class I**	Class DT*
Per Unit Operating Performance:

Net asset value at time of offer	$1.0000	$1.0000	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.0409	0.0428	0.0410	0.0794
Brokerage commissions	(0.0038)	(0.0028)	(0.0038)	(0.0046)
Interest Income, net (c)	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0294)	(0.0283)	(0.0282)	(0.0239)

Net asset value, end of year	$1.0077	$1.0117	$1.0090	$1.0509

Total Return: (b)

Total return before Performance fees	1.96%	2.37%	2.10%	6.31%
Performance fees	-1.25%	-1.25%	-1.25%	-1.32%
Total return after Performance fees	0.71%	1.12%	0.85%	4.99%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees)	1.75%	1.62%	1.62%	1.09%
Performance fees	1.22%	1.22%	1.22%	1.24%
Expenses (including Performance fees)	2.97%	2.84%	2.84%	2.33%

Net investment income (loss)	-2.96%	-2.83%	-2.83%	-2.33%

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

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Man AHL FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccessSM Program (“ FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on April 1, 2010 and commenced trading activities on August 1, 2010. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Man AHL (USA) Ltd. (“Man” or “trading advisor”) is the trading advisor of the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or the “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s).Merrill Lynch International Bank, Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund.  The Sponsor may select other parties as F/X prime brokers, including Bank of America N.A. (“BANA”).  MLPF&S, MLIB and BANA are BAC affiliates. Beginning in March 2012, the Royal Bank of Scotland Plc (“RBS”), a United Kingdom company, acts as the primary over-the-counter (“OTC”) prime broker for the Fund but only in respect of precious metals OTC forward transactions.  These transactions are not expected to exceed 5% of the overall risk of the Fund.  The Sponsor may select other parties as OTC prime brokers.

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

As of December 31, 2012 the Fund offers six Classes of Units:  Class A, Class C, Class D, Class I, Class DT and Class M.  Each Class of Units except for Class DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees.

On July 1, 2012 the Fund opened Class M at $1.00 per Unit.  The Class M Units are for investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent. The Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

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

Interests in the Fund are not insured or otherwise protected by the Federal Deposit Insurance Corporation or any other government authority.  Interests are not deposits or other obligations of, and are not guaranteed by BAC or by any bank.  Interests are subject to investment risks, including the possible loss of the full amount invested.

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

Distributions

Each Member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the year ended December 31, 2012, 2011 and for the period ended December 31, 2010.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	34	$(104,054)	-0.31%	(117)	$86,092	0.26%	$(17,962)	-0.05%	February 2013 - May 2013
Currencies *	16,168,229,437	831,350	2.49%	(12,991,844,377)	(411,960)	-1.23%	419,390	1.26%	January 2013 - March 2013
Energy	24	16,070	0.05%	(29)	(32,210)	-0.10%	(16,140)	-0.05%	January 2013 - May 2013
Interest rates	1,749	73,708	0.22%	(242)	(36,528)	-0.11%	37,180	0.11%	March 2013 - September 2017
Metals	38	(19,621)	-0.06%	(42)	(127,383)	-0.38%	(147,004)	-0.44%	January 2013 - April 2013
Stock indices	638	168,811	0.51%	(5)	(2,370)	-0.01%	166,441	0.50%	January 2013 - May 2013

Total		$966,264	2.90%		$(524,359)	-1.57%	$441,905	1.33%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	4	$(2,112)	0.00%	(148)	$3,255	0.01%	$1,143	0.01%	February 2012 - May 2012
Currencies*	1,280,068,012	(27,666)	-0.05%	(3,556,868,708)	620,972	1.15%	593,306	1.10%	March 2012
Energy	37	(13,282)	-0.02%	(15)	23,697	0.04%	10,415	0.02%	January 2012 - November 2012
Interest rates	1,132	583,241	1.08%	(284)	(36,609)	-0.07%	546,632	1.01%	March 2012 - March 2014
Metals	30	43,848	0.08%	(138)	161,642	0.30%	205,490	0.38%	January 2012 - April 2012
Stock indices	41	20,867	0.04%	(203)	31,370	0.06%	52,237	0.10%	January 2012 - March 2012

Total		$604,896	1.13%		$804,327	1.49%	$1,409,223	2.62%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, as of December 31, 2012 and 2011 are as follows:

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$128,348	$147,822	$(19,474)	$—
Short	(103,715)	10,438	(114,153)	—
	$24,633	$158,260	$(133,627)	$—

Forwards
Long	$837,916	$—	$837,916	$—
Short	(420,644)	—	(420,644)	—
	$417,272	$—	$417,272	$—

December 31, 2012	$441,905	$158,260	$283,645	$—

2011	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$630,016	$586,169	$43,847	$—
Short	187,620	206,950	(19,330)	—
	$817,636	$793,119	$24,517	$—

Forwards
Long	$(25,120)	$—	$(25,120)	$—
Short	616,707	—	616,707	—
	$591,587	$—	$591,587	$—

December 31, 2011	$1,409,223	$793,119	$616,104	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively is representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2012 and 2011.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed on the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the year ended December 31, 2012, 2011 and 2010:

	December 31, 2012	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$79,465	$(550,043)	$675,361
Currencies	(485,797)	(3,254,168)	3,611,557
Energy	(1,211,511)	(2,081,238)	(166,108)
Interest rates	1,441,907	6,392,824	(1,726,144)
Metals	(1,919,126)	(329,563)	1,402,544
Stock indices	(364,460)	(3,660,524)	(121,212)

Total	$(2,459,522)	$(3,482,712)	$3,675,998

The Fund is subject to the risk of insolvency of a counterparty, an exchange, a clearinghouse, RBS, MLPF&S or other BAC entities.  Fund assets could be lost or impounded during lengthy bankruptcy proceedings.  Where a substantial portion of the Fund’s capital was tied up in a bankruptcy or other similar types of proceedings, MLAI might suspend or limit trading, perhaps causing the Fund to miss significant profit opportunities.  There are increased risks in dealing with unregulated trading counterparties including the risk that assets may not benefit from the protection afforded to “customer funds” deposited with regulated dealers and brokers.

4.                    RELATED PARTY TRANSACTIONS

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $9,082, $10,082, and $3,901, respectively, of which $980 and $1,889 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DT and Class M are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and the period ended 2010 was approximately $5.60, $7.95 and $7.53, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Sponsor fees as presented on the Statement of Operations are paid to related parties. During 2012, of the $159,775 of brokerage commissions presented on the Statement of Operations, $157,097 was expensed to related parties; and of the $1,066 of net interest income presented on the Statement of Operations, $861 was earned from cash held in commodity trading accounts held with related parties. Brokerage commissions and interest, during 2011 and 2010, were paid to and received from related parties.  For 2012, of the equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition, $33,706,656 in cash and $547,428 net unrealized profit/loss are held with related parties. For 2012 all balances were held with related parties.

5.                    ADVISORY AGREEMENT

The Fund and Man-AHL entered into an advisory agreement.  This advisory agreement will continue in effect until December 31, 2015.  Thereafter, the advisory agreement will be automatically renewed for successive one year periods, on the same terms, unless terminated at any time by either Man-AHL or the Fund upon 90 days written notice to the other party.  MLAI, in its discretion, may terminate the advisory agreement.  Pursuant to the advisory agreement, Man-AHL has the sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene to overrule or unwind trades if MLAI reasonably deems that doing so is necessary or advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investor’s Units, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Man-AHL on a monthly basis.  Management Fees are 2% per year for all classes, except for Class DT, which is charged a 1% management fee.  Man-AHL has agreed to share 50% of its management fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and support services for the Fund.  The fee sharing does not apply in respect of Class DT Units.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the advisory agreement) and are payable to Man-AHL as of the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.  The performance fee is 25% with respect to Class A, Class C and Class I Units, and 20% with respect to Class D, Class DT and Class M Units.

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the year ended December 31, 2012, 2011 and the period ended 2010 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the period.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. The Fund attempts to mitigate this risk by dealing exclusively with Merrill Lynch entities as clearing brokers. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may, nevertheless, engage unaffiliated services providers as clearing brokers or prime brokers for the Fund, including engaging The Royal Bank of Scotland Plc as an OTC prime broker.

The Fund, in its normal course of business, enters into various contracts, with RBS and MLPF&S acting as its commodity brokers.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statements of Financial Condition.

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