Form 10-K, Exhibit 13
period 2012-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2013-03-27
CIK 1005177

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) at December 31, 2012 and 2011, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 27, 2013

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6000, www.pwc.com/us

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $23,426,907 for 2012 and $21,424,479 for 2011)	$150,062,262	$226,605,062
Net unrealized profit on open futures contracts	3,460,072	7,840,087
Cash	528,396	368,191
Other assets	120	65,910

TOTAL ASSETS	$154,050,850	$234,879,250

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$673,241	$42,864
Sponsor and Advisory fees payable	283,361	415,526
Redemptions payable	3,841,372	13,147,584
Other liabilities	200,444	226,967

Total liabilities	4,998,418	13,832,941

MEMBERS’ CAPITAL:
Members’ Interest (111,802,279 Units and 155,007,214 Units outstanding, unlimited Units authorized)	149,052,432	221,046,309
Total members’ capital	149,052,432	221,046,309

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$154,050,850	$234,879,250

NET ASSET VALUE PER UNIT:

Class A	$1.1397	$1.1801
Class C	$1.0448	$1.0927
Class D	$0.9480	$0.9670
Class I	$1.1465	$1.1823
Class DS	$1.4524	$1.4814
Class DT	$1.5612	$1.5771
Class M	$0.9418	$—

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	2012	2011	2010
TRADING PROFIT (LOSS):

Realized, net	$11,822,071	$(19,290,462)	$41,966,162
Change in unrealized, net	(5,010,392)	(1,469,413)	8,120,139
Brokerage commissions	(1,122,005)	(1,084,608)	(1,332,262)

Total trading profit (loss), net	5,689,674	(21,844,483)	48,754,039

INVESTMENT INCOME (EXPENSE):
Interest, net	7,111	(17,755)	474

EXPENSES:
Management fee	3,502,971	4,663,195	4,406,382
Sponsor fee	630,871	673,816	471,939
Performance fee	158,705	—	1,574,502
Other	656,058	644,087	671,538
Total expenses	4,948,605	5,981,098	7,124,361

NET INVESTMENT INCOME (LOSS)	(4,941,494)	(5,998,853)	(7,123,887)

NET INCOME (LOSS)	$748,180	$(27,843,336)	$41,630,152

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	9,600,043	7,578,294	2,802,181
Class C	15,502,703	17,953,162	14,561,033
Class D	4,344,135	2,015,591	2,000,000
Class I	1,389,136	1,100,947	619,907
Class DS	80,202,527	115,338,397	114,968,274
Class DT	18,128,492	24,763,644	35,656,582
Class M*	2,087,589	—	—

Net income (loss) per weighted average Unit
Class A	$(0.0454)	$(0.1699)	$0.2007
Class C	$(0.0419)	$(0.1584)	$0.1630
Class D	$(0.1080)	$(0.1052)	$0.1636
Class I	$(0.0355)	$(0.1544)	$0.2115
Class DS	$0.0243	$(0.1684)	$0.2565
Class DT	$0.0233	$(0.1577)	$0.2454
Class M*	$(0.0108)	$—	$—

*Units issued on October 1, 2012

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010 (IN UNITS)

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012
Class A	2,271,823	1,718,015	(531,812)	3,458,026	6,523,393	(1,054,773)	8,926,646	2,398,527	(1,851,875)	9,473,298
Class C	14,482,763	4,312,661	(3,655,224)	15,140,200	6,132,543	(4,254,902)	17,017,841	2,572,479	(4,237,929)	15,352,391
Class D	2,000,000	—	—	2,000,000	62,362	—	2,062,362	4,838,004	(62,362)	6,838,004
Class I	502,000	524,110	(114,693)	911,417	368,795	(327,359)	952,853	832,501	(394,420)	1,390,934
Class DS	109,221,404	14,884,402	(12,437,991)	111,667,815	8,143,951	(15,405,971)	104,405,795	—	(44,516,616)	59,889,179
Class DT	43,327,942	351,090	(17,397,773)	26,281,259	618,514	(5,258,056)	21,641,717	12,221	(6,487,285)	15,166,653
Class M*	—	—	—	—	—	—	—	3,691,820	—	3,691,820

Total Members’ Units	171,805,932	21,790,278	(34,137,493)	159,458,717	21,849,558	(26,301,061)	155,007,214	14,345,552	(57,550,487)	111,802,279

*Units issued on October 1, 2012

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2012, 2011 AND 2010

	Members’ Capital December 31, 2009	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012
Class A	$2,598,931	$2,073,078	$(636,492)	$562,392	$4,597,909	$8,485,986	$(1,262,333)	$(1,287,510)	$10,534,052	$2,866,271	$(2,167,161)	$(436,058)	$10,797,104
Class C	15,651,574	4,825,507	(4,022,391)	2,373,126	18,827,816	7,351,464	(4,741,010)	(2,843,124)	18,595,146	2,831,398	(4,736,568)	(649,325)	16,040,651
Class D	1,819,381	—	—	327,240	2,146,621	59,699	—	(212,045)	1,994,275	5,019,388	(62,025)	(469,022)	6,482,616
Class I	570,784	635,539	(128,109)	131,084	1,209,298	474,204	(387,009)	(169,935)	1,126,558	1,012,139	(494,730)	(49,273)	1,594,694
Class DS	152,211,382	20,606,244	(18,693,691)	29,487,583	183,611,518	13,056,819	(22,578,894)	(19,424,860)	154,664,583	—	(69,634,735)	1,952,715	86,982,563
Class DT	63,048,634	516,790	(26,747,513)	8,748,727	45,566,638	979,606	(8,508,687)	(3,905,862)	34,131,695	20,467	(10,895,819)	421,627	23,677,970
Class M*	—	—	—	—	—	—	—	—	—	3,499,318	—	(22,484)	3,476,834

Total Members’ Capital	$235,900,686	$28,657,158	$(50,228,196)	$41,630,152	$255,959,800	$30,407,778	$(37,477,933)	$(27,843,336)	$221,046,309	$15,248,981	$(87,991,038)	$748,180	$149,052,432

*Units issued on October 1, 2012

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*
Per Unit Operating Performance:

Net asset value, beginning of year or at time of offer	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.0140	0.0135	0.0108	0.0138	0.0165	0.0169	(0.0507)
Brokerage commissions	(0.0073)	(0.0068)	(0.0061)	(0.0074)	(0.0093)	(0.0099)	(0.0017)
Interest Income, net	0.0000	0.0000	0.0000	0.0000	0.0001	0.0001	(0.0000)
Expenses	(0.0471)	(0.0546)	(0.0237)	(0.0422)	(0.0363)	(0.0230)	(0.0058)

Net asset value, end of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Total Return: (a)

Total return before Performance fees	-3.48%	-4.45%	-2.03%	-3.10%	-2.03%	-1.04%	-5.82%
Performance fees	-0.08%	-0.08%	-0.08%	-0.08%	-0.08%	-0.13%	0.00%
Total return after Performance fees	-3.56%	-4.53%	-2.11%	-3.18%	-2.11%	-1.17%	-5.82%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees)	3.87%	4.87%	2.36%	3.47%	2.36%	1.36%	2.43%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%
Expenses (including Performance fees)	3.87%	4.87%	2.36%	3.47%	2.36%	1.41%	2.43%

Net investment income (loss)	-3.86%	-4.87%	-2.36%	-3.46%	-2.36%	-1.40%	-2.43%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The ratios to average member capital have been annualized. The total return ratios are not annualized.

*Units issued on October 1, 2012

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Net realized and net change in unrealized trading profit (loss)	(0.0971)	(0.0905)	(0.0789)	(0.0971)	(0.1209)	(0.1280)
Brokerage commissions	(0.0053)	(0.0050)	(0.0043)	(0.0053)	(0.0067)	(0.0070)
Interest income, net	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)
Expenses	(0.0470)	(0.0553)	(0.0230)	(0.0420)	(0.0352)	(0.0216)

Net asset value, end of year	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771

Total Return: (a)

Total return before Performance fees	-11.28%	-12.16%	-9.94%	-10.92%	-9.94%	-9.03%
Performance fees	-0.04%	-0.04%	-0.04%	-0.04%	-0.04%	-0.08%
Total return after Performance fees	-11.32%	-12.20%	-9.98%	-10.96%	-9.98%	-9.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.25%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%
Expenses (including Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.29%

Net investment income (loss)	-3.75%	-4.75%	-2.26%	-3.36%	-2.26%	-1.30%

(a) The total return calculations are based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2010

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.1440	$1.0807	$0.9097	$1.1369	$1.3936	$1.4551

Net realized and net change in unrealized trading profit (loss)	0.2458	0.2307	0.1973	0.2449	0.3023	0.3177
Brokerage commissions	(0.0065)	(0.0061)	(0.0052)	(0.0064)	(0.0079)	(0.0083)
Interest income, net (b)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0537)	(0.0617)	(0.0285)	(0.0486)	(0.0437)	(0.0307)

Net asset value, end of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Total Return: (a)

Total return before Performance fees	16.94%	15.77%	18.71%	17.41%	18.71%	19.90%
Performance fees	-0.64%	-0.64%	-0.64%	-0.64%	-0.64%	-0.66%
Total return after Performance fees	16.30%	15.13%	18.07%	16.77%	18.07%	19.24%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees)	3.80%	4.81%	2.29%	3.40%	2.29%	1.28%
Performance fees	0.62%	0.62%	0.62%	0.62%	0.62%	0.64%
Expenses (including Performance fees)	4.42%	5.43%	2.91%	4.02%	2.91%	1.92%

Net investment income (loss)	-4.43%	-5.44%	-2.91%	-4.02%	-2.91%	-1.93%

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a Merrill Lynch FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. Transtrend B.V. (“Transtrend” or “trading advisor”) is the trading advisor of the Fund.

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

As of December 31, 2012 the Fund offers seven Classes of Units:  Class A, Class C, Class I, Class D, Class DS, Class DT, and Class M.  Each Class of Units, except for Class DS and DT was offered at $1.00 per Unit during the initial offering period and subsequently is offered at the Net Asset Value per Unit. Class DT commenced on June 1, 2007 and was offered at $1.1117.  The seven Classes of Units are subject to different Sponsor fees.

On October 1, 2012 the Fund opened Class M at $1.00 per Unit.  The Class M Units are for Investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent. The Class M Units are not subject to Sponsor’s fees. However, a portion of the asset-based program fee applicable to a Managed Account, including the amounts invested in Class M Units, will be paid to the Managed Account’s Financial Advisor.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on trade date. Open contracts are reflected in Net unrealized profit (loss) on open contracts in the Statements of Financial Condition as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss), net in open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations.

Trading profit (loss) includes brokerage commission costs on commodity contracts.

Foreign Currency Transactions

The Fund’s functional currency is the U.S. dollar; however, it may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses resulting from the translation to U.S. dollars are included in Trading profit (loss), net in the Statements of Operations.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit/loss on open contracts on the Statements of Financial Condition, as of December 31, 2012 and 2011 are as follows:

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	731	$(931,174)	-0.62%	(1,641)	$1,594,170	1.07%	$662,996	0.45%	January 2013 - December 2013
Currencies	1,703	(4,071)	0.00%	(486)	480,758	0.32%	476,687	0.32%	March 2013
Energy	154	133,950	0.09%	(880)	824,023	0.55%	957,973	0.64%	January 2013 - December 2014
Interest rates	5,417	1,241,021	0.83%	(3,174)	(187,087)	-0.13%	1,053,934	0.70%	March 2013 - December 2016
Metals	369	119,647	0.08%	(312)	(744,175)	-0.50%	(624,528)	-0.42%	January 2013 - May 2013
Stock indices	1,782	281,988	0.19%	(179)	(22,219)	-0.01%	259,769	0.18%	January 2013 - June 2013

Total		$841,361	0.57%		$1,945,470	1.30%	$2,786,831	1.87%

December 31, 2011

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	415	$185,732	0.08%	(1,463)	$(628,585)	-0.28%	$(442,853)	-0.20%	January 2012 - December 2012
Currencies	551	273,422	0.12%	(434)	950,112	0.43%	1,223,534	0.55%	March 2012
Energy	177	64,791	0.03%	(1,005)	3,491,388	1.58%	3,556,179	1.61%	January 2012 - December 2013
Interest rates	4,195	2,851,470	1.29%	(2,341)	(225,250)	-0.10%	2,626,220	1.19%	March 2012 - September 2015
Metals	242	(1,005,397)	-0.45%	(386)	1,437,831	0.65%	432,434	0.20%	January 2012 - May 2012
Stock indices	297	410,970	0.19%	(182)	(9,261)	0.00%	401,709	0.19%	January 2012 - May 2012

Total		$2,780,988	1.26%		$5,016,235	2.28%	$7,797,223	3.54%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels as of December 31, 2012 and 2011 are as follows:

2012

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$841,361	$788,009	$53,352	$—
Short	1,945,470	2,669,390	(723,920)	—
	$2,786,831	$3,457,399	$(670,568)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$2,786,831	$3,457,399	$(670,568)	$—

2011

	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$2,780,988	$3,786,386	$(1,005,398)	$—
Short	5,016,235	3,882,964	1,133,271	—
	$7,797,223	$7,669,350	$127,873	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2011	$7,797,223	$7,669,350	$127,873	$—

The Fund’s volume of trading forward and futures contracts at December 31, 2012 and 2011, respectively, are representative of the activity throughout the year. There were no transfers to or from Level I or Level II during 2012 and 2011.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivatives and hedging activities. The fair value amounts of, and the net profits and losses on, derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2012, 2011 and 2010:

	December 31, 2012	December 31, 2011	December 31, 2010
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Gain (loss) from trading

Agriculture	$(6,096,889)	$(12,391,662)	$1,791,226
Currencies	1,497,662	(15,346,290)	8,588,176
Energy	(2,751,878)	(600,805)	2,100,729
Interest rates	10,649,479	13,882,891	26,649,777
Metals	(1,858,621)	1,345,868	13,431,814
Stock indices	5,371,926	(7,649,877)	(2,475,421)

Total	$6,811,679	$(20,759,875)	$50,086,301

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

4.                  RELATED PARTY TRANSACTION

The Fund has a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a related party of Merrill Lynch through MLAI. The agreement calls for a fee to be paid based on the collective net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% based on aggregate net assets. During the year, the rate ranged from 0.018% to 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds on a monthly basis based on the Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2012, 2011, and 2010 amounted to $38,121, $51,287, and $28,198, respectively, of which $5,324 and $7,723 was payable to the Transfer Agent as of December 31, 2012 and 2011, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A, 2.50% for Class C, and 1.10% on Class I.  Class D, Class DS, DT and Class M are not charged a Sponsor Fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2012, 2011 and 2010 was approximately $5.91, $6.10 and $5.64, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or all paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition are held with a related party.

5.                  ADVISORY AGREEMENT

The Fund and Transtrend entered into an advisory agreement.  The advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by Transtrend or the Fund or MLAI upon 90 days written notice to the other party.  Pursuant to the advisory agreement, Transtrend has the sole and exclusive authority and responsibility for directing the Fund’s trading activities, subject to MLAI’s fiduciary authority to intervene to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

The Fund charges management fees on the average month-end net asset value of each investor’s Units, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Transtrend on a monthly basis. Management Fees are 2% per year for all classes, except for Class DT, which is charged a 1% management fee.  Transtrend has agreed to share 50% of its management fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and support services for the Fund. The fee sharing does not apply in respect of Class DT Units.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the advisory agreement) and are payable to Transtrend as of the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 25% performance fee for all classes.

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

The credit risk associated with these instruments from counterparty nonperformance is the Net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may, nevertheless, engage unaffiliated services providers as clearing brokers or prime brokers for the Fund.

The Fund, in its normal course of business, enters into various contracts, with MLPF&S acting as its clearing broker.  Pursuant to the brokerage arrangement with MLPF&S (which includes a netting arrangement), to the extent that such trading results in receivables from and payables to MLPF&S, these receivables and payables are offset and reported as a net receivable or payable and included in Equity in commodity trading accounts on the Statements of Financial Condition.

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