Form 10-K, Exhibit 13
period 2013-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2014-03-25
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements as of December 31, 2013 and 2012 and

for the years ended December 31, 2013, 2012 and 2011

and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Report of Independent Registered Public Accounting Firm

To the Partners of ML Trend-Following Futures Fund L.P.:

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in partners’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. (the “Partnership”) at December 31, 2013 and 2012, and the results of its operations, the changes in its partners’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012

ASSETS:
Cash	$350,292	$347,871
Investments in Portfolio Funds (cost $62,812,712 for 2013 and $99,498,961 for 2012)	70,557,639	118,389,845
Due from Portfolio Funds	7,439,324	4,494,805
TOTAL ASSETS	$78,347,255	$123,232,521

LIABILITIES AND PARTNERS’ CAPITAL:
LIABILITIES:
Wrap fee payable	$261,156	$410,773
Redemptions payable	7,178,171	4,083,733

Total liabilities	7,439,327	4,494,506

PARTNERS’ CAPITAL:
General Partner (9 Units and 9 Units)	1,416	1,517
Limited Partners (450,741 Units and 704,577 Units)	70,906,512	118,736,498

Total partners’ capital	70,907,928	118,738,015

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$78,347,255	$123,232,521

NET ASSET VALUE PER UNIT
(Based on 450,750 and 704,586 Units outstanding, unlimited Units authorized)	$157.3110	$168.5217

See notes to  financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$8,389,331	$10,000,130	$13,782,454
Change in unrealized, net	(11,145,957)	(15,758,092)	(16,176,418)
Total trading profit (loss), net	(2,756,626)	(5,757,962)	(2,393,964)

INVESTMENT INCOME (EXPENSE):
Interest, net	—	—	330

EXPENSES:
Wrap fee	3,973,316	5,972,416	8,213,872
Total expenses	3,973,316	5,972,416	8,213,872

NET INVESTMENT (INCOME) LOSS	(3,973,316)	(5,972,416)	(8,213,542)

NET PROFIT (LOSS)	$(6,729,942)	$(11,730,378)	$(10,607,506)

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	606,631	833,672	1,086,022

Net profit (loss) per weighted average General Partner and Limited Partner Unit	$(11.09)	$(14.07)	$(9.77)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2010	1,177,705	$8,063,381	$219,486,396	$227,549,777

Subscriptions	19,912	—	3,790,772	3,790,772

Net Profit (Loss)	—	(380,569)	(10,226,937)	(10,607,506)

Redemptions	(265,775)	(7,681,162)	(42,222,841)	(49,904,003)

PARTNERS’ CAPITAL, December 31, 2011	931,842	1,650	170,827,390	170,829,040

Subscriptions	4,288	—	779,303	779,303

Net Profit (Loss)	—	(133)	(11,730,245)	(11,730,378)

Redemptions	(231,544)	—	(41,139,950)	(41,139,950)

PARTNERS’ CAPITAL, December 31, 2012	704,586	1,517	118,736,498	118,738,015

Subscriptions	220	—	37,000	37,000

Net Profit (Loss)	—	(101)	(6,729,841)	(6,729,942)

Redemptions	(254,056)	—	(41,137,145)	(41,137,145)

PARTNERS’ CAPITAL, December 31, 2013	450,750	$1,416	$70,906,512	$70,907,928

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2013	2012	2011
Per Unit Operating Performance:

Net asset value, beginning of year	$168.5217	$183.3240	$193.2146

Net Realized and net unrealized change in trading profit (loss)	(4.6869)	(7.6564)	(2.3356)
Interest income, net	0.0000	0.0000	0.0003
Expenses (1)	(6.5238)	(7.1459)	(7.5553)

Net asset value, end of year	$157.3110	$168.5217	$183.3240

Total Return: (2)

Total return	-6.65%	-8.07%	-5.12%

Ratios to Average Partners’ Capital: (1)

Expenses	4.00%	4.00%	4.00%

Net investment profit (loss)	-4.00%	-4.00%	-4.00%

(1) The ratios do not reflect the proportionate share of income and expense of the Portfolio Funds.

(2) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual partner’s return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Trend-Following Futures Fund L.P. (the “Partnership”), a FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced trading on July 15, 1996.  The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or “General Partner” or “Sponsor”), the sponsor and general partner of the Partnership, among underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).  Presently there are five Portfolio Funds.  MLAI is the sponsor and manager of the Portfolio Funds.

MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Portfolio Funds.  MLAI may select other parties as clearing broker(s). Merrill Lynch International Bank Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Portfolio Funds.  MLAI may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Merrill Lynch International (“MLI”).MLPF&S, MLIB and MLI are BAC affiliates. The Royal Bank of Scotland Plc acts as the primary OTC prime broker for one of the Portfolio Funds, Man AHL FuturesAccess LLC,  only in respect of precious metals OTC forward transactions, which are not expected to exceed 5% of the overall risk of Man AHL FuturesAccess LLC.

FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”).  FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC. FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor or funds of funds for which MLAI acts as the advisor and allocates capital among multiple trading advisors.  Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies, with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds.  Each trading advisor participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

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

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in U.S. dollar and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect at the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss) in the Statements of Operations.

Operating Expenses and Selling Commissions

The Partnership pays MLAI, wrap fees in the amount of 4.0% per annum of the Partnership’s average month-end net asset value (“NAV”).  The 4.0% per annum wrap fee covers many of the Partnership’s fees and expenses, including Sponsor fees, ongoing MLPF&S selling agent compensation and ongoing operating costs.

In addition to the wrap fee, investors in the Partnership are subject to a onetime upfront selling commission of 0.50%, payable to MLPF&S.

Income Taxes

No provision for income taxes has been made in the accompanying financial statements as each Partner is individually responsible for reporting income or loss based on such Partner’s respective share of the Partnership’s income and expenses as reported for income tax purposes.

The Partnership follows the Accounting Standards Codification (“ASC”) guidance on accounting for uncertainty in income taxes. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Partnership, including reducing the net asset value of the Partnership to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Partnership. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Partnership. The General Partner has analyzed the Partnership’s tax positions and has concluded that no provision for income tax is required in the Partnership’s financial statements. The following is the major tax jurisdiction for the Partnership and the earliest tax year subject to examination: United States — 2010.

Distributions

Each limited partner is entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2013, 2012 and 2011.

Subscriptions

Units of the Partnership are generally offered as of the close of business at the end of each month.  Units are purchased as of the first business day of any month at NAV, but the subscription request must be submitted at least ten calendar days before the end of the preceding month.  Subscriptions submitted less than ten calendar days before the end of a month will be applied to Units subscriptions as of the beginning of the second month after receipt, unless revoked by MLAI.

Redemptions

A limited partner generally may redeem or exchange any or all of such limited partner’s Units at NAV as of the close of business, on the last business day of any month, upon ten calendar days’ notice (“notice period”).

Redemption requests are accepted within the notice period. The Partnership does not accept any redemption requests after the notice period.  All redemption requests received after the notice period will be processed for the following month.

Dissolution of the Partnership

The Partnership will dissolve on December 31, 2026, unless earlier dissolved pursuant to certain events specified in the Limited Partnership Agreement which include, but are not limited to, (i) withdrawal of the General Partner without a replacement general partner, (ii) limited partners holding more than 50% of the outstanding Units deliver dissolution notice to the General Partner, (iii) a decline in aggregate net assets of the Partnership to less than $250,000, or (iv) a decline in NAV per unit to $25 or less.

2.              INVESTMENTS IN PORTFOLIO FUNDS

The five Portfolio Funds in which the Partnership is invested in as of December 31, 2013 and December 31, 2012 are: Aspect FuturesAccess LLC (“Aspect”) (formerly ML Aspect FuturesAccess LLC), ML BlueTrend FuturesAccess LLC (“BlueTrend”), Man AHL FuturesAccess LLC (“Man AHL”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”). The strategy of these Portfolio Funds is to be trend followers. MLAI may, in its discretion, change Portfolio Funds at any time. MLAI may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds at MLAI’s discretion. There is no pre-established range for the minimum and maximum allocations that may be made to any individual Portfolio Funds.

The investment transactions were accounted for on trade date. The investments in the Portfolio Funds were valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds which approximates fair value. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in Portfolio Funds’ investments, comparing performance to industry benchmarks, and conference calls and site visits with the respective Portfolio Funds’ trading advisors (“Trading Advisors”).

At December 31, 2013, investments in Portfolio Funds at fair value are as follows:

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/13	Management Fee	Performance Fee	Redemptions Permitted
Winton	$14,111,527	19.90%	$1,442,581	$8,874,714	$(299,925)	$(106,090)	Semi -Monthly
Aspect	14,111,527	19.90%	(773,505)	11,713,792	(297,276)	—	Semi -Monthly
Transtrend	14,111,528	19.90%	(110,517)	11,386,931	(198,537)	—	Semi -Monthly
Bluetrend	14,111,529	19.90%	(1,753,279)	13,569,670	(197,702)	(36,727)	Monthly
Man	14,111,528	19.90%	(1,561,906)	17,267,605	(197,289)	—	Monthly

Total Investment in Portfolio Funds at fair value	$70,557,639	99.50%	$(2,756,626)	$62,812,712	$(1,190,729)	$(142,817)

At December 31, 2012, investments in Portfolio Funds at fair value are as follows:

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/12	Management Fee	Performance Fee	Redemptions Permitted
Winton	$23,677,969	19.94%	$(1,252,467)	$15,896,089	$(447,194)	$(519)	Semi -Monthly
Aspect	23,677,968	19.94%	(2,759,516)	18,338,732	(446,670)	(15,340)	Semi -Monthly
Transtrend	23,677,970	19.94%	421,627	18,172,896	(300,227)	(37,953)	Semi -Monthly
Bluetrend	23,677,970	19.94%	60,564	20,519,264	(299,709)	(57,205)	Monthly
Man	23,677,968	19.94%	(2,228,170)	26,571,980	(297,337)	—	Monthly

Total Investment in Portfolio Funds at fair value	$118,389,845	99.70%	$(5,757,962)	$99,498,961	$(1,791,137)	$(111,017)

There are no investments held by the Portfolio Funds that in the aggregate exceed 5% of the Fund’s Limited Partners’ capital. These investments are recorded at fair value. In accordance with Regulation S-X, a prescribed regulation by the Securities and Exchange Commission, there are specific formats and contents of financial reports. The following is summarized financial information for each of the significant Portfolio Funds:

	As of December 31, 2013
	Total Assets	Total Liabilities	Total Capital
Winton	$1,006,017,501	$27,668,096	$978,349,405
Aspect	178,880,965	10,499,050	168,381,915
Transtrend	97,528,185	11,196,695	86,331,490
Bluetrend	128,712,857	14,876,861	113,835,996
Man	21,737,588	3,564,036	18,173,552

Total	$1,432,877,096	$67,804,738	$1,365,072,358

	As of December 31, 2012
	Total Assets	Total Liabilities	Total Capital
Winton	$1,111,588,919	$19,201,742	$1,092,387,177
Aspect	279,441,442	7,200,449	272,240,993
Transtrend	154,050,850	4,998,418	149,052,432
Bluetrend	177,358,085	7,053,649	170,304,436
Man	35,278,824	1,853,473	33,425,351

Total	$1,757,718,120	$40,307,731	$1,717,410,389

	For the year ended December 31, 2013
	Income (Loss)	Commissions	Other	Net Income (Loss)
Winton	$1,913,124	$(24,438)	$(446,105)	$1,442,581
Aspect	(338,384)	(70,699)	(364,422)	(773,505)
Transtrend	303,764	(128,364)	(285,917)	(110,517)
Bluetrend	(1,357,923)	(101,561)	(293,795)	(1,753,279)
Man	(853,846)	(253,211)	(454,849)	(1,561,906)

Total	$(333,265)	$(578,273)	$(1,845,088)	$(2,756,626)

	For the year ended December 31, 2012
	Income (Loss)	Commissions	Other	Net Income (Loss)
Winton	$(708,457)	$(42,615)	$(501,395)	$(1,252,467)
Aspect	(2,124,961)	(81,394)	(553,161)	(2,759,516)
Transtrend	1,040,892	(177,306)	(441,959)	421,627
Bluetrend	612,132	(119,252)	(432,316)	60,564
Man	(1,589,963)	(104,321)	(533,886)	(2,228,170)

Total	$(2,770,357)	$(524,888)	$(2,462,717)	$(5,757,962)

3.              FAIR VALUE OF INVESTMENTS

Fair value of an investment is the amount that would be received to sell the investment in an orderly transaction between market participants at the measurement date (i.e. the exit price). Purchase and sale of investments are recorded on a trade date basis. Realized profits and losses on investments are recognized when the investments are sold. Any change in net unrealized profit or loss from the preceding period/year is reported in the respective Statements of Operations.

The fair value measurement guidance established by U.S. GAAP is a hierarchal disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

Investments measured and reported at fair value are classified and disclosed in one of the following categories:

Level I — Quoted prices are available in active markets for identical investments as of the reporting date. The type of investments included in Level I are publicly traded investments. As required by the fair market value measurement guidance in U.S. GAAP, the Partnership does not adjust the quoted price for these investments even in situations where the Partnership holds a large position and a sale could reasonably impact the quoted price.

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

The following is a description of the valuation methodologies used for investments, as well as the general classification of such investments pursuant to the valuation hierarchy.

Investments in Portfolio Funds are valued using the net asset value reported by the Portfolio Company, which management believes approximates fair value. These net asset values are the prices used to execute trades with these Portfolio Funds.  As such, the Partnership determined that its investments in these Portfolio Funds in this case, would be classified as Level II. There were no transfers to or from Level II during 2013 and 2012.

The following table summarizes the valuation of the Partnership’s investments by the above fair value hierarchy levels as of December 31, 2013 and 2012:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2013	$70,557,639	$—	$70,557,639	$—
December 31, 2012	$118,389,845	$—	$118,389,845	$—

4.                   RELATED PARTY TRANSACTIONS

MLAI and the Partnership entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other serviced related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI.  The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year ended December 31, 2013, the rate was 0.02%.  The fee is payable monthly in arrears.  MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds, including the Partnership, on a monthly basis based on each fund’s net assets. The Transfer Agent fee, which was 0.02% of aggregate asset level, allocated to the Partnership for the year ended December 31, 2013 is paid on behalf of the Partnership by the Sponsor. These fees are included in the wrap fee and are not separately charged to the Partnership.

Wrap fees as presented on the Statements of Operations are paid to related parties.

Typically the vast majority of the Partnership’s and the Portfolio Fund’s U.S. dollar assets are maintained at MLPF&S. MLPF&S and any other BAC affiliates that hold the Partnership’s and the Portfolio Fund’s cash assets receive economic benefits, which may be substantial, from holding this cash, even in low interest rate environments in which the Partnership and the Portfolio Funds receives little, or no, interest on these cash assets.  BAC’s “Interest Earning Program,” which offers interest on cash balances subject to a negotiated schedule, will generally apply to Partnership and the Portfolio Funds cash assets at any time they are maintained by MLAI with its affiliates. As of December 31, 2013, the interest rate under the Interest Earning Program on U.S. dollar cash balances is the daily effective federal funds rate less 20 basis points, recalculated and accrued daily, and subject to a floor of 0%.    The daily effective federal funds rate is a volume-weighted average of rates on trades arranged by the Federal Reserve Bank of New York using data provided by brokers.  Interest is computed based upon the daily net equity balance of the Partnership’s and the Portfolio Fund’s account and is posted to the Partnership’s and the Portfolio Fund’s account on a monthly basis.

MLPF&S charged the Partnership and the Portfolio Funds’, at prevailing local interest rates, for financing realized and unrealized losses on the Partnership’s and each Portfolio Fund’s non-U.S. dollar-denominated positions.  Such amounts are netted against interest income due to the insignificance of such amounts.

The Partnership pays MLAI a wrap fee in the amount of 4.0% per annum of the Partnership’s average month end net asset value.

Interest and wrap fees as presented on the Statements of Operations are all received from or paid to related parties.

On December 31, 2011 MLAI liquidated the majority of its position in the Partnership.

5.              ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its Trading Advisors which are listed below, and the management fee and performance fee rates in respect of the Partnership’s units in the Portfolio Fund:

	Trading	Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Limited	December 31, 2016	1.5%	15%
Transtrend	Transtrend B.V.	December 31, 2014	1%	25%
Winton	Winton Capital Management Limited	December 31, 2014	1.5%	15%
Bluetrend	BlueCrest Capital Management LLP	December 31, 2014	1%	25%
Man	Man-AHL (USA) Ltd.	December 31, 2015	1%	20%

Each of the Trading Advisors, the Portfolio Funds and MLAI have entered into advisory agreements (collectively “Advisory Agreements”) that govern the advisory services that each Trading Advisor provides to a Portfolio Fund. Subject to the Advisory Agreements, each Trading Advisor has the sole and exclusive authority and responsibility for directing the relevant Portfolio Fund’s trading, subject to MLAI’s ability to intervene in limited circumstances. Under the Advisory Agreements, although the Trading Advisors are responsible for the commodities trading for the Portfolio Funds, the Portfolio Funds and MLAI, and not the Trading Advisors, are responsible for management of cash and other assets not involved in the Portfolio Funds’ trading programs.  After the initial term of an Advisory Agreement, the Advisory Agreement generally will be automatically renewed for successive periods, on the same terms, unless terminated by either Trading Advisor or the Portfolio Fund upon written notice to the other party in accordance with the particular Advisory Agreement.  In addition, the Advisory Agreements may be terminated upon the occurrence of certain events as set forth in the particular Advisory Agreement.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding, for the years ended December 31, 2013, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold and redeemed based on the respective length of time each was outstanding during the year.

7.              RECENT ACCOUNTING PRONOUNCEMENTS

In April 2013, the Financial Accounting Standards Board (“FASB”) issued an accounting standards update to provide guidance on the presentation of financial statements under the liquidation basis of accounting. This guidance addresses when and how an entity should apply the liquidation basis of accounting.  In addition, the guidance provides principles for the recognition and measurement of assets and liabilities and requirements for financial statements prepared using the liquidation basis of accounting. The standard is effective for annual periods beginning after December 15, 2013, and interim periods therein, with early adoption permitted. The Sponsor does not believe that this guidance will have a material impact to the Fund’s financial statements.

In June 2013, the FASB issued an update relating to the criteria used in defining an investment company under U.S. GAAP. It also sets forth certain measurement and disclosure requirements.   Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value basis.  The standard also reaffirms that a noncontrolling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company.   Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees.  The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited.  The Sponsor is currently evaluating the standard and does not believe it will have a material impact to the Fund’s financial statements.

8.                MARKET AND CREDIT RISKS

The nature of this Partnership has certain risks, which cannot be presented on the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ net unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Portfolio Funds’ Statements of Financial Condition.  The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the net asset value of the Partnership and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by respective Trading Advisors.

Credit Risk

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange/clearinghouse is pledged to support the financial integrity of the exchange/clearinghouse.  In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties.  Margins, which may be subject to loss in the event of a default, are generally required in exchange traded contracts, and in the over-the-counter markets counterparties may also require margin.

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit (loss) on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.

MLAI, as sponsor of the Portfolio Funds, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Portfolio Funds.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their futures clearing broker. Pursuant to the brokerage arrangement with MLPF&S, MLPF&S has the right to net receivables and payables.

Concentration Risk

The Partnership’s investments in the Portfolio Funds are subject to the market and credit risk of the Portfolio Funds.  Because the majority of the Partnership’s capital is invested in the Portfolio Funds, any changes in the market conditions that would adversely affect the Portfolio Funds could significantly impact the solvency of the Partnership.

Indemnifications

In the normal course of business, the Partnership has entered, or may in the future enter into agreements that obligate the Partnership to indemnify certain parties, including BAC affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Partnership’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded.

9.              SUBSEQUENT EVENTS

In respect to Class DT Units, effective as of January 1, 2014, the performance fee percentage payable by the Transtrend Fund to Transtrend B.V. reduces from 25% to 22.5%.

Management has evaluated the impact of subsequent events on the Partnership and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *     *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
General Partner of
ML TREND-FOLLOWING FUTURES FUND L.P.