Form 10-K, Exhibit 13
period 2013-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2014-03-25
CIK 1005177

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of Man AHL FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY

March 25, 2014

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $2,943,232 for 2013 and $4,091,120 for 2012)	$20,375,897	$33,587,919
Net unrealized profit on open futures contracts	794,909	278,208
Net unrealized profit on open forwards contracts	158,903	837,916
Cash	342,856	509,723
Other assets	65,023	65,058

TOTAL ASSETS	$21,737,588	$35,278,824

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$—	$253,575
Net unrealized loss on open forwards contracts	69,798	420,644
Brokerage commissions payable	29,935	6,819
Sponsor and Advisory fees payable	32,808	53,881
Redemptions payable	2,969,334	783,795
Other liabilities	242,857	334,759

Total liabilities	3,344,732	1,853,473

MEMBERS’ CAPITAL:
Members’ Interest (22,892,859 Units and 38,616,741 Units outstanding, unlimited Units authorized)	18,392,856	33,425,351
Total members’ capital	18,392,856	33,425,351

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$21,737,588	$35,278,824

NET ASSET VALUE PER UNIT:

Class A	$0.7361	$0.8125
Class C	$0.7195	$0.7995
Class I	$0.7448	$0.8201
Class M	$0.9297	$1.0133
Class DT	$0.8267	$0.8912

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011

TRADING PROFIT (LOSS):

Realized, net	$(1,711,375)	$(1,492,204)	$(2,506,019)
Change in unrealized, net	442,109	(967,318)	(976,693)
Brokerage commissions	(353,298)	(159,775)	(367,827)

Total trading profit (loss), net	(1,622,564)	(2,619,297)	(3,850,539)

INVESTMENT INCOME (EXPENSE):
Interest, net	(5,113)	1,066	9,703

EXPENSES:
Management fee	356,165	625,607	687,955
Sponsor fee	166,470	336,431	294,773
Other	142,136	354,832	409,805
Total expenses	664,771	1,316,870	1,392,533

NET INVESTMENT INCOME (LOSS)	(669,884)	(1,315,804)	(1,382,830)

NET INCOME (LOSS)	$(2,292,448)	$(3,935,101)	$(5,233,369)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	2,919,025	5,080,657	2,839,820
Class C	6,839,328	12,079,400	10,212,918
Class D*	—	400,000	400,000
Class I	227,271	1,750,846	1,691,414
Class M**	265,767	320,644	—
Class DT	22,855,275	32,294,549	40,952,217

Net income (loss) per weighted average Unit
Class A	$(0.0941)	$(0.0857)	$(0.0920)
Class C	$(0.0827)	$(0.0915)	$(0.1022)
Class D*	$—	$(0.0501)	$(0.0830)
Class I	$(0.0860)	$(0.0810)	$(0.1048)
Class M**	$(0.1127)	$(0.0142)	$—
Class DT	$(0.0614)	$(0.0690)	$(0.0908)

*Units issued on May 1, 2011. Units fully redeemed as of August 31, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class is for the period January 1, 2012 to August 31, 2012 and for the period May 1, 2011 to December 31, 2011.)

**Units issued on July 1, 2012. Units fully redeemed as of September 30, 2012. Units reissued on December 1, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the periods July 1, 2012 to September 30, 2012 and December 1, 2012 to December 31, 2012.)

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

(IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	December 31, 2011	Subscriptions	Redemptions	December 31, 2012	Subscriptions	Redemptions	December 31, 2013

Class A	874,534	5,024,430	(118,453)	5,780,511	585,224	(2,825,832)	3,539,903	23,906	(1,954,911)	1,608,898
Class C	2,128,949	13,715,871	(2,570,706)	13,274,114	2,571,387	(7,929,719)	7,915,782	198,040	(4,418,611)	3,695,211
Class D*	—	400,000	—	400,000	—	(400,000)	—	—	—	—
Class I	1,117,121	1,839,948	(115,496)	2,841,573	33,102	(2,567,463)	307,212	—	(178,412)	128,800
Class M**	—	—	—	—	675,050	(388,524)	286,526	30,277	(119,796)	197,007
Class DT	43,359,417	608,588	(8,374,911)	35,593,094	85,093	(9,110,869)	26,567,318	—	(9,304,375)	17,262,943

Total Members’ Units	47,480,021	21,588,837	(11,179,566)	57,889,292	3,949,856	(23,222,407)	38,616,741	252,223	(15,976,105)	22,892,859

*Units issued on May 1, 2011. Units fully redeemed as of August 31, 2012.

**Units issued on July 1, 2012. Units fully redeemed as of September 30, 2012. Units reissued on December 1, 2012.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENT OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2013
Class A	$881,238	$4,670,598	$(108,924)	$(261,386)	$5,181,526	$512,473	$(2,382,268)	$(435,514)	$2,876,217	$19,600	$(1,436,866)	$(274,621)	$1,184,330
Class C	2,153,797	13,074,525	(2,358,348)	(1,043,432)	11,826,542	2,206,794	(6,599,507)	(1,104,934)	6,328,895	146,456	(3,251,013)	(565,802)	2,658,536
Class D*	—	400,000	—	(33,193)	366,807	—	(346,779)	(20,028)	—	—	—	—	—
Class I	1,127,178	1,721,754	(111,077)	(177,184)	2,560,671	30,000	(2,196,842)	(141,892)	251,937	—	(136,455)	(19,554)	95,928
Class M**	—	—	—	—	—	685,136	(390,239)	(4,563)	290,334	31,000	(108,235)	(29,944)	183,155
Class DT	45,566,638	612,267	(8,329,312)	(3,718,174)	34,131,419	80,592	(8,305,873)	(2,228,170)	23,677,968	—	(8,004,534)	(1,402,527)	14,270,907

Total Members’ Capital	$49,728,851	$20,479,144	$(10,907,661)	$(5,233,369)	$54,066,965	$3,514,995	$(20,221,508)	$(3,935,101)	$33,425,351	$197,056	$(12,937,103)	$(2,292,448)	$18,392,856

*Units issued on May 1, 2011. Units fully redeemed as of August 31, 2012.

**Units issued on July 1, 2012. Units fully redeemed as of September 30, 2012. Units reissued on December 1, 2012.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class I	Class M	Class DT
Per Unit Operating Performance:

Net asset value, beginning of the year or at time of offer	$0.8125	$0.7995	$0.8201	$1.0133	$0.8912

Net realized and net change in unrealized trading profit (loss)	(0.0381)	(0.0373)	(0.0386)	(0.0480)	(0.0425)
Brokerage commissions	(0.0103)	(0.0101)	(0.0104)	(0.0130)	(0.0115)
Interest Income, net	(0.0002)	(0.0002)	(0.0002)	(0.0002)	(0.0002)
Expenses	(0.0278)	(0.0324)	(0.0261)	(0.0224)	(0.0103)

Net asset value, end of year	$0.7361	$0.7195	$0.7448	$0.9297	$0.8267

Total Return: (a)

Total return before Performance fees	-9.62%	-10.52%	-9.25%	-8.25%	-7.33%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-9.62%	-10.52%	-9.25%	-8.25%	-7.33%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.87%	4.87%	3.47%	2.38%	1.38%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.87%	4.87%	3.47%	2.38%	1.38%

Net investment income (loss)	-3.76%	-4.76%	-3.36%	-2.27%	-1.27%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class M**	Class M***	Class DT
Per Unit Operating Performance:

Net asset value, beginning of the year or at time of offer	$0.8964	$0.8909	$0.9170	$0.9011	$1.0000	$1.0126	$0.9589

Net realized and net change in unrealized trading profit (loss)	(0.0441)	(0.0437)	(0.0336)	(0.0444)	0.0137	0.0044	(0.0476)
Brokerage commissions	(0.0030)	(0.0030)	(0.0018)	(0.0031)	(0.0010)	(0.0005)	(0.0033)
Interest Income, net (c)	0.0000	0.0000	0.0000	0.0000	(0.0000)	(0.0000)	0.0000
Expenses	(0.0368)	(0.0447)	(0.0147)	(0.0335)	(0.0083)	(0.0033)	(0.0168)
Net asset value, before full redemption	0.8125	0.7995	0.8669	0.8201	1.0044	1.0133	0.8912
Less distribution			0.8669
Net asset value, end of year	$0.8125	$0.7995	$—	$0.8201	$1.0044	$1.0133	$0.8912

Total Return: (b)

Total return before Performance fees	-9.36%	-10.26%	-5.46%	-8.99%	0.44%	0.07%	-7.06%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-9.36%	-10.26%	-5.46%	-8.99%	0.44%	0.07%	-7.06%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees) (d)	4.40%	5.40%	2.53%	4.00%	3.32%	4.00%	1.90%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	4.40%	5.40%	2.53%	4.00%	3.32%	4.00%	1.90%

Net investment income (loss)	-4.32%	-5.32%	-2.46%	-3.92%	-3.24%	-3.89%	-1.82%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

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

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class DT
Per Unit Operating Performance:

Net asset value, beginning of the year or at time of offer	$1.0077	$1.0117	$1.0000	$1.0090	$1.0509

Net realized and net change in unrealized trading profit (loss)	(0.0644)	(0.0644)	(0.0624)	(0.0646)	(0.0679)
Brokerage commissions	(0.0065)	(0.0065)	(0.0032)	(0.0066)	(0.0069)
Interest Income, net	0.0002	0.0002	0.0001	0.0002	0.0002
Expenses	(0.0406)	(0.0501)	(0.0175)	(0.0369)	(0.0174)

Net asset value, end of year	$0.8964	$0.8909	$0.9170	$0.9011	$0.9589

Total Return: (b)

Total return before Performance fees	-11.01%	-11.89%	-8.30%	-10.65%	-8.75%
Performance fees	-0.07%	-0.07%	0.00%	-0.07%	0.00%
Total return after Performance fees	-11.08%	-11.96%	-8.30%	-10.72%	-8.75%

Ratios to Average Member’s Capital: (a)

Expenses (excluding Performance fees) (c)	4.24%	5.23%	1.84%	3.84%	1.74%
Performance fees	0.06%	0.06%	0.00%	0.06%	0.00%
Expenses (including Performance fees)	4.30%	5.29%	1.84%	3.90%	1.74%

Net investment income (loss)	-4.28%	-5.27%	-1.83%	-3.88%	-1.72%

(a) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(b) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(c) The expense ratios do not include brokerage commissions.

* Units issued on May 1, 2011.

See notes to financial statements.

MAN AHL FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Man AHL FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (“FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on April 1, 2010 and commenced trading activities on August 1, 2010. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Man AHL (USA) Ltd. (“Man AHL” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor utilizes the Man AHL Diversified Program (the “Trading Program”) for the Fund.

Merrill Lynch Alternative Investments LLC (“MLAI” or “Sponsor”) is the sponsor and manager of the Fund. MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation. Bank of America Corporation and its affiliates are referred to herein as “BAC”. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Fund. The Sponsor may select other parties as clearing broker(s).  Merrill Lynch International Bank, Ltd. (“MLIB”) is the primary foreign exchange (“F/X”) forward prime broker for the Fund.  The Sponsor may select other parties as F/X or other over-the-counter (“OTC”) prime brokers, including Merrill Lynch International (“MLI”). MLPF&S, MLIB and MLI are BAC affiliates. The Royal Bank of Scotland Plc (“RBS”) acts as the primary OTC prime broker for the Fund but only in respect of precious metals OTC forward transactions.  These transactions are not expected to exceed 5% of the overall risk of the Fund.  The Sponsor may select other parties as OTC prime brokers.

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

As of December 31, 2013 the Fund offers six Classes of Units:  Class A, Class C, Class D, Class I, Class DT and Class M.  Each Class of Units is offered at the Net Asset Value per Unit. The four Classes of Units are subject to different Sponsor fees.

The Class M Units are for investors who are subscribing through a managed investment account program at MLPF&S and who satisfy other requirements as determined by the Sponsor from time to time. The Class M Units are not subject to an upfront sales commission and no ongoing compensation is paid to MLPF&S as selling agent. Class DT is solely for investments made by Trend-Following Futures Fund L.P., which reflects an interest by another fund within the FuturesAccess group.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%. Class D Units and Class I Units are subject to sales commissions up to 0.5%. The rate assessed to a given subscription is based upon the subscription amount.  Sales commissions are directly deducted from subscription amounts.  Class C Units, Class DT Units and Class M Units are not subject to any sales commissions.

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

Subscriptions

The Fund generally offers Units for investment as of the first calendar day of each month (each a “Subscription Date”) at the net asset value per Unit of their respective Classes, although MLAI may in its discretion, discontinue subscriptions at any time. Investors must submit their executed Signature Pages on or before the “Subscription/Redemption Notice Date,” which is eight business days prior to the first of every month.  Investors’ subscriptions will be used to purchase a number of Units, including fractional Units, with an aggregate net asset value equal to the dollar amount invested.

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value effective as of the last calendar day of each month (each a “Redemption Date”), upon providing oral or written notice by the “Subscription/Redemption Notice Date, “which is eight business days prior to the first of every month. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption request and the applicable Redemption Date.

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

2.                    CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional *	Profit (Loss)	Members’ Capital	Contracts/Notional *	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	112	$(53,747)	-0.29%	(279)	$162,366	0.88%	$108,619	0.59%	January 2014 - May 2014
Currencies - Futures	—	—	0.00%	(8)	218	0.00%	218	0.00%	March 2014
Currencies - Forwards*	7,545,667,054	(69,798)	-0.38%	(7,128,930,748)	158,903	0.86%	89,105	0.48%	January 2014 - March 2014
Energy	89	17,733	0.10%	(7)	4,746	0.03%	22,479	0.13%	January 2014 - November 2014
Interest rates	589	(105,136)	-0.57%	(179)	67,057	0.36%	(38,079)	-0.21%	March 2014 - June 2018
Metals	70	62,455	0.34%	(89)	(76,242)	-0.41%	(13,787)	-0.07%	January 2014 - April 2014
Stock indices	406	651,304	3.54%	(35)	64,155	0.35%	715,459	3.89%	January 2014 - May 2014

Total		$502,811	2.74%		$381,203	2.07%	$884,014	4.81%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	34	$(104,054)	-0.31%	(117)	$86,092	0.26%	$(17,962)	-0.05%	February 2013 - May 2013
Currencies - Futures	26	(6,566)	-0.02%	(16)	8,684	0.03%	2,118	0.01%	March 2013
Currencies - Forwards*	16,168,229,411	837,916	2.51%	(12,991,844,361)	(420,644)	-1.26%	417,272	1.25%	January 2013 - March 2013
Energy	24	16,070	0.05%	(29)	(32,210)	-0.10%	(16,140)	-0.05%	January 2013 - May 2013
Interest rates	1,749	73,708	0.22%	(242)	(36,528)	-0.11%	37,180	0.11%	March 2013 - September 2017
Metals	38	(19,621)	-0.06%	(42)	(127,383)	-0.38%	(147,004)	-0.44%	January 2013 - April 2013
Stock indices	638	168,811	0.51%	(5)	(2,370)	-0.01%	166,441	0.50%	January 2013 - May 2013

Total		$966,264	2.90%		$(524,359)	-1.57%	$441,905	1.33%

*Currencies-Forwards are stated in notional amounts.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$572,609	$546,779	$25,830	$—
Short	222,300	288,237	(65,937)	—
	$794,909	$835,016	$(40,107)	$—

Forwards
Long	$(69,798)	$—	$(69,798)	$—
Short	158,903	—	158,903	—
	$89,105	$—	$89,105	$—

December 31, 2013	$884,014	$835,016	$48,998	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$128,348	$147,822	$(19,474)	$—
Short	(103,715)	10,438	(114,153)	—
	$24,633	$158,260	$(133,627)	$—

Forwards
Long	$837,916	$—	$837,916	$—
Short	(420,644)	—	(420,644)	—
	$417,272	$—	$417,272	$—

December 31, 2012	$441,905	$158,260	$283,645	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively is representative of the activity throughout the period. There were no transfers to or from Level I or Level II during 2013 and 2012.

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

	December 31, 2013	December 31, 2012	December 31, 2011
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$469,964	$79,465	$(550,043)
Currencies	(609,435)	(485,797)	(3,254,168)
Energy	(1,295,914)	(1,211,511)	(2,081,238)
Interest rates	(2,663,410)	1,441,907	6,392,824
Metals	112,125	(1,919,126)	(329,563)
Stock indices	2,717,404	(364,460)	(3,660,524)

Total	$(1,269,266)	$(2,459,522)	$(3,482,712)

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

4.              RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets.  During the year, the rate was 0.02%.  The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed/sponsored funds including the Fund on a monthly basis based on each Fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2013, 2012, and 2011 amounted to $5,777, $9,082 and $10,082, respectively, of which $730 and $980 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A Units, 2.50% for Class C Units and 1.10% on Class I Units.  Class D Units, Class DT Units and Class M Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $13.44, $5.60 and $7.95, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Sponsor fees as presented on the Statement of Operations are paid to related parties for the years ended December 31, 2013, 2012 and 2011. Of the $353,298 of brokerage commissions presented on the Statement of Operations for the year ended December 31, 2013, $355,811 was expensed to related parties; and of the $5,113 of net interest expense presented on the Statement of Operations, $6,070 was expensed from cash held in commodity trading accounts held with related parties. As of December 31, 2013, of the equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition, $19,093,849 in cash and $833,922 net unrealized profit are held with related parties. Of the $159,775 of brokerage commissions presented on the Statement of Operations for the year ended December 31, 2012, $157,097 was expensed to related parties; and of the $1,066 of net interest income presented on the Statement of Operations, $861 was earned from cash held in commodity trading accounts held with related parties. At December 31, 2012, of the equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statement of Financial Condition, $33,159,228 in cash and $547,428 net unrealized profit are held with related parties. Of the $367,827 of brokerage commissions presented on the Statement of Operations for the year ended December 31, 2011, $367,827 was expensed to related parties; and of the $9,703 of net interest income presented on the Statement of Operations, $8,999 was earned from cash held in commodity trading accounts held with related parties.

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

The Fund charges management fees on the average month-end net asset value of each investor’s Units, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Man-AHL on a monthly basis.  Management Fees are 2% per year for all classes, except for Class DT Units, which are charged a 1% management fee.  Man-AHL has agreed to share 50% of its management fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and support services for the Fund.  The fee sharing arrangement does not apply in respect of Class DT Units.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Man AHL, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Man AHL to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by Man AHL.

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

The credit risk associated with these instruments from counterparty nonperformance is the net unrealized profit (loss) on open contracts, if any, included in the Statements of Financial Condition. MLAI, as sponsor of the Fund, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLIB, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Fund, including engaging RBS as an OTC prime broker.

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