Form 10-K, Exhibit 13
period 2013-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2014-03-25
CIK 1005177

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

In our opinion, the accompanying statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

New York, NY
March 25, 2014

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $14,999,063 for 2013 and $23,426,907 for 2012)	$91,648,859	$150,062,262
Net unrealized profit on open futures contracts	5,348,804	3,460,072
Cash	530,432	528,396
Other assets	90	120

TOTAL ASSETS	$97,528,185	$154,050,850

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Net unrealized loss on open futures contracts	$461,338	$673,241
Sponsor and Advisory fees payable	182,957	283,361
Redemptions payable	10,248,917	3,841,372
Other liabilities	303,483	200,444

Total liabilities	11,196,695	4,998,418

MEMBERS’ CAPITAL:
Members’ Interest (66,052,414 Units and 111,802,279 Units outstanding; unlimited Units authorized)	86,331,490	149,052,432
Total members’ capital	86,331,490	149,052,432

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$97,528,185	$154,050,850

NET ASSET VALUE PER UNIT:

Class A	$1.1143	$1.1397
Class C	$1.0114	$1.0448
Class D	$0.9409	$0.9480
Class I	$1.1254	$1.1465
Class DS	$1.4415	$1.4524
Class DT	$1.5651	$1.5612
Class M	$0.9347	$0.9418

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$(257,587)	$11,822,071	$(19,290,462)
Change in unrealized, net	2,100,635	(5,010,392)	(1,469,413)
Brokerage commissions	(802,619)	(1,122,005)	(1,084,608)

Total trading profit (loss), net	1,040,429	5,689,674	(21,844,483)

INVESTMENT INCOME (EXPENSE):
Interest, net	(3,284)	7,111	(17,755)

EXPENSES:
Management fee	2,284,350	3,502,971	4,663,195
Sponsor fee	520,856	630,871	673,816
Performance fee	—	158,705	—
Other	545,922	656,058	644,087
Total expenses	3,351,128	4,948,605	5,981,098

NET INVESTMENT INCOME (LOSS)	(3,354,412)	(4,941,494)	(5,998,853)

NET INCOME (LOSS)	$(2,313,983)	$748,180	$(27,843,336)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	8,518,918	9,600,043	7,578,294
Class C	14,406,210	15,502,703	17,953,162
Class D	6,911,105	4,344,135	2,015,591
Class I	1,326,366	1,389,136	1,100,947
Class DS	48,446,905	80,202,527	115,338,397
Class DT	12,942,589	18,128,492	24,763,644
Class M*	3,899,097	2,087,589	—

Net income (loss) per weighted average Unit
Class A	$(0.0381)	$(0.0454)	$(0.1699)
Class C	$(0.0407)	$(0.0419)	$(0.1584)
Class D	$(0.0164)	$(0.1080)	$(0.1052)
Class I	$(0.0334)	$(0.0355)	$(0.1544)
Class DS	$(0.0234)	$0.0243	$(0.1684)
Class DT	$(0.0085)	$0.0233	$(0.1577)
Class M*	$(0.0004)	$(0.0108)	$—

*Units issued on October 1, 2012. (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012is for the period October 1, 2012 to December 31, 2012).

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 (IN UNITS)

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013
Class A	3,458,026	6,523,393	(1,054,773)	8,926,646	2,398,527	(1,851,875)	9,473,298	891,952	(4,539,161)	5,826,089
Class C	15,140,200	6,132,543	(4,254,902)	17,017,841	2,572,479	(4,237,929)	15,352,391	3,042,907	(6,848,411)	11,546,887
Class D	2,000,000	62,362	—	2,062,362	4,838,004	(62,362)	6,838,004	248,619	(5,239,250)	1,847,373
Class I	911,417	368,795	(327,359)	952,853	832,501	(394,420)	1,390,934	391,505	(594,321)	1,188,118
Class DS	111,667,815	8,143,951	(15,405,971)	104,405,795	—	(44,516,616)	59,889,179	1,649,241	(28,510,989)	33,027,431
Class DT	26,281,259	618,514	(5,258,056)	21,641,717	12,221	(6,487,285)	15,166,653	115,978	(6,266,014)	9,016,617
Class M*	—	—	—	—	3,691,820	—	3,691,820	1,272,322	(1,364,243)	3,599,899

Total Members’ Units	159,458,717	21,849,558	(26,301,061)	155,007,214	14,345,552	(57,550,487)	111,802,279	7,612,524	(53,362,389)	66,052,414

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013
Class A	$4,597,909	$8,485,986	$(1,262,333)	$(1,287,510)	$10,534,052	$2,866,271	$(2,167,161)	$(436,058)	$10,797,104	$985,698	$(4,965,966)	$(324,482)	$6,492,354
Class C	18,827,816	7,351,464	(4,741,010)	(2,843,124)	18,595,146	2,831,398	(4,736,568)	(649,325)	16,040,651	3,109,502	(6,885,459)	(586,382)	11,678,312
Class D	2,146,621	59,699	—	(212,045)	1,994,275	5,019,388	(62,025)	(469,022)	6,482,616	235,000	(4,866,210)	(113,194)	1,738,212
Class I	1,209,298	474,204	(387,009)	(169,935)	1,126,558	1,012,139	(494,730)	(49,273)	1,594,694	444,000	(657,269)	(44,274)	1,337,151
Class DS	183,611,518	13,056,819	(22,578,894)	(19,424,860)	154,664,583	—	(69,634,735)	1,952,715	86,982,563	2,359,243	(40,599,219)	(1,133,475)	47,609,112
Class DT	45,566,638	979,606	(8,508,687)	(3,905,862)	34,131,695	20,467	(10,895,819)	421,627	23,677,970	179,963	(9,635,888)	(110,517)	14,111,528
Class M*	—	—	—	—	—	3,499,318	—	(22,484)	3,476,834	1,187,000	(1,297,354)	(1,659)	3,364,821

Total Members’ Capital	$255,959,800	$30,407,778	$(37,477,933)	$(27,843,336)	$221,046,309	$15,248,981	$(87,991,038)	$748,180	$149,052,432	$8,500,406	$(68,907,365)	$(2,313,983)	$86,331,490

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M
Per Unit Operating Performance:

Net asset value, beginning of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Net realized and net change in unrealized trading profit (loss)	0.0254	0.0229	0.0216	0.0257	0.0330	0.0360	0.0214
Brokerage commissions	(0.0071)	(0.0065)	(0.0060)	(0.0072)	(0.0092)	(0.0099)	(0.0059)
Interest income, net (c)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0000)
Expenses	(0.0437)	(0.0498)	(0.0227)	(0.0396)	(0.0347)	(0.0222)	(0.0226)

Net asset value, end of year	$1.1143	$1.0114	$0.9409	$1.1254	$1.4415	$1.5651	$0.9347

Total Return: (a)

Total return before Performance fees	-2.23%	-3.20%	-0.75%	-1.84%	-0.75%	0.25%	-0.75%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-2.23%	-3.20%	-0.75%	-1.84%	-0.75%	0.25%	-0.75%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees) (b)	3.96%	4.96%	2.46%	3.56%	2.46%	1.46%	2.46%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.96%	4.96%	2.46%	3.56%	2.46%	1.46%	2.46%

Net investment income (loss)	-3.95%	-4.96%	-2.45%	-3.55%	-2.45%	-1.45%	-2.45%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*
Per Unit Operating Performance:

Net asset value, beginning of year or at time of offer	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.0140	0.0135	0.0108	0.0138	0.0165	0.0169	(0.0507)
Brokerage commissions	(0.0073)	(0.0068)	(0.0061)	(0.0074)	(0.0093)	(0.0099)	(0.0017)
Interest Income, net	0.0000	0.0000	0.0000	0.0000	0.0001	0.0001	(0.0000)
Expenses	(0.0471)	(0.0546)	(0.0237)	(0.0422)	(0.0363)	(0.0230)	(0.0058)

Net asset value, end of year	$1.1397	$1.0448	$0.9480	$1.1465	$1.4524	$1.5612	$0.9418

Total Return: (a)

Total return before Performance fees	-3.48%	-4.45%	-2.03%	-3.10%	-2.03%	-1.04%	-5.82%
Performance fees	-0.08%	-0.08%	-0.08%	-0.08%	-0.08%	-0.13%	0.00%
Total return after Performance fees	-3.56%	-4.53%	-2.11%	-3.18%	-2.11%	-1.17%	-5.82%

Ratios to Average Members’ Capital: (b)

Expenses (excluding Performance fees) (c)	3.87%	4.87%	2.36%	3.47%	2.36%	1.36%	2.43%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.05%	0.00%
Expenses (including Performance fees)	3.87%	4.87%	2.36%	3.47%	2.36%	1.41%	2.43%

Net investment income (loss)	-3.86%	-4.87%	-2.36%	-3.46%	-2.36%	-1.40%	-2.43%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The total return ratios are not annualized.

(c) The expense ratios do not include brokerage commissions.

*Units issued on October 1, 2012.

See notes to financial statements.

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.3296	$1.2436	$1.0733	$1.3268	$1.6443	$1.7338

Net realized and net change in unrealized trading profit (loss)	(0.0971)	(0.0905)	(0.0789)	(0.0971)	(0.1209)	(0.1280)
Brokerage commissions	(0.0053)	(0.0050)	(0.0043)	(0.0053)	(0.0067)	(0.0070)
Interest income, net	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)	(0.0001)
Expenses	(0.0470)	(0.0553)	(0.0230)	(0.0420)	(0.0352)	(0.0216)

Net asset value, end of year	$1.1801	$1.0927	$0.9670	$1.1823	$1.4814	$1.5771

Total Return: (a)

Total return before Performance fees	-11.28%	-12.16%	-9.94%	-10.92%	-9.94%	-9.03%
Performance fees	-0.04%	-0.04%	-0.04%	-0.04%	-0.04%	-0.08%
Total return after Performance fees	-11.32%	-12.20%	-9.98%	-10.96%	-9.98%	-9.11%

Ratios to Average Members’ Capital:

Expenses (excluding Performance fees) (c)	3.75%	4.74%	2.25%	3.35%	2.25%	1.25%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.04%
Expenses (including Performance fees)	3.75%	4.74%	2.25%	3.35%	2.25%	1.29%

Net investment income (loss)	-3.75%	-4.75%	-2.26%	-3.36%	-2.26%	-1.30%

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

ML TRANSTREND DTP ENHANCED FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Transtrend DTP Enhanced FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on March 8, 2007 and commenced trading activities on April 2, 2007. The Fund engages in the speculative trading of futures on a wide range of commodities. Transtrend B.V. (“Transtrend” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor utilizes the Transtrend Diversified Trend Program-Enhanced Risk Profile (the “Trading Program”) for the Fund. The Enhanced Risk Profile is approximately 1.5 times the leverage of the Standard Risk Profile.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit/loss on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	541	$(109,641)	-0.13%	(1,296)	$1,022,304	1.18%	$912,663	1.05%	January 2014 - December 2014
Currencies	655	1,056,453	1.22%	(507)	870,273	1.01%	1,926,726	2.23%	February 2014 - March 2014
Energy	760	159,271	0.18%	(44)	20,151	0.02%	179,422	0.20%	January 2014 - December 2015
Interest rates	1,161	(187,202)	-0.22%	(942)	572,202	0.66%	385,000	0.44%	March 2014 - December 2017
Metals	518	385,034	0.45%	(828)	(295,853)	-0.34%	89,181	0.11%	January 2014 - October 2014
Stock indices	848	1,235,820	1.43%	(466)	158,654	0.18%	1,394,474	1.61%	January 2014 - June 2014

Total		$2,539,735	2.93%		$2,347,731	2.71%	$4,887,466	5.64%

December 31, 2012

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	731	$(931,174)	-0.62%	(1,641)	$1,594,170	1.07%	$662,996	0.45%	January 2013 - December 2013
Currencies	1,703	(4,071)	0.00%	(486)	480,758	0.32%	476,687	0.32%	March 2013
Energy	154	133,950	0.09%	(880)	824,023	0.55%	957,973	0.64%	January 2013 - December 2014
Interest rates	5,417	1,241,021	0.83%	(3,174)	(187,087)	-0.13%	1,053,934	0.70%	March 2013 - December 2016
Metals	369	119,647	0.08%	(312)	(744,175)	-0.50%	(624,528)	-0.42%	January 2013 - May 2013
Stock indices	1,782	281,988	0.19%	(179)	(22,219)	-0.01%	259,769	0.18%	January 2013 - June 2013

Total		$841,361	0.57%		$1,945,470	1.30%	$2,786,831	1.87%

No individual contract’s unrealized profit or loss comprised greater than 5% of the Fund’s Members’ Capital as of December 31, 2013 and 2012. With respect to each commodity industry sector listed in the above chart, the net unrealized profit (loss) on open positions is the sum of the unrealized profits (loss) of long positions and short positions of the open contracts, netting unrealized losses against unrealized profits as applicable.  Net unrealized profit and loss provides an approximate measure of the exposure of the Fund to the various sectors as of the date listed, although such exposure can change at any time.

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels, as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$2,539,735	$2,154,701	$385,034	$—
Short	2,347,731	3,418,524	(1,070,793)	—
	$4,887,466	$5,573,225	$(685,759)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2013	$4,887,466	$5,573,225	$(685,759)	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$841,361	$788,009	$53,352	$—
Short	1,945,470	2,669,390	(723,920)	—
	$2,786,831	$3,457,399	$(670,568)	$—

Forwards
Long	$—	$—	$—	$—
Short	—	—	—	—
	$—	$—	$—	$—

December 31, 2012	$2,786,831	$3,457,399	$(670,568)	$—

The Fund’s volume of trading forwards and futures at December 31, 2013 and 2012, respectively, are representative of the activity throughout these periods. There were no transfers to or from any level during 2013 and 2012.

The Fund engages in the speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Such contracts meet the definition of a derivative as noted in the ASC guidance for accounting for derivative and hedging activities. The fair value amounts of and the net profits and losses on derivative instruments is disclosed in the Statements of Financial Condition and Statements of Operations, respectively. There are no credit related contingent features embedded in these derivative contracts. The total notional, contract amount, or number of contracts and fair values of derivative instruments by contract type/commodity sector are disclosed in Note 2, above.

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

	December 31, 2013	December 31, 2012	December 31, 2011
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Gain (loss) from trading

Agriculture	$567,255	$(6,096,889)	$(12,391,662)
Currencies	(3,024,130)	1,497,662	(15,346,290)
Energy	(7,079,331)	(2,751,878)	(600,805)
Interest rates	(4,537,269)	10,649,479	13,882,891
Metals	3,012,643	(1,858,621)	1,345,868
Stock indices	12,903,880	5,371,926	(7,649,877)

Total	$1,843,048	$6,811,679	$(20,759,875)

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

4.                  RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year ended December 31, 2013, the rate was 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2013, 2012, and 2011 amounted to $24,570, $38,121 and $51,287, respectively, of which $3,262 and $5,324 was payable to the Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A Units, 2.50% for Class C Units, and 1.10% for Class I Units. Class D Units, Class DS Units, DT Units and Class M Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $5.81, $5.91 and $6.10, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

Brokerage Commissions, Interest and Sponsor fees as presented on the Statements of Operations are all received from or paid to related parties. Equity in commodity trading accounts, including cash and net unrealized profit/loss, as seen on the Statements of Financial Condition are held with a related party.

5.                    ADVISORY AGREEMENT

The Fund and Transtrend have entered into an advisory agreement.  The advisory agreement will continue in effect until December 31, 2014.  Thereafter, the advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either Transtrend or the Fund upon 90 days written notice to the other party.  Pursuant to the advisory agreement, Transtrend has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

Management fees are based on the average month-end net asset value of the Fund, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Transtrend on a monthly basis. Management fees are 2% per year for all Classes, except for Class DT Units, which is charged a 1% management fee.  Transtrend has agreed to share 50% of the management fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and operational support for the Fund. The fee sharing arrangement does not apply in respect of Class DT Units.

Performance fees are based on any New Trading Profit (as defined in the advisory agreement) and are payable to Transtrend as of the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units. The Fund charges a 25% performance fee for all Classes.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Transtrend, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Transtrend to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by Transtrend.

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

9.              SUBSEQUENT EVENTS

Effective as of February 1, 2014: (i) the management fee percentage payable by the Fund to Transtrend reduces from 2.0% per annum to 1.0% per annum, in respect to Class A Units, Class C Units, Class D Units, Class I Units, Class DS Units and Class M Units. The management fee percentage payable by the Fund in respect to Class DT Units remains at 1.0% per annum.  (ii) The Fund pays a 0.5% per annum management fee to MLAI, except in respect of Class DT Units, and (iii) Transtrend no longer shares any portion of its management fees with MLAI. Effective as of January 1, 2014, the performance fee percentage payable by the Fund to Transtrend reduces from 25% to 22.5%.

Management has evaluated the impact of subsequent events on the Fund and has determined that there were no other subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the
undersigned, the information contained in this
report is accurate and complete.

/s/Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
ML Transtrend DTP Enhanced FuturesAccess LLC