Form 10-K, Exhibit 13
period 2013-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2014-03-25
CIK 1005177

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

In our opinion, the accompanying  statements of financial condition, and the related statements of operations, changes in members’ capital, and financial data highlights present fairly, in all material respects, the financial position of ML Winton FuturesAccess LLC (the “Fund”) at December 31, 2013 and 2012, and the results of its operations. the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America. These financial statements and the financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable  assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement  presentation. We believe that our audits provide a reasonable basis for our opinion.

February 21, 2014

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center,300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F: (813) 286 6ooo,www.pwc.com/us

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2013 AND 2012

	December 31,	December 31,
	2013	2012
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $74,790,241 for 2013 and $88,048,482 for 2012)	$974,168,421	$1,094,747,864
Net unrealized profit on open futures contracts	30,289,658	13,181,192
Net unrealized profit on open forwards contracts	927,780	2,787,207
Cash	631,442	872,010
Accrued interest receivable	200	646

TOTAL ASSETS	$1,006,017,501	$1,111,588,919

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Brokerage commissions payable	$7,723	$5,975
Sponsor and Advisory fees payable	9,079,002	3,208,763
Redemptions payable	17,236,150	10,403,455
Net unrealized loss on open futures contracts	—	3,495,313
Net unrealized loss on open forwards contracts	688,767	1,636,300
Other liabilities	656,454	451,936

Total liabilities	27,668,096	19,201,742

MEMBERS’ CAPITAL:
Members’ Interest (632,945,962 Units and 695,939,035 Units)	978,349,405	1,092,387,177
Total members’ capital	978,349,405	1,092,387,177

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$1,006,017,501	$1,111,588,919

NET ASSET VALUE PER UNIT:
(Based on 632,945,962 and 695,939,035 Units outstanding; unlimited Units authorized)

Class A	$1.7385	$1.6478
Class C	$1.5919	$1.5240
Class D	$1.8309	$1.7095
Class I	$1.7875	$1.6874
Class DS	$1.8286	$1.7074
Class DT	$1.9307	$1.7935
Class M	$1.0288	$0.9606
Class F	$1.0007	$—
Class F1	$1.0254	$—

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	2013	2012	2011
TRADING PROFIT (LOSS):

Realized, net	$84,320,010	$(12,985,638)	$99,005,031
Change in unrealized, net	19,691,885	(12,556,280)	(4,178,895)
Brokerage commissions	(1,310,913)	(1,658,223)	(1,079,201)

Total trading profit (loss), net	102,700,982	(27,200,141)	93,746,935

INVESTMENT INCOME (EXPENSE):
Interest, net	(370,405)	(268,920)	14,326

EXPENSES:
Management fee	21,013,843	22,799,470	20,733,371
Sponsor fee	15,912,263	17,137,471	13,783,782
Performance fee	6,385,339	519	14,143,666
Other	2,145,799	2,111,326	1,536,998
Total expenses	45,457,244	42,048,786	50,197,817

NET INVESTMENT INCOME (LOSS)	(45,827,649)	(42,317,706)	(50,183,491)

NET INCOME (LOSS)	$56,873,333	$(69,517,847)	$43,563,444

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	98,692,610	112,525,532	85,306,244
Class C	320,078,129	338,215,096	265,133,320
Class D	79,113,900	97,233,575	92,583,109
Class I	50,548,810	53,305,559	44,020,921
Class DS	41,616,725	72,728,392	103,988,669
Class DT	10,750,384	16,327,295	22,748,773
Class M*	45,571,438	9,121,131	—
Class F**	45,094,466	—	—
Class F1***	32,348,368	—	—

Net income (loss) per weighted average Unit
Class A	$0.0896	$(0.1037)	$0.0694
Class C	$0.0652	$(0.1119)	$0.0490
Class D	$0.1433	$(0.0781)	$0.0953
Class I	$0.1002	$(0.0992)	$0.0757
Class DS	$0.1166	$(0.0827)	$0.0954
Class DT	$0.1342	$(0.0767)	$0.1134
Class M*	$0.0669	$0.0164	$—
Class F**	$0.0136	$—	$—
Class F1***	$0.0254	$—	$—

* Units issued on March 1, 2012 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the period March 1, 2012 to December 31, 2012).

** Units issued on May 16, 2013 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2013 is for the period May 16, 2013 to December 31, 2013).

*** Units issued on June 1, 2013 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2013 is for the period June 1, 2013 to December 31, 2013).

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011 (IN UNITS)

	Members’ Capital			Members’ Capital			Members’ Capital			Members’ Capital
	December 31, 2010	Subscriptions	Redemptions	December 31, 2011	Subscriptions	Redemptions	December 31, 2012	Subscriptions	Redemptions	December 31, 2013
Class A	65,325,934	42,958,269	(5,874,240)	102,409,963	29,640,100	(26,228,313)	105,821,750	9,547,008	(26,089,547)	89,279,211
Class C	222,514,645	108,437,883	(28,029,412)	302,923,116	92,775,855	(60,957,404)	334,741,567	30,030,602	(75,515,200)	289,256,969
Class D	81,540,462	19,288,627	(7,441,994)	93,387,095	16,402,430	(10,563,847)	99,225,678	6,206,542	(58,735,323)	46,696,897
Class I	40,328,794	13,111,177	(3,550,463)	49,889,508	13,773,459	(12,995,108)	50,667,859	6,983,219	(9,961,751)	47,689,327
Class DS	107,809,869	5,140,859	(26,348,415)	86,602,313	—	(32,474,284)	54,128,029	—	(26,465,655)	27,662,374
Class DT	25,990,209	—	(7,704,389)	18,285,820	—	(5,083,599)	13,202,221	—	(5,893,382)	7,308,839
Class M*	—	—	—	—	38,151,931	—	38,151,931	16,525,784	(8,494,429)	46,183,286
Class F**	—	—	—	—	—	—	—	46,520,691	—	46,520,691
Class F1***	—	—	—	—	—	—	—	32,348,368	—	32,348,368

Total Members’ Units	543,509,913	188,936,815	(78,948,913)	653,497,815	190,743,775	(148,302,555)	695,939,035	148,162,214	(211,155,287)	632,945,962

Class A	9,713	—	(9,713)	—	—	—	—	—	—	—
Class C	9,757	—	(9,757)	—	—	—	—	—	—	—

Total Sponsor’s Units	19,470	—	(19,470)	—	—	—	—	—	—	—

* Units issued on March 1, 2012.

** Units issued on May 16, 2013.

*** Units issued on June 1, 2013.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2013, 2012 AND 2011

	Members’ Capital December 31, 2010	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income (Loss)	Members’ Capital December 31, 2013
Class A	$109,814,969	$73,551,880	$(10,104,554)	$5,916,349	$179,178,644	$50,675,735	$(43,814,019)	$(11,666,559)	$174,373,801	$16,098,619	$(44,097,135)	$8,838,824	$155,214,109
Class C	352,948,772	174,378,174	(45,212,829)	12,996,341	495,110,458	147,487,040	(94,603,982)	(37,852,175)	510,141,341	46,650,874	(117,187,044)	20,855,066	460,460,237
Class D	138,000,547	33,469,377	(13,304,513)	8,820,611	166,986,022	28,547,708	(18,316,402)	(7,589,299)	169,628,029	10,820,354	(106,288,749)	11,338,552	85,498,186
Class I	68,871,557	23,007,930	(6,182,374)	3,333,224	89,030,337	23,922,022	(22,162,942)	(5,289,965)	85,499,452	11,980,169	(17,299,983)	5,064,476	85,244,114
Class DS	182,235,678	8,803,779	(46,292,649)	9,917,495	154,664,303	—	(56,228,117)	(6,017,214)	92,418,972	—	(46,685,825)	4,851,535	50,584,682
Class DT	45,566,638	—	(14,013,641)	2,578,630	34,131,627	—	(9,201,191)	(1,252,467)	23,677,969	—	(11,009,023)	1,442,581	14,111,527
Class M*	—	—	—	—	—	36,497,781	—	149,832	36,647,613	16,330,357	(8,514,087)	3,048,165	47,512,048
Class F**	—	—	—	—	—	—	—	—	—	45,942,000	—	612,511	46,554,511
Class F1***	—	—	—	—	—	—	—	—	—	32,348,368	—	821,623	33,169,991

Total Members’ Interest	$897,438,161	$313,211,140	$(135,110,560)	$43,562,650	$1,119,101,391	$287,130,286	$(244,326,653)	$(69,517,847)	$1,092,387,177	$180,170,741	$(351,081,846)	$56,873,333	$978,349,405

Class A	$16,602	$—	$(16,994)	$392	$—	$—	$—	$—	$—	$—	$—	$—	$—
Class C	15,545	—	(15,947)	402	—	—	—	—	—	—	—	—	—

Total Sponsor’s Interest	$32,147	$—	$(32,941)	$794	$—	$—	$—	$—	$—	$—	$—	$—	$—

Total Members’ Capital	$897,470,308	$313,211,140	$(135,143,501)	$43,563,444	$1,119,101,391	$287,130,286	$(244,326,653)	$(69,517,847)	$1,092,387,177	$180,170,741	$(351,081,846)	$56,873,333	$978,349,405

* Units issued on March 1, 2012.

** Units issued on May 16, 2013.

*** Units issued on June 1, 2013.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M	Class F*	Class F1**
Per Unit Operating Performance:

Net asset value, beginning of year or at the time of offer	$1.6478	$1.5240	$1.7095	$1.6874	$1.7074	$1.7935	$0.9606	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.1667	0.1534	0.1743	0.1711	0.1741	0.1833	0.0980	0.0082	0.0386
Brokerage commissions	(0.0021)	(0.0019)	(0.0021)	(0.0021)	(0.0021)	(0.0023)	(0.0012)	(0.0007)	(0.0007)
Interest income, net	(0.0006)	(0.0005)	(0.0006)	(0.0006)	(0.0006)	(0.0006)	(0.0003)	(0.0001)	(0.0003)
Expenses	(0.0733)	(0.0831)	(0.0502)	(0.0683)	(0.0502)	(0.0432)	(0.0283)	(0.0067)	(0.0122)

Net asset value, end of year	$1.7385	$1.5919	$1.8309	$1.7875	$1.8286	$1.9307	$1.0288	$1.0007	$1.0254

Total Return: (a)

Total return before Performance fees	6.13%	5.07%	7.73%	6.56%	7.73%	8.27%	7.73%	-0.03%	3.07%
Performance fees/other (c)	-0.66%	-0.66%	-0.66%	-0.66%	-0.66%	-0.63%	-0.66%	0.04%	-0.55%
Total return after Performance fees	5.47%	4.41%	7.07%	5.90%	7.07%	7.64%	7.07%	0.01%	2.52%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees) (d)	3.75%	4.76%	2.25%	3.35%	2.25%	1.75%	2.25%	1.25%	1.26%
Performance fees (c)	0.62%	0.62%	0.62%	0.62%	0.62%	0.61%	0.62%	-0.07%	0.54%
Expenses (including Performance fees)	4.37%	5.38%	2.87%	3.97%	2.87%	2.36%	2.87%	1.18%	1.80%

Net investment income (loss)	-4.37%	-5.37%	-2.87%	-3.97%	-2.87%	-2.35%	-2.87%	-1.17%	-1.78%

(a) The total return is based on compounded monthly returns and are calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The performance fee ratios are not annualized.

(c) Performance fees include reimbursement of performance fees allocated to the share classes in accordance with offering documents.

(d) The expense ratios do not include brokerage commissions.

* Units issued on May 16, 2013.

** Units issued on June 1, 2013.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*
Per Unit Operating Performance:

Net asset value, beginning of year or at the time of offer	$1.7496	$1.6344	$1.7881	$1.7846	$1.7859	$1.8666	$1.0000

Net realized and net change in unrealized trading profit(loss)	(0.0366)	(0.0341)	(0.0376)	(0.0374)	(0.0375)	(0.0393)	(0.0202)
Brokerage commissions	(0.0024)	(0.0023)	(0.0025)	(0.0025)	(0.0025)	(0.0026)	(0.0012)
Interest income, net	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0004)	(0.0002)
Expenses	(0.0624)	(0.0736)	(0.0381)	(0.0569)	(0.0381)	(0.0308)	(0.0178)

Net asset value, end of year	$1.6478	$1.5240	$1.7095	$1.6874	$1.7074	$1.7935	$0.9606

Total Return: (a)

Total return before Performance fees	-5.82%	-6.76%	-4.40%	-5.44%	-4.40%	-3.92%	-3.95%
Performance fees/other (c)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	-5.82%	-6.76%	-4.40%	-5.44%	-4.40%	-3.92%	-3.95%

Ratios to Average Member’s Capital: (b)

Expenses (excluding Performance fees) (d)	3.71%	4.71%	2.21%	3.31%	2.21%	1.71%	2.22%
Performance fees (c)	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	3.71%	4.71%	2.21%	3.31%	2.21%	1.71%	2.22%

Net investment income (loss)	-3.71%	-4.71%	-2.21%	-3.31%	-2.21%	-1.71%	-2.22%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The ratios to average members’ capital have been annualized. The performance fee ratios are not annualized.

(c) Performance fees include reimbursement of performance fees allocated to the share classes in accordance with offering documents.

(d) The expense ratios do not include brokerage commissions.

* Units issued on March 1, 2012.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2011

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT
Per Unit Operating Performance:

Net asset value, beginning of year	$1.6810	$1.5862	$1.6924	$1.7078	$1.6903	$1.7532

Net realized and net change in unrealized trading profit(loss)	0.1571	0.1476	0.1592	0.1599	0.1591	0.1653
Brokerage commissions	(0.0018)	(0.0017)	(0.0018)	(0.0018)	(0.0018)	(0.0019)
Interest income, net (b)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0867)	(0.0977)	(0.0617)	(0.0813)	(0.0617)	(0.0500)

Net asset value, end of year	$1.7496	$1.6344	$1.7881	$1.7846	$1.7859	$1.8666

Total Return: (a)

Total return before Performance fees	5.46%	4.41%	7.05%	5.88%	7.05%	7.59%
Performance fees/other (c)	-1.43%	-1.43%	-1.43%	-1.43%	-1.43%	-1.15%
Total return after Performance fees	4.03%	2.98%	5.62%	4.45%	5.62%	6.44%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (d)	3.68%	4.68%	2.17%	3.28%	2.17%	1.66%
Performance fees (c)	1.38%	1.38%	1.38%	1.38%	1.38%	1.11%
Expenses (including Performance fees)	5.06%	6.06%	3.55%	4.66%	3.55%	2.77%

Net investment income (loss)	-5.05%	-6.06%	-3.55%	-4.65%	-3.55%	-2.77%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit.

(c) Performance fees include reimbursement of performance fees allocated to the share classes in accordance with offering documents.

(d) The expense ratios do not include brokerage commissions.

See notes to financial statements.

ML WINTON FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Winton FuturesAccess LLC (the “Fund”), a FuturesAccessSM Program (the “FuturesAccess”) fund, was organized under the Delaware Limited Liability Company Act on May 17, 2004 and commenced trading activities on February 1, 2005. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. Winton Capital Management Limited (“Winton” or Trading Advisor) is the trading advisor of the Fund.  The Trading Advisor utilizes the Winton Diversified Program (the “Trading Program”) for the Fund.

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

As of December 31, 2013 the Fund offers ten Classes of Units:  Class A, Class C, Class I, Class D, Class DT, Class DS, Class M, Class F, Class F1and Class G. Each Class of Units is offered at the Net Asset Value per Unit.  The nine Classes of Units are subject to different Sponsor fees.

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

On May 16, 2013 and June 1, 2013 the Fund opened Class F Units and Class F1 Units, respectively, at $1.00 per Unit. Class G is open for investment however, currently has no investors. Class F Units, Class F1 Units and Glass G Units (together, the “New Classes”) have been designed for certain high-net-worth and institutional investors that have a “total fund investment” of at least $20 million or an overall “total investment” of at least $60 million. The New Classes are generally subject to the same terms as the existing Class D Units, except as set forth below. Differences between the New Classes and Class D Units include different eligibility requirements, Management Fees, upfront sales commissions, ongoing selling agent compensation, and fee sharing with the Sponsor.

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

Class A Units are subject to a sales commission paid to MLPF&S ranging from 1.0% to 2.5%.  Class D Units, Class I Units, Class G Units and Class F Units are subject to sales commissions paid to MLPF&S up to 0.5%.  The rate assessed to a given subscription is based upon the subscription amount. Sales commissions are directly deducted from subscription amounts.  Class C Units, Class DS Units, Class DT Units, Class M Units and Class F1 Units are not subject to any sales commissions.

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

2.                  CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as net unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2013 and 2012 are as follows:

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	1,692	$(904,240)	-0.09%	(3,532)	$3,600,461	0.37%	$2,696,221	0.28%	January 2014 - May 2014
Currencies - Futures	4,996	3,146,465	0.32%	(3,705)	4,093,122	0.42%	7,239,587	0.74%	March 2014
Currencies - Forwards*	138,254,480,312	927,780	0.09%	(3,593,062,052)	(688,767)	-0.07%	239,013	0.02%	January 2014 - June 2014
Energy	693	407,390	0.04%	(303)	(596,799)	-0.06%	(189,409)	-0.02%	January 2014 - March 2014
Interest rates	19,506	(5,225,777)	-0.53%	(1,606)	631,192	0.06%	(4,594,585)	-0.47%	February 2014 - December 2016
Metals	641	35,533	0.00%	(1,131)	2,627,090	0.27%	2,662,623	0.27%	January 2014 - April 2014
Stock indices	8,131	22,478,186	2.30%	(41)	(2,965)	0.00%	22,475,221	2.30%	January 2014 - March 2014

Total, net		$20,865,337	2.13%		$9,663,334	0.99%	$30,528,671	3.12%

December 31, 2012

	Long Positions			Short Positions
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	699	$(1,095,039)	-0.10%	(1,992)	$159,061	0.01%	$(935,978)	-0.09%	January 2013 - May 2013
Currencies - Futures	6,497	(674,405)	-0.06%	(1,892)	12,880,662	1.18%	12,206,257	1.12%	March 2013
Currencies - Forwards*	175,546,642,037	2,787,207	0.25%	(103,642,972,722)	(1,636,300)	-0.15%	1,150,907	0.10%	January 2013 - May 2013
Energy	191	455,395	0.04%	(760)	(1,295,491)	-0.12%	(840,096)	-0.08%	January 2013 - March 2013
Interest rates	23,739	3,139,701	0.29%	(491)	(93,348)	-0.01%	3,046,353	0.28%	January 2013 - December 2015
Metals	1,133	(4,627,214)	-0.42%	(581)	(2,550,129)	-0.23%	(7,177,343)	-0.65%	January 2013 - May 2013
Stock indices	9,645	3,400,966	0.31%	(42)	(14,280)	0.00%	3,386,686	0.31%	January 2013 - March 2013

Total, net		$3,386,611	0.31%		$7,450,175	0.68%	$10,836,786	0.99%

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

The Fund’s net unrealized profit (loss) on open forward and futures contracts, by the above fair value hierarchy levels as of December 31, 2013 and 2012 are as follows:

2013	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$19,937,557	$19,905,154	$32,403	$—
Short	10,352,101	10,767,146	(415,045)	—
	$30,289,658	$30,672,300	$(382,642)	$—

Forwards
Long	$927,780	$—	$927,780	$—
Short	(688,767)	—	(688,767)	—
	$239,013	$—	$239,013	$—

December 31, 2013	$30,528,671	$30,672,300	$(143,629)	$—

2012	Total	Level I	Level II	Level III
Net unrealized profit (loss) on open contracts

Futures
Long	$599,404	$1,681,353	$(1,081,949)	$—
Short	9,086,475	11,474,717	(2,388,242)	—
	$9,685,879	$13,156,070	$(3,470,191)	$—

Forwards
Long	$2,787,207	$—	$2,787,207	$—
Short	(1,636,300)	—	(1,636,300)	—
	$1,150,907	$—	$1,150,907	$—

December 31, 2012	$10,836,786	$13,156,070	$(2,319,284)	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2013, 2012 and 2011:

Commodity Industry Sector	December 31, 2013 Profit (loss) from trading, net	December 31, 2012 Profit (loss) from trading, net	December 31, 2011 Profit (loss) from trading, net
Agriculture	$18,252,148	$(15,604,240)	$(672,949)
Currencies	22,068,047	(28,551,422)	(1,178,520)
Energy	(19,454,292)	(23,874,054)	348,366
Interest rates	(54,443,134)	58,632,850	99,166,455
Metals	21,130,440	(23,650,501)	16,692,243
Stock indices	116,458,686	7,505,449	(19,529,459)
Total, net	$104,011,895	$(25,541,918)	$94,826,136

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

4.                  RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets. During the year ended December 31, 2013, the rate was 0.02%.  The fee is payable monthly in arrears.  MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each Fund’s net assets. The Transfer Agent fee allocated to the Fund for the year ended December 31, 2013, 2012, and 2011 amounted to $209,488, $226,250 and  $203,872, respectively, of which $33,843 and $38,237 was payable to the Registrar and Transfer Agent as of December 31, 2013 and 2012, respectively.

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

The Fund charges Sponsor fees on the month-end net assets after all other charges at annual rates equal to 1.50% for Class A Units, 2.50% for Class C Units, and 1.10% on Class I Units.  Class D Units, Class DS Units, Class DT Units, Class M Units, Class F Units and Class F1 Units and Class G Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2013, 2012 and 2011 was approximately $4.48, $5.48 and $5.47, respectively (not including, in calculating round-turn, forward contracts on a futures-equivalent basis).

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

The Fund charges management fees on the average month-end net asset value of each investor’s Units, after reduction for the brokerage commissions accrued with respect to such assets, and are payable to Winton on a monthly basis.  Management fees are charged at a rate equal to 2% per year for Class A Units, Class C Units, Class I Units, Class D Units, Class DS Units and Class M Units. Management Fees are charged at a rate equal to 1.5% per year for Class DT Units.  Management fees are charged at a rate equal to 1.25% per year for Class G Units. Management fees are charged at a rate equal to 1% per year for Class F Units and Class F-1 Units.

Performance fees are charged by the Fund on any New Trading Profit (as defined in the advisory agreement) and are payable to Winton as of either the end of each calendar year or upon any interim period for which there are net redemption of Units, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.  The Fund pays a 20% performance fee to Winton with respect to all classes, except Class DT Units, which is charged a performance fee of 15%.

With respect to the Class A Units, Class C Units, Class I Units, Class M Units, Class D Units and Class DS Units, Winton has agreed to share with MLAI, 25% of the 2% management fee and 25% of the 20% performance fee.  With respect to Class F Units and Class F-1 Units, Winton has agreed to share with MLAI, 15% of the 1% management fee and 12.5% of the 20% performance fee.  With respect to Class G Units, Winton has agreed to share with MLAI 20% of the 1.25% management fee and 25% of the 20% performance fee.  Winton has agreed to share these fees with MLAI in order to defray costs in connection with and in consideration of BAC’s providing certain administrative and operational support for the Fund. This fee sharing arrangement does not apply in respect of Class DT Units.

6.                    WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of calculating net income (loss) per weighted average Unit.  The weighted average number of Units, outstanding for each Class, for the years ended December 31, 2013, 2012 and 2011 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

In June 2013, the FASB issued an update relating to the criteria used in defining an investment company under U.S. GAAP. It also sets forth certain measurement and disclosure requirements.  Under the new standard the typical characteristics of an investment company will be: (i) it has more than one investment and more than one investor, (ii) it has investors that are not related parties of the entity or the investment manager, (iii) it has ownership interests in the form of equity or partnership interests, and (iv) it manages substantially all of its investments on a fair value basis.  The standard also reaffirms that a non controlling interest in another investment company should be measured at fair value instead of the equity method. It also includes additional disclosure requirements for an entity to disclose the fact that it is an investment company, and to provide information about changes, if any, in its status as an investment company.  Finally, an entity will also need to include disclosures around financial support that has been provided or is contractually required to be provided to any of its investees.  The requirements of the standard are effective for interim and annual reporting periods in fiscal years that begin after December 15, 2013, with early application prohibited.  The Sponsor is currently evaluating the standard and does not believe it will have a material impact to the Fund’s financial statements.

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

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that they will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of Winton, calculating the Net Asset Value of the Fund as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Fund’s market exposure, MLAI may urge Winton to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of Trading Advisor monitoring, with the market risk controls being applied by Winton.

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