Form 10-K, Exhibit 13
period 2014-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2015-03-20
CIK 1005177

Exhibit 13.01

ML TREND-FOLLOWING FUTURES FUND L.P.

(A Delaware Limited Partnership)

Financial Statements as of December 31, 2014 and 2013 and

for the years ended December 31, 2014, 2013 and 2012

and Report of Independent Registered Public Accounting Firm

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Partners of ML Trend-Following Futures Fund L.P.:

In our opinion, the accompanying statements of financial condition, and the related statements of operations and of changes in partners’ capital and the financial data highlights present fairly, in all material respects, the financial position of ML Trend-Following Futures Fund L.P. (the “Partnership”) at December 31, 2014 and 2013, and the results of its operations, the changes in its partners’ capital and its financial data highlights for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013

ASSETS:
Cash	$349,512	$350,292
Investments in Portfolio Funds (cost $42,005,957 for 2014 and $62,812,712 for 2013)	59,002,985	70,557,639
Due from Portfolio Funds	1,416,175	7,439,324
TOTAL ASSETS	$60,768,672	$78,347,255

LIABILITIES AND PARTNERS’ CAPITAL:
LIABILITIES:
Wrap fee payable	$202,561	$261,156
Redemptions payable	1,125,689	7,178,171

Total liabilities	1,328,250	7,439,327

PARTNERS’ CAPITAL:
General Partner (9 Units and 9 Units)	1,638	1,416
Limited Partners (326,557 Units and 450,741 Units)	59,438,784	70,906,512

Total partners’ capital	59,440,422	70,907,928

TOTAL LIABILITIES AND PARTNERS’ CAPITAL:	$60,768,672	$78,347,255

NET ASSET VALUE PER UNIT
(Based on 326,566 and 450,750 Units outstanding, unlimited Units authorized)	$182.0166	$157.3110

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$1,533,464	$8,389,331	$10,000,130
Change in unrealized, net	9,252,101	(11,145,957)	(15,758,092)
Total trading profit (loss), net	10,785,565	(2,756,626)	(5,757,962)

EXPENSES:
Wrap fee	2,494,985	3,973,316	5,972,416
Total expenses	2,494,985	3,973,316	5,972,416

NET INVESTMENT (INCOME) LOSS	(2,494,985)	(3,973,316)	(5,972,416)

NET PROFIT (LOSS)	$8,290,580	$(6,729,942)	$(11,730,378)

NET PROFIT (LOSS) PER UNIT:
Weighted average number of General Partner and Limited Partner Units outstanding	387,996	606,631	833,672

Net profit (loss) per weighted average General Partner and Limited Partner Unit	$21.37	$(11.09)	$(14.07)

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Units	General Partner	Limited Partners	Total

PARTNERS’ CAPITAL, December 31, 2011	931,842	$1,650	$170,827,390	$170,829,040

Subscriptions	4,288	—	779,303	779,303

Net Profit (Loss)	—	(133)	(11,730,245)	(11,730,378)

Redemptions	(231,544)	—	(41,139,950)	(41,139,950)

PARTNERS’ CAPITAL, December 31, 2012	704,586	1,517	118,736,498	118,738,015

Subscriptions	220	—	37,000	37,000

Net Profit (Loss)	—	(101)	(6,729,841)	(6,729,942)

Redemptions	(254,056)	—	(41,137,145)	(41,137,145)

PARTNERS’ CAPITAL, December 31, 2013	450,750	1,416	70,906,512	70,907,928

Subscriptions	145	—	22,000	22,000

Net Profit (Loss)	—	222	8,290,358	8,290,580

Redemptions	(124,329)	—	(19,780,086)	(19,780,086)

PARTNERS’ CAPITAL, December 31, 2014	326,566	$1,638	$59,438,784	$59,440,422

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	2014	2013	2012
Per Unit Operating Performance:

Net asset value, beginning of year	$157.3110	$168.5217	$183.3240

Net realized and net unrealized change in trading profit (loss)	31.1698	(4.6869)	(7.6564)
Expenses (1)	(6.4642)	(6.5238)	(7.1459)

Net asset value, end of year	$182.0166	$157.3110	$168.5217

Total Return: (2)

Total return	15.70%	-6.65%	-8.07%

Ratios to Average Net Assets: (1)

Expenses	4.00%	4.00%	4.00%

Net investment income (loss)	-4.00%	-4.00%	-4.00%

(1) The ratios do not reflect the proportionate share of expense of the Portfolio Funds.

(2) The total return is based on compounded monthly returns and is calculated for the limited partners as a whole. An individual limited partner’s return may vary from these returns based on timing of capital transactions.

See notes to financial statements.

ML TREND-FOLLOWING FUTURES FUND L.P.

(A DELAWARE LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS

1.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Trend-Following Futures Fund L.P. (the “Partnership”), a FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Revised Uniform Limited Partnership Act on December 11, 1995 and commenced operations on July 15, 1996.  The Partnership operates as a “fund of funds”, allocating and reallocating its capital, under the direction of Merrill Lynch Alternative Investments LLC (“MLAI” or “General Partner” or “Sponsor”), the sponsor and general partner of the Partnership, among underlying FuturesAccess Funds (each a “Portfolio Fund”, and collectively the “Portfolio Funds”) (See Note 2).  Presently there are five Portfolio Funds.  MLAI is the sponsor and manager of the Portfolio Funds.

MLAI is an indirect wholly-owned subsidiary of Bank of America Corporation.  Bank of America Corporation and its affiliates are referred to herein as “BAC”.  Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) is currently the exclusive clearing broker for the Portfolio Funds.  MLAI may select other parties as clearing broker(s).  Merrill Lynch International (“MLI”) is the primary foreign exchange (“F/X”) forward prime broker for the Portfolio Funds.  MLAI may select other of its affiliates or third parties as F/X or other over-the-counter (“OTC”) prime brokers.  MLPF&S and MLI are BAC affiliates.

FuturesAccess is a group of managed futures funds sponsored by MLAI (“FuturesAccess Funds”).  FuturesAccess is exclusively available to investors that have investment accounts with Merrill Lynch Wealth Management, U.S. Trust and other divisions or affiliates of BAC.  FuturesAccess Funds currently are composed of direct-trading funds advised by a single trading advisor or funds of funds for which MLAI acts as the advisor and allocates capital among multiple trading advisors.  Although redemption terms vary among FuturesAccess Funds, FuturesAccess applies, with some exceptions, the same minimum investment amounts, fees and other operational criteria across all FuturesAccess Funds. Each trading advisor for the Portfolio Funds participating in FuturesAccess employs different technical, fundamental, systematic and/or discretionary trading strategies.

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

Revenue Recognition

The Portfolio Funds’ may invest in commodity futures, options on futures and forward contract transactions which are recorded on trade date. Open contracts are reflected in unrealized profit (loss) on open contracts in the Statements of Financial Condition of the Portfolio Funds as the difference between the original contract value and the market value (for those commodity interests for which market quotations are readily available) or at fair value.  The change in unrealized profit (loss) on open contracts from one period to the next is reflected in Change in unrealized under Trading profit (loss), net in the Statements of Operations of the Portfolio Funds.

Trading profit (loss), net of the Portfolio Funds includes brokerage commission costs on commodity contracts.

The resulting change between cost and market value (net of subscription and redemption activity in the investment in the Portfolio Funds) is reflected in the Statements of Operations as change in unrealized from the investments in the Portfolio Funds. In addition, when the Partnership redeems or partially redeems its interest in the Portfolio Funds, it records realized (net profit or loss) under Trading profit (loss), net for such interests in the Statements of Operations of the Partnership.

Foreign Currency Transactions

The Partnership’s functional currency is the U.S. dollar; however, the Portfolio Funds may transact business in U.S. dollars and in currencies other than the U.S. dollar.  Assets and liabilities denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect as of the dates of the Statements of Financial Condition of the Partnership and each of the Portfolio Funds.  Income and expense items denominated in currencies other than the U.S. dollar are translated into U.S. dollars at the rates in effect during the year.  Profits and losses, including adjustments, resulting from the translation to U.S. dollars are included in Trading profit (loss), net in the Statements of Operations.

Operating Expenses and Selling Commissions

The Partnership pays MLAI wrap fees in the amount of 4.0% per annum of the Partnership’s average month-end net asset value (“Net Asset Value”).  The 4.0% per annum wrap fee covers many of the Partnership’s fees and expenses, including Sponsor fees, ongoing MLPF&S selling agent compensation and ongoing operating costs.

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

The Partnership follows the ASC guidance on accounting for uncertainty in income taxes. This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Partnership’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Partnership level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year. A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Partnership, including reducing the net asset value of the Partnership to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Partnership. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Partnership. The General Partner has analyzed the Partnership’s tax positions and has concluded that no provision for income tax is required in the Partnership’s financial statements. The following is the major tax jurisdiction for the Partnership and the earliest tax year subject to examination: United States — 2011.

Distributions

Each limited partner is entitled to receive, equally per Unit, any distribution which may be made by the Partnership.  No such distributions have been declared for the years ended December 31, 2014, 2013 and 2012.

Subscriptions

Units of the Partnership are generally offered as of the first calendar day of each month (“Subscription Date”) at Net Asset Value. Investors must submit their executed signature agreement signature pages at least ten calendar days prior to the Subscription Date.

Redemptions and Exchanges

Investors in the Partnership generally may redeem or exchange any or all of their Units at Net Asset Value, in whole or fractional Units, effective as of the last day of any calendar month (each a “Redemption Date”), upon providing notice at least ten calendar days prior to the proposed Redemption Date.  The Net Asset Value of redeemed Units is determined as of the Redemption Date. Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption requests and the applicable Redemption Date.

Investors in the Partnership may generally exchange their Units for those of any other FuturesAccess Fund as of any Subscription Date with prior written notice to the Partnership at least ten calendar days prior to the Subscription Date and any applicable notice to the other FuturesAccess Fund. In all cases, exchange are subject to FuturesAccess Fund availability, investor eligibility and any restrictions imposed by a FuturesAccess Fund or the terms of a securities account, either temporarily or on an ongoing basis. The minimum exchange amount is $10,000.

2.             INVESTMENTS IN PORTFOLIO FUNDS

The five Portfolio Funds in which the Partnership is invested in as of December 31, 2014 are: Aspect FuturesAccess LLC (“Aspect”), ML BlueTrend FuturesAccess LLC (“BlueTrend”), Lynx FuturesAccess LLC (“Lynx”), ML Transtrend DTP Enhanced FuturesAccess LLC (“Transtrend”) and ML Winton FuturesAccess LLC (“Winton”).  The five Portfolio Funds in which the Partnership was invested in as of December 31, 2013 were: Aspect, BlueTrend, Man AHL FuturesAccess LLC (“Man AHL”), Transtrend and Winton. Effective as of April 30, 2014, the Partnership redeemed all of its assets from Man AHL, and effective as of May 1, 2014, the Partnership reallocated the redemption proceeds to Lynx. Each of the Portfolio Funds implements a systematic-based managed futures strategy under the direction of a trading advisor unaffiliated with MLAI (each a “Trading Advisor”).

MLAI may, in its discretion, change Portfolio Funds at any time. MLAI may vary the percentage of the Partnership’s total portfolio allocated to the different Portfolio Funds at MLAI’s discretion. There is no pre-established range for the minimum and maximum allocations that may be made to any individual Portfolio Fund.

The investment transactions were accounted for on trade date. The investments in the Portfolio Funds are valued at fair value and are reflected in the Statements of Financial Condition. In determining fair value, MLAI utilized the net asset value of the underlying Portfolio Funds which approximates fair value. The fair value was net of all fees relating to the Portfolio Funds, paid or accrued. Additionally, MLAI monitored the performance of the Portfolio Funds. Such monitoring procedures included, but were not limited to: monitoring market movements in the Portfolio Funds’ investments, comparing performance to industry benchmarks, and conference calls and site visits with the Portfolio Funds’ respective Trading Advisors.

The details of investments in Portfolio Funds at and for the year ended December 31, 2014 are as follows:

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/14	Management Fee	Performance Fee	Redemptions Permitted
Winton	$11,818,184	19.88%	$1,590,873	$6,530,293	$(185,130)	$(285,726)	Semi -Monthly
Aspect	11,818,183	19.88%	3,168,595	7,758,764	(186,363)	(271,475)	Semi -Monthly
Transtrend	11,818,184	19.88%	2,206,143	8,410,154	(123,163)	(208,004)	Semi -Monthly
BlueTrend	11,730,252	19.73%	1,119,777	10,288,824	(123,251)	—	Monthly
Lynx**	11,818,182	19.88%	3,209,667	9,017,922	(80,103)	(741,913)	Semi -Monthly
Man AHL*	—	0.00%	(509,490)	—	(43,736)	—	Monthly

Total Investment in Portfolio Funds at fair value	$59,002,985	99.25%	$10,785,565	$42,005,957	$(741,746)	$(1,507,118)

*Liquidated as of April 30, 2014.

**Added to the Portfolio May 1, 2014.

The details of investments in Portfolio Funds at and for the year ended December 31, 2013 are as follows:

	Fair Value	Percentage of Partners’ Capital	Profit (Loss)	Cost @ 12/31/13	Management Fee	Performance Fee	Redemptions Permitted
Winton	$14,111,527	19.90%	$1,442,581	$8,874,714	$(299,925)	$(106,090)	Semi -Monthly
Aspect	14,111,527	19.90%	(773,505)	11,713,792	(297,276)	—	Semi -Monthly
Transtrend	14,111,528	19.90%	(110,517)	11,386,931	(198,537)	—	Semi -Monthly
BlueTrend	14,111,529	19.90%	(1,753,279)	13,569,670	(197,702)	(36,727)	Monthly
Man AHL	14,111,528	19.90%	(1,561,906)	17,267,605	(197,289)	—	Monthly

Total Investment in Portfolio Funds at fair value	$70,557,639	99.50%	$(2,756,626)	$62,812,712	$(1,190,729)	$(142,817)

There are no investments held by the Portfolio Funds that in the aggregate exceed 5% of the Partnership’s partners’ capital. The following is summarized financial information for each of the Portfolio Funds:

	As of December 31, 2014
	Total Assets	Total Liabilities	Total Capital
Winton	$1,030,271,728	$49,186,671	$981,085,057
Aspect	160,883,084	13,082,365	147,800,719
Transtrend	77,843,044	4,857,981	72,985,063
BlueTrend	91,645,985	5,126,658	86,519,327
Lynx**	49,332,652	4,574,525	44,758,127

Total	$1,409,976,493	$76,828,200	$1,333,148,293

	As of December 31, 2013
	Total Assets	Total Liabilities	Total Capital
Winton	$1,020,224,000	$41,874,595	$978,349,405
Aspect	183,265,769	16,048,274	167,217,495
Transtrend	99,784,514	13,453,024	86,331,490
BlueTrend	132,688,240	18,852,244	113,835,996
Man AHL	21,737,588	3,344,732	18,392,856

Total	$1,457,700,111	$93,572,869	$1,364,127,242

	For the year ended December 31, 2014
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Winton	$169,525,630	$(1,182,808)	$(63,893,716)	$104,449,106
Aspect	42,916,804	(562,521)	(9,186,371)	33,167,912
Transtrend	16,067,593	(573,907)	(3,152,986)	12,340,700
BlueTrend	10,068,569	(530,630)	(3,183,394)	6,354,545
Lynx**	14,668,003	(218,706)	(3,616,591)	10,832,706
Man AHL*	(538,782)	(97,828)	(280,458)	(917,068)

Total	$252,707,817	$(3,166,400)	$(83,313,516)	$166,227,901

	For the year ended December 31, 2013
	Income (Loss)	Commissions	Expenses	Net Income (Loss)
Winton	$103,641,490	$(1,310,913)	$(45,457,244)	$56,873,333
Aspect	(4,832,079)	(837,585)	(10,054,553)	(15,724,217)
Transtrend	1,839,764	(802,619)	(3,351,128)	(2,313,983)
BlueTrend	(11,341,547)	(815,030)	(4,414,133)	(16,570,710)
Man AHL	(1,274,379)	(353,298)	(664,771)	(2,292,448)

Total	$88,033,249	$(4,119,445)	$(63,941,829)	$19,971,975

*Liquidated as of April 30, 2014.

**Added to the Portfolio May 1, 2014.

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

The fair value measurement guidance established by U.S. GAAP is a hierarchical disclosure framework which prioritizes and ranks the level of market price observability used in measuring investments at fair value. Market price observability is impacted by a number of factors, including the type of investment and the characteristics specific to the investment. Investments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of market price observability and a lesser degree of judgment used in measuring fair value.

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

Level II — Pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of generally accepted and understood models or other valuation methodologies. Investments which are generally included in this category are investments valued using market data and investments in Portfolio Funds valued using the reported net asset value from the Portfolio Fund.

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

Investments in Portfolio Funds are valued using the net asset value reported by the Portfolio Funds, which management believes approximates fair value. These net asset values are the prices used to execute trades with these Portfolio Funds.  As the Partnership can transact with the Portfolio Funds on a monthly basis, the Partnership determined that its investments in these Portfolio Funds in this case, would be classified as Level II. Transfers of investments between different levels of the fair value hierarchy, if any, are recorded as of the beginning of the reporting period. There were no transfers to or from any level during 2014 and 2013.

The following table summarizes the valuation of the Partnership’s investments by the above fair value hierarchy levels as of December 31, 2014 and 2013:

Investment in
Portfolio Funds	Total	Level I	Level II	Level III

December 31, 2014	$59,002,985	$—	$59,002,985	$—
December 31, 2013	$70,557,639	$—	$70,557,639	$—

4.    RELATED PARTY TRANSACTIONS

The Partnership pays MLAI a wrap fee in the amount of 4.0% per annum of the Partnership’s average month end net asset value.

MLAI and the Partnership entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI.  The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears.  MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Partnership, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Partnership for the years ended December 31, 2014, 2013 and 2012 is paid on behalf of the Partnership by the Sponsor. These fees are included in the wrap fee and are not separately charged to the Partnership.

5.   ADVISORY AGREEMENTS

Each Portfolio Fund implements a systematic-based managed futures strategy under the direction of its Trading Advisors which are listed below:

	Trading	Next Renewal Date	Management	Performance
Portfolio Fund	Advisor	of Advisory Agreement	Fee Rate	Fee Rate
Aspect	Aspect Capital Limited	December 31, 2016	1.5%	15%
Transtrend	Transtrend B.V.	December 31, 2015	1%	22.5%
Winton	Winton Capital Management Limited	December 31, 2016	1.5%	15%*
BlueTrend	BlueCrest Capital Management Limited	December 31, 2015	1%	25%
Lynx	Lynx Asset Management AB	June 30, 2015	1%	20%*

*Quarterly Performance Fee

Each of the Trading Advisors, the Portfolio Funds and MLAI have entered into advisory agreements (collectively “Advisory Agreements”) that govern the advisory services that each Trading Advisor provides to a Portfolio Fund. Subject to the Advisory Agreements, each Trading Advisor has the sole and exclusive authority and responsibility for directing the relevant Portfolio Fund’s trading, subject to MLAI’s ability to intervene in limited circumstances. Under the Advisory Agreements, although the Trading Advisors are responsible for the commodities trading for the Portfolio Funds, the Portfolio Funds and MLAI, and not the Trading Advisors, are responsible for management of cash and other assets not involved in the Portfolio Funds’ trading programs.  After the initial term of an Advisory Agreement, the Advisory Agreement generally will be automatically renewed for successive periods, on the same terms, unless terminated by either the Trading Advisor or the Portfolio Fund upon written notice to the other party in accordance with the particular Advisory Agreement.  In addition, the Advisory Agreements may be terminated upon the occurrence of certain events as set forth in the particular Advisory Agreement.

The Portfolio Funds pay their respective Trading Advisors monthly management fees based on the month-end net asset value of such Portfolio Fund.  The management fee rate payable to the respective Trading Advisors is 1.5% per year with respect to Winton and Aspect and 1% per year with respect to Transtrend, BlueTrend and Lynx.

Performance fees charged by the Portfolio Funds are calculated at 15% for Winton and Aspect, 22.5% for Transtrend, 25% for BlueTrend and 20% for Lynx of any New Trading Profit (as defined in the respective Advisory Agreements) earned by the respective Trading Advisors.  Performance fees are also paid out in respect of Units redeemed as of the end of an interim month, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.   WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average Units outstanding, for the years ended December 31, 2014, 2013 and 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

7.   MARKET AND CREDIT RISKS

The nature of this Partnership has certain risks, which cannot all be presented in the financial statements.  The following summarizes some of those risks.

Market Risk

Derivative instruments involve varying degrees of market risk.  Changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Portfolio Funds’ unrealized profit (loss) on open contracts on such derivative instruments as reflected in the Statements of Financial Condition of the Portfolio Funds. The Partnership’s exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Portfolio Funds as well as the volatility and liquidity of the markets in which the derivative instruments are traded. Investments in foreign markets may also entail legal and political risks.

MLAI has procedures in place intended to control market risk exposure, although there can be no assurance that it will, in fact, succeed in doing so.  These procedures focus primarily on monitoring the trading of the Portfolio Funds, calculating the Net Asset Value of the Partnership and the Portfolio Funds as of the close of business on each day and reviewing outstanding positions for over-concentrations.  While MLAI does not intervene in the markets to hedge or diversify the Portfolio Funds’ market exposure, MLAI may urge the respective Trading Advisors to reallocate positions in an attempt to avoid over-concentrations.  However, such interventions are expected to be unusual.  It is expected that MLAI’s basic risk control procedures will consist of the ongoing process of monitoring the Trading Advisors, with the market risk controls being applied by the respective Trading Advisors.

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

The credit risk associated with these instruments from counterparty nonperformance is the unrealized profit (loss) on open contracts, if any, included in the Portfolio Funds’ Statements of Financial Condition.

MLAI, as sponsor of the Portfolio Funds, has a general policy of maintaining clearing and prime brokerage arrangements with BAC affiliates, such as MLPF&S and MLI, although MLAI may engage non-BAC affiliated service providers as clearing brokers or prime brokers for the Portfolio Funds. This policy may increase risk to the Portfolio Funds by preventing the diversification of brokers used by the Portfolio Funds.

The Portfolio Funds, in their normal course of business, enter into various contracts, with MLPF&S acting as their futures clearing broker. Due to the relationship with MLPF&S, in the event of default, all futures balances are eligible for offset with a net settlement due to MLPF&S.  Due to the relationship with MLI, in the event of default, all forward balances are eligible for offset with a net settlement due to MLI.

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

8. SUBSEQUENT EVENTS

On December 31, 2014 with effect from January 1, 2015, the Fund, MLAI, BlueCrest Capital Management Limited (the “Former Trading Advisor”) and Systematica Investments Limited (the “New Trading Advisor”) entered into a Novation and Amendment Agreement (the “Novation and Amendment”). Pursuant to the Novation and Amendment the New Trading Advisor will be substituted for the Former Trading Advisor under the Advisory Agreement. The New Trading Advisor entered into the Novation and Amendment solely in its capacity as general partner of Systematica Investments LP.

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