Form 10-K, Exhibit 13
period 2014-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2015-03-20
CIK 1005177

Exhibit 13.03

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013 and for the years ended

December 31, 2014, 2013 and 2012 and Report of Independent Registered Public

Accounting Firm

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Report of Independent Registered Public Accounting Firm

To the Board of Managers and Members of ML BlueTrend FuturesAccess LLC:

In our opinion, the accompanying statements of financial condition, and the related statements of operations and of changes in members’ capital and the financial data highlights present fairly, in all material respects, the financial position of ML BlueTrend FuturesAccess LLC (the “Fund”) at December 31, 2014 and 2013, and the results of its operations, the changes in its members’ capital and its financial data highlights for each of the three years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial data highlights (hereafter referred to as the “financial statements”) are the responsibility of the Fund’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards  require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement  presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

March 20, 2015

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017
T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $13,831,321 for 2014 and $15,660,472 for 2013)	$84,392,795	$122,942,320
Unrealized profit on open futures contracts	5,172,855	7,484,356
Unrealized profit on open forwards contracts	1,629,265	1,826,102
Cash	447,891	435,336
Other assets	3,179	126

TOTAL ASSETS	$91,645,985	$132,688,240

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$3,036,436	$2,900,426
Unrealized loss on open forwards contracts	945,840	1,804,027
Brokerage commissions payable	5,867	30,519
Sponsor and Advisory fees payable	203,132	290,564
Redemptions payable	746,054	13,556,748
Other liabilities	189,329	269,960

Total liabilities	5,126,658	18,852,244

MEMBERS’ CAPITAL:
Members’ Interest (75,062,259 and 105,581,313 Units outstanding, unlimited Units authorized)	86,519,327	113,835,996
Total members’ capital	86,519,327	113,835,996

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$91,645,985	$132,688,240

NET ASSET VALUE PER UNIT:

Class A	$1.0634	$0.9896
Class C	$1.0089	$0.9485
Class I	$1.0914	$1.0117
Class DS	$1.3536	$1.2410
Class DT	$1.1571	$1.0503
Class M	$1.0018	$0.9184

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$11,851,426	$(11,727,253)	$7,099,428
Change in unrealized, net	(1,786,161)	383,129	(3,439,687)
Brokerage commissions	(530,630)	(815,030)	(886,130)

Total trading profit (loss), net	9,534,635	(12,159,154)	2,773,611

INVESTMENT INCOME (EXPENSE):
Interest, net	3,304	2,577	(8,831)

EXPENSES:
Management fee	1,770,108	2,951,301	4,156,778
Sponsor fee	882,045	937,658	729,287
Performance fee	—	49,399	102,552
Other	531,241	475,775	555,699
Total expenses	3,183,394	4,414,133	5,544,316

NET INVESTMENT INCOME (LOSS)	(3,180,090)	(4,411,556)	(5,553,147)

NET INCOME (LOSS)	$6,354,545	$(16,570,710)	$(2,779,536)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class A	4,488,121	6,650,341	3,796,490
Class C	32,654,721	28,861,844	20,059,393
Class D*	—	11,710,900	12,027,977
Class I	2,974,601	8,328,474	8,496,186
Class DS	30,807,046	55,013,245	101,066,005
Class DT	11,434,977	17,533,305	25,615,135
Class M**	4,812,871	5,100,591	2,879,028

Net income (loss) per weighted average Unit
Class A	$0.0564	$(0.1379)	$(0.0229)
Class C	$0.0544	$(0.1349)	$(0.0394)
Class D*	$—	$(0.1098)	$(0.0123)
Class I	$0.0482	$(0.1357)	$(0.0266)
Class DS	$0.0870	$(0.1289)	$(0.0161)
Class DT	$0.0979	$(0.1000)	$0.0024
Class M**	$0.0792	$(0.0982)	$0.0121

*Units fully redeemed as of December 31, 2013.

**Units issued on December 1, 2012 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the period December 1, 2012 to December 31, 2012).

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012 (IN UNITS)

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014

Class A	3,652,987	2,303,199	(804,984)	5,151,202	3,402,816	(2,348,742)	6,205,276	176,366	(2,700,335)	3,681,307
Class C	20,030,472	5,778,189	(4,965,322)	20,843,339	24,527,961	(8,981,458)	36,389,842	7,078,210	(15,564,524)	27,903,528
Class D**	12,203,319	871,840	(933,822)	12,141,337	1,457,214	(13,598,551)	—	—	—	—
Class I	8,241,031	2,229,818	(2,882,197)	7,588,652	1,824,865	(4,990,349)	4,423,168	89,719	(2,400,285)	2,112,602
Class DS	122,303,205	4,688,392	(60,168,372)	66,823,225	1,591,224	(27,653,706)	40,760,743	904,037	(15,707,903)	25,956,877
Class DT	29,389,046	—	(8,972,647)	20,416,399	489,464	(7,469,796)	13,436,067	146,483	(3,444,976)	10,137,574
Class M*	—	2,879,028	—	2,879,028	4,342,614	(2,855,425)	4,366,217	4,108,122	(3,203,968)	5,270,371

Total Members’ Units	195,820,060	18,750,466	(78,727,344)	135,843,182	37,636,158	(67,898,027)	105,581,313	12,502,937	(43,021,991)	75,062,259

*Units issued on December 1, 2012.

**Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

	Members’ Capital December 31, 2011	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income(loss)	Members’ Capital December 31, 2014
Class A	$4,193,083	$2,563,239	$(902,325)	$(86,893)	$5,767,104	$3,701,561	$(2,410,733)	$(916,928)	$6,141,004	$178,020	$(2,657,504)	$253,056	$3,914,576
Class C	22,481,105	6,344,593	(5,445,105)	(791,021)	22,589,572	24,756,622	(8,939,694)	(3,892,562)	34,513,938	6,582,000	(14,718,168)	1,775,464	28,153,234
Class D**	14,469,482	1,000,000	(1,067,530)	(148,355)	14,253,597	1,773,429	(14,741,456)	(1,285,570)	—	—	—	—	—
Class I	9,593,056	2,540,072	(3,256,795)	(225,870)	8,650,463	2,080,395	(5,125,541)	(1,130,561)	4,474,756	88,000	(2,400,608)	143,483	2,305,631
Class DS	170,839,098	6,567,934	(83,365,190)	(1,622,871)	92,418,971	2,008,284	(36,751,420)	(7,091,153)	50,584,682	1,183,660	(19,314,112)	2,681,711	35,135,941
Class DT	34,131,105	—	(10,513,699)	60,564	23,677,970	520,202	(8,333,364)	(1,753,279)	14,111,529	164,129	(3,665,183)	1,119,777	11,730,252
Class M*	—	2,911,849	—	34,910	2,946,759	4,239,296	(2,675,311)	(500,657)	4,010,087	3,803,517	(2,914,965)	381,054	5,279,693

Total Members’ Capital	$255,706,929	$21,927,687	$(104,550,644)	$(2,779,536)	$170,304,436	$39,079,789	$(78,977,519)	$(16,570,710)	$113,835,996	$11,999,326	$(45,670,540)	$6,354,545	$86,519,327

*Units issued on December 1, 2012.

**Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class I	Class DS	Class DT	Class M

Per Unit Operating Performance:

Net asset value or offering price, beginning of year	$0.9896	$0.9485	$1.0117	$1.2410	$1.0503	$0.9184

Net realized and net change in unrealized trading profit (loss)	0.1202	0.1144	0.1232	0.1522	0.1297	0.1127
Brokerage commissions	(0.0056)	(0.0053)	(0.0057)	(0.0071)	(0.0060)	(0.0052)
Interest income, net (c)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0408)	(0.0487)	(0.0378)	(0.0325)	(0.0169)	(0.0241)

Net asset value, end of year	$1.0634	$1.0089	$1.0914	$1.3536	$1.1571	$1.0018

Total Return: (a)

Total return before Performance fees	7.46%	6.37%	7.88%	9.07%	10.17%	9.07%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Total return after Performance fees	7.46%	6.37%	7.88%	9.07%	10.17%	9.07%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	4.09%	5.10%	3.69%	2.58%	1.58%	2.57%
Performance fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Expenses (including Performance fees)	4.09%	5.10%	3.69%	2.58%	1.58%	2.57%

Net investment income (loss) (excluding Performance fees)	-4.08%	-5.09%	-3.68%	-2.57%	-1.56%	-2.57%
Performance Fees	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Net investment income (loss) (including Performance fees)	-4.08%	-5.09%	-3.68%	-2.57%	-1.56%	-2.57%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D*	Class I	Class DS	Class DT	Class M

Per Unit Operating Performance:

Net asset value or offering price, beginning of year	$1.1196	$1.0838	$1.1740	$1.1399	$1.3830	$1.1598	$1.0235

Net realized and net change in unrealized trading profit (loss)	(0.0837)	(0.0804)	(0.0887)	(0.0854)	(0.1044)	(0.0881)	(0.0773)
Brokerage commissions	(0.0056)	(0.0054)	(0.0059)	(0.0057)	(0.0070)	(0.0059)	(0.0052)
Interest income, net: (b)	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
Expenses	(0.0407)	(0.0495)	(0.0259)	(0.0371)	(0.0306)	(0.0155)	(0.0226)
Net asset value, before full redemption	0.9896	0.9485	1.0535	1.0117	1.2410	1.0503	0.9184
Less redemption	—	—	1.0535	—	—	—	—
					—
Net asset value, end of year	$0.9896	$0.9485	$—	$1.0117	$1.2410	$1.0503	$0.9184

Total Return: (a)

Total return before Performance fees	-11.70%	-12.58%	-10.36%	-11.35%	-10.36%	-9.46%	-10.36%
Performance fees	-0.07%	-0.07%	-0.07%	-0.07%	-0.07%	-0.16%	-0.07%
Total return after Performance fees	-11.77%	-12.65%	-10.43%	-11.42%	-10.43%	-9.62%	-10.43%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (c)	3.81%	4.81%	2.33%	3.41%	2.32%	1.32%	2.31%
Performance fees	-0.02%	-0.02%	-0.02%	-0.02%	-0.02%	0.07%	-0.02%
Expenses (including Performance fees)	3.79%	4.79%	2.31%	3.39%	2.30%	1.39%	2.29%

Net investment income (loss) (excluding Performance fees)	-3.80%	-4.80%	-2.31%	-3.41%	-2.31%	-1.30%	-2.31%
Performance Fees	0.02%	0.02%	0.02%	0.02%	0.02%	-0.07%	0.02%
Net investment income (loss) (including Performance fees)	-3.78%	-4.78%	-2.29%	-3.39%	-2.29%	-1.37%	-2.29%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) Interest income, net is less than $0.0001 per Unit.

(c) The expense ratios do not include brokerage commissions.

*Units fully redeemed as of December 31, 2013.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2012

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class A	Class C	Class D	Class I	Class DS	Class DT	Class M*

Per Unit Operating Performance:

Net asset value or offering price, beginning of year or at time of offer	$1.1479	$1.1223	$1.1857	$1.1641	$1.3968	$1.1614	$1.0114

Net realized and net change in unrealized trading profit (loss)	0.0191	0.0186	0.0197	0.0193	0.0232	0.0193	0.0147
Brokerage commissions	(0.0046)	(0.0045)	(0.0048)	(0.0047)	(0.0056)	(0.0047)	(0.0005)
Interest income, net:	(0.0000)	(0.0000)	(0.0000)	(0.0000)	(0.0001)	(0.0000)	(0.0000)
Expenses	(0.0428)	(0.0526)	(0.0266)	(0.0388)	(0.0313)	(0.0162)	(0.0021)
					—
Net asset value, end of year	$1.1196	$1.0838	$1.1740	$1.1399	$1.3830	$1.1598	$1.0235

Total Return: (a)

Total return before Performance fees	-2.52%	-3.49%	-1.05%	-2.13%	-1.05%	-0.05%	1.20%
Performance fees	-0.01%	-0.01%	-0.01%	-0.01%	-0.01%	-0.16%	0.00%
Total return after Performance fees	-2.53%	-3.50%	-1.06%	-2.14%	-1.06%	-0.21%	1.20%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	3.78%	4.78%	2.28%	3.38%	2.27%	1.27%	2.46%
Performance fees	-0.02%	-0.02%	-0.02%	-0.02%	-0.02%	0.12%	0.00%
Expenses (including Performance fees)	3.76%	4.76%	2.26%	3.36%	2.25%	1.39%	2.46%

Net investment income (loss) (excluding Performance fees)	-3.77%	-4.77%	-2.26%	-3.37%	-2.26%	-1.27%	-2.47%
Performance Fees	0.02%	0.02%	0.02%	0.02%	0.02%	-0.12%	0.00%
Net investment income (loss) (including Performance fees)	-3.75%	-4.75%	-2.24%	-3.35%	-2.24%	-1.39%	-2.47%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual member’s return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

*Units issued on December 1, 2012. The ratios to average members’ capital have been annualized. The performance fees ratio and total return have not been annualized.

See notes to financial statements.

ML BLUETREND FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML BlueTrend FuturesAccess LLC (the “Fund”), a  FuturesAccessSM Program (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on April 30, 2008 and commenced trading activities on September 1, 2008. The Fund engages in the speculative trading of futures and forward contracts on a wide range of commodities. BlueCrest Capital Management Limited (“BlueCrest” or “Trading Advisor”) is the trading advisor of the Fund.  The Trading Advisor trades the BlueTrend Program (the “Trading Program”) for the Fund.

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

Redemptions and Exchanges

Investors in the Fund generally may redeem any or all of their Units at Net Asset Value, in whole or fractional Units, effective as of the last calendar day of each month (each a “Redemption Date”), upon submitting the redemption request by the Subscription/Redemption Notice Date.  The Net Asset Value of redeemed Units is determined as of the Redemption Date.  Investors will remain exposed to fluctuations in Net Asset Value during the period between submission of their redemption requests and the applicable Redemption Date.

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

2.              CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	237	$(197,940)	-0.23%	(280)	$(49,009)	-0.06%	$(246,949)	-0.29%	March 2015
Currencies-Forwards*	79,830,267	(490,902)	-0.57%	(112,103,635)	1,174,327	1.36%	683,425	0.79%	March 2015
Energy	—	—	0.00%	(101)	614,270	0.71%	614,270	0.71%	January 2015 - April 2015
Interest rates	3,925	1,658,552	1.92%	—	—	0.00%	1,658,552	1.92%	March 2015 - December 2018
Metals	332	(1,654,290)	-1.91%	(407)	1,332,879	1.54%	(321,411)	-0.37%	January 2015 - April 2015
Stock indices	870	847,057	0.98%	(171)	(415,100)	-0.48%	431,957	0.50%	January 2015 - April 2015

Total		$162,477	0.19%		$2,657,367	3.07%	$2,819,844	3.26%

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional*	Profit (Loss)	Members’ Capital	Contracts/Notional*	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	213	$(235,914)	-0.21%	(592)	$493,766	0.43%	$257,852	0.22%	March 2014
Currencies-Forwards*	171,782,264	(535,473)	-0.47%	(169,909,285)	557,548	0.49%	22,075	0.02%	March 2014
Energy	601	236,523	0.21%	(2)	(170)	0.00%	236,353	0.21%	January 2014 - April 2014
Interest rates	1,130	(627,061)	-0.55%	(837)	414,227	0.36%	(212,834)	-0.19%	March 2014 - December 2017
Metals	482	842,393	0.74%	(541)	(1,080,178)	-0.95%	(237,785)	-0.21%	January 2014 - April 2014
Stock indices	1,946	4,118,179	3.62%	(364)	422,165	0.37%	4,540,344	3.99%	January 2014 - April 2014

Total		$3,798,647	3.34%		$807,358	0.70%	$4,606,005	4.04%

*Currencies-Forwards present notional amounts as converted to USD.

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

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels as of December 31, 2014 and 2013 are as follows:

2014

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$5,172,855	$3,866,451	$1,306,404	$—
Forwards	1,629,265	—	1,629,265	—
	$6,802,120	$3,866,451	$2,935,669	$—

Liabilities
Futures	$3,036,436	$1,379,871	$1,656,565	$—
Forwards	945,840	—	945,840	—
	$3,982,276	$1,379,871	$2,602,405	$—

December 31, 2014	$2,819,844	$2,486,580	$333,264	$—

2013

Net unrealized profit (loss)
on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$7,484,356	$6,397,283	$1,087,073	$—
Forwards	1,826,102	—	1,826,102	—
	$9,310,458	$6,397,283	$2,913,175	$—

Liabilities
Futures	$2,900,426	$1,433,683	$1,466,743	$—
Forwards	1,804,027	—	1,804,027	—
	$4,704,453	$1,433,683	$3,270,770	$—

December 31, 2013	$4,606,005	$4,963,600	$(357,595)	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2014, 2013 and 2012:

	December 31, 2014	December 31, 2013	December 31, 2012
Commodity Industry Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$928,675	$(2,334,162)	$(2,319,528)
Currencies	1,517,178	(7,175,453)	(5,102,842)
Energy	(3,827,961)	(8,749,395)	(5,341,711)
Interest rates	16,399,286	(14,152,361)	18,627,116
Metals	(1,212,825)	(420,315)	(6,273,910)
Stock indices	(3,739,088)	21,487,562	4,070,616

Total	$10,065,265	$(11,344,124)	$3,659,741

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

4.      RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014, 2013, and 2012 amounted to $18,944, $31,685 and $43,168, respectively, of which $2,936 and $4,635 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

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

The Fund charges Sponsor fees on the month-end net assets, after all other charges at annual rates equal to 1.5% for Class A Units, 2.5% for Class C Units, and 1.1% for Class I Units.  Class D Units, Class DS Units, Class DT Units and Class M Units are not charged a Sponsor fee.

The Fund pays brokerage commissions on actual cost per round turn. The average round-turn commission rate charged to the Fund for the years ended December 31, 2014, 2013 and 2012 was approximately $7.04, $6.64 and $6.35, respectively.

Brokerage Commissions, Interest and Sponsor fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party.

5.               ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. The advisory agreement will continue in effect until December 31, 2015.  Thereafter, the advisory agreement will be automatically renewed for successive one-year periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 120 days written notice to the other party.  Pursuant to the advisory agreement, the Trading Advisor has sole and exclusive authority and responsibility for directing the Fund’s trading, subject to MLAI’s fiduciary authority to intervene, to overrule or unwind trades if MLAI deems that doing so is necessary or advisable for the protection of the Fund.

In respect to the Fund’s Trading Advisor, effective as of July 1, 2014, (i) BlueCrest Capital Management LLP  was restructured from an English-incorporated limited liability partnership to a Guernsey-domiciled company, BlueCrest Capital Management Limited and (ii) BlueCrest Capital Management Limited became the successor Trading Advisor.

The Fund pays monthly management fees to the Trading Advisor based on the month-end net asset value of  the Fund (prior to reduction for the management fees being calculated and any accrued performance fees or Sponsor fees).  The management fee rate is 2.0% per year for all Classes of Units, except for Class DT Units, which is charged a 1.0% management fee.  The Trading Advisor has agreed to share 50% of its management fees with MLAI in order to defray costs in connection with and in consideration of BAC providing certain administrative and support services for the Fund. This fee sharing arrangement does not apply in respect of Class DT Units.

The Fund pays a 25% annual performance fee to the Trading Advisor with respect to all Classes of Units.  The performance fee is calculated based on any increase in the aggregate net asset value of the Classes of Units subject to the same rate of performance fees (a “Class Group”), taken together, in excess of the Class Group’s highest net asset value as of any previous December 31 after adjustment for subscriptions and the performance fee then paid (“High Water Mark”).  The performance fee is also paid on net redemptions, and the High Water Mark is proportionately reduced.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2014, 2013 and 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year.

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

Indemnifications

In the normal course of business the Fund has entered, or may in the future enter, into agreements that obligate the Fund to indemnify certain parties, including BAC affiliates. No claims have actually been made with respect to such indemnities and any quantification would involve hypothetical claims that have not been made. Based on the Fund’s experience, MLAI expects the risk of loss to be remote and, therefore, no provision has been recorded.

8.              SUBSEQUENT EVENTS

Effective as of January 1, 2015: (i) the management fee percentage payable by the Fund to the Trading Advisor reduces from 2.0% per annum to 1.5% per annum, in respect to Class A Units, Class C Units, Class D Units, Class I Units, Class DS Units and Class M Units. The management fee percentage payable by the Fund in respect to Class DT Units remains at 1.0% per annum. (ii) The Trading Advisor’s management fee sharing agreement with MLAI reduces, as the Trading Advisor has agreed to share with MLAI an amount equal to 0.65% of the gross asset value attributable to the Units. This fee sharing arrangement does not apply to Class DT Units.

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