Form 10-K, Exhibit 13
period 2014-12-31
ML TREND-FOLLOWING FUTURES FUND L.P.
filed 2015-03-20
CIK 1005177

Exhibit 13.04

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

Financial Statements as of December 31, 2014 and 2013

and for the years ended December 31, 2014 and December 31, 2013 and for the period July 1, 2012 (commencement of operations) to

December 31, 2012 and Independent Auditor’s Report

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	1

FINANCIAL STATEMENTS:

Statements of Financial Condition as of December 31, 2014 and 2013	2

Statements of Operations for the years ended December 31, 2014, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012	3

Statements of Changes in Members’ Capital for the years ended December 31, 2014, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012	4

Financial Data Highlights for the years ended December 31, 2014, 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012	5

Notes to Financial Statements	8

Independent Auditor’s Report

To the Managing Member of Lynx FuturesAccess LLC

We have audited the accompanying financial statements of Lynx FuturesAccess LLC (the “Fund”), which comprise the statement of financial condition as of December 31, 2014 and 2013 and the related statements of operations and of changes in members’ capital and the financial data highlights, for each of the years in the two year period ended December 31, 2014, and for the period from July 1, 2012 (commencement of operations) through December 31, 2012. These financial statements and financial highlights are hereafter referred to as “financial statements.”

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audit.  We conducted our audit in accordance with auditing standards generally accepted in the United States of America and in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Fund’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Fund’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements  referred to above present fairly, in all material respects, the financial position of Lynx FuturesAccess LLC at December 31, 2014 and 2013, and the results of its operations, changes in its members’ capital and the financial data highlights, for each of the years in the two year period ended December 31,  2014, and for the period from July 1, 2012 (commencement of operations) through December 31, 2012, in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers  LLP

March 20, 2015

PricewaterhouseCoopers  LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017

T: (646) 471 3000, F:(813) 286 6000, www.pwc.com/us

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF FINANCIAL CONDITION

DECEMBER 31, 2014 AND 2013

	2014	2013
ASSETS:
Equity in commodity trading accounts:
Cash (including restricted cash of $7,329,977 for 2014 and $5,261,935 for 2013)	$44,821,732	$30,231,147
Unrealized profit on open futures contracts	3,425,156	3,224,948
Cash	1,034,201	387,834
Other Assets	51,563	50,023

TOTAL ASSETS	$49,332,652	$33,893,952

LIABILITIES AND MEMBERS’ CAPITAL:
LIABILITIES:
Unrealized loss on open futures contracts	$1,490,898	$749,447
Management fees payable	66,456	52,989
Redemptions payable	1,574,329	3,115,181
Advisory fee payable	1,338,664	12,671
Other liabilities	104,178	207,969

Total liabilities	4,574,525	4,138,257

MEMBERS’ CAPITAL:
Members’ Interest (35,331,540 Units and 29,757,039 Units outstanding; unlimited Units authorized)	44,758,127	29,755,695
Total members’ capital	44,758,127	29,755,695

TOTAL LIABILITIES AND MEMBERS’ CAPITAL	$49,332,652	$33,893,952

NET ASSET VALUE PER UNIT

Class DS	$1.2518	$1.0000
Class DT	$1.3105	$—

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013 AND FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	2014	2013	2012
TRADING PROFIT (LOSS):

Realized, net	$15,210,033	$1,016,024	$(3,100,729)
Change in unrealized, net	(541,243)	3,201,509	(726,008)
Brokerage commissions	(218,706)	(233,377)	(201,368)

Total trading profit (loss), net	14,450,084	3,984,156	(4,028,105)

INVESTMENT INCOME (EXPENSE):
Interest, net	(787)	1,816	(1,395)

EXPENSES:
Management fee to Trading Advisor	402,431	431,890	327,449
Management fee to MLAI	322,328	431,889	327,450
Performance fee	2,762,037	12,671	21,511
Other	129,795	176,350	287,726
Total expenses	3,616,591	1,052,800	964,136

NET INVESTMENT INCOME (LOSS)	(3,617,378)	(1,050,984)	(965,531)

NET INCOME (LOSS)	$10,832,706	$2,933,172	$(4,993,636)

NET INCOME (LOSS) PER UNIT:

Weighted average number of Units outstanding
Class DS*	31,023,670	46,096,743	67,108,127
Class DT**	10,676,077	—	—

Net income (loss) per weighted average Unit
Class DS*	$0.2457	$0.0636	$(0.0744)
Class DT**	$0.3006	$—	$—

*Units issued on July 1, 2012 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2012 is for the period July 1, 2012 to December 31, 2012).

** Units issued on May 1, 2014 (Presentation of weighted average units outstanding and net income (loss) per weighted average units for this share class for 2014 is for the period May 1, 2014 to December 31, 2014).

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL

FOR THE YEARS ENDED DECEMBER 31, 2014 AND 2013 AND FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

	Initial Offering	Subscriptions	Redemptions	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Members’ Capital December 31, 2014
Class DS*	72,353,594	—	(13,499,013)	58,854,581	743,306	(29,840,848)	29,757,039	13,795,268	(17,238,689)	26,313,618
Class DT**	—	—	—	—	—	—	—	12,233,846	(3,215,924)	9,017,922

Total Members’ Units	72,353,594	—	(13,499,013)	58,854,581	743,306	(29,840,848)	29,757,039	26,029,114	(20,454,613)	35,331,540

*Units issued on July 1, 2012.

** Units issued on May 1, 2014.

	Initial Offering	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2012	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2013	Subscriptions	Redemptions	Net Income(Loss)	Members’ Capital December 31, 2014
Class DS*	$72,353,594	$—	$(12,995,856)	$(4,993,636)	$54,364,102	$667,340	$(28,208,919)	$2,933,172	$29,755,695	$13,323,566	$(17,762,355)	$7,623,039	$32,939,945
Class DT**	—	—	—	—	—	—	—	—	—	12,233,846	(3,625,331)	3,209,667	11,818,182

Total Members’ Capital	$72,353,594	$—	$(12,995,856)	$(4,993,636)	$54,364,102	$667,340	$(28,208,919)	$2,933,172	$29,755,695	$25,557,412	$(21,387,686)	$10,832,706	$44,758,127

*Units issued on July 1, 2012.

** Units issued on May 1, 2014.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2014

The following per Unit data and ratios have been derived from information provided in the financial statements.

	Class DS	Class DT*
Per Unit Operating Performance:

Net asset value at time of offer	$1.0000	$1.0000

Net realized and net change in unrealized trading profit (loss)	0.3504	0.3964
Brokerage commissions	(0.0057)	(0.0042)
Interest income, net (c)	(0.0000)	(0.0000)
Expenses	(0.0929)	(0.0817)

Net asset value, end of year	$1.2518	$1.3105

Total Return: (a)

Total return before Performance fees	32.03%	38.32%
Performance fees	-6.84%	-7.27%
Total return after Performance fees	25.19%	31.05%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.40%	1.23%
Performance fees	6.17%	6.28%
Expenses (including Performance fees)	8.57%	7.51%

Net investment income (loss) (excluding Performance fees)	-2.39%	-1.23%
Performance fees	-6.17%	-6.28%
Net investment income (loss) (including Performance fees)	-8.56%	-7.51%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

*Units issued on May 1, 2014. The ratios to average members’ capital have been annualized. The performance fee ratio and total return have not been annualized.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE YEAR ENDED DECEMBER 31, 2013

The following per Unit data and ratios have been derived from information provided in the financial statements.

Class DS
Per Unit Operating Performance:

Net asset value at time of offer	$0.9237

Net realized and net change in unrealized trading profit (loss)	0.1038
Brokerage commissions	(0.0050)
Interest income, net (c)	0.0000
Expenses	(0.0225)

Net asset value, end of year	$1.0000

Total Return: (a)

Total return before Performance fees	8.30%
Performance fees	-0.04%
Total return after Performance fees	8.26%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.38%
Performance fees	0.04%
Expenses (including Performance fees)	2.42%

Net investment income (loss) (excluding Performance fees)	-2.37%
Performance fees	-0.04%
Net investment income (loss) (including Performance fees)	-2.41%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

FINANCIAL DATA HIGHLIGHTS

FOR THE PERIOD JULY 1, 2012 (COMMENCEMENT OF OPERATIONS) TO DECEMBER 31, 2012

Class DS*
Per Unit Operating Performance:

Net asset value at time of offer	$1.0000

Net realized and net change in unrealized trading profit (loss)	(0.0593)
Brokerage commissions	(0.0030)
Interest income, net (c)	(0.0000)
Expenses	(0.0140)

Net asset value, end of year	$0.9237

Total Return: (a)

Total return before Performance fees	-7.66%
Performance fees	-0.03%
Total return after Performance fees	-7.69%

Ratios to Average Member’s Capital:

Expenses (excluding Performance fees) (b)	2.90%
Performance fees	0.00%
Expenses (including Performance fees)	2.90%

Net investment income (loss) (excluding Performance fees)	-2.89%
Performance fees	0.00%
Net investment income (loss) (including Performance fees)	-2.89%

(a) The total return is based on compounded monthly returns and is calculated for each class taken as a whole. An individual members’ return may vary from these returns based on timing of capital transactions.

(b) The expense ratios do not include brokerage commissions.

(c) Interest income, net is less than $0.0001 per Unit.

*Units issued on July 1, 2012. The ratios to average members’ capital have been annualized. The performance fee ratio and total return have not been annualized.

See notes to financial statements.

LYNX FUTURESACCESS LLC

(A Delaware Limited Liability Company)

NOTES TO FINANCIAL STATEMENTS

1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Lynx FuturesAccess LLC (the “Fund”), a FuturesAccessSM  Program  (“FuturesAccess”) fund, which is an investment company as defined by Accounting Standards Codification (“ASC”) guidance, was organized under the Delaware Limited Liability Company Act on May 31, 2012 and commenced trading activities on July 1, 2012. The Fund engages in the speculative trading of futures on a wide range of commodities. Lynx Asset Management AB (“Lynx” or “Trading Advisor”) is the trading advisor of the Fund. The Trading Advisor trades the Lynx Program (the “Trading Program”) for the Fund.

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

As of December 31, 2014, the Fund offers two Classes of Units:  Class DS and Class DT.  Each Class of Units is offered at the Net Asset Value per Unit. Class DT is solely for investments made by ML Trend-Following Futures Fund L.P. and Class DS is solely for investments made by Systematic Momentum FuturesAccess LLC, which are FuturesAccess funds of funds.

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

The Fund follows the ASC guidance on accounting for uncertainty in income taxes.  This guidance provides how uncertain tax positions should be recognized, measured, presented and disclosed in the financial statements.  This guidance also requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Fund’s financial statements to determine whether the tax positions are “more-likely-than-not” to be sustained by the applicable tax authority.  Tax positions with respect to tax at the Fund level not deemed to meet the “more-likely-than-not” threshold would be recorded as a tax benefit or expense in the current year.  A prospective investor should be aware that, among other things, income taxes could have a material adverse effect on the periodic calculations of the net asset value of the Fund, including reducing the net asset value of the Fund to reflect reserves for income taxes, such as foreign withholding taxes, that may be payable by the Fund. This could cause benefits or detriments to certain investors, depending upon the timing of their entry and exit from the Fund. MLAI has analyzed the Fund’s tax positions and has concluded that no provision for income tax is required in the Fund’s financial statements. The following is the major tax jurisdiction for the Fund and the earliest tax year subject to examination: United States — 2012.

Distributions

Each member is entitled to receive, equally per Unit, any distributions which may be made by the Fund.  No such distributions have been declared for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012.

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

2.            CONDENSED SCHEDULES OF INVESTMENTS

The Fund’s investments, defined as unrealized profit (loss) on open contracts on the Statements of Financial Condition, as of December 31, 2014 and 2013 are as follows:

December 31, 2014

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	125	$(105,492)	-0.24%	(188)	$103,636	0.23%	$(1,856)	-0.01%	February 2015 - December 2015
Currencies	43	(6,710)	-0.01%	(491)	873,695	1.95%	866,985	1.94%	March 2015
Energy	9	(54,529)	-0.12%	(124)	519,164	1.16%	464,635	1.04%	January 2015 - May 2015
Interest rates	1,050	360,423	0.81%	(340)	(28,285)	-0.06%	332,138	0.75%	March 2015 - December 2016
Metals	245	(791,120)	-1.77%	(333)	832,294	1.86%	41,174	0.09%	January 2015 - March 2015
Stock indices	716	269,343	0.60%	(12)	(38,161)	-0.09%	231,182	0.51%	January 2015 - March 2015

Total		$(328,085)	-0.73%		$2,262,343	5.05%	$1,934,258	4.32%

December 31, 2013

	Long Positions			Short Positions			Net Unrealized
Commodity Industry	Number of	Unrealized	Percent of	Number of	Unrealized	Percent of	Profit (Loss)	Percent of
Sector	Contracts/Notional	Profit (Loss)	Members’ Capital	Contracts	Profit (Loss)	Members’ Capital	on Open Positions	Members’ Capital	Maturity Dates

Agriculture	76	$(82,830)	-0.28%	(327)	$189,279	0.64%	$106,449	0.36%	February 2014 - December 2014
Currencies	136	117,606	0.40%	(219)	294,456	0.99%	412,062	1.39%	March 2014
Energy	101	(38,644)	-0.13%	(6)	(9,050)	-0.03%	(47,694)	-0.16%	January 2014 - May 2014
Interest rates	369	(104,553)	-0.35%	(219)	75,671	0.25%	(28,882)	-0.10%	March 2014 - December 2015
Metals	183	227,942	0.77%	(221)	(130,207)	-0.44%	97,735	0.33%	January 2014 - March 2014
Stock indices	681	1,935,831	6.51%	—	—	0.00%	1,935,831	6.51%	January 2014 - March 2014

Total		$2,055,352	6.92%		$420,149	1.41%	$2,475,501	8.33%

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

The Fund’s unrealized profit (loss) on open forwards and futures contracts, by the above fair value hierarchy levels, as of December 31, 2014 and 2013 are as follows:

2014

Net unrealized profit (loss) on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$3,425,156	$2,808,660	$616,496	$—
Forwards	—	—	—	—
	$3,425,156	$2,808,660	$616,496	$—

Liabilities
Futures	$1,490,898	$690,808	$800,090	$—
Forwards	—	—	—	—
	$1,490,898	$690,808	$800,090	$—

December 31, 2014	$1,934,258	$2,117,852	$(183,594)	$—

2013

Net unrealized profit (loss) on open contracts	Total	Level I	Level II	Level III

Assets
Futures	$3,224,948	$2,812,632	$412,316	$—
Forwards	—	—	—	—
	$3,224,948	$2,812,632	$412,316	$—

Liabilities
Futures	$749,447	$363,805	$385,642	$—
Forwards	—	—	—	—
	$749,447	$363,805	$385,642	$—

December 31, 2013	$2,475,501	$2,448,827	$26,674	$—

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

The following table indicates the trading profits and losses, before brokerage commissions, by type/commodity industry sector, on derivative instruments for the years ended December 31, 2014 and 2013 and for the period July 1, 2012 (commencement of operations) to December 31, 2012:

Commodity Industry	December 31, 2014	December 31, 2013	December 31, 2012
Sector	Profit (loss) from trading, net	Profit (loss) from trading, net	Profit (loss) from trading, net

Agriculture	$1,345,689	$624,520	$291,355
Currencies	5,584,664	(722,644)	(1,411,931)
Energy	2,776,483	(2,773,578)	(1,336,578)
Interest rates	5,672,098	(3,362,910)	(1,158,786)
Metals	(654,673)	306,974	(1,622,905)
Stock indices	(55,471)	10,145,171	1,412,108

Total	$14,668,790	$4,217,533	$(3,826,737)

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

4.              RELATED PARTY TRANSACTIONS

MLAI and the Fund entered into a transfer agency and investor services agreement with Financial Data Services, Inc. (the “Transfer Agent”), a wholly-owned subsidiary of BAC and affiliate of MLAI. The Transfer Agent provides registrar, distribution disbursing agent, transfer agent and certain other services related to the issuance, redemption, exchange and transfer of Units. The fees charged by the Transfer Agent for its services are based on the aggregate net assets of funds managed or sponsored by MLAI. The fee rate ranges from 0.016% to 0.02% per year of the aggregate net assets managed or sponsored by MLAI. During the year ended December 31, 2014, the rate ranged from 0.018% to 0.02%. The fee is payable monthly in arrears. MLAI allocates the Transfer Agent fees to each of the managed or sponsored funds, including the Fund, on a monthly basis based on each fund’s net assets. The Transfer Agent fee allocated to the Fund for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012 amounted to $7,977, $7,376 and $6,576, respectively, of which $1,852 and $1,082 was payable to the Transfer Agent as of December 31, 2014 and 2013, respectively.

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

The Fund pays brokerage commissions on actual cost per round-turn.  The average round-turn commission rate charged to the Fund for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012 was approximately $3.99, $3.86 and $4.14, respectively.

Brokerage Commissions, Interest and Management fees, as presented on the Statements of Operations, are all received from or paid to related parties. Equity in commodity trading accounts, including cash and Unrealized profit/loss, as presented on the Statements of Financial Condition are held with a related party.

5.              ADVISORY AGREEMENT

The Fund, MLAI and the Trading Advisor have entered into an advisory agreement. This agreement shall continue in effect until June 30, 2015.  Thereafter, this agreement shall be automatically renewed for successive six month periods, on the same terms, unless terminated at any time by either the Trading Advisor or the Fund upon 90 days written notice to the other party.  The Trading Advisor determines the commodity futures, options on futures and forward contract trades to be made on behalf of their respective Fund accounts, subject to certain trading policies and to certain rights reserved by MLAI.

The Fund pays the Trading Advisor annual management fees of 1% of the aggregate net asset value of the Fund allocated to it after reduction for the brokerage commissions accrued with respect to such assets for Class DS and Class DT. The Fund also pays MLAI a 1% per annum management fee in respect of Class DS.

Performance fees paid by the Fund are calculated as 20% of any New Trading Profit, as defined in the private placement memorandum, and are recognized by the Trading Advisor as of the end of each calendar year.  Performance fees are also paid out in respect of Units redeemed as of the end of interim months, to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

6.              WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding for each Class is computed for purposes of disclosing net income (loss) per weighted average Unit.  The weighted average number of Units outstanding, for each Class, for the years ended December 31, 2014 and 2013 and for the period ended December 31, 2012 equals the Units outstanding as of such date, adjusted proportionately for Units sold or redeemed based on the respective length of time each was outstanding during the year/period.

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

8.     SUBSEQUENT EVENTS

Management has evaluated the impact of subsequent events on the Fund through March 20, 2015, the date the financial statements were available to be issued, and has determined that there were no subsequent events that require adjustments to, or disclosure in, the financial statements.

*     *     *     *     *     *     *     *     *     *      *

To the best of the knowledge and belief of the

undersigned, the information contained in this

report is accurate and complete.

/s/Barbra E. Kocsis
Barbra E. Kocsis
Chief Financial Officer
Merrill Lynch Alternative Investments LLC
Sponsor of
Lynx FuturesAccess LLC